THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF CITYSCAPE FINANCIAL CORP. AND CITYSCAPE CORP. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED BY THE DEBTORS UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT.

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

____________________________________x
                                    :
In re:                              :    Chapter 11
                                    :
CITYSCAPE FINANCIAL CORP.,          :    Case Nos. 98-13-22569 (ASH)
and CITYSCAPE CORP.,                :    and 98-B-22570 (ASH)
                                    :    Jointly Administered
                                    :
                   Debtors.         :
                                    :
____________________________________x

                     DEBTORS' FIRST AMENDED JOINT DISCLOSURE
                       STATEMENT PURSUANT TO SECTION 1125
                             OF THE BANKRUPTCY CODE

Dated: March 26,1999
                                         LATHAM & WATKINS
                                         885 Third Avenue
                                         New York, New York 10022
                                         (212) 906-1200
                                         Robert J. Rosenberg (RJR 9585)
                                         A. Brent Truitt (ABT 3799)
                                         Rachael Fink (RF 3321)

                                         Attorneys for Cityscape Financial Corp.
                                         and Cityscape Corp.
                                         Debtors and Debtors-in-Possession

IMPORTANT: THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE DEBTORS' PROPOSED FIRST AMENDED JOINT PLAN OF REORGANIZATION. PLEASE READ THIS DOCUMENT WITH CARE.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

I. INTRODUCTION ..............................................................3

II. PLAN SUMMARY AND KEY CONSIDERATIONS ......................................5
      A. Plan Summary ........................................................5
      B. Recommendation .....................................................10
      C. Certain Risk Factors ...............................................10
      D. Voting Instructions ................................................11

III. GENERAL INFORMATION ....................................................13
      A. The Debtors ........................................................13
      B. Events Leading to the Chapter 11 Filing ............................14
      C. Significant Events During the Chapter 11 Cases .....................16

IV. THE PLAN OF REORGANIZATION ..............................................22
      A. Overview of the Plan ...............................................22
      B. Treatment of Claims and Interests Under the Plan ...................25
      C. Waiver of Conditions to Confirmation and Effective Date ............34
      D. The Reorganized Company ............................................35
      E. Issuance of New Common Stock .......................................37
      F. Distributions Under the Plan .......................................39
      G. General Information Concerning the Plan ............................44

V. CONFIRMATION AND CONSUMMATION PROCEDURES .................................50
      A. Solicitation of Acceptances ........................................50
      B. Confirmation Hearing ...............................................51
      C. Confirmation .......................................................51
      D. Consummation .......................................................55
      E. Conditions to Effective Date .......................................55

VI. CERTAIN RISK FACTORS ....................................................56
      A. Risks Relating to the Projections ..................................56
      B. Assumptions Regarding Value of Cityscape's and CSC's Assets ........56
      C. Business and Competition ...........................................56
      D. Nature of Mortgages ................................................57
      E. Environmental Risks ................................................58
      F. Certain Other Legal Considerations Regarding Loans .................58
      G. Sale of CSC-UK .....................................................59
      H. Certain Federal Income Tax Considerations; Reduction and
            Limitation of Corporate Tax Benefits ............................59
      I. Certain Risks of Non-Confirmation ..................................59
      J. Government Regulations .............................................60
      K. Restrictions on Resale of New Common Stock of the Reorganized
            Company .........................................................60
      L. Lack of Trading Market; Volatility .................................60
      M. Possible Dilution of New Common Stock ..............................60
      N. Assumption Regarding Business of the Reorganized Company ...........61

                                                                           Page
                                                                           ----

VII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS ..............................61

VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN .............67
      A. Alternative Chapter 11 Plans .......................................67
      B. Liquidation Under Chapter 7 ........................................67

IX. CONCLUSION AND RECOMMENDATION ...........................................68

                                    EXHIBITS

                                                                            Page

Exhibit A   First Amended Joint Plan of Reorganization of Cityscape
            Financial Corp. and Cityscape Corp. Under Chapter 11 of
            the Bankruptcy Code ............................................A-1

Exhibit B   Examiner Report Pursuant to Order of October 20, 1998 ..........B-1

Exhibit C   Unaudited Proforma Consolidated Balance Sheet and
            Projected Financial Information ................................C-1

Exhibit D   Liquidation Analysis ...........................................D-1

I.    INTRODUCTION

      On October 6, 1998, Cityscape Financial Corp. ("Cityscape") and Cityscape Corp. ("CSC" together with Cityscape, the "Debtors") filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Debtors hereby submit this First Amended Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code (the "Disclosure Statement") in connection with their solicitation of acceptances of their First Amended Joint Plan of Reorganization (the "Plan"), a copy of which is annexed hereto as Exhibit A. The purpose of this Disclosure Statement, in accordance with the requirements of Section 1125 of the Bankruptcy Code, is to provide "adequate information" concerning the Plan, of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of holders of the classes of claims or interests being solicited, to make an informed judgment whether to accept or reject the Plan. This Disclosure Statement should be read in conjunction with the Plan and the other exhibits to this Disclosure Statement and to the Plan.

      The Plan is being distributed, with Ballots, to holders of Claims in Classes 4, 4a, 5, 5a, 6 and 6a, the Classes of Claims that are Impaired and entitled to vote under the Plan, in order to solicit their acceptance of the Plan. Holders of Claims in Classes 1, 2a et seq. and 3 are deemed to have accepted the Plan because their respective Claims are not Impaired, and such Holders are therefore not entitled to vote on the Plan. Accordingly, the votes of Holders of Claims in such Classes are not being solicited. For a description of the Classes of Claims and Interests and their treatment under the Plan, see
Section IV, "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan."

      The Debtors are seeking the acceptance of the Plan by Holders of Claims in Classes 4, 4a, 5, 5a, 6 and 6a. The Debtors have prepared this Disclosure Statement in connection with their solicitation of acceptances of the Plan. The Bankruptcy Court has entered an order dated ____ ___, 1999 approving this Disclosure Statement as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of each of the holders of Classes of Claims being solicited, to make an informed judgment whether to accept the Plan. Such approval by the Bankruptcy Court does not constitute a recommendation of the Plan by the Bankruptcy Court.

      Section 1129(a) of the Bankruptcy Code allows the Bankruptcy Court to confirm a plan if certain conditions have been met and if each class of claims and interests that is impaired under the plan has voted to accept the plan. Under Section 1126(c) of the Bankruptcy Code, a class of claims has accepted a plan if such plan has been accepted by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such class held by creditors that have voted to accept or reject such plan, excluding holders whose acceptances or rejections were found not to be in good faith. Under Section 1126(d) of the Bankruptcy Code, a class of equity interests has accepted a plan if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class held by holders of such interests that have voted to accept or reject such plan, excluding holders whose acceptances or rejections were found not to be in good faith.

      Under the Bankruptcy Code, only those Claims, the holders of which vote to accept or reject the Plan, will be counted for purposes of determining acceptance or rejection by any Impaired Class of Claims. Therefore, the Plan could be approved by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in total dollar amount and one-half in total number of such Claims. However, even if the Holders of all Claims in Classes Impaired and entitled to vote under the Plan accept or are deemed to have accepted the Plan, the Plan is subject to certain requirements under the Bankruptcy Code and might not be confirmed by the Bankruptcy Court. Any voting class that fails to accept the Plan will be deemed to have rejected the Plan.

      Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan notwithstanding the non-acceptance of such plan by one or more of the classes of claims or interests impaired thereunder if (i) at least one impaired class of claims accepts the plan (such acceptance to be determined without giving effect to any acceptances of "insiders," as such term is defined in Section 101 of the Bankruptcy Code) and (ii) the Bankruptcy Court finds that, with respect to the non-accepting class or classes, the plan does not discriminate unfairly and is fair and equitable. The Debtors reserve the right to seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code if any class of Claims entitled to vote on the Plan votes to reject the Plan.

      The Debtors are soliciting votes for the acceptance of the Plan from the Holders of Claims in Classes 4, 4a, 5, 5a, 6 and 6a. The Debtors believe that the Plan provides the best possible result for all Holders of Claims. The Debtors believe further that, under the Plan, Holders of Claims will receive a greater recovery than such Holders would receive if the Debtors' chapter 11 cases were converted to cases under chapter 7 of the Bankruptcy Code or if the Debtors' assets were sold incident to a chapter 11 plan.

      All capitalized terms contained in this Disclosure Statement shall, unless otherwise defined herein, have the meanings ascribed to such capitalized terms in the Plan.

                              IMPORTANT INFORMATION

      TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED BY 5:00 P.M. NEW YORK CITY TIME, ON [____ ___,] 1999. BALLOTS SHOULD BE MAILED OR DELIVERED TO: CITYSCAPE FINANCIAL CORP. AND CITYSCAPE CORP., C/O [___].

      THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RESULT FOR ALL HOLDERS OF CLAIMS AND INTERESTS.

      THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OF OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

      THIS DISCLOSURE STATEMENT IS PROVIDED FOR USE SOLELY BY HOLDERS OF CLAIMS AND INTERESTS, AND THEIR ADVISORS, IN CONNECTION WITH THEIR DETERMINATION TO ACCEPT OR REJECT THE PLAN.

      NONE OF THE NEW COMMON STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH HIS, HER OR ITS OWN LEGAL, BUSINESS, FINANCIAL AND/OR TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THE SUMMARY OF THE PLAN CONTAINED HEREIN DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF THE PLAN, WHICH IS ATTACHED HERETO AS EXHIBIT A.

II.   PLAN SUMMARY AND KEY CONSIDERATIONS.

      The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Disclosure Statement, to the Plan and to the exhibits to this Disclosure Statement and to the Plan. This summary does not purport to be complete and should not be relied upon for voting purposes. A more complete description of the Plan is provided in Section IV, "THE PLAN OF REORGANIZATION."

      All Holders of Claims whose votes are being solicited are hereby advised and encouraged to read this Disclosure Statement, the Plan and the exhibits to this Disclosure Statement and to the Plan in their entirety before voting to accept or reject the Plan.

A.    Plan Summary

      As described more fully below, the Plan provides for substantive consolidation of the assets of Cityscape and CSC and for distributions to creditors as summarized below. Estimated recoveries are based upon (i) principal of and accrued and unpaid interest on Old Senior Notes and Old Subordinated Debentures as of the Petition Date, and (ii) an estimated, aggregate amount of Allowed Claims in Classes 5 and 5a of $10,000,000.

--------------------------------------------------------------------------------
                                                                       Estimated
Class           Description                    Treatment               Recovery
-----           -----------                    ---------               --------
--------------------------------------------------------------------------------
N/A     Administrative Claims        Each Holder will be paid Cash      100%
        (Unclassified)               equal to the full amount of its
                                     Claim on, or as soon as
                                     practicable after, the later of
                                     the Effective Date and the day
                                     on which such Claim becomes an
                                     Allowed Claim, unless (i) the
                                     Holder and the Debtors or the
                                     Reorganized Company agree to
                                     other treatment, or (ii) an
                                     order of the Bankruptcy Court
                                     provides for other terms.
--------------------------------------------------------------------------------
N/A     Priority Tax Claims          Each Holder will receive, at the   100%
        (Unclassified)               sole option of the Reorganized
                                     Company (i) Cash equal to the
                                     unpaid portion of such Holder's
                                     Claim, or (ii) equal quarterly
                                     cash payments in an aggregate
                                     amount equal to such Claim,
                                     together with interest at a
                                     fixed annual rate to be
                                     determined by the Bankruptcy
                                     Court or otherwise agreed to by
                                     the Holder and the Reorganized
                                     Company over a period through
                                     the sixth anniversary of the
                                     date of assessment of such
                                     Claim, or upon other terms
                                     approved by the Bankruptcy
                                     Court.
--------------------------------------------------------------------------------
1       Bank Claims                  Unimpaired. To the extent there    100%
                                     are any Allowed Bank Claims as
                                     of the Effective Date, each
                                     Holder of an Allowed Bank Claim
                                     will be paid in full in Cash on
                                     the Effective Date. Class 1 is
                                     Unimpaired and, accordingly, is
                                     not entitled to vote on the
                                     Plan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                       Estimated
Class           Description                    Treatment               Recovery
-----           -----------                    ---------               --------
--------------------------------------------------------------------------------
2a et   Other Secured Claims         Unimpaired. Either (i) the Claim   100%
seq.    (other than Secured          will be left unaltered, (ii) any
        Claims in Class 1)           default with respect thereto
                                     (other than a default of a kind
                                     specified in Section 365(b)(2)
                                     of the Bankruptcy Code) will be
                                     cured, the maturity thereof will
                                     be reinstated and the Holder
                                     thereof will be compensated for
                                     any damages, or (iii) the Claim
                                     will receive such other
                                     treatment to which the Holder
                                     consents. Class 2a et seq. is
                                     Unimpaired and, accordingly, is
                                     not entitled to vote on the
                                     Plan.
--------------------------------------------------------------------------------
3       Priority Claims              Unimpaired. Each Holder will       100%
                                     receive cash equal to the amount
                                     of such Claim, or such other
                                     treatment, as determined by the
                                     Bankruptcy Court, required to
                                     render such Claim Unimpaired.
                                     Class 3 is Unimpaired and,
                                     accordingly, is not entitled to
                                     vote on the Plan.
--------------------------------------------------------------------------------
4 and   Senior Note Claims           Impaired. Each Holder of an        18.9%
4a      and Small Senior Note        Allowed Class 4 Claim will
        Claims                       receive a Pro Rata portion of
                                     6,288,564 shares of New Common
                                     Stock (i.e., one share of New
                                     Common Stock for every $52.88 in
                                     principal of and accrued
                                     interest on such Holder's Old
                                     Senior Notes). Each Holder of a
                                     Class 4a Claim (i.e., Claims
                                     represented by Old Senior Notes
                                     of a principal amount of $5,000
                                     or less) will receive Cash in an
                                     amount equal to (i) $10.00,
                                     multiplied by (ii) the number of
                                     shares of New Common Stock that
                                     such Holder would have been
                                     entitled to receive as a Holder
                                     of an Allowed Class 4 Claim;
                                     provided, however, that any
                                     Holder of a Class 4a Claim may
                                     elect on a Ballot or otherwise
                                     in writing to receive the
                                     treatment afforded by Class 4
                                     (i.e., New Common Stock) rather
                                     than Class 4a (i.e., Cash).
                                     Class 4 and Class 4a are
                                     Impaired and, accordingly,
                                     Holders of such Claims will be
                                     entitled to vote on the Plan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                       Estimated
Class           Description                    Treatment               Recovery
-----           -----------                    ---------               --------
--------------------------------------------------------------------------------
5 and   General Unsecured Claims     Impaired. Each Holder of an        14.2%
5a      and Small Unsecured          Allowed Class 5 Claim will
        Claims                       receive on account of such
                                     Allowed Claim one share of New
                                     Common Stock for every $70.47 of
                                     such Holder's Allowed Claim.
                                     Each Holder of an Allowed Class
                                     5a Claim (i.e., General
                                     Unsecured Claims of $8,000 or
                                     less) will receive Cash in an
                                     amount equal to (i) $10.00,
                                     multiplied by (ii) the number of
                                     shares of New Common Stock that
                                     such Holder would have been
                                     entitled to receive as a Holder
                                     of an Allowed Class 5 Claim;
                                     provided, however, that any
                                     Holder of a Class 5a Claim may
                                     elect on a Ballot or otherwise
                                     in writing to receive the
                                     treatment afforded by Class 5
                                     (i.e., New Common Stock) rather
                                     than Class 5a (i.e., Cash).
                                     Class 5 and Class 5a are
                                     Impaired and, accordingly,
                                     Holders of such Claims will be
                                     entitled to vote on the Plan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                       Estimated
Class           Description                    Treatment               Recovery
-----           -----------                    ---------               --------
--------------------------------------------------------------------------------
6 and   Subordinated Debenture       Impaired. Each Holder of an        2.7%
  6a    Claims and Small             Allowed Class 6 Claim will
        Subordinated Debenture       receive a Pro Rata portion of
        Claims                       369,524 shares of New Common
                                     Stock (i.e., one share of New
                                     Common Stock for every $369.82
                                     in principal of and accrued
                                     interest on such Holder's Old
                                     Subordinated Debentures);
                                     provided, however, that if Class
                                     6 and Class 6a do not accept the
                                     Plan, no New Common Stock (or
                                     any other property) will be
                                     distributed to Holders of
                                     Allowed Class 6 Claims and any
                                     New Common Stock that would have
                                     been distributed to the Holders
                                     of Class 6 Claims will be
                                     distributed Pro Rata to the
                                     Holders of Class 4 Claims. Each
                                     Holder of an Allowed Class 6a
                                     Claim (i.e., Claims represented
                                     by Old Subordinated Debentures
                                     of a principal amount of $50,000
                                     or less) will receive Cash in an
                                     amount equal to (i) $10.00,
                                     multiplied by (ii) the number of
                                     shares of New Common Stock that
                                     such Holder would have been
                                     entitled to receive as a Holder
                                     of an Allowed Class 6 Claim;
                                     provided, however, that (i) any
                                     Holder of a Class 6a Claim may
                                     elect on a Ballot or otherwise
                                     in writing to receive the
                                     treatment afforded by Class 6
                                     (i.e., New Common Stock) rather
                                     than Class 6a (i.e., Cash), and
                                     (ii) if Class 6 and Class 6a do
                                     not accept the Plan, no Cash (or
                                     any other property) will be
                                     distributed to Holders of
                                     Allowed Class 6a Claims. Class 6
                                     and Class 6a are Impaired and,
                                     accordingly, Holders of such
                                     Claims will be entitled to vote
                                     on the Plan.
--------------------------------------------------------------------------------
7       Old Debt Securities          Impaired. Holders will not         0%
        Claims                       receive or retain any interest
                                     or property under the Plan and
                                     are, therefore, deemed to have
                                     rejected the Plan. Accordingly,
                                     Class 7 will not be entitled to
                                     vote on the Plan.
--------------------------------------------------------------------------------
8       Interests of Holders         Impaired. Holders will not         0%
        of Old Series A              receive or retain any interest
        Preferred Stock              or property under the Plan and
                                     are, therefore, deemed to have
                                     rejected the Plan. Accordingly,
                                     Class 8 will not be entitled to
                                     vote on the Plan.
--------------------------------------------------------------------------------
9       Old Series A Preferred       Impaired. Holders will not         0%
        Stock Securities Claims      receive or retain any interest
                                     or property under the Plan and
                                     are, therefore, deemed to have
                                     rejected the Plan. Accordingly,
                                     Class 9 will not be entitled to
                                     vote on the Plan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                       Estimated
Class           Description                    Treatment               Recovery
-----           -----------                    ---------               --------
--------------------------------------------------------------------------------
10      Interests of Holders of      Impaired. Holders will not receive  0%
        Old Series B Preferred       or retain Plan and are,
        Stock                        therefore, deemed to have any
                                     interest or property under the
                                     rejected the Plan. Accordingly,
                                     Class 10 will not be entitled to
                                     vote on the Plan.
--------------------------------------------------------------------------------
11      Old Series B Preferred       Impaired. Holders will not         0%
        Stock Securities Claims      receive or retain any interest
                                     or property under the Plan and
                                     are, therefore, deemed to have
                                     rejected the Plan. Accordingly,
                                     Class 11 will not be entitled to
                                     vote on the Plan.
--------------------------------------------------------------------------------
12      Interests of Holders of      Impaired. Holders will not         0%
        Old Cityscape Common         receive or retain any interest
        Stock                        or property under the Plan and
                                     are, therefore, deemed to have
                                     rejected the Plan. Accordingly,
                                     Class 12 will not be entitled to
                                     vote on the Plan.
--------------------------------------------------------------------------------
13      Interests of Holders of      Impaired. Holders will not         0%
        Old Stock Rights in          receive or retain any interest
        Cityscape and all Claims     or property under the Plan and
        Arising Out of Such Old      are, therefore, deemed to have
        Stock Rights                 rejected the Plan. Accordingly,
                                     Class 13 will not be entitled to
                                     vote on the Plan.
--------------------------------------------------------------------------------
14      Old Cityscape Common Stock   Impaired. Holders will not         0%
        and Old Warrant Securities   receive or retain any interest
        Claims                       or property under the Plan and
                                     are, therefore, deemed to have
                                     rejected the Plan. Accordingly,
                                     Class 14 will not be entitled to
                                     vote on the Plan.
--------------------------------------------------------------------------------

Other Terms of the Plan

      The Plan provides for certain releases by the Debtors of claims against various parties (including the Debtors' officers and directors) which claims relate in any way to Cityscape, CSC, the Company's trust indentures, the CIT Facility (defined below), the Greenwich Facility (defined below), the DIP Facilities (defined below), the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement. The Plan also provides for releases of such claims by Holders of Class 4, 4a, 6 and 6a Claims provided that such Classes vote to accept the Plan.

      It is anticipated that the Board of Directors of Reorganized Cityscape will consist of one to ten members. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that the members of the Board of Directors will include D. Richard Thompson, Mark Lasry and Mark A. Neporent. Mr. Thompson is a principal of Moulton (defined below) which is currently providing consulting services to the Debtors, and a principal of Aegis Mortgage Corporation, a mortgage banking firm headquartered in Houston, Texas. Mr. Lasry is executive vice president at New York-based Amroc Investments. Mr. Neporent is a former partner of the law firm of Schulte Roth & Zabel LLP ("Schulte Roth") and is currently the Chief Operating Officer of Cerberus Capital Management L.P. Schulte Roth has represented and continues to represent, Cerberus Partners, L.P., a member of the Unofficial Senior Noteholders' Committee, in various matters. The Debtors have been advised that Mr. Thompson has performed services on behalf of Cerberus Partners, L.P. pursuant to a contractual relationship between the parties. It is anticipated that the Board of Directors of Reorganized CSC will consist of no less than one member. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that the members will be the same as the members of Reorganized Cityscape's Board of Directors.

      The Debtors presently intend to seek to consummate the Plan and to cause the Effective Date to occur on or about May 31, 1999. There can be no assurance, however, as to when the Effective Date actually will occur Procedures for the distribution of securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders and that could affect the amount of distributions ultimately received by such Holders, are described in Section IV.F, "THE PLAN OF REORGANIZATION -- Distributions Under the Plan."

      Except as set forth in this paragraph, none of the Directors, executive officers or affiliates of the Debtors or holders of 5% or more of the Old Cityscape Common Stock, to the knowledge of the Company, hold any Old Senior Notes, Old Subordinated Debentures or Old Cityscape Preferred Stock.

      In making investment decisions, Holders of Claims in Classes 4, 4a, 5, 5a, 6 and 6a must rely on their own examination of the Debtors and the terms of the reorganization, including the merits and risks involved. Each Holder in a Solicited Class should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this Disclosure Statement, the Plan and the transactions contemplated hereby and thereby.

B.    Recommendation

      The Debtors and the Unofficial Committees strongly recommend that each entity entitled to vote on the Plan vote to accept the Plan.

      The Debtors and the Unofficial Committees believe that:

      1. the Plan provides the best possible result for the Holders of Claims and Interests;

      2. with respect to each Impaired Class of Claims and Interests, the distributions under the Plan are the same as or greater than the amounts that would be received if the Debtors were liquidated under chapter 7 of the Bankruptcy Code; and

      3. acceptance of the Plan is in the best interests of the Holders of Claims and Interests.

C.    Certain Risk Factors

      Prior to deciding whether to vote in favor of the Plan, Holders of Claims in the Solicited Classes should consider carefully all of the information contained in this Disclosure Statement, especially the factors mentioned in the following paragraph and more fully described in Section VI "CERTAIN RISK FACTORS."

      Holders should consider that: (i) the projections contained herein (in Exhibit C) are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant risks that could cause actual results to differ materially from those projected; (ii) upon consummation of the Plan and the transactions contemplated thereby, the financial conditions and operating results of the Reorganized Company may not be comparable to that reflected in the Debtors' historical financial statements; (iii) the Debtors' loan origination, purchasing and sale operations, if and when recommenced, and servicing operations, if continued, are subject to substantial competition from a variety of national, regional and local companies, some of which have substantially greater financial resources than the Debtors; (ix) the Debtors' loan origination, purchasing and sale operations, if and when recommenced, and servicing operations, if continued, are subject to changes in interest rates, national, regional and local economic conditions and demographic trends; (v) there is no existing market for the New Common Stock and no assurance that one will develop following the reorganization; (vi) the Debtors are highly regulated in each state in which they do business and there can be no assurance that they will be allowed to continue to do business in all such states; (vii) there are various factors that could adversely affect the value of the properties securing the mortgages held by the Debtors or held by the securitization trusts in which the Debtors hold residual interests including various environmental risks; (viii) the sale of the UK operations (described below) did not include the assumption of all liabilities and, therefore, there may be claims asserted against the Debtors in the future arising out of the former UK operations; and (ix) the value of distributions to Holders of Allowed Class 4, 4a, 5, 5a, 6 and 6a Claims estimated herein could be diluted if more than $10,000,000 Class 5 and 5a Claims are ultimately Allowed by the Bankruptcy Court.

D.    Voting Instructions

      The Debtors are seeking the acceptance of the Plan by holders of Senior Note Claims (Class 4), General Unsecured Claims (Class 5) and Subordinated Debenture Claims (Class 6).

      A Ballot (Senior Note Claims -- [blue] ballot; General Unsecured Claims -- [pink] ballot; Subordinated Debenture Claims -- [gray] ballot), to be used to accept or reject the Plan has been enclosed with all copies of this Disclosure Statement mailed to Holders of Claims whose Claims are Impaired by provisions of the Plan and who are entitled to vote on the Plan. Accordingly, this Disclosure Statement (and the exhibits hereto), together with the accompanying Ballot and the related materials delivered together herewith, are being furnished to Holders of Senior Note Claims, General Unsecured Claims and Subordinated Debenture Claims and may not be relied upon or used for any purpose other than to determine whether or not to vote to accept or reject the Plan. Notwithstanding the foregoing, any Claim that is the subject of an objection filed on or before the Voting Deadline (defined below), which Claim has not been determined or estimated for voting purposes by the Bankruptcy Court shall be disallowed, for voting purposes, except to the extent and in the manner that the Debtors indicate in their objection the Claim should be allowed for voting or other purposes.

      Ballots with respect to the Plan will be accepted by the Debtors until 5:00 p.m., New York City Time, on ____ __, 1999 (the "Voting Deadline"). Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court pursuant to Bankruptcy Rule 3018, Ballots that are received after the Voting Deadline will not be accepted or used by the Debtors in connection with the Debtors' request for confirmation of the Plan.

      The Debtors have retained [_____] as their voting and tabulation agent in connection with the Plan (the "Voting Agent").

      Consistent with the provisions of Rule 3018 of the Bankruptcy Rules, the Debtors have fixed the Voting Record Date (the close of business, New York City Time, on ____ _, 1999) as the time and date for the determination of Holders of record of Claims in Classes 4, 4a, 6 and 6a who are entitled to vote on the Plan. If the Holder of record of any Claim is not also the beneficial owner of such Claim or Interest, the vote to accept or reject the Plan must be cast by the beneficial owner of such Claim of Interest.

      For purposes of voting by Classes 4, 4a, 6 and 6a to accept or reject the Plan, the term "Holder" means a beneficial owner of Old Senior Notes or Old Subordinated Debentures on the Record Date. A "beneficial owner" is the person who enjoys the benefits of ownership of the securities (i.e., has a pecuniary interest in the securities) even though title of the securities may be in another name. The term "Holder" with respect to other Claims and Interests means the person who holds such Claim or Interest in such Person's capacity as the holder of such Claim or Interest. Only beneficial owners (or their authorized signatories) of the Old Senior Notes and the Old Subordinated Debentures (collectively, the "Voting Securities") and Holders of Class 5 and Class 5a Claims as of the Petition Date (or transferees thereof) are eligible to vote on the Plan.

      All votes to accept or reject the Plan must be cast by using a Ballot. Votes which are cast in any manner other than by using a Ballot will not be counted.

      Procedures For Classes 4, 4a, 6 and 6a:

      For purposes of voting to accept or reject the Plan, if you hold Voting Securities in physical certificated form that are registered in your own name, you can vote on the Plan by completing the information requested on the ballot, signing, dating, and indicating your vote on the ballot, and returning the completed original ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline. Any beneficial owner holding Voting Securities in "street name" can vote on the Plan in one of the two following ways:

      If your ballot has already been signed (or "prevalidated") by your nominee (your broker, banker, bank, other nominee or their agent): You can vote on the Plan by completing the information requested on the ballot, indicating your vote on the ballot, and returning the completed original ballot in the enclosed, preaddressed, postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

      If your ballot has NOT been signed (or "prevalidated") by your nominee (broker, bank, other nominee, or their agent): You can vote on the Plan by completing the information requested on the ballot, signing, dating and indicating your vote on the ballot, and returning the completed original ballot to your nominee in sufficient time for your nominee then to forward your vote to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

      With respect to Voting Securities that are bearer securities held through Euroclear (as defined below) or Cedel (as defined below), see the special procedures for such Voting Securities set forth below.

      If you are a brokerage firm, commercial bank, trust company or other nominee which is the registered holder of Voting Securities, please forward a copy of this Disclosure Statement, the appropriate ballot or ballots, and any other enclosed materials to each beneficial owner, AND;

      If you have signed (or "prevalidated") the ballot, the ballot should be completed by the beneficial owner and returned by the beneficial owner directly to the Voting Agent so that such ballot is actually received by the Voting Agent before the Voting Deadline.

      If you have NOT signed (or "prevalidated") the ballot, you must collect the ballot and complete the master ballot, and deliver the completed original master ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

      With respect to Voting Securities that are bearer securities held through Euroclear or Cedel, see the special procedures for such Voting Securities set forth below.

      The Voting Agent will distribute Disclosure Statements, ballots, and other materials to Euroclear and Cedel with a request that such Clearing Systems (as defined below) distribute such materials to the beneficial owners of Voting Securities through the participant firms holding accounts in such Clearing Systems.

      Participants in Euroclear and Cedel should generally follow the procedures set forth in the immediately preceding section ("Brokerage Firms, Banks and Other Nominees") by either "prevalidating" ballots or using master ballots, with two exceptions, as follows:

      (i) The party executing the ballot or master ballot (either the Clearing System participant or the beneficial owner) should send the original signed copy of the ballot, upon execution, by overnight courier and a copy by telecopy to the Voting Agent. However, to be counted for purposes of acceptance or rejection of the Plan the original of the ballot or master ballot (not merely a telecopy thereof) must be actually received by the Voting Agent before the Voting Deadline. The party executing the ballot should retain a copy of the ballot.

      (ii) Each participant in Euroclear and Cedel should also send a custody instruction to Euroclear or Cedel, as applicable, that repeats the substance of the information contained in each executed ballot. Euroclear and Cedel will forward summaries of the substance of such custody instructions to the Voting Agent thus confirming the validity of the signed ballots.

      Clearing Systems should arrange for their respective participants to vote by executing an omnibus proxy, assignment letter form, or similar document, in such participants' favor.

      If your Ballot is damaged or lost, or if you do not receive a Ballot, you may request a replacement by contacting:

      [CONTACT INFORMATION FOR VOTING AGENT TO BE INSERTED]

      General Instructions for Classes 4, 4a, 5, 5a, 6 and 6a:

      After carefully reviewing the Plan, including all exhibits thereto, and this Disclosure Statement and its exhibits, please indicate your vote on the enclosed Ballot and return it in the envelope provided. In voting to accept or reject the Plan, please use only the Ballot sent to you with this Disclosure Statement. Please complete and sign your Ballot in accordance with the instructions set forth on the Ballot and return it in the enclosed envelope.

      Any Ballot received which does not indicate either an acceptance or rejection of the Plan or which indicates both an acceptance and rejection of the Plan shall be deemed to be an acceptance of the Plan.

      This Disclosure Statement has been approved by order of the Bankruptcy Court dated _______ ___, 1999, as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of a holder of a Claim, to make an informed judgment whether to accept or reject the Plan. Approval of this Disclosure Statement by the Bankruptcy Court does not constitute a ruling as to the fairness or merits of the Plan.

      No statements or information concerning the Debtors or the Reorganized Company or any of the assets or the business of the Debtors may be made or should be relied upon, other than as set forth in this Disclosure Statement or as may hereafter be authorized by the Bankruptcy Court. The statements and information about the Debtors in this Disclosure Statement have been prepared by the Debtors.

      The Bankruptcy Court will hold a confirmation hearing at which the Bankruptcy Court will consider objections to confirmation, if any, commencing at __ __.m., New York City Time, on ______ __, 1999, United States Bankruptcy Court, Southern District of New York, 300 Quarropas Street, White Plains, New York 10601 (the "Confirmation Hearing"). The Confirmation Hearing may be adjourned from time to time without notice other than the announcement of an adjourned date at the Confirmation Hearing. Objections to Confirmation of the Plan, if any, must be in writing and served and filed as described in Section V.B, "CONFIRMATION AND CONSUMMATION PROCEDURES -- Confirmation Hearing."

      IN ORDER FOR YOUR BALLOT TO BE COUNTED, YOUR BALLOT MUST BE COMPLETED AS SET FORTH ABOVE AND RECEIVED BY THE VOTING DEADLINE (5:00 P.M., NEW YORK CITY TIME, ON _____ __, 1999). BALLOTS SHOULD BE MAILED TO:

      [______]


OR IF DELIVERED BY COURIER OR BY HAND, TO:

      [______]

      THE FOREGOING IS A SUMMARY. THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO SHOULD BE READ IN THEIR ENTIRETY BY ALL HOLDERS OF CLAIMS IN DETERMINING WHETHER TO ACCEPT OR REJECT THE PLAN.

III.  GENERAL INFORMATION

      The Debtors have prepared this Disclosure Statement in connection with their solicitation of acceptances of the Plan. No statements or information concerning the Debtors or the Reorganized Company or their operations, or with respect to the distributions to be made under the Plan, may be made or should be relied upon other than as set forth in this Disclosure Statement or as may hereafter be authorized by the Bankruptcy Court.

A.    The Debtors

      Cityscape is a consumer finance company that has been engaged in the business of originating, purchasing, selling and servicing mortgage loans secured primarily by one- to four-family residences. Through its wholly-owned subsidiary CSC, Cityscape is licensed or registered to do business in 46 states and the District of Columbia.

      The majority of Cityscape's loans were made to owners of single family residences who used the loan proceeds for such purposes as debt consolidation and financing of home improvements and educational expenditures, among others.

      Cityscape was incorporated under the laws of the state of Delaware in December 1988. CSC, Cityscape's principal operating subsidiary, was incorporated under the laws of the state of New York in 1985. In January 1994, CSC acquired Astrum Funding Corp. ("Astrum") which had operated as a mortgage banker in 11 states. In April 1994, Cityscape acquired all of the capital stock of CSC in an acquisition in which the shareholders of CSC acquired beneficial ownership of approximately 92% of the common stock (the "Old Cityscape Common Stock") of Cityscape (the "CSC Acquisition"). In connection with the CSC Acquisition, the Company changed its name to Cityscape Financial Corp.

      The Debtors' principal executive offices are located at 565 Taxter Road, Elmsford, New York 10523-2300. The Debtors' telephone number is (914) 592-6677.

B.    Events Leading to the Chapter 11 Filing

      In December 1997, the Debtors hired Jay Alix & Associates as their restructuring consultants to review their business operations including immediate liquidity needs. With the assistance of Jay Alix & Associates and the Debtors' other professionals, the Debtors began a number of initiatives and strategic alternatives to improve the Debtors' cash flow and liquidity which had been adversely affected by their inability to issue debt securities and to access the capital markets in general. These initiatives included the disposal of loans through whole loan sales and an increased focus on the Debtors' higher margin product lines. The Debtors also began to implement a restructuring plan that included streamlining and downsizing their operations.

      In order to raise cash to continue funding operations, the Debtors completed the divestiture of certain of their interest-only and residual certificates in January 1998. Additionally, and with the assistance of its advisors, the Debtors negotiated and secured a new revolving credit facility with The CIT Group/Equipment Financing, Inc. (as amended, the "CIT Facility") to finance the origination and purchase of mortgage loans, repay certain indebtedness and, subject to certain limitations, fund other general corporate obligations. The CIT Facility was in addition to a secured "warehouse" credit facility (the "Greenwich Facility") already provided by Greenwich Capital Financial Products, Inc., an affiliate of Greenwich Capital Markets, Inc. (together with any such affiliates, "Greenwich")

      In addition, as a result of liquidity constraints, the Debtors adopted a plan in March 1998 to sell the assets of City Mortgage Corporation Limited ("CSC-UK"), an English Corporation that originated, sold and serviced loans in England, Scotland and Wales. In April 1998, pursuant to an Agreement for the Sale and Purchase of the Business of CSC-UK and its Subsidiaries and the Entire Issued Share Capital of City Mortgage Receivables 7 Plc, dated March 31, 1998 (the "UK Sale Agreement") the Debtors completed the sale to Ocwen Financial Corporation ("Ocwen") and Ocwen Asset Investment Corp. ("Ocwen Asset") of substantially all of the assets, and certain liabilities, of the UK operations of CSC-UK (the "UK Sale"). The sale did not include the assumption by Ocwen of all of CSC-UK's liabilities, and therefore, no assurances can be given that claims will not be made against the Debtors or the Reorganized Company in the future arising out of the former UK operations. Such claims could have a material adverse effect on the Debtors or Reorganized Company's financial condition and results of operations. The UK Sale included the acquisition by Ocwen of CSC-UK's whole loan portfolio and loan origination and servicing businesses for a price of (pound)249.6 million, the acquisition by Ocwen Asset of CSC-UK's securitized loan residuals for a price of (pound)33.7 million and the assumption by Ocwen of (pound)7.2 million of CSC-UK's liabilities. The price paid by Ocwen was subject to adjustment to account for the actual balances on the closing date of the loan portfolio, cash and the assumed liabilities. As a result of the sale, the Debtors received net proceeds at the time of the closing of $83.8 million, net of closing costs and other fees.

      In addition, the Debtors and CSC-UK had included in their net receivables approximately $10 million due from Ocwen under the terms of the UK Sale Agreement. Cityscape and CSC-UK, however, received a letter from Ocwen in which Ocwen took the position that it was owed approximately $21.4 million in connection with the transaction. The Debtors, CSC-UK and Ocwen have reached a proposed settlement of the dispute, which proposed settlement provides for distribution of approximately (pound)3.5 million, which was held back from the purchase price under the U.K. Sale Agreement, as follows: (pound)1.5 million plus interest to Ocwen and (pound)2.0 million to CSC-UK (in addition to (pound)1,744,228.71 already paid by Ocwen to CSC-UK in connection with the settlement of their disputes). [The proposed settlement has been submitted to the Bankruptcy Court for approval.]

      While the foregoing actions might have enhanced the short-term financial position of the Debtors, management concluded that the best alternative for recapitalizing the Debtors over the long-term and maximizing the recovery for creditors and senior equity interest holders was through a prepackaged plan. As a result, the Debtors conducted intensive negotiations with various creditors in an effort to enable the Debtors to restructure their indebtedness through a prepackaged plan.

      In connection with such negotiations, in April and May of 1998, three Holders of the Old Senior Notes, (i) MacKay-Shields Financial Corporation, as investment advisor to various funds, (ii) Cerberus Partners, L.P., and (iii) Franklin Mutual Advisers, Inc., formed an informal group which became the Unofficial Senior Noteholders' Committee. As of the date hereof, Franklin Mutual Advisers, Inc. is no longer a member of the Unofficial Senior Noteholders' Committee. The Unofficial Senior Noteholders' Committee retained Kasowitz, Benson, Torres & Friedman LLP to serve as its special legal counsel. Throughout May 1998, the Debtors engaged in discussions and negotiations with the Unofficial Senior Noteholders' Committee on the terms of a proposed restructuring for the Debtors. The Debtors were assisted in preparing for such discussions and negotiations by Latham & Watkins (its restructuring counsel); Gibson Dunn & Crutcher LLP (its corporate and litigation counsel); Jay Alix & Associates (its consultant); and CIBC Oppenheimer (its financial advisor).

      During the period of negotiations with the Unofficial Senior Noteholders' Committee, the Debtors entered into agreements with members of the Unofficial Senior Noteholders' Committee providing, among other things, that the Debtors would supply the committee and its counsel with confidential information and that the committee members would maintain the confidentiality of such information. Negotiations between the Debtors and the Unofficial Senior Noteholders' Committee culminated in the members' entering into a non-binding letter of intent (the Letter of Intent") that outlined the terms of a plan of reorganization that would be acceptable to the committee. The Debtors disclosed the terms of the Letter of Intent to the public on June 1, 1998.

      Immediately upon entering into the Letter of Intent, the Debtors entered into negotiations concerning the restructuring with representatives of the Old Subordinated Debentures, who formed the Unofficial Subordinated Debentureholders' Committee. The Unofficial Subordinated Debentureholders' Committee consisted of (i) Forest Investment Management, (ii) Bear, Stearns & Co. Inc., (iii) KA Management (now known as Deephaven Market Neutral Trading Limited), (iv) Tamar Securities Inc., (v) Aristeia Capital LLC, (vi) Zazove Associates, LLC, (vii) J. Robbins Securities, LLC, (viii) RAS Securities Corp.,
(ix) D.A. Davidson & Co., (x) Donaldson, Lufkin & Jenrette Securities Corporation, (xi) Mercantile Bank, (xii) Mellon Bank, as trustee for General Motors Employees Domestic Group Pension Trust, and (xiii) Ramat Securities Ltd. As of the date hereof, Zazove Associates, LLC is no longer a member of the Unofficial Subordinated Debentureholders' Committee. The Unofficial Subordinated Debentureholders' Committee retained Kramer Levin Naftalis & Frankel LLP to serve as its special legal counsel. As with the Unofficial Senior Noteholders' Committee, the Debtors entered into agreements with members of the Unofficial Subordinated Debentureholders' Committee providing, among other things, that the Debtors would supply the committee and its counsel with confidential information and that the committee members would maintain the confidentiality of such information.

      After extensive negotiations among various combinations of the Unofficial Subordinated Debentureholders' Committee, the Unofficial Senior Noteholders' Committee and the Debtors, the three parties achieved agreement on the terms of a restructuring for the Debtors which formed the basis for the original plan of reorganization (the "Original Plan"). That agreement was reflected in the Agreement Concerning Voting dated as of July 29, 1998 by and between the Debtors, each member of the Unofficial Senior Noteholders' Committee and each member of the Unofficial Subordinated Debentureholders' Committee which agreement provided for, among other things, the support by the members of such committees for a plan of reorganization embodying the agreed upon terms. The Debtors agreed to reimburse both Unofficial Committees for the reasonable fees and expenses of their respective counsel.

      The Debtors' objective was to recapitalize the Debtors through a prepackaged chapter 11 bankruptcy filing in which all necessary consents would be solicited and received in accordance with applicable law prior to commencing the chapter 11 cases. Accordingly, the Debtors prepared a Solicitation and Disclosure Statement dated August 28, 1998. On August 29, 1998, the Debtors commenced a solicitation of votes on the Original Plan (the "Prepetition Solicitation"). After receiving overwhelming acceptance of the Original Plan by all but one of the classes entitled to vote on the Original Plan, the Debtors filed the reorganization cases and requested that the Court schedule a hearing on confirmation of the Original Plan as soon as possible. The Court granted the relief requested and set a hearing on confirmation of the Original Plan for November 13, 1998 (the "Original Confirmation Hearing"). Although the Debtors and other parties with an economic stake in the reorganization anticipated that the Original Plan would be confirmed at the Original Confirmation Hearing,, the Original Plan was not confirmed due primarily to fluctuating market conditions and the Debtors' inability to obtain necessary exit financing to allow them to emerge from chapter 11. As a result, the Debtors have revised the Original Plan, as reflected in the First Amended Joint Plan of Reorganization attached as Exhibit A hereto.

      In accordance with an agreement with CIBC Oppenheimer, effective January 15, 1998, and in contemplation of and shortly before the commencement of the Prepetition Solicitation, the Debtors paid a success fee to CIBC Oppenheimer of $1,132,000 (in addition to prior payment of a fee in connection with the UK Sale of $768,000, payment of monthly advisory fees totaling $800,000 since January 15, 1998 and reimbursement of out-of-pocket expenses). In addition, the Debtors' agreement with Jay Alix & Associates ("JA&A"), dated December 19, 1997, provided for payment of a success fee under certain circumstances (in addition to periodic payment of fees at their normal hourly rates and reimbursement of their out-of-pocket expenses. The success fee was based upon (i) reduction in domestic operating expenses, (ii) the elimination of the need for funding Cityscape's U.K. operations, and/or (iii) confirmation of a plan of reorganization within twelve months. In settlement of any claim JA&A might have had with respect to any and all components of the success fee (which claim could have exceeded $1.25 million), JA&A agreed to accept $450,000 prior to the filing of the chapter 11 cases (which amount has been paid) and to defer payment of an additional $450,000, which claim was assigned to System Advisory Group, LLC, a wholly-owned subsidiary of JA&A.

      Prior to the filing of the chapter 11 cases, the Debtors entered into a consulting agreement with Moulton, Inc. ("Moulton"). The agreement provides that Moulton will assist the Debtors by providing consulting services related to the Debtors' mortgage banking operations. Such services are being provided by the principal of Moulton, D. Richard Thompson. While performing under the terms of the agreement, Moulton devotes a substantial portion of its full time and attention to the business and affairs of the Debtors. Pursuant to the agreement, the Debtors pay Moulton a $50,000 per month consulting fee plus reimbursement for reasonable expenses actually incurred in accordance with the Debtors' standard policies. In addition, services of Karen Thompson, Mr. Thompson's associate who is also his wife, as well as-other associates, are billed at additional, appropriate hourly rates.

C.    Significant Events During the Chapter 11 Cases

      Filing of the Chapter Ii Petitions

      Cityscape and CSC filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on October 6, 1998 in the United States Bankruptcy Court for the Southern District of New York. The Bankruptcy Court has ordered that Cityscape's and CSC's cases be jointly administered for procedural purposes.

      Retention of Professionals by the Debtors

      The Debtors have retained the following professionals to represent and advise them in connection with their chapter 11 cases:

      Bankruptcy Counsel

      Latham & Watkins
      885 Third Avenue, Suite 1000
      New York, New York 10022

      Special Litigation and Corporate Counsel

      Gibson, Dunn & Crutcher LLP
      200 Park Avenue
      New York, NY 10166

      Restructuring Advisors

      Jay Alix & Associates
      575 Fifth Avenue, 21st Floor
      New York, NY 10017
      (not currently providing services)

                  - and -

      Independent Auditors

      (Proposed but not yet approved by the Bankruptcy Court)

      [KPMG LLP
      757 Third Avenue
      New York, NY 10017]

      Appointment of Official Committees

      To date, no official committees have been appointed in the Debtors' chapter 11 cases. However, two unofficial committees have been participating in these cases, including in the negotiations of the terms of the Plan. The members of the unofficial committees and their respective attorneys, as of the date of the filing of this Disclosure Statement, are set forth below:

      Unofficial Senior Noteholders' Committee

      MacKay Shields Financial Corp.,
       as advisor to The Main Stay Funds
      9 West 57th Street
      New York, NY 10019

      Cerberus Partners, L.P.
      450 Park Avenue
      28th Floor
      New York, New York 10022

      Attorneys

      Kasowitz, Benson, Torres & Friedman, LLP
      1301 Avenue of the Americas
      New York, NY 10019

      Unofficial Subordinated Debentureholders' Committee

      Aristeia Capital LLC
      277 Park Avenue, 27th Fl.
      New York, NY 10172

      Bear Stearns
      245 Park Avenue
      New York, NY 10167

      Commonwealth Associates
      830 Third Avenue
      New York, NY 10022

      D.A. Davidson & Co.
      P.O. Box 423
      Spokane, WA 99210

      Donaldson, Lufkin & Jenrette
      277 Park Avenue
      New York, NY 10172

      Forest Investment Management
      53 Forest Avenue
      Old Greenwich, CT 06870

      J. Robbins Securities, LLC
      5353 N. 16th Street, #19
      Phoenix, AZ 85016

      Deephaven Market Neutral Trading Limited
      1712 Hopkins Crossroad
      Minnetonka, MN 55305

      Mellon Bank Trustee for General
      Motors Employees Domestic Group Pension Trust
      767 Fifth Avenue
      New York, NY 10153

      Mercantile Bank
      P.O. Box 524
      St. Louis, MO 63166

      Mercantile Bank
      Tram 20-4
      Seventh & Washington
      St. Louis, MO 63101

      Ramat Securities Ltd.
      23811 Chagrin Blvd.
      Suite 200
      Beachwood, OH 44122

      RAS Securities Corp.
      50 Broadway
      New York, NY 10004

      Tamar Securities Inc.
      23811 Chagrin Blvd., Suite 200
      Beachwood, OH 44122

      Attorneys

      Kramer Levin Naftalis & Frankel LLP
      919 Third Avenue
      New York, New York 10022

      The DIP Facilities

      The Debtors received separate commitments for debtor-in-possession financing in the aggregate amount of up to $250 million from two lenders. Greenwich committed to provide up to $100 million and CIT (together with Nomura Securities International, Inc.) committed to provide up to $150 million in the form of two separate revolving credit facilities. On October 27, 1998, the Bankruptcy Court signed final orders approving the two debtor-in-possession financing facilities. The Debtors used the funds provided by Greenwich to repay all amounts outstanding under the prepetition Greenwich Facility and to operate their business during the pendency of the Reorganization Cases. The Debtors used the funds provided by CIT to repay all amounts outstanding under the prepetition CIT Facility and to operate their business during the pendency of the Reorganization Cases.

      Under each DIP Facility, the borrower was CSC with its obligations guaranteed by Cityscape. The obligations under each DIP Facility were secured and constituted an allowed administrative expense of the Reorganization Cases having priority over all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code and all unsecured claims other than a "carve-out" for certain expenses pertaining to the administration the Reorganization Cases, such carve-out to be limited in dollar amount after the occurrence and during the continuance of an event of default under the applicable DIP Facility (the "Carve-Out"). As to priority of payment, the DIP Facilities rank pari passu with each other. The DIP Facilities provided to the Debtors, in the case of CIT, an amount not to exceed $150 million and, in the case of Greenwich, an amount not to exceed $100 million on a revolving basis with the amount available under either facility calculated based upon separate borrowing base formulas which each took into account the quality and amount of the collateral available to secure the obligations thereunder. Each DIP Facility was secured by liens on substantially all of the assets of the Debtors (as well as the capital stock of CSC held by Cityscape), subject to the Carve-Out and to pre-existing valid and perfected liens (including the liens securing the Greenwich Facility and the CIT Facility). The relative priority of Greenwich and CIT with respect to the various elements of collateral was the subject of intercreditor arrangements between Greenwich and CIT. The DIP Facilities also contained covenants and events of default that are customarily found in credit agreements involving mortgage lenders and debtors-in-possession.

      After the Debtors suspended originating loans on or about December 18, 1998 (discussed below), their need for drawing on the DIP Facilities diminished. Thereafter, as the Debtors sold their "warehoused" loans, they used the proceeds to repay their indebtedness under the DIP Facilities and anticipate repaying such indebtedness in full prior to the time of the Confirmation Hearing.

      Suspension of Loan Originations

      On November 17, 1998, the Debtors decided to suspend indefinitely all of their loan origination and purchase activities. The Debtors notified their brokers that they had ceased funding mortgage loans, other than loans that were in their origination pipeline for which they had issued commitments. The Debtors' decision was based upon their determination, following discussions with potential lenders regarding post-reorganization "warehouse" financing, that adequate sources of such financing were not available. With no adequate sources of such financing, the Debtors determined that they were unable to continue to originate and purchase mortgage loans. On or about December 18, 1998, the Debtors funded the last of the mortgage loans for which they had issued commitments as of November 17, 1998.

      Other Relief Granted

      In addition to obtaining Bankruptcy Court approval of the debtor-in-possession financing, the Debtors, in conjunction with filing their petitions, filed various motions seeking orders that were entered by the Bankruptcy Court. The relief sought included:

      Application for Order Authorizing the Debtors to Honor their Prepetition Commitments to Fund Customer Loans, Granting Superpriority Administrative Expense Status to Amounts Advanced by CIT to Honor Obligations to Customers, and Authorizing Debtors to Continue Certain Interest Advance/Repayment Procedures, to Sell Portfolios of Loans and to Honor Customary Representations and Warranties Given by the Debtors in Connection with the Sale of Loans: The Bankruptcy Court entered an order authorizing the Debtors, among other things, to honor their prepetition commitments to fund customer loans, to sell portfolios of loans and to honor customary representations and warranties given by the Debtors in connection with the sale of loans in the ordinary course of business.

      Application for Authority to Pay Prepetition Trade Creditors in the Ordinary Course: The Debtors obtained authority from the Bankruptcy Court to pay Trade Claims in the ordinary course of their business with respect to those vendors that continued to ship goods on customary trade terms.

      Assumption and Rejection of Executory Contracts and Unexpired Leases

      Since the Petition Date, the Debtors have undertaken a comprehensive review and evaluation of their various unexpired, nonresidential real property leases and various executory contracts. Based on this review and because of the substantial downsizing of the Debtors' business, the Debtors have rejected four leases of nonresidential real property and six leases relating to equipment, maintenance and information systems software. In the likely event the Debtors determine, in their business judgment, that they no longer need other leases and contracts, the Debtors will file the appropriate motion(s) to reject such leases and contracts with the Bankruptcy Court.

      Deadline to File Proofs of Claim

      On February 11, 1999, the Debtors filed a motion requesting that the Bankruptcy Court enter an order (the "Bar Date Order") setting March 22, 1999, at 5:00 p.m., New York City Time (the "Bar Date"), as the date and time by which proofs of claim against the Debtors' chapter 11 estates had to be filed, which order was granted on February 22, 1999. The Bar Date Order required each person or entity (including, without limitation, each individual, partnership, joint venture, corporation, estate, trust and governmental unit) that asserted a "claim" (as such term is defined in Section 101(5) of the Bankruptcy Code) against one or both of the Debtors which claim arose on or prior to the Petition Date to file an original written proof of claim so as to be received on or before March 22, 1999, at 5:00 p.m. New York City Time by the Clerk of the United States Bankruptcy Court for the Southern District of New York (the "Clerk of the Court"), United States Courthouse, 300 Quarropas Street, 2nd Floor, White Plains, New York 10601-5008.

      The Bar Date Order further provides that the following persons or entities were not required to file a proof of claim by the Bar Date: (i) any person or entity whose claim already has been fully paid by the Debtors; (ii) any person or entity that already has filed a proof of claim against the Debtors with the Clerk of the United States Bankruptcy Court for the Southern District of New York, using a form which conforms substantially to Official Form Number 10;
(iii) any person or entity whose claim has already been allowed by order of the Court entered on or before the Bar Date; (iv) any person or entity whose claim is listed on the Debtors' schedules filed with the Court which claim is not listed as "contingent," "unliquidated," or "disputed," and who does not dispute the listed amount or priority of such claim; (v) any person or entity whose claim has arisen from the Debtors' rejection of an executory contract or unexpired lease (the assertion of which claims has been or will be subject to separate orders of the Court); (vi) any person or entity holding a claim for an administrative expense, as such term is used in Sections 503(b) and 507(a)(1) of the Bankruptcy Code; (vii) any holder of a claim against the Debtors that, if allowed, would fall within Class A7 (Old Debt Securities Claims), Class A9 (Old Series A Preferred Stock Securities Claims), Class A11 (Old Series B Preferred Stock Securities Claims), Class A13 (Claims Arising Out of Old Stock Rights) and Class A14 (Old Cityscape Common Stock and Old Warrant Securities Claims) under the Original Plan; and (viii) any Holder of Old Senior Notes, or Old Subordinated Debentures whose claim is based upon the principal of or accrued interest on such Holders' Old Senior Notes or Old Subordinated Debentures.

      At the beginning of the chapter 11 cases, the Debtors requested the entry of an order setting the last day for filing proofs of claim by any holder of a claim against the Debtors that, if allowed, would fall within Class A7 (Old Debt Securities Claims), Class A9 (Old Series A Preferred Stock Securities Claims), Class A11 (Old Series B

Preferred Stock Securities Claims), Class A13 (Claims Arising Out of Old Stock Rights) and Class A14 (Old Cityscape Common Stock and Old Warrant Securities Claims) under the Original Plan. The Bankruptcy Court signed such an order on or about October 9, 1998, setting November 9, 1998 as the last day for filing proofs of such claims.

      Appointment of Examiner

      On October 7, 1998 Elliott Associates, L.P. and Westgage International, L.P. (together "Elliott") moved, pursuant to Section 1104(c) of the Bankruptcy Code for entry of an order appointing an examiner. On October 20, 1998, the Bankruptcy Court held a hearing and entered an order authorizing the appointment of an examiner setting guidelines and time limits for the examiner's investigation ("Examiner Order").

      Pursuant to the Examiner Order, the examiner was charged with conducting an investigation and reporting on the following issues by 5:00 p.m. New York City time on November 9, 1998:

            (a) Whether the facts relating to the Debtors' restatements of their financial statements and write-downs of assets for the period beginning with the quarter ended June 30, 1996 may give rise to potential claims of the Debtors' Estates against certain parties, (or any other of the Debtors' current and former officers and directors) and/or the Debtors' financial advisors and other professionals (a "Potential Claim");

            (b) The results of any investigations with regard to the restatements of the Debtor's financial statements and writedowns of assets performed by the Debtors, any special committee of the Debtors' boards of directors or any independent third-party;

            (c) The extent to which, if at all, any person who may be liable on a Potential Claim and who is being released under the Plan is contributing to the Plan;

            (d) The facts and circumstances with respect to alleged short sales of the Debtors' common stock during 1997 and 1998 by certain parties (or any other of the Debtors' current and former officers and directors) and/or the Debtors' financial advisors and other professionals;

            (e) The extent to which the proceeds of insurance policies of the Debtors that might cover a Potential Claim are being used to fund payments under the Plan

            (f) The extent to which the proceeds of insurance policies of the Debtors might be available to satisfy Potential Claims.

      On October 22, 1998 the Court approved the appointment of Harrison J. Goldin as Examiner. The Examiner issued a report on November 9, 1998. A copy of the "Examiner Report Pursuant to Order of October 20, 1998" is attached hereto as Exhibit "B".

      Inability to Confirm Original Plan

      Although the Debtors and other parties with an economic stake in the Debtors' reorganization anticipated that the Original Plan would be confirmed at a confirmation hearing originally scheduled for November 13, 1998, the Original Plan was not confirmed, due primarily to fluctuating market conditions and the Debtors' inability to obtain necessary exit financing to allow them to emerge from chapter 11. As a result, the Debtors have revised the Original Plan, as reflected in the First Amended Joint Plan of Reorganization attached as Exhibit A hereto.

IV.   THE PLAN OF REORGANIZATION

A.    Overview of the Plan

      Brief Explanation of Chapter 11

      Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for relief under chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's chapter 11 case.

      The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of prepetition equity security holders.

      The following is an overview of certain material provisions of the Plan of the Debtors, which is attached hereto as Exhibit A. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Disclosure Statement are used, such defined terms shall have the meanings assigned to them in the Plan.

      Solicitation of Acceptances of the Plan

      Under the Plan, all Claims and Interests have been separated into fourteen
(14) classes, and each Class has been determined to be either Impaired or Unimpaired by the Plan's terms. Except as discussed below under Section V.C, "CONFIRMATION AND CONSUMMATION PROCEDURES -- Confirmation," as a condition to confirmation, Section 1129(a) of the Bankruptcy Code requires that (i) each impaired class of claims and interests that receives or retains property under a plan of reorganization vote to accept the plan and (ii) the plan meets the other requirements of Section 1129(a). Classes of claims and interests that do not receive or retain any property under a plan on account of such claims and interests are deemed to have rejected the plan and are not entitled to vote, and classes of claims and interests that are not impaired under a plan are deemed to have accepted the plan and are not entitled to vote. Therefore, acceptances of the Plan are being solicited only from those who hold Claims in an Impaired Class that is receiving a distribution under the Plan. An Impaired Class of Claims will be deemed to have accepted the Plan if it is accepted by Holders of at least two-thirds in dollar amount and a majority in number of Claims of such class held by Holders who cast timely votes with respect to the Plan. Holders of Claims or Interest who fail to vote or who abstain from voting on the Plan are not counted for purposes of determining either acceptance or rejection of the Plan by any Impaired Class of Claims or Interests. Therefore, the Plan could be accepted by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in dollar amount and a majority in number of the Class of Claims.

      If at least one Impaired Class of Claims votes to accept a plan of reorganization (not counting the votes of insiders), the Plan may be confirmed despite rejection by the other impaired Classes if the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code are satisfied. The "cramdown" provisions of Section 1129(b) essentially provide that a plan may be confirmed over the rejection of an impaired class of claims or interests if the plan "does not discriminate unfairly" and is "fair and equitable" with respect to such rejecting impaired class.

      Pooling of Assets and Liabilities and Cancellation of Intercompany Claims

      On the Effective Date, the assets and liabilities of the Debtors will be pooled to the extent specified in the Plan. The legal rights and priorities of each Holder of a Claim will be treated as having a single recourse against such pooled assets. Each Holder of a Claim who has asserted a Claim against both of the Debtors arising from or related to the same underlying obligation or cause of action, whether the basis for the asserted liability of the Debtors arises by contract, guarantee (including CSC's guarantee of Cityscape's obligations under the Old Senior Notes), or by operation of law, will likewise be treated as having a single Claim against the assets of the pooled estate.

      On the Effective Date, as part of such pooling, each of the Debtors will be deemed to have fully and finally compromised and settled all Intercompany Claims. As a result of giving effect to such pooling of assets and liabilities and such compromise and settlement, all Intercompany Claims will be treated as extinguished immediately upon the Effective Date and will receive no distribution pursuant to the Plan.

      The pooling of assets and liabilities provided for under Section III of the Plan will be only for purposes of distributions under the Plan. Nothing in this Plan or the Confirmation Order will effect a merger or any other combination of Cityscape and CSC, or Reorganized Cityscape and Reorganized CSC.

      The Reorganized Company

      In general, the Plan provides that (i) Administrative Claims, Priority Tax Claims, Bank Claims, Other Secured Claims and Priority Claims will be paid in full, (ii) holders of Old Senior Notes, General Unsecured Claims and (provided that they vote to accept the Plan) Old Subordinated Debentures will receive all of the New Common Stock in the Reorganized Company (with Holders of such Claims in relatively small amounts having the option to receive cash in lieu of New Common Stock). Based upon the Debtors' estimate of $10,000,0000 in claims that will ultimately be Allowed Claims in Classes 5 and 5a, the New Common Stock (in the aggregate of approximately 6,800,000 shares) would be distributed as follows: (i) 92.48% to Holders of Old Senior Notes (or 97.91% if Class 6 or Class 6a votes to reject the Plan); (ii) 2.09% to holders of General Unsecured Claims; and (iii) 5.43% to holders of Old Subordinated Debentures (or 0% if Class 6 or Class 6a votes to reject the Plan).

      As reflected in the projected financial information contained in Exhibit C hereto (the "Projections"), the Debtors estimate that the Reorganized Company will have net assets with an approximate carrying value of $68 million, consisting primarily of mortgage residual certificates, receivables related to such certificates and cash.

      It is assumed that the Reorganized Company will invest such cash and operate its business in such a manner that it will not be required to register as an investment company under the Investment Company Act of 1940, and the rules and regulations thereunder. While a plan as to the use of the Reorganized Company's cash and other assets has not been formed, such assets will be available for general corporate purposes as determined by the Board of Directors of the Reorganized Company, including investments, acquisitions, joint ventures and dividends and other distributions on equity securities, all as determined by the Board of Directors to be in the best interests of the Reorganized Company.

      There are no present plans for the Reorganized Company to pay dividends on its New Common Stock. Any such dividends will be determined by the Board of Directors of the Reorganized Company in light of the financial condition, cash flow, results of operations, and legal dividend capacity of the Reorganized Company, and other factors. Following the Effective Date, it is expected that the Reorganized Company will invest its available cash and manage its business with a view to maximizing values to holders of its equity securities. It is expected that the Reorganized Company should be able to invest such available cash in a manner which will create higher returns than the 5% rate assumed in the Projections. However, there is no assurance that this will be the case or that such investments, if made, will create returns sufficient to allow the Reorganized Company to pay dividends at any time in the future.

      It is expected that the Reorganized Company will reenter the mortgage loan origination business at some time in the future, based on prevailing industry conditions and the general business climate. Because the Reorganized Company will be relatively liquid, it is expected that management of the Reorganized Company will examine various acquisition prospects in the subprime and high-LTV organization and servicing markets. Due to a deterioration of the capital markets supporting the subprime and high-LTV origination businesses, a number of potential acquisition or merger candidates may be available. However, there can be no assurance that the Reorganized Company will identify suitable acquisition or merger candidates, or that if such candidates are identified, acceptable business transactions will be structured and concluded.

      Specifically, Aegis Mortgage Corporation ("Aegis") may be a potential acquisition or merger candidate. Aegis is owned solely by D. Richard Thompson, the prospective Chairman and Chief Executive Officer of the Reorganized Company. Aegis is involved principally in the origination and servicing of single-family mortgage loans, concentrating primarily on the conforming marketplace for FRA, VA, and conventional mortgages. In the year concluding December 31, 1998, Aegis originated approximately $875 million of single-family mortgage loans. At December 31, 1998, Aegis serviced approximately $150 million in mortgage loans from its Oklahoma City location. Aegis is headquartered in Houston, Texas, and maintains wholesale and retail production offices in seven states. In 1998, Aegis originated mortgage loans in a total of 28 states. The Debtors have been advised that, in December 1998, to facilitate Mr. Thompson's purchase of 62.5% of the capital stock of Aegis from certain individuals, Cerberus Partners, L.P. loaned $2.25 million to Mr. Thompson, $1.7 million of which Mr. Thompson simultaneously loaned to Aegis as subordinated debt, and Mr. Thompson pledged Aegis' note to him for $1.7 million to Cerberus Partners, L.P. as collateral to secure his payment obligation to Cerberus Partners, L.P.

      Aegis may be an attractive acquisition or merger candidate because of its efficient loan production operation and management synergies. The Reorganized Company could expand Aegis's loan production operations through application of capital to support additional branch facilities and warehouse lines.

      A number of obstacles could impede the acquisition or merger of Aegis with the Reorganized Company. First, an acquisition or merger with Aegis represents a conflict of interest for Mr. Thompson, and if such an acquisition or merger is considered, Mr. Thompson would be required not to participate in any discussions or from representing the Reorganized Company with respect to any resulting transaction with Aegis. Accordingly, the Reorganized Company may be at a disadvantage in discussing, structuring or concluding any such transaction. Second, pricing and terms are integral to any acquisition or merger transaction, and there can be no assurance that Aegis and the Reorganized Company can reach agreement on mutually agreeable pricing and terms of any proposed acquisition or merger transaction. Third, the disinterested management and directors of the Reorganized Company may feel that companies with subprime and/or high-LTV origination and servicing operations represent more attractive acquisition or merger candidates than does Aegis.

      Summary of Classes and Treatment of Claims and Interests

      Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims and interests of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class. In accordance with
Section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified. The Debtors also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in Cityscape and CSC into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Classes.

      The classification of Claims and Interests and the nature of distributions to Holders of Impaired Claims or Impaired Interests in each Class are summarized below. See Section IV.B, "Additional Information Regarding Treatment of Certain Claims - Allocation of New Common Stock Among Classes 4, 5 and 6" for a description of the manner in which the number of shares of New Common Stock will be determined and Section VI, "CERTAIN RISK FACTORS" for a discussion of various other factors that could materially affect the value of the New Common Stock distributed pursuant to the Plan.

      In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to amounts and allowability of: (i) Senior Note Claims and Small Senior Note Claims (Classes 4 and 4a), (ii) General Unsecured Claims and Small Unsecured Claims (Classes 5 and
5a) and (iii) Subordinated Debenture Claims and Small Subordinated Debenture Claims (Classes 6 and 6a), and a good faith compromise and settlement of all claims or controversies relating to the termination of all contractual, legal, and equitable subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to the Plan on account of such Claim or Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Company, Reorganized Cityscape, Reorganized CSC and their respective property and Claim and Interest Holders, and is fair, equitable and reasonable.

      Except for Disputed Claims, distributions will be made on the Effective Date or as soon as practicable thereafter. See Section IV.F, "THE PLAN OF REORGANIZATION -- Distributions Under the Plan" for a discussion of Plan provisions that may affect the timing of distributions under the Plan. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section V.B of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and Section V.H of the Plan (relating to distributions on account of Disputed Claims once they are allowed). See Section IV.B, "THE PLAN OF REORGANIZATION -- Distributions Under the Plan Timing and Methods of Distribution."

      The treatment of Claims described below is subject to the Plan provisions described in Section IV, "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan -- Additional Information Regarding Treatment of Certain Claims."

B.    Treatment of Claims and Interests Under the Plan

      Description of Claims or Interests

      Unclassified Claims

      Administrative Claims. Subject to certain additional requirements for professionals and certain other entities, each Holder of an Allowed Administrative Claim will receive on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on, as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Debtors or the Reorganized Company agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Company when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases. In addition, on or before the Effective Date, all fees payable pursuant to 28 U.S.C. ss.1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in Cash equal to the amount of such Administrative Claim.

      The Debtors are not currently in a position to determine the amount of Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the Effective Date. However, solely for purposes of preparing the projections attached hereto as Exhibit C and the liquidation analysis attached hereto as Exhibit D and of estimating recoveries for creditors under the Plan, they have assumed (they believe conservatively) that the aggregate amount of such Claims will not exceed $10,000,000.

      Priority Tax Claims. Unless otherwise agreed to by the Debtors or the Reorganized Company and the Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Company (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by the Reorganized Company and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

      The Debtors are not currently in a position to determine the amount of Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the Effective Date. However, solely for purposes of preparing the projections attached hereto as Exhibit C and the liquidation analysis attached hereto as Exhibit D and of estimating recoveries for creditors under the Plan, they have assumed (they believe conservatively) that the aggregate amount of such Claims will not exceed $10,000,000.

      Classified Claims Against and Interests In Cityscape

      Class 1 -- Bank Claims. Class 1 consists of all Allowed Bank Claims, if any, against the Debtors arising from the Prepetition Credit Facilities including all Claims arising pursuant to any guarantee thereof and any pledge of assets as security therefor. Pursuant to the Financing Orders, proceeds from the DIP Facilities have been used, among other things, to pay all Allowed Bank Claims against the Debtors in full in Cash. Therefore, it is contemplated that there will not be any Bank Claims in Class 1 as of the Effective Date. However, to the extent that there are any Bank Claims in Class 1 as of the Effective Date, (i) each such Claim will be deemed allowed as an Allowed Class 1 Claim in the aggregate amount equal to the sum of (A) the unpaid principal and interest as of the Petition Date less all payments thereon received and retained by the respective Holder thereof during the period from the Petition Date to the Effective Date, (B) all accrued and unpaid interest from the Petition Date through and including the Effective Date at the rates provided for in the Financing Orders, and (C) all other amounts due and owing as of the Effective Date in respect of the respective Bank Claims pursuant to the Financing Orders and pursuant to the Greenwich Facility or the CIT Facility, as the case may be, and (ii) on the Effective Date, each Holder will receive, on account thereof, a payment in Cash by wire transfer equal to the amount of such Allowed Class 1 Claim. Therefore, Class 1 is Unimpaired and, accordingly, is not entitled to vote on the Plan.

      The Debtors expect that there will be no Allowed Bank Claims against the Debtors as of the Effective Date.

      Class 2a et seq. -- Other Secured Claims. All Allowed Secured Claims against the Debtors that are not included in Class 1 (defined in the Plan as "Other Secured Claims") are classified in Class 2a et seq. These Classes will be further divided into subclasses designated by letters of the alphabet (Class 2a, Class 2b, and so on) so that each Holder of any Other Secured Claim against the Debtors is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class. The Debtors will File a schedule of each Other Secured Claim, if any, against the Debtors on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Other Secured Claim against the Debtors will be treated as follows: either (a) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b)(i) the Debtors will cure any default with respect to such Claim that occurred before or after the Petition Date (other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the maturity of such Claim will be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim will be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim will receive such other treatment to which the Holder consents. The Holder of each Allowed Other Secured Claim against the Debtors which is treated as set forth in clause (a),
(b) or (c) of this paragraph will be Unimpaired and will not be entitled to vote for or against the Plan. Cityscape is not aware of any Class 2a Claims.

      The Debtors expect that there will be no Allowed Other Secured Claims against the Debtors as of the Effective Date.

      Class 3 -- Priority Claims. Class 3 Claims are Unimpaired. Class 3 consists of the Allowed Priority Claims against the Debtors. A Priority Claim is a Claim for an amount entitled to priority under Sections 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6), 507(a)(7), or 507(a)(9) of the Bankruptcy Code, and does not include any Priority Tax Claim. These unsecured Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,000 per employee;
(b)
contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only to the extent of (i) the number of employees covered by such plans multiplied by $4,000, less (ii) the aggregate amount paid to such employees under Section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by the estate on behalf of such employees to any other employee benefit plan.

      The Plan provides that unless otherwise agreed to by the parties, each Holder of an Allowed Class 3 Claim will be entitled to receive (i) Cash equal to the amount of such Claim on the latest of (a) the Effective Date or as soon as practicable thereafter, (b) the date such Claim becomes an Allowed Priority Claim, and (c) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtors and the Holder of such Claim, and/or (ii) such other treatment, as determined by the Bankruptcy Court, required to render such Claim Unimpaired. Allowed Claims in Class 3 are Unimpaired under the Plan and Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan.

      The Debtors are not currently in a position to determine the amount of Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the Effective Date. However, solely for purposes of preparing the projections attached hereto as Exhibit C and the liquidation analysis attached hereto as Exhibit D and of estimating recoveries for creditors under the Plan, they have assumed (they believe conservatively) that the aggregate amount of such Claims will not exceed $10,000,000.

      Class 4 -- Senior Note Claims and Class 4a -- Small Senior Note Claims. Class 4 consists of the Allowed Unsecured Claims against the Debtors of Holders of Old Senior Notes (including all Claims and causes of action arising therefrom or in connection therewith and all guarantees related thereto). The Claim of each Holder of Old Senior Notes (including Holders of Small Senior Note Claims) as of the Distribution Record Date will be allowed in the aggregate amount of the unpaid principal of such Holder's Old Senior Notes plus unpaid interest (calculated in accordance with the provisions of the indenture governing the Old Senior Notes) which accrued prior to the Petition Date. Class 4 is Impaired and, accordingly, Holders of Allowed Class 4 Claims are entitled to vote on the Plan.

      On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 4 Claim will receive on account of such Allowed Claim a Pro Rata portion of 6,288,564 shares of New Common Stock (i.e., one share of New Common Stock for every $52.88 in principal of and accrued interest on such Holder's Old Senior Notes).

      Class 4a consists of the Allowed Small Senior Note Claims, which are Allowed Senior Note Claims whose principal amounts are equal to or less than $5,000.00 or whose Holders agree on a Ballot or otherwise in writing to reduce the principal amounts of such Allowed Senior Note Claims to $5,000.00 and to release and waive any further or additional Claims against the Debtors. Class 4a is Impaired and, accordingly, Holders of Allowed Class 4a Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 4a Claim will receive on account of such Allowed Claim Cash in an amount equal to (i) $10.00, multiplied by (ii) the number of shares of New Common Stock that such Holder would have been entitled to receive as a Holder of an Allowed Class 4 Claim (after giving effect to the voluntary reduction by the Holder of a Class 4 Claim of the principal amount of such Holder's Claim to $5,000.00); provided, however, that any Holder of a Class 4a Claim may elect on a Ballot or otherwise in writing to receive the treatment afforded by Class 4 (i.e., New Common Stock) rather than this Class 4a (i.e.,
Cash).

      To the extent, if any, that the classification and manner of satisfying Claims and Interests under the Plan do not take into consideration all contractual, legal and equitable subordination rights that Holders of Allowed Class 4 and Class 4a Claims may have against Holders of Claims or Interests with respect to distributions made pursuant to this Plan, each Holder of an Allowed Class 4 or Class 4a Claim will be deemed, upon the Effective Date, to have waived all contractual, legal or equitable subordination rights that such Holder might have, including, without limitation, any such rights arising out of the Old Senior Notes, the Old Subordinated Debentures, the indentures governing such Old Securities or otherwise.

      (For a description of how amounts of New Common Stock to be distributed under the Plan to Holders of Allowed Claims in Classes 4, 5 and 6 were calculated, see "Additional Information Regarding Treatment of Certain Claims - Allocation of New Common Stock Among Classes 4, 5 and 6" below.)

      There will be approximately $332,512,500 in Allowed Class 4 and Class 4a Claims as of the Effective Date.

      Class 5 -- General Unsecured Claims and Class 5a -- Small Unsecured Claims. Class 5 consists of all Allowed General Unsecured Claims against the Debtors, including, but not limited to, Claims resulting from the rejection of leases or executory contracts (other than such Claims that fall within Class 5a or Class 13). Class 5 is Impaired and, accordingly, Holders of Allowed Class 5 Claims are entitled to vote on the Plan.

      On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 5 Claim will receive on account of such Allowed Claim one share of New Common Stock for every $70.47 of such Holder's Allowed Claim.

      Class 5a consists of the Allowed Small Unsecured Claims, which are Allowed General Unsecured Claims that are equal to or less than $8,000.00 or whose Holders agree on a Ballot or otherwise in writing to reduce such Allowed Unsecured Claims to $8,000.00 and to release and waive any further or additional Claims against the Debtors. Class 5a is Impaired and, accordingly, Holders of Allowed Class 5a Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 5a Claim will receive on account of such Allowed Claim Cash in an amount equal to (i) $10.00, multiplied by (ii) the number of shares of New Common Stock that such Holder would have been entitled to receive as a Holder of an Allowed Class 5 Claim (after giving effect to the voluntary reduction by the Holder of a Class 5 Claim of such Holder's Claim to $8,000.00); provided, however, that any Holder of a Class 5a Claim may elect on a Ballot or otherwise in writing to receive the treatment afforded by Class 5 (i.e., New Common Stock) rather than this Class 5a (i.e., Cash).

      Classes 5 and 5a also includes Trade Claims. At the outset of their chapter 11 cases, the Debtors sought and obtained Bankruptcy Court approval to pay in the ordinary course of business all outstanding Trade Claims to trade creditors who continue to provide normal trade credit terms to, or have reinstated normal trade credit terms for, the Debtors or who have previously agreed to compromise their Claims in a manner acceptable to the Debtors. To the extent that any payments made by the Debtors to Holders of Trade Claims pursuant to such Order resulted in such Holders' receiving greater distributions on account of their Trade Claims than that to which they are entitled under Section V.B.5 of the Plan, any claim of the Debtors for recovery of such overpayments to such Holders will be assigned by the Debtors to Reorganized Cityscape or Reorganized CSC, as applicable, pursuant to Section XI.F of the Plan.

      (For a description of how amounts of New Common Stock to be distributed under the Plan to Holders of Allowed Claims in Classes 4, 5 and 6 were calculated, see "Additional Information Regarding Treatment of Certain Claims - Allocation of New Common Stock Among Classes 4, 5 and 6" below.)

      The Debtors expect that there will be approximately $8.0 million in Allowed Class 5 and Class 5a Claims but, for purposes of estimating recoveries for Holders of Allowed Claims under the Plan, have assumed that Allowed Class 5 and 5a Claims will total $10,000,000.

      Class 6 -- Subordinated Debenture Claims and Class 6a -- Small Subordinated Debenture Claims. Class 6 consists of Allowed Unsecured Claims against Cityscape of Holders of Old Subordinated Debentures (including all Claims and causes of action arising therefrom or in connection therewith). The Claim of each Holder of Old Subordinated Debentures (including Holders of Small Subordinated Debenture Claims) as of the Distribution Record Date will be allowed in the aggregate amount of the unpaid principal of such Holder's Old Subordinated Debentures plus unpaid interest (calculated in accordance with the provisions of the indenture governing the Old Subordinated Debentures) which accrued prior to the Petition Date. Class 6 is Impaired and, accordingly, Holders of Allowed Class 6 Claims are entitled to vote on the Plan.

      On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 6 Claim will receive on account of such Allowed Claim a Pro Rata portion of 369,524 shares of New Common Stock (i.e., one share of New Common Stock for every $369.82 in principal of and accrued interest on such Holder's Old Subordinated Debentures); provided, however, that if Class 6 and Class 6a do not accept the Plan, no New Common Stock (or any other property) will be distributed to Holders of Allowed Class 6 Claims pursuant to the Plan, and any

New Common Stock that would have been distributed to the Holders of Class 6 Claims will be distributed Pro Rata to the Holders of Class 4 Claims as part of their distribution pursuant to Section V.B.4 of the Plan.

      Class 6a consists of the Allowed Small Subordinated Debenture Claims, which are Allowed Subordinated Debenture Claims whose principal amounts are equal to or less than $50,000.00 or whose Holders agree on a Ballot or otherwise in writing to reduce the principal amounts of such Allowed Subordinated Debenture Claims to $50,000.00 and to release and waive any further or additional Claims against the Debtors. Class 6a is Impaired and, accordingly, Holders of Allowed Class 6a Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 6a Claim will receive on account of such Allowed Claim Cash in an amount equal to (i) $10.00, multiplied by (ii) the number of shares of New Common Stock that such Holder would have been entitled to receive as a Holder of an Allowed Class 6 Claim (after giving effect to the voluntary reduction by the Holder of a Class 6 Claim of the principal amount of such Holder's Claim to $50,000.00); provided, however, that (i) any Holder of a Class 6a Claim may elect on a Ballot or otherwise in writing to receive the treatment afforded by Class 6 (i.e., New Common Stock) rather than this Class 6a (i.e., Cash), and (ii) if Class 6 and Class 6a do not accept the Plan, no Cash (or any other property) will be distributed to Holders of Allowed Class 6a Claims pursuant to the Plan.

      (For a description of how amounts of New Common Stock to be distributed under the Plan to Holders of Allowed Claims in Classes 4, 5 and 6 were calculated, see "Additional Information Regarding Treatment of Certain Claims - Allocation of New Common Stock Among Classes 4, 5 and 6" below.)

      There will be approximately $136,658,720 in Allowed Class 6 and Class 6a Claims as of the Effective Date.

      Class 7 -- Old Debt Securities Claims. Class 7 consists of all Allowed Securities Claims on account of Old Debt against the Debtors. The Holders of Allowed Class 7 Claims, if any, will not receive or retain any interest or property under the Plan and, therefore, Class 7 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 7 Claims are not being solicited. If there are any Allowed Class 7 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code.

      Class 8 -- Interests of Holders of Old Series A Preferred Stock. Class 8 consists of Allowed Interests (aggregating 626 shares) of Old Series A Preferred Stock. The Holders of Allowed Class 8 Interests will not receive or retain any interest or property under the Plan and, therefore, Class 8 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders Allowed Class 8 Interests are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 8 pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      Class 9 -- Old Series A Preferred Stock Securities Claims. Class 9 consists of all Allowed Securities Claims on account of Old Series A Preferred Stock against the Debtors. The Holders of Allowed Class 9 Claims, if any, will not receive or retain any interest or property under the Plan and, therefore, Class 9 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 9 Claims are not being solicited. If there are any Allowed Class 9 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      Class 10 -- Interests of Holders of Old Series B Preferred Stock. Class 10 consists of Allowed Interests (aggregating 4,551 shares) of Holders of Old Series B Preferred Stock. The Holders of Allowed Class 10 Interests will not receive or retain any interest or property under the Plan and, therefore, Class 10 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Allowed Class 10 Interests are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 10 pursuant to the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code.

      Class 11 -- Old Series B Preferred Stock Securities Claims. Class 11 consists of all Allowed Securities Claims on account of Old Series B Preferred Stock against the Debtors. The Holders of Allowed Class 11 Claims, if any, will not receive or retain any interest or property under the Plan and, therefore, Class 11 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 11 Claims are not being solicited. If there are any Allowed Class A11 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      Class 12 -- Interests of Holders of Old Cityscape Common Stock. Class 12 consists of the Allowed Interests of Holders of Old Cityscape Common Stock. The Holders of Allowed Class 12 Interests will not receive or retain any interest or property under the Plan and, therefore, Class 12 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class A12 Interests are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 12 pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      Class 13 -- Interests of Holders of Old Stock Rights in Cityscape and all Claims Arising Out of Such Old Stock Rights. Class 13 consists of all Allowed Interests in Cityscape of Holders of Old Stock Rights and all Allowed Claims arising out of any such Old Stock Rights, including, without limitation, all Claims arising out of the rejection of Old Stock Rights. The Holders of Allowed Class 13 Interests and Claims will not receive or retain any interest or property under the Plan and, therefore, Class 13 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 13 Interests and Claims are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 13 pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      Class 14 -- Old Cityscape Common Stock and Old Warrant Securities Claims. Class 14 consists of all Allowed Securities Claims on account of Old Cityscape Common Stock or Old Warrants against the Debtors. The Holders of Allowed Class 14 Claims, if any, will not receive or retain any interest or property under the Plan and, therefore, Class 14 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 14 Claims are not being solicited. If there are any Allowed Class 14 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      Additional Information Regarding Treatment of Certain Claims

      Allocation of New Common Stock Among Classes 4,5 and 6

Background and Assumptions

      As of the Effective Date, there will be (i) approximately $332,512,500 in Allowed Class 4 Claims, and (ii) approximately $136,658,720 in Allowed Class 6 Claims (each including principal and accrued and unpaid interest as of the Petition Date). The Debtors have estimated that there will ultimately be $8,000,000 in Allowed Class 5 Claims; however, for purposes of performing the following calculations and estimating recoveries for Holders of Allowed Claims in Classes 4, 5 and 6, they have assumed (conservatively) that Allowed Class 5 Claims will ultimately total $10,000,000.

      For purposes of making distributions required under the Plan and based upon, among other things, the Debtors' estimate that Allowed Class 5 Claims will total $10,000,000, the Debtors have estimated that approximately 6,800,000 shares of New Common Stock will be issued by Reorganized Cityscape, although the certificate of incorporation of Reorganized Cityscape will authorize the issuance of a number of shares significantly in excess of that amount.

      The Plan reflects a distribution of 94.45% (6,288,564 shares) and 5.55% (369,524 shares) of the New Common Stock to the Holders of Allowed Claims in Classes 4 and 6, respectively, before giving effect to any distributions of New Common Stock on account of Allowed Class 5 Claims. (The 5.55% of the New Common Stock to be distributed to Class 6 represents New Common Stock that would have otherwise been distributed to Class 4, but which Class 4 is, in effect, contributing to Class 6.) Thus, for every dollar of Claim that is allowed in Class 5, the percentages of New Common Stock held by Holders of Claims in Classes 4 and 6 will be diluted in proportionate amounts. The calculations set forth below reflect the effect of such dilution when Allowed Claims in Class 5 equal the estimated amount of $10,000,000.

      For purposes of the following calculations, the Debtors have assumed that no Holders of Allowed Claims in Classes 4, 5 and 6 elect to receive Cash in lieu of New Common Stock and that, therefore, there are no Allowed Claims in Classes 4a, 5a and 6a.

Class 4 Distribution

      Of the estimated 6,800,000 shares of New Common Stock to be issued, Holders of Old Senior Notes will be entitled to a distribution of 6,288,564 shares, calculated as follows:

      Allowed Amount of Class 4 Claims ($332,512,500) +
      Allowed Amount of Class 6 Claims ($136,658,720)
      -----------------------------------------------
      Allowed Amount of Class 4 Claims ($332,512,500)+
      Allowed Amount of Class 6 Claims ($136,658,720)+
      Allowed Amount of Class 5 Claims (estimated at $10,000,000)

      x 6,800,000 shares

      - Amount of shares contributed by Class 4 to Class 6 (as set forth above) (369,524 shares)

      = 6,288,564 shares (or 92.48% of the 6,800,000 shares).

      Based upon the aggregate, allowed amount of Class 4 Claims (approximately $332,512,500), this means that each Holder of a Class 4 Claim will receive one share of New Common Stock for each $52.88 of the amount of such Holder's Claim (including both principal and unpaid interest as of the Petition Date).

      Note that if Class 6 or Class 6a votes to reject the Plan, Class 4 will receive an additional 369,524 shares that would otherwise have been distributed to Class 6.

Class 6 Distribution

      Of the estimated 6,800,000 shares of New Common Stock to be issued, Holders of Old Subordinated Debentures will be entitled to a distribution of 369,524 shares, or 5.43% of the 6,800,000 shares (provided that Classes 6 and 6a vote to accept the Plan). Based upon the aggregate, allowed amount of Class 6 Claims (approximately $136,658,720), this means that each Holder of a Class 6 Claim will receive one share of New Common Stock for each $369.82 of the amount of such Holder's Claim (including both principal and unpaid interest as of the Petition Date).

      Note that if Class 6 or Class 6a votes to reject the Plan, Class 6 will not receive any shares of New Common Stock.

Class 5 Distribution

      Of the estimated 6,800,000 shares of New Common Stock to be issued, Holders of Allowed General Unsecured Claims will be entitled to a distribution of approximately 141,912 shares, calculated as follows:

      Allowed Amount of Class 5 Claims (estimated at $10,000,000)
      -----------------------------------------------------------
      Allowed Amount of Class 4 Claims ($332,512,500) +
      Allowed Amount of Class 6 Claims ($136,658,720) +
      Allowed Amount of Class 5 Claims (estimated at $10,000,000)

      x 6,800,000 shares

      = 141,912 shares (or 2.09% of the 6,800,000 shares).

      Based upon the estimated, allowed amount of Class 5 Claims ($l0,000,000), this means that each Holder of a Class 5 Claim will receive one share of New Common Stock for each $70.47 of such Holder's Allowed Claim.

Effect of Variations in Aggregate Class 5 Claim Amount

      In the event Allowed Class 5 Claims total less than $10,000,000, fewer than 141,912 shares will be distributed to Class 5, and the percentages of the outstanding New Common Stock held by each of Class 4 and Class 6 will exceed 92.48% and 5.43%, respectively, in proportionate amounts. In the event Allowed Class 5 Claims total more than $10,000,000, (a) more than 6,800,000 shares of New Common Stock will be issued and outstanding (in an amount equal to (i) the aggregate amount of Allowed Class 5 Claims in excess of $10,000,000, divided by
(ii) $70.47), (b) such excess shares will distributed to the Holders of Allowed Class 5 Claims at the rate of one share per $70.47 in Allowed Claim amount, and
(c) the percentages of the outstanding New Common Stock held by each of Class 4 and Class 6 will be diluted below 92.48% and 5.43%, respectively, in proportionate amounts.

      Treatment of Unclassified Claims

      The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include Administrative Claims and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

      Administrative Claims. An "Administrative Claim" is a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a chapter 11 case of preserving the estate or operating the business of the company (including wages, salaries and commissions for services), loans and advances to the company made after the petition date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under Section 1930 of title 28, United States Code. Under the Plan, each Holder of an Allowed Administrative Claim will receive on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on, as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Debtors or the Reorganized Company agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Company, when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases. Except as provided below for (i) non-tax liabilities incurred in the ordinary course of business by the Debtors, (ii) Post-Petition Tax Claims, and (iii) DIP Claims, requests for payment of Administrative Claims must be Filed and served on counsel for the Debtors and the Reorganized Company no later than (x) sixty (60) days after the Effective Date, or (y) such later date, if any, as the Bankruptcy Court orders upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date will be forever barred from asserting such Claims against the Debtors, the Reorganized Company, or any of their respective properties. No request for payment will be required in connection with the DIP Claims, which, notwithstanding anything to the contrary in the Plan, will be paid in full in Cash on the Effective Date, as provided in the DIP Facilities and the Financing Orders.

      Claims by Professionals. Professionals or other Persons requesting compensation or reimbursement of expenses pursuant to Section 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested pursuant to Section 503(b)(4) of the Bankruptcy Code by any professional or other entity for making a substantial contribution in the Reorganization Cases) shall file and serve on the Reorganized Company and counsel for the Reorganized Company, an application for final allowance of compensation and reimbursement of expenses no later than

(i) 60 days after the Effective Date, or (ii) such later date, if any, as the Bankruptcy Court orders order upon application made prior to the end of such 60-day period; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals' Order without having filed an application may continue to receive compensation or reimbursement for services rendered before the Effective Date without further Bankruptcy Court review or approval to the extent provided in the Ordinary Course Professionals' Order. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Company, counsel for the Reorganized Company and the requesting professional or other Person on or before the later of (x) ninety (90) days after the Effective Date and (y) thirty (30) days after such date as the Bankruptcy Court establishes as the deadline for Filing such applications. The professionals of the Debtors and any Committee shall be entitled to reasonable compensation by, and reimbursement of expenses from, the Reorganized Company for services rendered or costs incurred by such professionals after the Effective Date promptly after submission of appropriate invoices to the Reorganized Company. In the event of a dispute over any such invoices, the Reorganized Company will promptly pay any amount not in dispute and, if such dispute cannot be resolved among the parties, such dispute will be resolved by the Bankruptcy Court.

      Subject to the approval of the Bankruptcy Court, unpaid fees and expenses of counsel to each of the Unofficial Committees incurred through and including the Effective Date will be paid on or as soon as practicable after the Effective Date. The Debtors acknowledge that the Unofficial Committees and their counsel have made a substantial contribution to the Debtors' chapter 11 cases and will support applications for payment of the reasonable fees and expenses of counsel to each of the Unofficial Committees.

      Claims by Indenture Trustees. On or as soon as practicable after the Effective Date, the Reorganized Company will pay the contractual claims of the Indenture Trustees for their fees and expenses including their reasonable attorneys' fees and expenses. To the extent, after being furnished with normal supporting documents for such fees and expenses, the Reorganized Company disputes the reasonableness of any such fees and expenses, the Reorganized Company will pay such fees and expenses as are not disputed, and will submit to the Indenture Trustee a written list of specific fees and expenses viewed by the Reorganized Company as not being reasonable. To the extent that the Reorganized Company and the Indenture Trustee are unable to resolve the dispute, the dispute will be resolved by the Bankruptcy Court. Pending the resolution of any such dispute by consent or by Final Order of the Bankruptcy Court, an amount of Cash equal to the disputed portion of the Indenture Trustee's request for fees and expenses will be held in trust in one or more segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the applicable Indenture Trustee, accounted for separately, and paid to the Indenture Trustee and/or returned to the Reorganized Company, as required by the agreement of the Reorganized Company and the Indenture Trustee or the Final Order of the Bankruptcy Court, as the case may be. The Indenture Trustees will not attach or set off any of their fees and expenses against distributions to Holders of Old Senior Notes or Old Subordinated Debentures and will not otherwise withhold or delay any such distributions.

      Priority Tax Claims. A Priority Tax Claim is a claim for an amount entitled to priority under Section 507(a)(8) of the Bankruptcy Code. Unless otherwise agreed to by the Debtors or the Reorganized Company and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Company, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim or as soon thereafter as is practicable, or (ii) equal quarterly cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by the Reorganized Company, and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. The foregoing treatment of Allowed Priority Tax Claims is consistent with the provisions of Section 1129(a)(9)(C) of the Bankruptcy Code, and the Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan. Pursuant to
Section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not designated as a Class of Claims for purposes of the Plan.

      Cramdown

      The so-called "cramdown" provisions of Section 1129(b) of the Bankruptcy Code permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. In the event that at least one impaired Class of Claims votes to accept the Plan (and at least one impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan under the cramdown provisions of the Bankruptcy Code. In that event, the Debtors have reserved the right to modify the Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires or permits modification of the Plan.

      At a minimum, the Debtors will request Confirmation of the Plan over the deemed rejection of Classes 7, 8, 9, 10, 11, 12, 13 and 14 under the Plan.

      Sources of Cash to Make Plan Distributions

      Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for the Reorganized Company to make the payments pursuant to the Plan will be obtained from the Reorganized Company's cash balances or the operations of the Debtors or the Reorganized Company.

      Conditions Precedent to Confirmation and Consummation of the Plan

      Conditions to Confirmation

      Confirmation of the Plan cannot occur until all of the substantive confirmation requirements under the Bankruptcy Code have been satisfied pursuant to Section 1129 of the Bankruptcy Code. In addition, the Bankruptcy Court will not enter the Confirmation Order unless the Confirmation Order is acceptable in form and substance to the Debtors and the Confirmation Order expressly authorizes and directs the Debtors, Reorganized Cityscape and Reorganized CSC to perform those actions specified in the Plan. Finally, it will be a condition to Confirmation that each of the events and actions required by the Plan to occur or to be taken prior to Confirmation will have occurred or been taken, or the Debtors, or the party whose obligations are conditioned upon such occurrences or actions, as applicable, have waived such occurrences or actions and the Bankruptcy Court confirms the Plan without such occurrence or action.

      Conditions to Effective Date

      The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors:

            (i) The Confirmation Order authorizes and directs that the Debtors, Reorganized Cityscape and Reorganized CSC take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of the Plan set forth in Section XI of the Plan.

            (ii) The statutory fees owing the U.S. Trustee have been paid in full.

            (iii) All other actions and documents necessary to implement the provisions of the Plan have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

C.    Waiver of Conditions to Confirmation and Effective Date

      Each of the conditions to Confirmation and the Effective Date, other than the condition set forth in Section X.B.2 of the Plan (requiring payment in full of statutory fees owed to the U.S. Trustee), may be waived in whole or in part by Cityscape and CSC at any time, without notice or an Order of the Bankruptcy Court. The failure to satisfy or to waive any condition may be asserted by Cityscape and CSC regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by Cityscape and CSC). The failure of Cityscape and CSC to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.

      Modification or Revocation of the Plan; Severability

      The Debtors reserve the right to modify the Plan at any time prior to the Confirmation Date in the manner provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to
Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order. The potential impact of any such amendment or modification on the Holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes.

      The Debtors reserve the right after the Confirmation Date and before the Effective Date to modify the terms of the Plan or waive any conditions to the effectiveness thereof if and to the extent the Debtors determine that such modifications or waivers are necessary or desirable in order to consummate the Plan. The Debtors will give such Holders of Claims and Interests notice of such modifications or waivers as may be required by applicable law and the Bankruptcy Court, and any such modifications will be subject to the approval of the Bankruptcy Court to the extent required by, and in accordance with, Section 1127 of the Bankruptcy Code. The Debtors will give notice to any Committee, each of the Unofficial Committees and each of the DIP Lenders of any modification of the Plan.

      The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan will be null and void, and all of the Debtors' respective obligations with respect to the Claims and Interest will remain unchanged and nothing contained in the Plan or in this Disclosure Statement will be deemed an admission or statement against interest or constitute a waiver or release of any claims by or against either Debtor or any other Person or to prejudice in any manner the rights of either Debtor or any Person in any further proceedings involving either Debtor or any Person in any further proceedings involving either Debtor of any Person.

      If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power, upon the request of the Company, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.    The Reorganized Company

      A description of various matters relating to the Reorganized Company including (i) information relating to the business to be conducted by Reorganized Cityscape and Reorganized CSC following the Effective Date, (ii) the proposed management of Reorganized Cityscape and Reorganized CSC and proposed compensation and other arrangements relating thereto, and (iii) certain corporate governance matters, is set forth or referenced below.

      Corporate Structure

      On the Effective Date, Cityscape will become Reorganized Cityscape, CSC will become Reorganized CSC, and Reorganized CSC will be a wholly-owned subsidiary of Reorganized Cityscape.

      Business of the Reorganized Company

      Following the Effective Date, the Debtors estimate that the Reorganized Company will have net assets with an approximate carrying value of $68 million, consisting primarily of mortgage residual certificates, receivables related to such certificates, and cash. The use of such assets (including the possibility of reentering the mortgage loan origination business and/or combining with one or more other businesses) will be left to the discretion of the Boards of Directors of the Reorganized Company

      Directors and Management of Reorganized Cityscape and Reorganized CSC

      Board of Directors

      It is anticipated that the Board of Directors of Reorganized Cityscape will consist of one to ten members. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that the members of the Board of Directors will include D. Richard Thompson, Mark Lasry and Mark A. Neporent. Mr. Thompson is a principal of Moulton, which is currently providing consulting services to the Debtors, and a principal of Aegis Mortgage Corporation, a mortgage banking firm headquartered in Houston Texas. Mr. Lasry is executive vice president at New York-based Amroc Investments. Mr. Neporent is a former partner of the law firm of Schulte Roth and is currently the Chief Operating Officer of Cerberus Capital Management, L.P. Schulte Roth has represented and continues to represent, Cerberus Partners, L.P., a member of the Unofficial Senior Noteholders' Committee, in various matters. The Debtors have been advised that Mr. Thompson has performed services on behalf of Cerberus Partners, L.P. pursuant to a contractual relationship between the parties.

      It is anticipated that the Board of Directors of Reorganized CSC will consist of no less than one member. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that the members will be the same as the members of Reorganized Cityscape's Board of Directors.

      Executive Officers

      The initial officers of Reorganized Cityscape will be selected by the Board of Directors of Reorganized Cityscape. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that D. Richard Thompson will be the chief executive of Reorganized Cityscape. Mr. Thompson is currently President of Aegis Mortgage Corporation, a mortgage banking firm headquartered in Houston, Texas that originates and services loans. Prior to his involvement in the business side of the mortgage banking industry, Mr. Thompson practiced corporate law with the Houston law firm of Liddell, Sapp & Zivtey where he specialized in thrift and mortgage banking matters. In 1987, Mr. Thompson began working for North American Mortgage Company and, since then, has served as President of Troy & Nichols and First Gibraltar Mortgage. Currently Mr. Thompson is secretary and treasurer of the Texas Mortgage Bankers Association. To the extent that initial officers have been selected, their names will be disclosed in a schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized Cityscape will negotiate compensation packages with its officers that are consistent with the compensation packages in the industry. The compensation packages are expected to include a base salary and possibly incentive compensation, each in accordance with industry norms.

      The initial officers of Reorganized CSC will be selected by the Board of Directors of Reorganized CSC. The Debtors have been advised by the Unofficial Senior Noteholders' Committee that D. Richard Thompson will also be the chief executive of Reorganized CSC. To the extent that initial officers have been selected, their names will be disclosed in a schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized CSC will negotiate compensation packages with its officers that are consistent with the compensation packages in the industry. The compensation packages are expected to include a base salary and possibly incentive compensation, each in accordance with industry norms.

      Certain Corporate Governance Matters

      Reorganized Cityscape Certificate of Incorporation and Reorganized Cityscape Bylaws

      The forms of the Reorganized Cityscape Certificate of Incorporation and the Reorganized Cityscape Bylaws are attached to the Plan as Exhibits "A" and "B", respectively.

      Reorganized CSC Certificate of Incorporation and Reorganized CSC Bylaws

      The forms of the Reorganized CSC Certificate of Incorporation and the Reorganized CSC Bylaws are attached to the Plan as Exhibits "C" and "D", respectively.

E.    Issuance of New Common Stock

      On the Effective Date or as soon as practicable thereafter, Reorganized Cityscape will, in accordance with the Plan, issue the New Common Stock to Holders of Allowed Class 4, 5 and 6 Claims. On the Effective Date, all securities, instruments and agreements entered into pursuant to the Plan, including, without limitation the New Common Stock and any security, instrument or agreement entered into in connection therewith, will become effective and binding in accordance their respective terms and conditions upon the parties thereto without further act or action under applicable law, regulation, order or rule, and will be deemed to become effective simultaneously.

      Applicability of Federal and Other Securities Laws

      In reliance upon the exemption provided by Section 1145(a)(1) of the Bankruptcy Code, the Debtors have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Common Stock that will be offered pursuant to the Plan.

      Section 1145(a)(1). Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of Section 5 of the Securities Act and from registration under state and local securities laws if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold claims against, interests in, or claims for administrative expenses against, the debtor; and (iii) the securities are issued in exchange for the recipients' claims against or interests in the debtor, or principally in such exchange and partly for cash or property.

      The New Common Stock issued pursuant to the Plan will not be "restricted securities" within the meaning of Rule 144 under the Securities Act and may be freely transferred by Holders of Allowed Class 4, Class 5 and Class 6 Claims under the Securities Act and their successors and assigns. Accordingly, all resales and subsequent transactions in the New Common Stock are exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the Holder is deemed to be an "underwriter" with respect to such securities or an "affiliate" of an issuer. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

            (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

            (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

            (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

            (iv) a person who is an issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

      Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Any Holder of an Allowed Claim or Interest (or group of Holders of such Claims and/or Interests who act in concert) who receives a substantial amount of New Common Stock pursuant to the Plan may be deemed to be an "affiliate" of an issuer and therefore an "issuer" and therefore an "underwriter" under the foregoing definitions.

      Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan.

      GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE TRANSFERRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF ALLOWED CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

      Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (e.g., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act) or quoted in a U.S. automated interdealer quotation system (e.g., Nasdaq). Holders of such securities who are deemed to be "underwriters" within the meaning of
Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming that all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.

      To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., volume limitations, manner of sale, availability of current information about the issuer, etc.), any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Company.

      THE NEW COMMON STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY AND NEITHER THE SEC NOR SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

F.    Distributions Under the Plan

      General

      Except as otherwise provided in the Plan with respect to any particular Class or Claim, property to be distributed under the Plan on account of Allowed Claims and Allowed Interests in an Impaired Class (a) will be distributed on the Effective Date or as soon as practicable thereafter to each Holder of an Allowed Claim or an Allowed Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (b) will be distributed to each Holder of an Allowed Claim or an Allowed Interest of that Class that becomes an Allowed Claim or Allowed Interest after the Effective Date, as soon as practicable after the Order of the Bankruptcy Court allowing such Claim or Interest becomes a Final Order. Except as otherwise provided in the Plan with respect to any particular Class or Claim, property to be distributed under the Plan on account of Claims in a Class that are not Impaired or on account of an Administrative Claim will be distributed on the later of (i) the Effective Date or as soon as practicable thereafter, or if any Claim is not an Allowed Claim as of the Effective Date, on the date the Order allowing such Claim becomes a Final Order or as soon as practicable thereafter, and (ii) the date on which the distribution to the Holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim.

      Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for Reorganized Cityscape and Reorganized CSC to make payments pursuant to the Plan will be obtained from Cityscape's and CSC's existing cash balances or the operations of the Debtors or the Reorganized Company, as applicable. See Section IV.A, "THE PLAN OF REORGANIZATION -- Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests" and "-- Overview of the Plan -- Sources of Cash to Make Plan Distributions." Reorganized Cityscape, Reorganized CSC or such Person(s) as Cityscape and CSC may employ in their sole discretion, will serve as Disbursing Agent(s). Each Disbursing Agent will make all distributions of Cash and securities required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than Reorganized Cityscape or Reorganized CSC, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Company on terms acceptable to the Reorganized Company.

      Cash payments made pursuant to the Plan will be in U.S. dollars. Cash payments to foreign creditors may be made, at the option of Cityscape and CSC or the Reorganized Company, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by Reorganized Cityscape or Reorganized CSC will be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check will be made directly to the Disbursing Agent as set forth below and in Section VI.G of the Plan. All payments in respect of Bank Claims will be by wire transfer.

      The Plan provides that the Disbursing Agent will make all distributions required under the applicable provisions of the Plan. No distributions under the Plan will be made to or on behalf of any Holder of any Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation canceled pursuant to Section IX.B.1 of the Plan, unless such Holder first tenders the applicable instruments, securities or other documentation to the Disbursing Agent. See "THE PLAN OF REORGANIZATION -- Distributions Under the Plan -- Surrender of Canceled Voting Securities and Exchange for New Securities" below.

      Timing and Methods of Distributions

      Transfers of New Common Stock

      Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance or transfer of a number of shares of New Common Stock that is not a whole number, the actual distribution of such New Common Stock will be rounded to the next higher or lower whole number as follows: (a) fractions of 1/2 or greater will be rounded to the next higher whole number and (b) fractions of less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims will be adjusted as necessary to account for the rounding provided for in Section VI.C.2 of the Plan. No consideration will be provided in lieu of fractional shares that are rounded down (including in connection with calculating the amount of Cash that a Holder of an Allowed Class 4a, 5a or 6a Claim is entitled to receive).

      Compliance With Tax Requirements

      In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan: (i) each Holder of an Allowed Claim that is to receive a distribution of Cash or New Common Stock pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash or New Common Stock to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to
Section VI.G of the Plan.

      Distribution Record Date

      As of the close of business on the Distribution Record Date, the transfer registers for the Old Securities maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and its respective agents and the Indenture Trustees will have no obligation to recognize the transfer of the Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

      Surrender of Cancelled Voting Securities and Exchange for New Securities

      Tender of Voting Securities

      The mechanism by which Holders of Allowed Claims in Class 4 or 6 surrender their Voting Securities and exchange such Voting Securities for New Common Stock will be determined based upon the manner in which the Voting Securities were issued and the mode in which they are held, as set forth below.

      Voting Securities Held in Book-Entry Form. Voting Securities held in book-entry form through bank and broker nominee accounts will be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the systems of the applicable securities depository or Clearing System (as described below and in Section VI.F.2 of the Plan) holding such Voting Securities on behalf of the brokers or banks.

      Voting Securities in Physical, Registered, Certificated Form. Each Holder of Voting Securities in physical, registered, certificated form will be required, promptly after the Confirmation Date, to deliver his, hers or its physical certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed letter of transmittal, to be distributed by the Information Agent or Disbursing Agent, as the case may be, promptly after the Confirmation Date and containing such representations and warranties as are described herein (a "Letter of Transmittal"). Any New Common Stock to be distributed pursuant to the Plan on account of any Allowed Claim in Class 4 or 6 represented by a Voting Security held in physical, registered, certificated form will, pending such surrender, be treated as an undeliverable distribution pursuant to Section VI.G of the Plan.

      Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Voting Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If Voting Securities are registered in the name of a Person other than the Person signing the Letter of Transmittal, the Voting Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

      All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination will be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. Cityscape reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered

Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

      Voting Securities in Bearer Form Held Through a Broker or Bank Participant in a Clearing System. Voting Securities held in bearer form through a broker or bank participant in a Clearing System will be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the securities depositary holding such Voting Securities on behalf of the broker or bank.

      Delivery of New Securities in Exchange for Voting Securities

      On the Effective Date, Reorganized Cityscape or the Disbursing Agent will issue and authenticate the New Common Stock and will apply to DTC (as defined below) to make the New Common Stock eligible for deposit at DTC. With respect to Holders of Voting Securities who hold such Voting Securities through nominee accounts at bank and broker participants in DTC, Euroclear and Cedel (collectively, the "Clearing Systems"), the Disbursing Agent will deliver the New Common Stock to DTC or to the registered address specified by the Clearing Systems. The Clearing System (or its depositary) will return the applicable Voting Securities to the Disbursing Agent for cancellation. The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Voting Securities for the applicable New Common Stock by crediting the accounts of its participants with the New Common Stock in exchange for the Voting Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Voting Securities through such firms. Neither the Reorganized Company nor the Disbursing Agent will have any responsibility or liability in connection with the Clearing Systems' or such participants' effecting, or failure to effect, such exchanges.

      Holders of Voting Securities holding such Voting Securities outside a Clearing System will be required to surrender their Voting Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above and in Section VI.F.1.b of the Plan). The Disbursing Agent will forward applicable New Common Stock on account of such Voting Securities to such Holders.

      Other Matters with Respect to the Surrender of Voting Securities

      By participating in any of the above procedures, each Holder of the Voting Securities will be representing and warranting (and the Letters of Transmittal will so provide) that, among other things, the Holder has full power and authority to tender, exchange, sell, assign and transfer the Voting Securities and that when such Voting Securities are accepted for exchange by the Debtors or the Reorganized Company, the Debtors or the Reorganized Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and that the Voting Securities are not subject to any adverse claims or proxies. The Holder also agrees that he, she or it will, upon request, execute and deliver any additional documents deemed by the Disbursing Agent, the Debtors or the Reorganized Company to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Voting Securities exchanged. All authority conferred by participating in the above procedures will survive the death or incapacity of the Holder, and all obligations of the Holder will be binding upon the heirs, personal representatives, successors and assigns of the Holder.

      The surrender of Voting Securities pursuant to any one of the procedures described in this Solicitation Statement, upon the Debtors' or the Reorganized Company's acceptance for exchange of such Voting Securities, constitutes a binding agreement between the Holder and the Debtors or the Reorganized Company upon the terms, and subject to the conditions, of the Plan.

      Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments

      Any Holder of a Claim or Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) an affidavit of loss or other evidence reasonably satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may reasonably be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with Section V.F.3 of the Plan, the Holder of a Claim or Interest evidenced by such an Instrument will, for all purposes under the Plan and notwithstanding anything to the contrary contained herein, be deemed to have surrendered such Instrument.

      Failure to Surrender Canceled Instrument

      Any Holder of Voting Securities holding such Voting Securities in physical, registered or certificated form who has not properly completed and returned to the Disbursing Agent a Letter of Transmittal, together with the applicable Tendered Certificates, within two years after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and will be forever barred from asserting any such claim against Reorganized Cityscape, Reorganized CSC or their properties. In such cases, any New Common Stock held for distribution on account of such claim will be disposed of pursuant to the provisions of Section VI.G of the Plan.

      Delivery of Distributions; Undeliverable or Unclaimed Distributions

      Any Person that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within 90 days of its issuance will be entitled to receive a reissued check from Reorganized Cityscape or Reorganized CSC, as the case may be, for the amount of the original check, without any interest, if such Person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent reasonably requests to verify that such Person is entitled to such check, prior to the second anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the second anniversary of the Effective Date, such Person will not be entitled to receive any distribution under the Plan.

      Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or an Allowed Interest will be made to the address of such Holder on the books and records of Cityscape and CSC or their agents, unless either Debtor, Reorganized Cityscape or Reorganized CSC, as applicable, has been notified in writing of a change of address. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, such Disbursing Agent will use reasonable efforts to determine the current address of such Holder, but no distribution will be made to such Holder unless and until the applicable Disbursing Agent has determined or is notified in writing of such Holder's then-current address, at which time such distribution will be made to such Holder without interest. Undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to
Section VI.A of the Plan until such time as a distribution becomes deliverable. Undeliverable cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with Cityscape's and CSC's investment and deposit guidelines. Any interest paid, and any other amounts earned, with respect to such undeliverable Cash pending its distribution in accordance with the Plan shall be property of Reorganized Cityscape or Reorganized CSC, as the case may be. Undeliverable New Common Stock will be held in trust for the benefit of the potential claimants of such securities by the Disbursing Agent in principal amounts or numbers of shares or warrants sufficient to fund the unclaimed amounts of such securities and will be accounted for separately. Any unclaimed or undeliverable distributions (including Cash and New Common Stock) will be deemed unclaimed property under
Section 347(b) of the Bankruptcy Code at the expiration of two years after the Effective Date and, after such date, all such unclaimed property will revert to Reorganized Cityscape or Reorganized CSC, as the case may be, and the Claim or Interest of any Holder with respect to such property will be discharged and forever barred.

      Pending the distribution of any New Common Stock, pursuant to the Plan, the Disbursing Agent will cause the New Common Stock held by it in its capacity as Disbursing Agent to be: (A) represented in person or by proxy at each meeting of the stockholders of Reorganized Cityscape; and (B) voted with respect to any matter of Reorganized Cityscape, proportionally with the votes cast by other stockholders of Reorganized Cityscape.

      Procedures for Treating Disputed Claims

      Except insofar as a Claim or Interest is allowed under the Plan, Reorganized Cityscape and Reorganized CSC will be entitled and reserve the right to object to Claims and Interests. Except as otherwise provided in

Section VI.H.3 of the Plan and except as may otherwise be ordered by the Bankruptcy Court, objections to any Claim or Interest, including, without limitation, Administrative Claims will be Filed and served upon the Holder of such Claim or Interest no later than the later of (a) 60 days after the Effective Date, and (b) 60 days after a proof of claim, request for payment of such Claim or proof of interest is Filed, unless such period is extended by the Bankruptcy Court, which extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only Cityscape, CSC, Reorganized Cityscape and Reorganized CSC will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, Cityscape, CSC, Reorganized Cityscape and Reorganized CSC may settle or compromise any Disputed Claim or Disputed Interest without approval of this Bankruptcy Court. Except as (i) specified otherwise in the Plan, or (ii) ordered by the Bankruptcy Court, all Disputed Claims or Disputed Interests will be resolved by the Bankruptcy Court.

      Among other things, either Debtor may elect, at its sole option, to object or seek estimation under Section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a Holder of a Claim or a proof of interest filed by or on behalf of a Holder of an Interest.

      All Tort Claims are Disputed Claims. Any unliquidated Tort Claim that is not otherwise settled or resolved pursuant to Section VI.H.1.a of the Plan will be determined and liquidated in the Bankruptcy Court. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with Section VI.H.1.b of the Plan that is no longer subject to appeal or other review will be deemed to be an Allowed Claim in Class 5 or Class 5a in such liquidated amount and satisfied in accordance with this Plan. Nothing contained in Section VI.H.1.b of the Plan will constitute or be deemed a waiver of any claim, right or cause of action that the Debtors or the Reorganized Company may have against any Person in connection with or arising out of any Tort Claim, including, without limitation, any rights under Section 157(b) of title 28, United States Code.

      Except as otherwise ordered by the Bankruptcy Court, objections to the Claims of professionals will be governed by the provisions of Section V.A.3.b of the Plan. Objections to Administrative Claims based on ordinary course liabilities, Trade Claims and Employee Claims will be governed by applicable law.

      Within 30 days after the end of each calendar quarter following the Effective Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed: (i) matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs; and (ii) any dividends or other payments made on account of New Common Stock, if any, provided to the Class to which such Claim or Interest belongs, but held pending distribution.

      Set offs

      Except with respect to Claims allowed pursuant to the Plan or claims of Cityscape, CSC, Reorganized Cityscape or Reorganized CSC released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, Cityscape, CSC, Reorganized Cityscape or Reorganized CSC, as the case may be, may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that Cityscape, CSC, Reorganized Cityscape or Reorganized CSC may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim under the Plan will constitute a waiver or release by Cityscape, CSC, Reorganized Cityscape or Reorganized CSC of any such claims, rights and causes of action that Cityscape, CSC, Reorganized Cityscape or Reorganized CSC may possess against such Holder.

      Termination of Subordination

      The classification and manner of satisfying all Claims and Interests under the Plan and the distributions thereunder take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination, Section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such Holder may have with respect to any distribution to be made pursuant to the Plan will be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims and Allowed Interests will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

G.    General Information Concerning the Plan

      The following is a summary of certain additional information concerning the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan. For a discussion of the classification and treatment of Claims and Interests under the Plan, see Section IV.A, "THE PLAN OR REORGANIZATION -- Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests."

      Treatment of Executory Contracts and Unexpired Leases

      Under Section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Petition Date is rejected by the Debtors, it will be treated as if the Debtors breached such contract or lease on the date immediately preceding the Petition Date, and the other party to the agreement may assert an Unsecured Claim for damages incurred as a result of the rejection. In the case of the rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by Sections 365 and 502 of the Bankruptcy Code.

      Assumptions

      To the extent that any of the contracts listed on a schedule to be Filed and served on the parties thereto prior to the Confirmation Hearing is an executory contract, the Debtors will assume each such contract pursuant to
Section 365 of the Bankruptcy Code on the Effective Date. Listing a contract or lease on such schedule does not constitute an admission by the Debtors, Reorganized Cityscape or Reorganized CSC that such contract or lease is an executory contract or unexpired lease or that the Debtors, Reorganized Cityscape or Reorganized CSC has any liability thereunder. The Confirmation Order will constitute an Order of the Bankruptcy Court approving the assumptions described in Section VII.A of the Plan, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

      Cure of Defaults in Connection with Assumption

      Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to
Section 365(b)(1) of the Bankruptcy Code, at the option of Cityscape, CSC, Reorganized Cityscape or Reorganized CSC: (a) by payment of the default amount in cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding: (i) the amount of any cure payments; (ii) the ability of Reorganized Cityscape or Reorganized CSC, as the case may be, to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy
Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption.

      Rejections

      Except as otherwise provided in (i) Section VII.A of the Plan (providing for the filing and service of a schedule of contracts to be assumed), (ii) any previous Orders authorizing the assumption or rejection of any of the Debtors' executory contracts or unexpired leases or (iii) or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, Cityscape and CSC will reject each of the executory contracts and unexpired leases to which either of them is a party. The Confirmation Order will constitute an Order of the Bankruptcy Court approving such rejections, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

      Bar Date for Rejection Damages

      If the rejection of an executory contract or unexpired lease pursuant to
Section VII.C of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against Cityscape, CSC, Reorganized Cityscape, Reorganized CSC, their respective successors or their respective assets or properties unless (a) a stipulation with respect to the amount and nature of such claim has been entered into by any of Cityscape, CSC, Reorganized Cityscape or Reorganized CSC, as applicable, and the Holder of such Claim in connection with the rejection of such executory contract or unexpired lease or (b) a proof of Claim is filed and served on Reorganized Cityscape or Reorganized CSC, as the case may be, and counsel for Reorganized Cityscape or Reorganized CSC, as the case may be, within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims arising from the rejection of executory contracts and unexpired leases will be treated as Claims in Class 5 or 13 as applicable.

      Continuation of Certain Retirement and Other Benefits

      All employment, retirement and other related agreements and incentive compensation programs to which Cityscape or CSC is a party are treated as executory contracts under the Plan and will be assumed or rejected pursuant to
Section VII of the Plan and Sections 365 and 1123 of the Bankruptcy Code.

      Executory Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date

      Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors will be performed by the Debtors or the Reorganized Company, in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations will survive and remain unaffected by entry of the Confirmation Order.

      Legal Effects of the Plan

      Continued Corporate Existence; Vesting of Assets in Reorganized Cityscape and Reorganized CSC

      Reorganized Cityscape will exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the general corporate law of Delaware. Reorganized CSC will exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the general corporate law of New York. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of Cityscape's Estate will vest in Reorganized Cityscape and all property of CSC's Estate will vest in Reorganized CSC, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Old Securities and Old Stock Rights. From and after the Effective Date, Reorganized Cityscape and Reorganized CSC may operate their business and use, acquire, and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

      Cancellation of Old Securities and Related Agreements

      On the Effective Date, all securities, instruments and agreements governing any Claims or Interests Impaired by the Plan, including, without limitation, (i) the Old Securities, (ii) the indentures governing the Old Debt,
(iii) the agreements governing the Old Warrants and (iv) any security, instrument or agreement entered into in connection with any of the foregoing, in each case will be deemed terminated, cancelled and extinguished, and except as otherwise provided in the Plan, Cityscape and CSC, on the one hand, and the Indenture Trustees, on the other hand, will be released from any and all obligations under the applicable indenture except with respect to the payments required to be made to each such Indenture Trustee as provided in the Plan or with respect to such other rights of such Indenture Trustee that, pursuant to the terms of such indenture, survive the termination of such indenture. Termination of the indentures will not impair the rights of the Holders of Old Debt to receive distributions on account of Old Debt pursuant to the Plan.

      Preservation of Rights of Action Held by Cityscape, CSC, Reorganized Cityscape or Reorganized CSC

      Except as provided in the Plan, or in any contract, instrument, release or other agreement entered into in connection with the Plan, in accordance with
Section 1123(b) of the Bankruptcy Code, Reorganized Cityscape and Reorganized CSC will retain (and may enforce) any claims, rights and causes of action that the Debtors or their Estates may hold against any Person, including, among other things, (i) any claims, rights or causes of action under Sections 544 through 550 of the Bankruptcy Code or any similar provisions of State law, or any other statute or legal theory, and (ii) any claims for recovery against present or former Holders of Trade Claims who received payments from the Debtors during the pendency of the Debtors' chapter 11 cases on account of Trade Claims to the extent that such payments resulted in such Holders' receiving greater distributions on account of their Trade Claims than that to which they are entitled under Section V.B.5 of the Plan; provided, however, that (i) in the event that Class 4 and Class 4a vote to accept the Plan, any such claims, rights or causes of action against Holders of Allowed Claims in such Class (solely in their capacities as such) will be released, discharged and extinguished on the Effective Date, whether or not then pending, and (ii) in the event that Class 6 and Class 6a vote to accept the Plan, any such claims, rights or causes of action against Holders of Allowed Claims in such Class (solely in their capacities as such) will be released, discharged and extinguished on the Effective Date, whether or not then pending.

      Discharge of Debtors and Injunction

      Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, the Debtors will be deemed discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (C) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons will be precluded from asserting against Reorganized Cityscape, Reorganized CSC, their respective successors, or their respective assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order will act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.

      Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized Cityscape or Reorganized CSC, or their respective successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized Cityscape or Reorganized CSC, or their respective successors or their respective properties;

(iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized Cityscape or Reorganized CSC, or their respective successors or their respective properties; and (iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction will recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

      Limitation of Liability

      None of the Debtors, Reorganized Cityscape, Reorganized CSC, the members of the Unofficial Senior Noteholders' Committee, the members of the Unofficial Subordinated Debentureholders' Committee, the members of the Creditors' Committee, the Indenture Trustees or any of their respective employees, officers, directors, agents, or representatives, or any professional persons employed by any of them (including, without limitation, their respective Designated Professionals), will have any responsibility, or have or incur any liability, to any Person whatsoever (i) for any matter expressly approved or directed by the Confirmation Order or (ii) under any theory of liability (except for any claim based upon willful misconduct or gross negligence) for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan; provided, that nothing in Section XI.B of the Plan will limit the liability of any Person for breach of any express obligation it has under the terms of the Plan or under any agreement or other document entered into by such Person either post-Petition Date or in accordance with the terms of the Plan (except to the extent expressly provided in the Confirmation Order) or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

      The limitation of liability described above is in addition to the so-called "safe harbor" provision of Section 1125(e) of the Bankruptcy Code.
Section 1125(e) provides in general that a person who, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, either (i) solicits acceptance or rejection of a plan of reorganization, or (ii) participates in the offer, issuance, sale or purchase of a security under a plan, is not liable on account of such solicitation or participation for violation of any applicable law governing solicitation of acceptance or rejection of a plan of reorganization or the offer, issuance, sale or purchase of securities under a plan.

      Releases

      On the Effective Date, each of the Debtors will release unconditionally
(i) each of the Debtors' then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) (collectively, the "Debtor Releasees"), (ii) the Creditors' Committee and, solely in their capacity as members or representatives of the Creditors' Committee, each member, consultant, attorney, accountant or other representative of the Creditors' Committee (including, without limitation, their respective Designated Professionals), (iii) the Unofficial Senior Noteholders' Committee and, solely in their capacity as members or representatives of the Unofficial Senior Noteholders' Committee, each member, consultant, attorney, accountant or other representative of the Unofficial Senior Noteholders' Committee (including, without limitation, their respective Designated Professionals), (iv) the Unofficial Subordinated Debentureholders' Committee and, solely in their respective capacity as members or representatives of the Unofficial Subordinated Debentureholders' Committee, each member, consultant, attorney, accountant or other representative of the Unofficial Subordinated Debentureholders' Committee (including, without limitation, their respective Designated Professionals), (v) the Indenture Trustees, in their respective capacities as Indenture Trustee, and each of their then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to Cityscape, CSC, the Company's trust indentures, the CIT Facility, the Greenwich Facility, the DIP Facilities, the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement.

      On the Effective Date, (i) provided that Class 4 and Class 4a vote to accept the Plan, each Holder of a Class 4 or Class 4a Claim, and (ii) provided that Class 6 and Class 6a vote to accept the Plan, each Holder of a Class 6 or Class 6a Claim will be deemed to have unconditionally released the Debtor Releasees from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to Cityscape, CSC, the Company's trust indentures, the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement.

      Indemnification

      The Debtors will fully indemnify and Reorganized Cityscape or Reorganized CSC, as the case may be, will assume the Debtors' obligations to indemnify any person by reason of the fact that he or she is or was a director officer, employee, agent, Designated Professional, member, or other authorized representative (in each case, as applicable) of either of the Debtors, the Creditors' Committee, the Unofficial Senior Noteholders' Committee, the Unofficial Subordinated Debentureholders' Committee or the Indenture Trustees (collectively, the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorney's fees and expenses), arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan and the transactions contemplated thereby and the Disclosure Statement in support thereof; provided, however, that the foregoing indemnification will not apply to any liabilities arising from the gross negligence or willful misconduct of any Indemnitee. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from Reorganized Cityscape or Reorganized CSC, the Indemnitee will promptly notify Reorganized Cityscape or Reorganized CSC, as the case may be, in writing and Reorganized Cityscape or Reorganized CSC, as the case may be, will assume the defense thereof including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses of such Indemnitee. The Indemnitee will have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnitee unless (a) Reorganized Cityscape or Reorganized CSC, as the case may be, has agreed to pay the fees and expenses of such counsel, or (b) Reorganized Cityscape or Reorganized CSC, as the case may be, will have failed to assume promptly the defense of such claim, action or proceeding or to employ counsel reasonably satisfactory to the Indemnitee in any such claim, action or proceeding, or (c) the named parties in any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and Reorganized Cityscape or Reorganized CSC, as the case may be, and the Indemnitee believes, in the exercise of its business judgment and in the opinion of its legal counsel, reasonably satisfactory to Reorganized Cityscape or Reorganized CSC, as the case may be, that the joint representation of Reorganized Cityscape or Reorganized CSC, as the case may be, and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies Reorganized Cityscape or Reorganized CSC, as the case may be, in writing that it elects to employ separate counsel at the expense of Reorganized Cityscape or Reorganized CSC, Reorganized Cityscape or Reorganized CSC, as the case may be, will not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, neither Reorganized Cityscape nor Reorganized CSC will effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Reorganized Cityscape or Reorganized CSC unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee reasonably satisfactory in form and substance to the Indemnitee.

      Retention of Bankruptcy Court Jurisdiction

      To the maximum extent permitted by the Bankruptcy Code or other applicable law, the Bankruptcy Court will have jurisdiction of all matters arising out of, and related to, the Reorganization Cases and the Plan pursuant to, and for the purpose of, Sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction to:

            (i) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;

            (ii) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

            (iii) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which Cityscape or CSC is a party or with respect to which Cityscape or CSC may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

            (iv) Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

            (v) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving Cityscape, CSC, Reorganized Cityscape or Reorganized CSC that may be pending on the Effective Date;

            (vi) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Solicitation Statement or the Confirmation Order, except as otherwise provided herein;

            (vii) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

            (viii) Subject to any restrictions on modifications provided in the Plan or in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Solicitation Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Solicitation Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, the Plan, the Solicitation Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Solicitation Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

            (ix) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

            (x) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

            (xi) Except as otherwise provided in the Plan, or with respect to specific matters, in the Confirmation Order or any other Order entered in connection with the Reorganization Cases, determine any other matters that may arise in connection with or relating to the Plan, the Solicitation Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Solicitation Statement or the Confirmation Order;

            (xii) Hear and dispose of any claims assigned to, and asserted by, Reorganized Cityscape or Reorganized CSC pursuant to Section XI.F of the Plan;

            (xiii) Resolve any disputes relating to the Indenture Trustees' requests for payment of their fees and expenses, as provided in Section V.A.3.b of the Plan;

            (xiv) Resolve any disputes over invoices submitted by professionals to the Reorganized Company for compensation for services rendered or reimbursement of expenses incurred after the Effective Date, as provided in Section V.A.3.b of the Plan; and

            (xv) Enter an Order or Orders closing the Reorganization Cases.

V.    CONFIRMATION AND CONSUMMATION PROCEDURES

A.    Solicitation of Acceptances

      As permitted by the Bankruptcy Code, the Debtors are soliciting, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the acceptance of the Plan by all Classes of Claims that are "Impaired" under the Plan and that are entitled to vote on the Plan. The solicitation of acceptances from Holders of Claims in unimpaired Classes is not required under the Bankruptcy Code. The following Classes are Impaired and are entitled to vote on the Plan:

      Class 4 and 4a - Senior Note Claims and Small Senior Note Claims;

      Class 5 and 5a - General Unsecured Claims and Small Unsecured Claims; and

      Class 6 and 6a - Subordinated Debenture Claims and Small Subordinated Debenture Claims.

      A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations.

      In addition to this voting requirement, Section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in Section 1129(b) of the Bankruptcy Code discussed below.

      Any Holder of an Impaired Claim in Class 5 or Class 5a (i) whose Claim has been scheduled by the Debtors in the schedules of assets and liabilities filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who has file a proof of Claim on or before the deadline for filing proofs of claim, as applicable to such Claim, with respect to which the Debtors' have not filed an objection on or before the Voting Deadline or the amount of which has been determined or estimated for voting purposes by the Bankruptcy Court is entitled to accept or reject the Plan (unless such Claim has been disallowed by the Bankruptcy Court for purposes of accepting or rejecting the Plan). Class 4, 4a, 6 and 6a Claims are deemed allowed pursuant to the Plan. The Voting Record Date for determining which Holders of Claims in Classes 4, 4a, 6 and 6a are entitled to accept or reject the Plan is __________ ___, 1999, which is the date that the order approving this Disclosure Statement was entered.

B.    Confirmation Hearing

      The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on the Confirmation of the Plan. The Confirmation Hearing has been scheduled for __:__ __, New York City Time, on _________ __, 1999. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice other than an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served upon the following or before __:__ __,New York City Time, on _______ ___, 1999:

      LATHAM & WATKINS
      Attorneys for the Debtors
      885 Third Avenue, Suite 1000
      New York, NY 10027
      Attn.: Robert J. Rosenberg, Esq.

      CITYSCAPE FINANCIAL CORP.
      CITYSCAPE CORP.
      565 Taxter Road
      Elmsford, NY 10523-2300
      Attn.: Steven M. Miller

      KASOWITZ, BENSON, TORRES & FRIEDMAN, LLP
      Attorneys for the Unofficial Senior Noteholders' Committee
      1301 Avenue of the Americas
      New York, NY 10019
      Attn.: David M. Friedman, Esq.

      KRAMER LEVIN NAFTALIS & FRANKEL LLP
      Attorneys for the Unofficial Subordinated Debentureholders' Committee 919 Third Avenue
      New York, NY 10022
      Attn.: Kenneth H. Eckstein, Esq.

      OFFICE OF THE UNITED STATES TRUSTEE
      33 Whitehall Street, 21st Floor
      New York, New York 10004

C.    Confirmation

      At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if the Plan satisfies all of the requirements of Section 1129 of the Bankruptcy Code. The requirements, in relevant part, are the following:

            a) The Plan and the Debtors must comply with the applicable provisions of the Bankruptcy Code.

            b) The Plan must have been proposed in good faith and not by any means forbidden by law.

            c) Any payment made or to be made by the Debtors, or by an entity issuing securities, or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the chapter 11 cases or in connection with the Plan and incident to the chapter 11 cases must have been approved by or be subject to, the approval of the Bankruptcy Court as reasonable.

            d) The Debtors must have disclosed the identity and affiliations of any individual proposed to serve, after the Confirmation of the Plan, as a director or officer of the Debtors under the Plan, and the appointment to or continuance in such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy. The Debtors must have disclosed the identity of any "insider" (as defined in Section 101 of the Bankruptcy Code) who will be employed or retained by Reorganized Cityscape and Reorganized CSC and the nature of any compensation for such insider.

            e) Any government regulatory commission with jurisdiction, after the Confirmation Date, over the rates of the Debtors has approved any rate change provided for in the Plan, or such rate change is expressly conditioned upon such approval.

            f) With respect to each Impaired Class of Claims or Interests, each Holder of a Claim or Interest in such class must either accept the Plan or receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

            g) Each Class of Claims or Interests must either accept the Plan or not be Impaired under the Plan. If this requirement is not met, the Plan may still be confirmed pursuant to Section 1129(b) of the Bankruptcy Code.

            h) Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan must provide that
      (i) Administrative Expenses will be paid in full in Cash on the Effective Date, (ii) Priority Claims will be paid in full in Cash on the Effective Date, or if the Class of Priority Claims accepts the Plan, the Plan may provide for deferred Cash payments, of a value, as of the Effective Date, equal to the Allowed amount of such Priority Claims, and (iii) the Holder of a Priority Tax Claim will receive on account of such Claim deferred Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value as of the Effective Date, equal to the Allowed amount of such Claim.

            i) If a class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired by the Plan must accept the Plan, such acceptance to be determined without giving effect to any acceptance of the Plan by an "insider."

            j) Confirmation of the Plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor of the Debtors under the Plan.

            k) All fees payable under Section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, must have been paid or the Plan must provide for the payment of all such fees on the Effective Date.

            l) The Plan provides for the continuation after the Effective Date of payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, and at the level established pursuant to
      Section 1114, at any time prior to the Confirmation Date, for the duration of the period the Debtors have obligated themselves to provide such benefits.

      The Debtors believe that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in greater detail below.

      Best Interests Test. In order to the meet the "best interests" test of
Section 1129(a)(7) of the Bankruptcy Code, the Debtors must establish that each holder of a Claim or Interest in an Impaired class either (A) has accepted the Plan or (B) will receive or retain under the Plan in respect of its Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

      To determine the recovery that Creditors and Holders of Interests would receive if the Debtors were to be liquidated, the Bankruptcy Court must determine the amount of cash that would be generated from the liquidation of the assets and properties of the Debtors in a chapter 7 liquidation case. The dollar amount that would be available for satisfaction of Claims and Interests would consist of the proceeds resulting from the disposition of the assets of the Debtors in a liquidation case plus the cash held by the Debtors at the time of the commencement of the liquidation case and any interest earned on the investment thereof minus the costs and expenses of the liquidation and any additional administrative and priority claims that may result from the termination of the Debtors' business and the completion of its liquidation under chapter 7.

      The Debtors' costs of liquidation under chapter 7 of the Bankruptcy Code would include the fees payable to a trustee (or trustees) in bankruptcy and to any additional attorneys and other professionals engaged by such trustee (or trustees) plus any unpaid expenses incurred by the Debtors during the chapter 11 cases including compensation to and reimbursement of expenses of, attorneys, financial advisors and accountants and costs and expenses of members of the Unofficial Committees that are allowed. The foregoing types of Claims and such other Claims as may arise in the liquidation case or result from the chapter 11 cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be available to pay Unsecured Claims. In addition, additional Claims would arise by reason of the rejection of unexpired leases and executory contracts.

      Under the "best interest" test, all entities holding Unsecured Claims in a particular class having the same rights upon liquidation would be treated as a single class for purposes of determining the potential distribution of the proceeds from the liquidation of the assets of the Debtors under chapter 7. The distributions payable to each of the creditors in a Class from the liquidation proceeds would be calculated pro rata according to the amount of the Claim in such Class held be each Creditor. The Debtors believe that the most likely outcome of liquidation proceeding under chapter 7 would be the application of the rule of absolute priority of distributions. Under this rule, (A) no holders of Unsecured Claims would receive any distribution until all holders of Administrative Expenses, Priority Claims and Priority Tax Claims were paid in full with interest and (B) no holder of an Interest would receive any distribution until all Holders of General Unsecured Claims were paid in full with interest.

      The Debtors have carefully considered the probable effects of liquidation under chapter 7 of the Bankruptcy Code on the ultimate proceeds available for distribution to creditors and holders of Interests, including the following:

            a) the probable costs and expenses of such liquidation;

            b) the possible adverse effect of liquidation under chapter 7 on the realizable values of the Debtors' assets and properties;

            c) the possible adverse effect of liquidation under chapter 7 on the salability of the Debtors' business on a going-concern basis as a result of the possible loss of key employees, the goodwill of customers, vendors and suppliers and the negative effect on the Debtors' reputation; and

            d) the possible substantial increase in Claims which would rank prior to or on a parity with those of unsecured creditors.

      After considering these factors, among others, the Debtors have prepared an analysis, "The Liquidation Analysis" (set forth in Exhibit D attached hereto), of the projected proceeds of a hypothetical chapter 7 liquidation and the resulting distributions of such proceeds to the various Classes of Claims and Holders of Interests. The Liquidation Analysis demonstrates that the value of the distributions to each Class of Claims and Interests pursuant to the Plan is equal to or greater than the value of the distributions to such Class in a chapter 7 liquidation.

      Although the Liquidation Analysis assumes that full distributions to creditors of the liquidation proceeds would occur within five months of the commencement of the hypothetical chapter 7 case, the Debtors also believe that distributions of the proceeds of the liquidation could be delayed for a significantly greater period, because of the time necessary to complete the liquidation, the possibility of litigation among the Holders of various Classes of Claims of Interests and the additional time required thereafter to litigate and resolve Disputed Claims and prepare for distributions. If such further delay were to occur, the present value of future distributions to creditors under chapter 7 would be further reduced.

      Feasibility. In order to meet the "feasibility" test under Section 1129(a)(11) of the Bankruptcy Code, the Debtors must establish that Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors. To determine whether the Plan meets this requirement, the Debtor has prepared projected financial statements for Reorganized Cityscape and Reorganized CSC through fiscal year 2003 which are attached hereto as Exhibit C.

      In preparing the Projections, the Debtors have assumed for clarity of presentation that the Plan will be confirmed by the Bankruptcy Court and that the Effective Date will occur on or before May 31, 1999; however, the Debtors believe that its operating results will not vary materially from the Projections as a result of the Effective Date occurring earlier or later than May 31, 1999.

      Although the Projections are based upon the Debtors' best estimates, no representations are made with respect to the accuracy thereof or the ability of Reorganized Cityscape and Reorganized CSC to achieve the Projections. The Projections are based upon a number of assumptions, many of which are subject to substantial uncertainty. Some assumptions inevitably will not materialize and unanticipated events and circumstances occurring subsequent to the date of preparation of the Projections may affect actual results. Therefore, actual operating results may vary materially from the projected operating results set forth in the Projections.

      In addition, the Projections were prepared based upon the Debtors' unaudited financial information as of November 30, 1998; the 1998 year-end audit had not been completed as of the time the Projections were prepared. Consequently, the actual audited operating results and financial information for the Debtors may materially differ from the unaudited financial information upon which the Projections are based because of, among other things, adjustments, if any, resulting from completion of a 1998 year-end audit of the Debtors.

      Based upon the Projections, the Debtors believe the Plan is feasible and will be prepared to so demonstrate at the Confirmation Hearing.

      Each creditor is urged to carefully examine the Projections and the related assumptions in evaluating the feasibility of the Plan.

      Confirmation Over a Dissenting Class

      The Bankruptcy Code contains provisions authorizing the confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the plan by an insider) has accepted it. These so-called "cramdown" provisions are set forth in
Section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims. The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity holders, as follows:

            Secured Creditors: either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or
      (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds, and the liens against such proceeds are treated in accordance with clause (i) or (ii) of this subparagraph
      (a).

            Unsecured Creditors: either (i) each impaired unsecured creditor receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and equity interests that are junior to the claims of the nonaccepting class do not receive any property under the plan of reorganization on account of such claims and equity interests.

            Equity Holders: either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock, or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.

      The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

      The Debtors believe that, if necessary, the Plan may be crammed down over the dissent of Classes of certain Claims and Interests, in view of the treatment proposed for such Classes. See Section IV.B, "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan" for information concerning the treatment of various Classes depending on which Classes vote to accept or reject the Plan. If necessary and appropriate, the Debtors intend to amend the Plan to permit cramdown of dissenting Classes of Claims or Interests. There can be no assurance, however, that the requirements of Section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes. The Debtors believe that the treatment under the Plan of the Holders of Allowed Claims and Allowed Interests, if any, in each of Class 7, 8, 9, 10, 11, 12, 13 and 14 will satisfy the "fair and equitable" test because, although no distribution will be made in respect of Claims and Interests in such Classes and, as a result, such Classes will be deemed, pursuant to Section 1126 of the Bankruptcy Code, to have rejected the Plan, no Class junior to any such non-accepting Class will receive or retain any property under the Plan.

      In addition, the Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization "does not discriminate unfairly" if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or equity interests. The Company believes the Plan does not discriminate unfairly.

      THE DEBTORS RESERVE THE ABSOLUTE RIGHT TO SEEK CONFIRMATION OF THE PLAN UNDER SECTION 1129(B) OF THE BANKRUPTCY CODE IN THE EVENT THE PLAN IS NOT ACCEPTED BY ALL IMPAIRED CLASSES. AT A MINIMUM, THE DEBTORS WILL SEEK CONFIRMATION OF THE PLAN PURSUANT TO SECTION 1129(B) OF THE BANKRUPTCY CODE AS TO CLASSES 7 THROUGH 14 AS SUCH CLASSES WILL NOT RECEIVE OR RETAIN ANY INTEREST OR PROPERTY UNDER THE PLAN AND WILL, THEREFORE, BE DEEMED TO HAVE REJECTED THE PLAN.

      Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable, pursuant to Section 1129 of the Bankruptcy Code, will not limit or affect the Debtors' ability to modify the Plan to satisfy the Confirmation requirements of Section 1129 of the Bankruptcy Code.

D.    Consummation

      If the Plan is confirmed, the Plan will be consummated and distributions will be made on or shortly after the Effective Date, except as otherwise provided in the Plan.

E.    Conditions to Effective Date

      The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors:

      1. The Confirmation Order shall authorize and direct that the Debtors, Reorganized Cityscape and Reorganized CSC take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of this Plan set forth in Section XI hereof.

      2. The statutory fees owing the U.S. Trustee shall have been paid in full.

      3. All other actions and documents necessary to implement the provisions of the Plan shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

      The foregoing conditions, other than those set forth in clause 2, may be waived by the Debtors at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action other than proceeding to consummate the Plan.

VI.   CERTAIN RISK FACTORS

      The New Common Stock to be issued pursuant to the Plan is subject to a number of material risks, including those enumerated below. The risk factors enumerated below generally assume the confirmation and consummation of the Plan and all transactions contemplated thereby, and, except as indicated, do not generally include matters that could prevent or delay confirmation. See Section IV.B, "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan" and "-- Voting and Confirmation of the Plan" for a discussion of such matters. Prior to deciding whether and how to vote on the Plan, each Holder of a Claim in a solicited class should carefully consider all of the information contained in this Disclosure Statement, especially the factors mentioned in the following paragraphs.

A.    Risks Relating to the Projections

      The management of the Debtors have prepared the projected financial information attached to this Disclosure Statement as Exhibit C relating to Reorganized Cityscape and Reorganized CSC (the "Projections") in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms and represent management's best estimate of the results of the Reorganized Company's operations following the Effective Date. The assumptions and estimates underlying such Projections are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, (1) interest rate volatility; (2) the ability of the Company to staff an adequate number and mix of employees; (3) adverse economic conditions and competition; and (4) the Company's ability to regain the confidence of; among others, investors, borrowers, correspondents, vendors and mortgage bankers and brokers. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of Reorganized Cityscape and Reorganized CSC. Consequently, the projected financial information contained herein should not be regarded as a representation by the Debtors, the Debtors' advisors or any other person that the Projections can or will be achieved.

B.    Assumptions Regarding Value of Cityscape's and CSC's Assets

      It has been generally assumed in the preparation of the Pro Forma Financial Statements and the Projections that the book value of the Debtors' assets approximates the fair value thereof; except for specific adjustments. For financial reporting purposes, the fair value of the assets of the Debtors must be determined as of the Effective Date. Such determination will be based on an independent valuation. Although such valuation is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of such Pro Forma Financial Statements and the Projections, there can be no assurance with respect thereto.

C.    Business and Competition

      As a consumer finance company, the Debtors face intense competition. Negative recent developments within the Debtors (including the suspension of their loan origination and purchase business) have caused the Debtors to be competitively disadvantaged. Competitors use information about the Debtors' losses and market valuation to attract customers away from the Debtors. Traditional competitors in the financial services business include other mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the consumer finance business are substantially larger and have considerably greater financial, technical and marketing resources than the Debtors. In addition, many financial service organizations have formed national networks for loan originations substantially similar to the Debtors' loan programs. Furthermore, certain large national finance companies and conforming mortgage originators have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. In addition, certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Debtors, targeting customers similar to those of the Debtors (if the Debtors recommence originating loans). Competition can take many forms including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan and interest rates.

D.    Nature of Mortgages

      There are several factors that could adversely affect the value of properties securing the mortgages owned by the Debtors or held by the securitization trusts in which the Debtors hold residual interests (the "Properties") such that the outstanding balance of the related loans, together with any senior financing on the Properties, if applicable, would equal or exceed the value of the Properties. Among the factors that could adversely affect the value of the Properties are an overall decline in the residential real estate market in the areas in which the Properties are located or a decline in the general condition of the Properties as a result of the failure of borrowers to maintain adequately the Properties or of natural disasters that are not necessarily covered by insurance, such as earthquakes and floods. In the case of closed-end and/or home equity loans secured primarily by subordinate liens on one- to four-family residential properties (the "Home Equity Loans"), such decline could extinguish the value of the interest of a junior mortgagee in the Property before having any effect on the interest of the related senior mortgagee. If such a decline occurs, the actual rates of delinquencies, foreclosures and losses on all loans could be higher than those currently experienced in the mortgage lending industry in general.

      Even assuming that the Properties provide adequate security for the loans, substantial delays could be encountered in connection with the liquidation of defaulted loans and corresponding delays in the receipt of related proceeds by the Debtors could occur. An action to foreclose on a Property securing a loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if defenses or counterclaims are interposed, sometimes requiring several years to complete. Furthermore, in some states an action to obtain a deficiency judgment is not permitted following a nonjudicial sale of a property. In the event of a default by a borrower, these restrictions, among other things, may impede the ability of the party servicing the loan to foreclose on or sell the Property or to obtain liquidation proceeds sufficient to repay all amounts due on the related loan. In addition, the party servicing the loan will be entitled to deduct from related liquidation proceeds all expenses reasonably incurred in attempting to recover amounts due on defaulted loans and not yet repaid, including payments to senior lienholders, legal fees and costs of legal action, real estate taxes and maintenance and preservation expenses.

      Liquidation expenses with respect to defaulted loans do not necessarily vary directly with the outstanding principal balance of the loan at the time of default. Therefore, assuming that a servicer took the same steps in realizing upon a defaulted loan having a small remaining principal balance as it would in the case of a defaulted loan having a large remaining principal balance, the amount realized after expenses of liquidation would be smaller as a percentage of the outstanding principal balance of the small loan than would be the case with the defaulted loan having a large remaining principal balance. Since the mortgages and deeds of trust securing the Home Equity Loans are primarily junior liens subordinate to the rights of the mortgagee under the related senior mortgage(s) or deed(s) of trust, the proceeds from any liquidation, insurance or condemnation proceedings will be available to satisfy the outstanding balance of such junior lien only to the extent that the claims of such senior mortgagees have been satisfied in full, including any related foreclosure costs. In addition, a junior mortgagee may not foreclose on the property securing a junior mortgage unless it forecloses subject to any senior mortgage, in which case it must either pay the entire amount due on any senior mortgage to the related senior mortgagee at or prior to the foreclosure sale or undertake the obligation to make payments on any such senior mortgage in the event the mortgagor is in default thereunder.

      Applicable state laws generally regulate interest rates and other charges, require certain disclosures and require licensing of certain originators and servicers of loans. In addition, most states have other laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices which may apply to the origination, servicing and collection of the loans. Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the ability of the party servicing the loans to collect all or part of the principal of or interest on the loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the party servicing the loans to damages and administrative sanctions.


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

E.    Environmental Risks

      Federal, state and local laws and regulations impose a wide range of requirements on activities that may affect health, safety and the environment. In certain circumstances, these laws and regulations impose obligations on owners or operators of residential properties such as those subject to the loans. The failure to comply with such laws and regulations may result in fines and penalties.

      Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of addressing hazardous substances on, in or beneath such property and related costs. Such liability could exceed the value of the property and the aggregate assets of the owner or operator. In addition, persons who transport or dispose of hazardous substances, or arrange for the transportation, disposal or treatment of hazardous substances, at off-site locations may also be held liable if there are releases or threatened releases of hazardous substances at such off-site locations.

      Under the laws of some states and under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), contamination of property may give rise to a lien on the property to assure the payment of the costs of clean-up. In several states, such a lien has priority over the lien of an existing mortgage against such property.

      Under the laws of some states, and under CERCLA and the federal Solid Waste Disposal Act, there is a possibility that a lender may be held liable as an "owner" or "operator" for costs of addressing releases or threatened releases of hazardous substances at a property, or releases of petroleum from an underground storage tank, under certain circumstances.

F.    Certain Other Legal Considerations Regarding Loans

      Loans may also be subject to federal laws, including: (i) the Federal Truth in Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of loans; (ii) the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;
(iii) the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower's credit experience; and (iv) for loans that were originated or closed after November 7, 1989, the Home Equity Loan Consumer Protection Act of 1988, which requires additional application disclosures, limits changes that may be made to the loan documents without the borrower's consent and restricts a lender's ability to declare a default or to suspend or reduce a borrower's credit limit to certain enumerated events.

      The Riegle Act. Certain mortgage loans are subject to the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") which incorporates the Home Ownership and Equity Protection Act of 1994. These provisions impose additional disclosure and other requirements on creditors with respect to nonpurchase money mortgage loans with high interest rates or high up-front fees and charges. The provisions of the Riegle Act apply on a mandatory basis to all mortgage loans originated on or after October 1, 1995. These provisions can impose specific statutory liabilities upon creditors who fail to comply with their provisions and may affect the enforceability of the related loans. In addition, any assignee of the creditor would generally be subject to all claims and defenses that the consumer could assert against the creditor, including, without limitation, the right to rescind the mortgage loan.

      Home improvement installment sales contracts and installment loan agreements that are either unsecured or secured primarily by subordinate liens on one- to four-family residential properties or by purchase money security interests in the home improvements financed thereby are subject to the Preservation of Consumers' Claims and Defenses regulations of the Federal Trade Commission and other similar federal and state statutes and regulations (collectively, the "Holder in Due Course Rules"), which protect the homeowner from defective craftsmanship or incomplete work by a contractor. These laws permit the obligor to withhold payment if the work does not meet the quality and durability standards agreed to by the homeowner and the contractor. The Holder in Due Course Rules


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

have the effect of subjecting any assignee of the seller in a consumer credit transaction to all claims and defenses which the obligor in the credit sale transaction could assert again St the seller of the goods.

      Violations of certain provisions of these federal laws may limit the ability of the party servicing the loans to collect all or part of the principal of or interest on the loans and in addition could subject the Reorganized Company to damages and administrative enforcement.

C.    Sale of CSC-UK

      The sale of CSC-UK to Ocwen did not include the assumption by Ocwen of all of CSC-UK's liabilities and, therefore, no assurances can be given that claims will not be made against the Debtors or the Reorganized Company in the future arising out of the former CSC-UK operations. Such claims could have a material adverse effect on the Debtors' or the Reorganized Company's financial condition and results of operations.

H. Certain Federal Income Tax Considerations; Reduction and Limitation of Corporate Tax Benefits

      Generally, Holders of Old Senior Notes should not recognize any gain or loss for federal income tax purposes upon their receipt of New Common Stock pursuant to the Plan (except to the extent such New Common Stock is attributable to accrued but unpaid interest, which generally will be treated as a payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes). Holders of Small Senior Note Claims who receive Cash should recognize gain or loss in an amount equal to the difference between the amount of Cash received and their tax basis in the Old Senior Notes exchanged therefor. Holders of Old Subordinated Debentures should not recognize any gain or loss for federal income tax purposes upon their receipt of New Common Stock pursuant to the Plan (except to the extent such New Common Stock is attributable to accrued but unpaid interest, which generally will be treated as a payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes). Holders of Small Subordinated Debenture Claims who receive Cash should recognize gain or loss in an amount equal to the difference between the amount of cash received and their tax basis in the Old Subordinated Debentures exchanged therefor. Holders of other Claims should generally recognize gain or loss in an amount equal to the difference between the value of any property received pursuant to the Plan and their tax basis in their Claims exchanged therefor.

      The Debtors will not recognize any cancellation of indebtedness income upon consummation of the Plan but will be required to reduce certain of their separate tax attributes (including, to the extent applicable, net operating and capital losses and loss carryforwards, tax credits and tax basis in assets) by the amount of their cancellation of indebtedness income not recognized as taxable income (subject to certain modifications). As a result, the Debtors believe that most, if not all, of Cityscape's net operating losses and loss carryforwards (and certain other losses, credits and carryforwards, if any) will be eliminated upon consummation of the Plan. In addition, Reorganized Cityscape may be required to reduce its tax basis in its assets as of the beginning of the taxable year following consummation of the Plan (but not below the amount of liabilities (if any) remaining immediately after the consummation of the Plan) to the extent that Cityscape's cancellation of indebtedness income exceeds the amount of net operating losses and any other losses, credits and carryovers so reduced (subject to certain modifications). CSC will also have to reduce its net operating losses (if any, and possibly certain other losses, credits, carryovers and tax basis in assets) by the amount of its cancellation of indebtedness income not recognized as taxable income (subject to certain modifications). Consummation of the Plan should trigger an "ownership change" of the Company consolidated group for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, so that, if the Reorganized Company retains any pre-ownership change net operating losses and loss carryforwards after the Effective Date, its use of such losses and carryforwards will be limited annually to a statutorily prescribed amount. See "Certain Federal Income Tax Considerations."

I.    Certain Risks of Non-Confirmation

      Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. If the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met.
Section 1129 of the Bankruptcy Code sets forth the


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

requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting creditors and Interest Holders will not be less than the value of distributions such creditors and Interest Holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting creditors and Interest Holders will receive distributions at least as great as would be received following a liquidation pursuant to chapter 7 of the Bankruptcy Code.

J.    Government Regulations

      The Debtors' business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Debtors' consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act, and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act and the National Housing Act of 1934, as well as other federal and state statutes and regulations affecting the Debtors' activities. The Debtors are also subject to the rules and regulations of, and examinations by, the Department of Housing and Urban Development and state regulatory authorities with respect to originating, purchasing, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Debtors, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

K.    Restrictions on Resale of New Common Stock of the Reorganized Company

      Any person (or group of persons who act in concert) who receives a substantial amount of New Common Stock of the Reorganized Company pursuant to the Plan may be deemed to be an "affiliate." Absent registration under the Securities Act, any person deemed to be an affiliate of the Reorganized Company or an underwriter would be subject to the resale restrictions imposed by the Commission's Rule 144, under the Securities Act, which would allow affiliates and underwriters to sell, exchange, transfer or otherwise dispose of only specified limited quantities of securities of the Reorganized Company, and only subject to compliance with the other requirements imposed on "affiliates" under Rule 144.

L.    Lack of Trading Market; Volatility

      There can be no assurance that an active market for the New Common Stock will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given as to the liquidity of the market for any of the New Common Stock or the price at which any sales may occur.

M.    Possible Dilution of New Common Stock

      In the event Allowed Class 5 Claims total more than $10,000,000 (the amount assumed for calculating distributions for Classes 4, 5 and 6 under the Plan in Section IV.B above and for estimating recoveries by such Classes in the chart set forth in Section 11 above), the percentages of the outstanding New Common Stock held by each of Class 4 and Class 6 will be diluted below 92.48% and 5.43%, respectively, in proportionate amounts. In addition, the value per share of New Common Stock distributed to Holders of Allowed Claims in Classes 4, 5 and 6 (estimated at $10.00 per share based upon 6,800,000 issued and outstanding shares) will be less than $10.00 per


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

share if Allowed Class 5 Claims total more than $10,000,000. There can be no assurance that the aggregate amount of Allowed Class 5 Claims will not exceed $10,000,000.

N.    Assumption Regarding Business of the Reorganized Company

      For the purpose of the Plan and this Disclosure Statement and the information contained therein and herein including, but not limited to, the projected financial information, the Debtors have defined their business as mortgage banking and related operating and investment activities, including but not limited to the origination, ownership, sale, and servicing of mortgage loans. Although it is expected that the Reorganized Company will reenter the mortgage loan origination business at some time in the future based on prevailing industry conditions and the general business climate, there can be no assurance of such reentry. Because the Reorganized Company will be relatively liquid, it is expected that management of the Reorganized Company will examine various consumer finance acquisition prospects including, but not limited to, those in the subprime and high-LTV origination and servicing markets. Because of a deterioration of the capital markets supporting the subprime and high-LTV origination businesses, a number of potential acquisition or merger candidates may be available. However, there can be no assurance that the Reorganized Company will identify suitable acquisition or merger candidates, or that if such candidates are identified, acceptable business transactions will be structured and concluded. All decisions concerning reentry into the mortgage loan origination business, as well as all other business transactions including, but not limited to, investments, acquisitions, joint ventures and the declaration of dividends and other distributions on equity securities, will be made by the Boards of Directors of the Reorganized Company, as determined to be in the best interests of the Reorganized Company. Consequently, there can be no certainty as to the business decisions that will be made by the Boards of Directors of the Reorganized Company.

VII.  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes the material federal income tax consequences expected to result from the consummation of the Plan. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"). There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought.

      Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders, the Company and the Reorganized Company. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Holders, the Company and the Reorganized Company.

      The following summary is for general information only. The tax treatment of a Holder may vary depending upon such Holder's particular situation. This discussion assumes that Holders of Old Securities have held such property as "capital assets" within the meaning of Section 1221 of the Tax Code (generally, property held for investment) and will also hold the New Common Stock as "capital assets." This summary does not address all of the tax consequences that may be relevant to a Holder, nor does it address the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, Holders who are not citizens or residents of the United States, Holders that hold the Old Securities as a position in a "straddle" or as part of a "synthetic security," "hedging,"" conversion" or other integrated instrument, Holders that have a "functional currency" other than the United States dollar and Holders that have acquired Old Securities or Old Stock Rights in connection with the performance of services. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.


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

Federal Income Tax Consequences to the Company

      Cancellation of Indebtedness and Reduction of Tax Attributes

      Cityscape and CSC generally will each realize cancellation of indebtedness ("COI") income to the extent that the fair market value of any property (including New Common Stock) received by holders of indebtedness of such entity is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of such indebtedness discharged thereby. Under Section 108 of the Tax Code, however, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court. Accordingly, because the cancellation of the indebtedness of the Debtors will occur in a case brought under the Bankruptcy Code, the Debtors will each be under the jurisdiction of the court in such case and the cancellation of the indebtedness will be pursuant to the Plan, the Debtors should not be required to recognize any COI income realized as a result of the implementation of the Plan.

      Under Section 108(b) of the Tax Code, the Debtors will be required to reduce certain tax attributes, including net operating losses and loss carryforwards ("NOLs") (and certain other losses, credits and carryforwards, if any) and tax basis in assets (but not below the amount of liabilities remaining immediately after the discharge of indebtedness), in an amount equal to the amount of COI income excluded from income as described in the preceding paragraph (subject to certain modifications). Any reduction in tax attributes should occur on a separate company basis even though Cityscape and CSC file a federal consolidated income tax return. The Service has held in private letter rulings that where a member of a consolidated group is permitted to exclude from income COI income pursuant to Section 108 of the Tax Code, Section 108(b) only requires that such member reduce its own separate company tax attributes without having to reduce the tax attributes of any other member of the consolidated group. Although such rulings may not be relied upon by other taxpayers as binding authority, they do provide some indication of the Service's position regarding an issue. In addition, there does not appear to be any contrary authority with respect to this issue. Thus, although not entirely free from doubt, because the Old Senior Notes and Old Subordinated Debentures are obligations of Cityscape (although guaranteed by CSC), only Cityscape's separate company tax attributes should have to be reduced pursuant to Section 108(b) of the Tax Code with regard to the debt forgiveness relating to the Old Senior Notes and Old Subordinated Debentures. Similarly, only CSC's separate company attributes should have to be reduced with regard to CSC's COI.

      The Company believes that at the Effective Date the Debtors may have NOLs remaining from their 1997 tax years (the use of most of which the Company has determined is subject to a significant annual limitation under Section 382 of the Tax Code as a result of an "ownership change" of the Company in October of
1997) and that the Debtors may have generated additional NOLs for their 1998 tax years and for the portion of their 1999 tax years that will precede the Effective Date. Any such NOLs, however, are subject to audit and possible challenge by the Service.

      As a result of the application of Section 108(b) of the Tax Code, the Company believes that most, if not all, of Cityscape's NOLs (and certain other losses, credits and carryforwards, if any) will be eliminated after consummation of the Plan, and Reorganized Cityscape may be required to reduce its tax basis in its assets as of the beginning of the taxable year following consummation of the Plan (but not below the amount of liabilities (if any) remaining immediately after the consummation of the Plan) to the extent that Cityscape's COI income exceeds the amount of NOLs and any other losses, credits and carryovers so reduced (subject to certain modifications). In addition, as a result of the Plan, CSC will have to reduce its NOLs (if any, and possibly certain other losses, credits and carryforwards, if any, and its tax basis in assets) by the amount of its COI income that is excluded from income.

      Section 382 Limitations on NOLs

      Under Section 382 of the Tax Code, if a corporation with NOLs (a "Loss Corporation") undergoes an "ownership change," the use of such NOLs (and certain other tax attributes) will generally be subject to an annual limitation as described below. In general, an "ownership change" occurs if the percentage of the value of the Loss Corporation's stock owned by one or more direct or indirect "five percent shareholders" has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or


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

shareholders at any time during the applicable "testing period" (generally, the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation).

      A Loss Corporation's use of NOLs (and certain other tax attributes) after an "ownership change" will generally be limited annually to the product of the long-term tax-exempt rate (published monthly by the Service) and the value of the Loss Corporation's outstanding stock immediately before the ownership change (excluding certain capital contributions) (the "Section 382 Limitation"). However, the Section 382 Limitation for a taxable year any portion of which is within the five-year period following the Effective Date will be increased by the amount of any "recognized built-in gains" for such taxable year. The increase in a year cannot exceed the "net unrealized built-in gain" (if such gain exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in gains from prior years ending during such five-year period. In addition, any "recognized built-in losses" for a taxable year any portion of which is within the five-year period following the Effective Date will be subject to limitation in the same manner as if such loss was an existing NOL to the extent such recognized built-in losses do not exceed the "net unrealized built-in loss" (if such loss exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in losses for prior taxable years ending during such five-year period. At this time, the Company is unable to predict whether it will have a "net unrealized built-in gain" or a "net unrealized built-in loss" that will exceed the statutorily-defined threshold amount at the Effective Date. Finally, if the Reorganized Company does not continue the Company's historic business or use a significant portion of the Company's business assets in a new business for two years after the "ownership change," the Section 382 Limitation would be zero (except as increased by recognized built-in gains, as described above).

      Two alternative bankruptcy exceptions for Loss Corporations undergoing an ownership change pursuant to a bankruptcy proceeding are provided for in the Tax Code. The first exception, Section 382(1)(5) of the Tax Code, applies where qualified (so-called "old and cold") creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor in a case under the Bankruptcy Code. Under this exception, a debtor's prechange NOLs are not subject to the Section 382 Limitation but are instead reduced by the amount of any interest deductions allowed during the three taxable years preceding the taxable year in which the ownership change occurs, and during the part of the taxable year prior to and including the effective date of the bankruptcy reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

      An "old and cold" creditor includes a creditor who has held the debt of the debtor for at least eighteen months prior to the date of the filing of the case or who has held "ordinary course indebtedness" at all times it has been outstanding. However, any debt owned immediately before an ownership change by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of any creditor whose participation in formulating the plan of reorganization makes evident to the debtor that such creditor has not owned the debt for such period. Because the Old Senior Notes have been outstanding for less than eighteen months before the Petition Date and because such Old Senior Notes do not appear to constitute "ordinary course indebtedness," the Company should not be eligible to use the Section 382(1)(5) exception.

      The second bankruptcy exception, Section 382(1)(6) of the Tax Code, requires no reduction of preownership change NOLs but provides relief in the form of a relaxed computation of the Section 382 Limitation. In that regard,
Section 382(1)(6) of the Tax Code provides that the value of the Loss Corporation's outstanding stock for purposes of computing the Section 382 Limitation will be increased to reflect the cancellation of indebtedness in the bankruptcy case (but the value of such stock as adjusted may not exceed the value of the Company's gross assets immediately before the ownership change (subject to certain adjustments)).

      The Plan should trigger an ownership change of the Company consolidated group on the Effective Date. Due to the inapplicability of Section 382(1)(5), the Company intends to apply Section 382(1)(6) to such "ownership change." Accordingly, the Reorganized Company's use of pre-ownership change NOLs and certain other tax attributes (if any), to the extent remaining after the reduction thereof as a result of the cancellation of indebtedness


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of the Debtors, will be limited and generally will not exceed each year the product of the long-term tax-exempt rate and the value of the Reorganized Company's stock increased to reflect the cancellation of indebtedness pursuant to the Plan.

Federal Income Tax Consequences to Holders of Old Senior Notes

      Exchange of Old Senior Notes for New Common Stock

      Whether the exchange of Old Senior Notes for New Common Stock pursuant to the Plan will be a nontaxable recapitalization under the Tax Code will depend in part upon whether the Old Senior Notes are considered to be "securities" within the meaning of the provisions of the Tax Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities," whereas debt instruments with a term often years or more generally have qualified as "securities."

      Although the treatment of the Old Senior Notes is not entirely certain because the stated term of such instrument is less than ten years, the Old Senior Notes should be treated as "securities" for federal income tax purposes. Accordingly, the exchange of Old Senior Notes for New Common Stock should constitute a recapitalization for federal income tax purposes and, as a result, exchanging Holders should not recognize any gain or loss (except to the extent the New Common Stock is attributable to accrued but unpaid interest on the Old Senior Notes, in which event Holders would generally be required to treat such amounts as payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes (see "-- Accrued Interest" below)). A Holder's adjusted tax basis in the New Common Stock will be equal to the Holder's adjusted tax basis in the Old Senior Notes. The Holder's holding period for the New Common Stock will include the Holder's holding period for the Old Senior Notes.

      If the Old Senior Notes were determined not to constitute "securities" for federal income tax purposes, then an exchanging Holder would recognize gain or loss equal to the difference between the fair market value of the New Common Stock received and the Holder's adjusted tax basis in the Old Senior Notes exchanged therefor. Any such gain or loss would generally be long-term capital gain or loss (subject to the market discount rules discussed below) if the Old Senior Notes had been held for more than one year. In this event, a Holder's tax basis in the New Common Stock would be equal to its fair market value on the Effective Date, and the holding period for the New Common Stock would begin on the day immediately after the Effective Date.

      Holders of Small Senior Note Claims who receive Cash instead of New Common Stock should recognize gain or loss equal to the difference between the amount of Cash received and a Holder's adjusted tax basis in the Old Senior Notes exchanged therefor. Any such gain or loss would generally be long-term capital gain or loss (subject to the market discount rules discussed below) if the Old Senior Notes had been held for more than one year.

      Market Discount

      The Tax Code generally requires holders of "market discount bonds" to treat as ordinary income any gain realized on the disposition of such bonds (including in certain non-recognition transactions, such as a gift) to the extent of the market discount accrued during the holder's period of ownership. A "market discount bond" is a debt obligation purchased at a market discount subject to a statutorily-defined de minimis exception. For this purpose, a purchase at a market discount includes a purchase at or after the original issue at a price below the stated redemption price at maturity of the debt instrument, or, in the case of a debt instrument issued with original issue discount, at a price below (i) its "issue price," plus (ii) the amount of original issue discount includible in income by all prior holders of the debt instrument, minus
(iii) all cash payments (other than payments constituting qualified stated interest) received by such previous holders.

      A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues, either on a straight line basis or, if elected, on a constant interest rate basis. If a holder of a market discount bond elects to include market discount in income on a current basis, the foregoing rule with respect to the recognition of ordinary income on a sale or other disposition of such bond would not apply.

      In the case of certain non-recognition transactions, such as the exchange of the Old Senior Notes for the New Common Stock (and the exchange of the Old Subordinated Debentures for the New Common Stock), special rules apply. Any accrued (but unrecognized) market discount on the Old Debt will not have to be recognized as income at the time of the non-recognition transaction, however, on a subsequent taxable disposition of the stock received in such non-recognition transaction, gain is treated as ordinary income to the extent of market discount accrued prior to the non-recognition transaction.

      New Common Stock

      Dividends

      A Holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent that such distributions are paid out of the Reorganized Company's current or accumulated earnings and profits as determined for federal income tax purposes. Distributions in excess of such earnings and profits will reduce the Holder's tax basis in its New Common Stock and, to the extent such excess distributions exceed such tax basis, will be treated as gain from a sale or exchange of such New Common Stock. Corporate Holders may be entitled to a dividends received deduction (generally at a 70% rate) with respect to distributions out of earnings and profits and are urged to consult their tax advisors in this regard.

      Sale or Other Taxable Disposition

      Upon the sale or other disposition of New Common Stock, a Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and fair market value of any property received on the sale and such Holder's adjusted tax basis in the New Common Stock. Capital gain or loss recognized upon the disposition of the New Common Stock will be long-term if, at the time of the disposition, the holding period for the New Common Stock exceeds one year.

      However, pursuant to Section 108(e)(7) of the Tax Code, a creditor that receives stock in exchange for debt is required, to the extent that gain is recognized upon a subsequent disposition of such stock, to "recapture" as ordinary income any bad debt deductions taken by the creditor with respect to such debt and any ordinary loss claimed by the creditor upon the receipt of the stock in satisfaction of such debt, reduced by any amount included in income upon the receipt of the stock. In addition, as discussed above, if any Old Debt held by a Holder has accrued (but unrecognized) market discount at the Effective Date, then any gain recognized by such Holder upon the disposition of New Common Stock would have to be treated as ordinary income to the extent of such accrued market discount on the Effective Date.

Federal Income Tax Consequences to Holders of Old Subordinated Debentures

      Exchange of Old Subordinated Debentures for New Common Stock

      Whether the exchange of Old Subordinated Debentures for New Common Stock pursuant to the Plan will be a nontaxable recapitalization under the Tax Code will depend in part upon whether the Old Subordinated Debentures are considered to be "securities" within the meaning of the provisions of the Tax Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities," whereas debt instruments with a term often years or more generally have qualified as "securities."

      Because the term of the Old Subordinated Debentures exceeds ten years, the Old Subordinated Debentures should be treated as "securities" for federal income tax purposes. Accordingly, the exchange of Old Subordinated Debentures for New Common Stock should constitute a recapitalization for federal income tax purposes and, as a result, exchanging Holders should not recognize any gain or loss (except to the extent the New Common Stock is attributable to accrued but unpaid interest on the Old Subordinated Debentures, in which event Holders would generally be required to treat such amounts as payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes (see "-- Accrued Interest" below)). A Holder's adjusted tax basis in the New Common Stock will be equal to the Holder's adjusted tax basis in the Old Subordinated Debentures. The Holder's holding period for the New Common Stock will include the Holder's holding period for the Old Subordinated Debentures.

      If the Old Subordinated Debentures were determined not to constitute "securities" for federal income tax purposes, then an exchanging Holder would recognize gain or loss equal to the difference between the fair market value of the New Common Stock received and the Holder's adjusted tax basis in the Old Subordinated Debentures exchanged therefor. Any such gain or loss generally would be (subject to the market discount rules discussed above) long-term capital gain or loss if the Old Subordinated Debentures had been held for more than one year. In this event, a Holder's tax basis in the New Common Stock received would be equal to its fair market value on the Effective Date, and the holding period for the New Common Stock would begin for a Holder on the day immediately after the Effective Date.

      Holders of Small Subordinated Debenture Claims who receive Cash instead of New Common Stock should recognize gain or loss equal to the difference between the amount of cash received and a Holder's adjusted tax basis in the Old Subordinated Debentures exchanged therefor. Any such gain or loss would generally be long-term capital gain or loss (subject to the market discount rules discussed above) if the Old Subordinated Debentures had been held for more than one year.

      New Common Stock

      For the tax consequences of holding and disposing of New Common Stock, see generally " -- Federal Income Tax Consequences to Holders of Old Senior Notes -- New Common Stock" above.

Federal Income Tax Consequences to Holders of Other Claims

      A Holder of a Claim in a Class not discussed above should generally recognize gain or loss equal to the amount of any Cash received (plus the fair market value of any other property received, including New Common Stock) with respect to its Claim (other than for accrued but unpaid interest) less its adjusted basis in its Claim (other than for accrued but unpaid interest). The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim has been held for more than one year, whether the Claim was purchased at a discount, and whether and to what extent the Holder had previously claimed a bad debt deduction or a worthless security deduction.

Accrued Interest

      Holders will be treated as receiving a payment of interest (includible in income in accordance with the Holder's method of accounting for tax purposes) to the extent that any Cash or other property received pursuant to the Plan is attributable to accrued but unpaid interest, if any, on such Claims. The extent to which the receipt of Cash or other property should be attributable to accrued but unpaid interest is unclear. The Company intends to take the position that such Cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a Claim and then, to the extent necessary, to any accrued but unpaid interest thereon. Each Holder should consult its own tax advisor regarding the determination of the amount of consideration received under the Plan that is attributable to interest (if any). A Holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

      If any property received pursuant to the Plan is considered attributable to accrued but unpaid interest, a Holder's basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date.

Backup Withholding and Information Reporting

      A Holder of New Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, and gross proceeds from a sale of, the New Common Stock unless (i) such Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. A Holder of New Common Stock who does not provide the Reorganized Company (or its paying agent) with his or her correct taxpayer identification number may be subject to penalties imposed by the Service. Amounts withheld under the backup withholding rules may be credited against a Holder's tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Service.

      The Reorganized Company will report to Holders of the New Common Stock and to the Service the amount of any "reportable payments" on, and any amount withheld with respect to, the New Common Stock during the calendar year.

      THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE CONTINUING OWNERSHIP AND DISPOSITION OF THE NEW COMMON STOCK AND THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS SHALL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

      If the Plan is not confirmed and consummated, the alternatives include (a) preparation and presentation of an alternative chapter 11 plan or (b) conversion of the chapter 11 case to a liquidation under chapter 7 of the Bankruptcy Code.

A.    Alternative Chapter 11 Plans

      If the Plan is not confirmed, the Debtors or any other party in interest, could attempt to formulate an alternative chapter 11 plan or plans. In formulating and developing the Plan, the Debtors have explored numerous other alternatives and engaged in negotiations with various parties holding disparate interests. The consideration of these plan alternatives resulted in the formulation of the Plan. The Debtors believe that the Plan deals fairly with the rights of Holders of the various classes of Claims and enables creditors to realize the greatest recovery possible under the circumstances. The Debtors further believe that rejection of the Plan in favor of some alternative method of restructuring the Claims of the various classes will not result in a better recovery for any Class and will require, at the very least, an extensive and time-consuming negotiation process.

B.    Liquidation Under Chapter 7

      Another alternative to confirmation and consummation of the Plan is liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code provides that the Bankruptcy Court may confirm a plan only if the requirements contained in such section are met. One of these requirements is that each non-accepting holder of an allowed claim or an allowed interest in an impaired class must receive or retain under the plan on account of such claim or interest property having a value as of the effective date of the plan at least equal to the value that such holder would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date of the Plan. The Debtors have prepared the Liquidation Analysis attached hereto as Exhibit D. Based upon such Liquidation Analysis and after taking into account the settlements and compromises contained in the Plan, the Debtors do not believe that Holders of Claims and Interests would receive greater recoveries if the Debtor were to be liquidated under chapter 7 of the Bankruptcy Code.

IX.   CONCLUSION AND RECOMMENDATION

      The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to Holders of Claims. In addition, other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors and the Unofficial Committees urge Holders of Impaired Claims in Classes 4, 4a, 5, 5a, 6 and 6a to vote in favor of the Plan.

Dated: March 26, 1999

                                Respectfully submitted,

                                CITYSCAPE FINANCIAL CORP.,
                                a Delaware Corporation

                                By: /s/ Steven M. Miller
                                    --------------------------------------------
                                    Name:  Steven M. Miller
                                    Title: President and Chief Executive Officer


                                CITYSCAPE CORP.,
                                a New York corporation

                                By: /s/ Steven M. Miller
                                    --------------------------------------------
                                    Name:  Steven M. Miller
                                    Title: Senior Vice President


                                LATHAM & WATKINS

                                By: /s/ Robert J. Rosenberg
                                    --------------------------------------------
                                    Robert J. Rosenberg (RJR 9585)
                                    885 Third Avenue, Suite 1000
                                    New York, New York 10022
                                    (212) 906-1200

                                    Counsel for the Debtors
                                    and Debtors-in-Possession

         Exhibit A to Debtors' First Amended Joint Disclosure Statement
                Pursuant to Section 1125 of the Bankruptcy Code

       First Amended Joint Plan of Reorganization of Cityscape Financial Corp. and Cityscape Corp. Under Chapter 11 of the Bankruptcy Code

LATHAM & WATKINS
885 Third Avenue
New York, New York 10022
(212) 906-1200
Robert J. Rosenberg (RJR 9585)
A. Brent Truitt (ABT 3799)
Rachael Fink (RF 3321)

Counsel for Debtors
and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

------------------------------------X
In re:                              :     Chapter 11
                                    :
CITYSCAPE FINANCIAL CORP.,          :     Case Nos. 98-B-22569 (ASH)
and CITYSCAPE CORP.,                :     and 98-B-22570 (ASH)
                                    :     Jointly Administered
                                    :
            Debtors.                :
------------------------------------X

                        CITYSCAPE FINANCIAL CORP.'S AND
                   CITYSCAPE CORP.'S FIRST AMENDED JOINT PLAN
                  OF REORGANIZATION DATED AS OF MARCH 26, 1999

Dated: March 26, 1999

                               TABLE OF CONTENTS

I.    INTRODUCTION ...........................................................1

II.   DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION ..................1

      A. Definitions .........................................................1

      B. Interpretation and Computation of Time .............................12
            1. Defined Terms ................................................12
            2. Rules of Interpretation ......................................12
            3. Time Periods .................................................12

III.  POOLING OF ASSETS AND LIABILITIES AND CANCELLATION OF
      INTERCOMPANY CLAIMS ...................................................12

IV.   DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS ........................13

V.    GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS ..............15

            A. Unclassified Claims ..........................................15
                  1. Administrative Claims ..................................15
                  2. Priority Tax Claims ....................................16
                  3. Bar Date for Administrative Claims .....................16

            B. Treatment of Claims and Interests ............................18
                  1. Class 1 (Bank Claims) ..................................18
                  2. Class 2a et seq. (Other Secured Claims) ................19
                  3. Class 3 (Priority Claims) ..............................19
                  4. Class 4 (Senior Note Claims) and Class 4a (Small
                        Senior Note Claims) .................................19
                  5. Class 5 (General Unsecured Claims) and Class 5a
                        (Small Unsecured Claims) ............................20
                  6. Class 6 (Subordinated Debenture Claims) and Class 6a
                        (Small Subordinated Debenture Claims) ...............21
                  7. Class 7 (Old Debt Securities Claims) ...................22
                  8. Class 8 (Interests of Holders of Old Series A
                        Preferred Stock) ....................................22
                  9. Class 9 (Old Series A Preferred Stock Securities
                        Claims) .............................................22
                  10. Class 10 (Interests of Holders of Old Series B
                        Preferred Stock) ....................................22
                  11. Class 11 (Old Series B Preferred Stock Securities
                        Claims) .............................................22
                  12. Class 12 (Interests of Holders of Old Cityscape
                        Common Stock) .......................................23
                  13. Class 13 (Interests of Holders of Old Stock Rights in
                        Cityscape and all Claims Arising Out of Such Old
                        Stock Rights) .......................................23

                  14. Class 14 (Old Cityscape Common Stock and Old Warrant
                        Securities Claims) ..................................23

            C. Modification of Treatment of Claims ..........................23

VI.   DISTRIBUTIONS UNDER THE PLAN ..........................................24

            A. Disbursing Agent .............................................24

            B. Timing of Distributions ......................................24

            C. Methods of Distributions .....................................24
                  1. Cash Payments  24 ......................................24
                  2. Issuance and Transfers of New Common Stock .............25
                  3. Compliance with Tax Requirements .......................25

            D. Pro Rata Distribution ........................................25

            E. Distribution Record Date .....................................26

            F. Surrender of Cancelled Voting Securities and Exchange
               for New Securities ...........................................26
                  1. Tender of Voting Securities ............................26
                  2. Delivery of New Common Stock in Exchange for
                        Voting Securities ...................................27
                  3. Special Procedures for Lost, Stolen, Mutilated
                        or Destroyed Instruments ............................28
                  4. Failure to Surrender Cancelled Instrument ..............28

            G. Delivery of Distributions; Undeliverable or Unclaimed
                  Distributions .............................................28

            H. Procedures for Treating Disputed Claims Under Plan of
                  Reorganization ............................................29
                  1. Disputed Claims and Objections to Claims and
                        Interests ...........................................29
                  2. Professionals, Administrative Claims, Trade Claims
                        and Employee Claims .................................30
                  3. No Distributions Pending Allowance .....................30
                  4. Distributions on Account of Disputed Claims and
                        Interests Once They are Allowed .....................30

            I. Setoffs ......................................................31

            J. Termination of Subordination .................................31

VII.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES .................31

            A. Assumptions ..................................................31

            B. Cure of Defaults in Connection with Assumption ...............32

            C. Rejections ...................................................32

            D. Bar Date for Rejection Damages ...............................32

VIII. ACCEPTANCE OR REJECTION OF THIS PLAN ..................................33

            A. Voting Classes ...............................................33

            B. Presumed Acceptances of Plan .................................33

            C. Presumed Rejections of Plan ..................................33

            D. Voting Instructions ..........................................33

            E. Voting Deadline and Extensions ...............................33

            F. Confirmability of Plan and Cramdown ..........................33

IX.   MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN ....................34

            A. Corporate Structure ..........................................34

            B. Corporate Action .............................................34
                  1. Cancellation of Old Securities and Related
                        Agreements ..........................................34
                  2. Certificate of Incorporation and Bylaws for
                        Reorganized Cityscape ...............................34
                  3. Certificate of Incorporation and Bylaws for
                        Reorganized CSC .....................................34
                  4. Directors and Management of Reorganized Cityscape ......35
                  5. Directors and Management of Reorganized CSC ............35

            C. Implementation ...............................................36

            D. Other Documents and Actions ..................................36

            E. Payment of Statutory Fees ....................................36

            F. Payment of Fees and Expenses of Unofficial Committees'
                  Counsel ...................................................36

            G. Term of Injunctions or Stays .................................36

            H. No Interest ..................................................36

            I. Retiree Benefits .............................................36

            J. Issuance of New Common Stock .................................37

X.    CONFIRMATION AND EFFECTIVE DATE CONDITIONS ............................37

            A. Conditions to Confirmation ...................................37

            B. Conditions to Effective Date .................................37

            C. Waiver of Conditions to Confirmation and Effective Date ......38

XI.   EFFECTS OF PLAN CONFIRMATION ..........................................38

            A. Discharge of Debtors and Injunction ..........................38

            B. Limitation of Liability ......................................39

            C. Releases .....................................................39

            D. Indemnification ..............................................40

            E. Vesting of Assets ............................................41

            F. Preservation of Causes of Action .............................41

            G. Retention of Bankruptcy Court Jurisdiction ...................42

            H. Failure of Bankruptcy Court to Exercise Jurisdiction .........43

            I. Committees ...................................................44

XII.  MISCELLANEOUS PROVISIONS ..............................................44

            A. Final Order ..................................................44

            B. Modification of the Plan .....................................44

            C. Revocation of the Plan .......................................45

            D. Severability of Plan Provisions ..............................45

            E. Successors and Assigns .......................................45

            F. Saturday, Sunday or Legal Holiday ............................45

            G. Post-Effective Date Effect of Evidences of Claims or
                  Interests .................................................45

            H. Governing Law ................................................46

            I. No Liability for Solicitation or Participation ...............46

            J. No Admissions or Waiver of Objections ........................46

                                       I.

                                  INTRODUCTION

            Cityscape Financial Corp. (defined herein as "CITYSCAPE") and its wholly-owned subsidiary Cityscape Corp. (defined herein as "CSC" and, collectively with Cityscape, as "DEBTORS") hereby propose the following First Amended Plan of Reorganization (defined herein as the "PLAN") for the resolution of the Debtors' outstanding creditor claims and equity interests and request Confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code.

            All Holders of Claims and Interests are encouraged to read the Plan and the accompanying solicitation materials in their entirety.

            No materials, other than the accompanying solicitation materials and any exhibits and schedules attached thereto or referenced therein, have been approved by the Debtors for use in soliciting acceptances or rejections of the Plan.

            NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, ALL STATEMENTS IN THIS PLAN AND THE ACCOMPANYING SOLICITATION MATERIALS CONCERNING THE HISTORY OF THE DEBTORS' BUSINESSES, THE PAST OR PRESENT FINANCIAL CONDITION OF THE DEBTORS, TRANSACTIONS TO WHICH THE DEBTORS WERE OR ARE PARTY, OR THE EFFECT OF CONFIRMATION OF THE PLAN ON SECURED CREDITORS, UNSECURED CREDITORS OR EQUITY SECURITY HOLDERS ARE ATTRIBUTABLE EXCLUSIVELY TO THE DEBTORS AND NOT TO ANY OTHER PARTY.

                                      II.

             DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION

A.    Definitions.

            In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan:

1. "ADMINISTRATIVE CLAIM" means a Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in
Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a chapter 11 case of preserving the estate or operating the business of the Company (including wages, salaries and commissions for services), loans and advances to the Company made after the Petition Date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims (if any), and all fees and charges against the estate under
Section 1930 of title 28, United States Code.

2. "ALLOWED CLAIM" or "ALLOWED INTEREST" means a Claim against or Interest in the Debtors:

      (1) to the extent that a proof of such Claim or Interest was timely Filed and served upon the Debtors and no objection to the Claim or Interest, or motion to estimate the Claim or Interest for purposes of allowance, is Filed within the time fixed by the Bankruptcy Court for such objections; or

      (2) to the extent that a proof of such Claim or Interest is deemed Filed under applicable law or pursuant to a Final Order of the Bankruptcy Court and no objection to the Claim or Interest is Filed within the time fixed by the Bankruptcy Court for such objections; or

      (3) that is allowed pursuant to this Plan; or

      (4) to the extent that a proof of such Claim or Interest is allowed pursuant to the following sentence of this definition.

If the Debtors File an objection to a proof of Claim or Interest within a time fixed by the Bankruptcy Court, the Claim or Interest shall be Allowed to the extent of:

      (1) any amount of such Claim or Interest to which the Debtors did not object;

      (2) any amount otherwise authorized by Final Order or the Plan; and

      (3) any amount temporarily allowed by an Order for purposes of voting on the Plan (which amount shall not be binding with respect to distributions to which the Holder of such Claim or Interest shall be entitled under the
      Plan).

"ALLOWED ADMINISTRATIVE CLAIM," "ALLOWED PRIORITY TAX CLAIM," "ALLOWED SECURED CLAIM" and "ALLOWED UNSECURED CLAIM" have correlative meanings.

3. "ALLOWED CLASS ... CLAIM" means an Allowed Claim in the particular Class described.

4. "ALLOWED CLASS ... INTEREST" means an Allowed Interest in the particular Class described.

5. "BALLOT" means a ballot or master ballot to be used for voting to accept or reject the Plan.

6. "BANK CLAIMS" means all Claims represented by, relating to or arising under or in connection with the Greenwich Facility or the CIT Facility.

7. "BANKRUPTCY CODE" means title 11 of the United States Code, as now in effect or hereafter amended if such amendments are made applicable to the Reorganization Cases.

8. "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York, or such other court or adjunct thereof that exercises jurisdiction over the Reorganization Cases.

9. "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as applicable from time to time in the Reorganization Cases.

10. "BUSINESS DAY" means any day other than a Saturday, a Sunday or a "LEGAL HOLIDAY" (as defined in Bankruptcy Rule 9006(a)).

11. "CASH" means currency, a certified check, a cashier's check or a wire transfer of immediately available funds from any source, or a check drawn on a domestic bank from Reorganized Cityscape, Reorganized CSC or other Person making any distribution under the Plan.

12. "CEDEL" means Cedel Bank, societe anonyme.

13. "CIT FACILITY" means that certain revolving credit facility entered into by CSC with The CIT Group/Equipment Financing, Inc. on February 3, 1998, as amended through the date hereof, which facility is guaranteed by Cityscape.

14. "CITYSCAPE" means Cityscape Financial Corp., a Delaware corporation.

15. "CLAIM" means a claim against either of the Debtors, whether or not asserted or allowed, as defined in Section 101(5) of the Bankruptcy Code, including, without limitation, Administrative Claims.

16. "CLASS" means a class of Claims or Interests designated pursuant to the Plan.

17. "CLEARING SYSTEMS" shall have the meaning ascribed to such term in Section VI.F.2 of the Plan.

18. "CLERK" means the Clerk of the Bankruptcy Court.

19. "COMMITTEE" means any statutory committee of creditors or equity interest Holders of the Debtors appointed by the United States Trustee pursuant to
Section 1102 of the Bankruptcy Code, including the Creditors' Committee, if one is appointed.

20. "COMPANY" means Cityscape and CSC, collectively and individually as appropriate from the context, as Debtors.

21. "CONFIRMATION" means the entry by the Bankruptcy Court of the Confirmation Order.

22. "CONFIRMATION DATE" means the date on which the Clerk enters the Confirmation Order on the Docket.

23. "CONFIRMATION HEARING" means the hearing on confirmation of the Plan, as the Plan may be modified hereafter.

24. "CONFIRMATION ORDER" means the Order of the Bankruptcy Court confirming the Plan under Section 1129 of the Bankruptcy Code.

25. "CREDITORS' COMMITTEE" means any Official Committee of Creditors of Cityscape and/or CSC appointed by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code.

26. "CSC" means Cityscape Corp., a New York corporation and wholly-owned subsidiary of Cityscape.

27. "DEBTOR RELEASEES" shall have the meaning ascribed to such term in Section XI.C. of the Plan.

28. "DEBTORS" means, collectively, Cityscape and CSC, as debtors and Debtors In Possession.

29. "DEBTORS IN POSSESSION" means the Debtors, when acting in the capacity of representatives of the Estates in the Reorganization Cases.

30. "DESIGNATED PROFESSIONAL" means: (i) Latham & Watkins; (ii) Gibson, Dunn & Crutcher LLP; (iii) Kasowitz, Benson, Torres & Friedman; (iv) Kramer Levin Naftalis & Frankel LLP and (v) Jay Alix & Associates.

31. "DIP CLAIMS" means all Claims arising under the DIP Facilities.

32. "DIP FACILITIES" means the debtor in possession credit agreements and any related agreements between the Debtors and the DIP Lenders.

33. "DIP LENDERS" means, collectively, The CIT Group/Equipment Financing, Inc., Greenwich Capital Financial Products, Inc. and any other lenders participating in the DIP Facilities.

34. "DISBURSING AGENT" means, collectively, one or more Persons responsible for making distributions under the Plan. The Reorganized Company or such Person(s) as the Debtors may employ in their sole discretion will serve as Disbursing Agent.

35. "DISCLOSURE STATEMENT" means the disclosure statement (including any prior version thereof) pursuant to Section 1125 of the Bankruptcy Code with respect to the Plan (and all exhibits and schedules annexed thereto or referred to therein), as it may be amended or supplemented from time to time.

36. "DISPUTED CLAIM" means a Claim, not otherwise Allowed or paid pursuant to the Plan, to the extent such Claim is the subject of a pending application, motion, complaint, objection or other legal proceeding seeking to disallow, subordinate or estimate such Claim.

37. "DISPUTED INTEREST" means an Interest to the extent such Interest is the subject of a pending application, motion, complaint, objection or other legal proceeding seeking to disallow, subordinate or estimate such Interest.

38. "DISTRIBUTION RECORD DATE" means the date or dates fixed by the Bankruptcy Court as the record date for determining the Holders of Old Senior Notes and Old Subordinated Debentures, respectively, who are entitled to receive distributions under this Plan and, if no such date is fixed, means the Confirmation Date.

39. "DOCKET" means the docket or dockets in the Reorganization Cases maintained by the Clerk.

40. "DTC" means The Depository Trust Company.

41. "EFFECTIVE DATE" means the first Business Day, as determined by the Debtors, on which (i) all conditions to the Effective Date set forth herein have been satisfied or, if permitted, waived by the Debtors, and on which no stay of the Confirmation Order is in effect, and (ii) the Plan has been "substantially consummated," as such term is defined in Section 1101(2) of the Bankruptcy Code.

42. "ELIGIBLE INSTITUTION" shall have the meaning ascribed to such term in
Section V.F.1.b of the Plan.

43. "EMPLOYEE CLAIMS" means Claims which are asserted by employees of the Debtors in connection with their employment, including, without limitation, Claims arising from or relating to salaries or wages, accrued paid vacation, health-related benefits, severance benefits, field management and executive/administrative management incentive plans and similar employee benefits.

44. "ESTATES" means the estates created in the Debtors' Reorganization Cases under Section 541 of the Bankruptcy Code.

45. "EUROCLEAR" means Morgan Guaranty Trust Company of New York, as operator of the Euroclear system.

46. "FILE," "FILED" or "FILING" means filed, or filing, with the Bankruptcy Court in the Reorganization Cases.

47. "FINAL ORDER" means an order or judgment of the Bankruptcy Court, as entered on the Docket in the Reorganization Cases, which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal, seek certiorari or request reargument or further review or rehearing has expired and no appeal, petition for certiorari or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought or to which the request was made.

48. "FINANCING ORDERS" means, collectively, the interim and final orders entered by the Bankruptcy Court in connection with the DIP Facilities.

49. "GENERAL UNSECURED CLAIMS" shall have the meaning ascribed to such term in
Article IV of the Plan.

50. "GREENWICH FACILITY" means that certain Master Loan and Security Agreement dated as of January 1, 1997 between CSC and Greenwich Capital Financial Products, Inc., as subsequently extended, amended or otherwise modified from time to time through the date hereof, which facility is guaranteed by Cityscape.

51. "HOLDER" means a Person who holds a Claim or Interest in such Person's capacity as the holder of such Claim or Interest. Where the identity of the Holder of a Claim or Interest is set forth on a register or other record maintained by or at the direction of the Debtors, the Holder of such Claim or Interest shall be deemed to be the Holder as identified on such register or record unless the Debtors are otherwise notified in a writing authorized by such Holder.

52. "IMPAIRED" shall have the definition given to it in Section 1124 of the Bankruptcy Code. Section 1124 states in principal part:

            [A] class of claims or interests is impaired under a plan unless, with respect to each claim or interest of such class, the plan --

            (1) leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest; or

            (2) notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default --

            (A) cures any such default that occurred before of after the commencement of the case under this title, other than a default of a kind specified in section 365(b)(2) of this title;

            (B) reinstates the maturity of such claim or interest as such maturity existed before such default;

            (C) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

            (D) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

An Impaired Class is entitled to vote on the Plan; provided, however, that Classes of Claims and Interests that do not receive or retain any property under the Plan on account of such Claims and Interests are deemed to have rejected the Plan and are not entitled to vote.

53. "INDEMNITEES" shall have the meaning ascribed to such term in Section XI.D of the Plan.

54. "INDENTURE TRUSTEES" means (i) The Chase Manhattan Bank, as original indenture trustee for the Old Senior Notes, (ii) Norwest Bank of Minnesota, N.A., as successor indenture trustee for the Old Senior Notes, or any successor thereto, and (iii) The Chase Manhattan Bank, N.A., as indenture trustee for the Old Subordinated Debentures, or any successor thereto.

55. "INSTRUMENT" means any share of stock, security, promissory note or other "INSTRUMENT," within the meaning of that term, as defined in Section 9-105(1)(i) of the UCC.

56. "INTERCOMPANY CLAIMS" means any and all Claims and causes of action which either of the Debtors holds against the other Debtor.

57. "INTEREST" means the interest of any equity security Holder of the Debtors, whether or not asserted, as defined in Section 101(17) of the Bankruptcy Code.

58. "LETTER OF TRANSMITTAL" shall have the meaning ascribed to such term in
Section VI.F.1.b of the Plan.

59. "LOCAL BANKRUPTCY RULES" means the local rules of the Bankruptcy Court, as applicable from time to time in the Reorganization Cases.

60. "NEW COMMON STOCK" means common stock of Reorganized Cityscape, par value $0.01 per share, which may be issued by Reorganized Cityscape on and after the Effective Date pursuant to the Plan or otherwise.

61. "OLD CITYSCAPE COMMON STOCK" means the common stock of Cityscape, par value $.0l per share.

62. "OLD CITYSCAPE PREFERRED STOCK" means Old Series A Preferred Stock and the Old Series B Preferred Stock.

63. "OLD DEBT" means, collectively, the Old Senior Notes and Old Subordinated Debentures.

64. "OLD SECURITIES" means, collectively, the Old Debt, the Old Cityscape Common Stock, the Old Cityscape Preferred Stock and the Old Warrants.

65. "OLD SENIOR NOTES" means the 12 3/4% Series A Senior Notes due 2004 issued by Cityscape.

66. "OLD SERIES A PREFERRED STOCK" means Cityscape's 6% Convertible Preferred Stock, Series A, with an initial liquidation preference of $10,000 per share, of which 626 shares remain outstanding as of the date hereof.

67. "OLD SERIES B PREFERRED STOCK" means Cityscape's 6% Convertible Preferred Stock, Series B, with an initial liquidation preference of $10,000 per share, of which 4,551 shares remain outstanding as of the date hereof.

68. "OLD SERIES A WARRANTS" means the five-year warrants (which relate to the Old Series A Preferred Stock) to purchase 500,000 shares of Old Cityscape Common Stock with an exercise price of $20.625 per share.

69. "OLD SERIES B WARRANTS" means the five-year warrants (which relate to the Old Series B Preferred Stock) to purchase 500,000 shares of Old Cityscape Common Stock with an exercise price per share equal to the lesser of (i) $14.71 and
(ii) 130% of the average closing sales prices over the 20 trading day period ending on the trading day immediately prior to the first anniversary of the original issuance of such warrants.

70. "OLD STOCK RIGHTS" means, collectively, any Old Warrants, and any other rights or options, to purchase or otherwise acquire Old Securities, and any stock appreciation or similar rights relating to Old Securities, existing prior to the Effective Date, including, without limitation, such rights under Cityscape's 1995 Non-Employee Directors Stock Option Plan, Cityscape's 1995 Stock Option Plan, Cityscape's Stock Purchase Plan, Cityscape's 1997 Stock Option Plan, and Cityscape's Stock Option Program for certain executive officers, and registration rights granted by Cityscape to Franklin Mutual Advisers, Inc. "Old Stock Rights" do not include any rights arising out of the ownership of Old Securities other than the Old Warrants.

71. "OLD SUBORDINATED DEBENTURES" means the 6% Convertible Subordinated Debentures due 2006 issued by Cityscape.

72. "OLD WARRANTS" means the Old Series A Warrants and the Old Series B
Warrants.

73. "ORDER" means an order or judgment of the Bankruptcy Court as entered on the Docket.

74. "ORDINARY COURSE PROFESSIONALS' ORDER" means the order which, if entered by the Clerk, will authorize the Debtors to (a) retain and employ various professionals who are not working directly to implement the Reorganization Cases and (b) pay such professionals without need for application, hearing and Final Order.

75. "OTHER SECURED CLAIM" means any Allowed Secured Claim not classified in Class 1. Other Secured Claims are classified in Class 2a et seq.

76. "PERSON" means any individual, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, government or political subdivision, official committee appointed by the United States Trustee, unofficial committee of creditors or equity Holders, or other "entity" (as defined in the Bankruptcy Code).

77. "PETITION DATE" means October 6, 1998, the date on which the Reorganization Cases were Filed.

78. "PLAN" means this plan of reorganization (including any prior version thereof) for the Debtors in the Reorganization Cases and all exhibits and schedules annexed hereto, as such may be amended, modified or supplemented from time to time.

79. "POST-PETITION TAX CLAIMS" means Administrative Claims and other Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, to the extent such Claim accrues within the period from and including the Petition Date through and including the Effective Date.

80. "PREPETITION CREDIT FACILITIES" means the CIT Facility and the Greenwich Facility.

81. "PRIORITY CLAIM" means an Allowed Claim entitled to priority under Sections 507(a)(3) through 507(a)(7) or 507(a)(9) of the Bankruptcy Code, but excludes Priority Tax Claims.

82. "PRIORITY TAX CLAIM" means an Allowed Claim for an amount entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

83. "PRO RATA" means proportionately so that, with respect to any Class, the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim or Allowed Interest to (b) the amount of such particular Allowed Claim or Allowed Interest, is the same as the ratio of (x) the amount of consideration distributed on account of all Allowed Claims or Allowed Interests of the Class in which the particular Allowed Claim or Allowed Interest is included to (y) the aggregate amount of all Allowed Claims or Allowed Interests of that Class.

84. "REINSTATED," means, with respect to any Allowed Claim or Allowed Interest, that such Claim or Interest shall be treated as Unimpaired as of the Effective Date.

85. "REORGANIZATION CASES" means the Debtors' cases under chapter 11 of the Bankruptcy Code.

86. "REORGANIZED CITYSCAPE" means Cityscape, as it will be reorganized as of the Effective Date in accordance with this Plan and having such name as shall be determined prior to the Confirmation Date by the Board of Directors of Cityscape.

87. "REORGANIZED CITYSCAPE BYLAWS" means the amended and restated bylaws of Reorganized Cityscape that will be effective on the Effective Date, in substantially the form annexed as Exhibit "B" hereto.

88. "REORGANIZED CITYSCAPE CERTIFICATE OF INCORPORATION" means the amended and restated certificate of incorporation of Reorganized Cityscape that will be effective on the Effective Date, in substantially the form annexed as Exhibit "A" hereto.

89. "REORGANIZED CSC" means CSC, as it will be reorganized as of the Effective Date in accordance with this Plan and having such name as shall be determined prior to the Confirmation Date by the Board of Directors of CSC.

90. "REORGANIZED CSC BYLAWS" means the amended and restated bylaws of Reorganized CSC that will be effective on the Effective Date, in substantially the form annexed as Exhibit "D" hereto.

91. "REORGANIZED CSC CERTIFICATE OF INCORPORATION" means the amended and restated certificate of incorporation of Reorganized CSC that will be effective on the Effective Date, in substantially the form annexed as Exhibit "C" hereto.

92. "REORGANIZED COMPANY" means Reorganized Cityscape and Reorganized CSC, collectively and individually, as appropriate from the context.

93. "SECURED CLAIM" means any Claim that is secured by a lien on property in which the Estates have an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) or 1111(b) of the Bankruptcy Code.

94. "SECURITIES CLAIM" means (a) any Claim arising from rescission of a purchase or sale of Old Securities or for damages arising from the purchase or sale of Old Securities, or (b) any Claim for indemnity, reimbursement, or contribution on account of any such Claim.

95. "SENIOR NOTE CLAIMS" means Claims arising from the Old Senior Notes (including all Claims and causes of action arising therefrom or in connection therewith).

96. "SMALL SENIOR NOTE CLAIMS" shall have the meaning ascribed to such term in
Article IV of the Plan.

97. "SMALL SUBORDINATED DEBENTURE CLAIMS" shall have the meaning ascribed to such term in Article IV of the Plan.

98. "SMALL UNSECURED CLAIMS" shall have the meaning ascribed to such term in
Article IV of the Plan.

99. "SUBORDINATED DEBENTURE CLAIMS" means Claims arising from the Old Subordinated Debentures (including all Claims and causes of action arising therefrom or in connection therewith).

100. "TENDERED CERTIFICATES" shall have the meaning ascribed to such term in
Section VI.F.1.b of the Plan.

101. "TORT CLAIM" means any Claim related to personal injury, property damage or loss, products liability or other similar Claims against either Debtor, and shall not include Securities Claims or Claims arising under, based upon or related to Old Stock Rights.

102. "TRADE CLAIMS" means any unsecured Claim against either Cityscape or CSC arising from (i) the delivery of goods or services in the ordinary course of business or (ii) insurance-related service (including insurance premiums). "Trade Claim" excludes (i) Claims arising under Section 502(e) or 502(g) of the Bankruptcy Code, (ii) Claims of the type described in Section 726(a)(4) of the Bankruptcy Code, and (iii) Tort Claims.

103. "UCC" means the Delaware Uniform Commercial Code, as in effect at any relevant time.

104. "UNIMPAIRED" means, with reference to a Class of Claims or Interests, that the Class is not Impaired. An Unimpaired Class is not entitled to vote on the Plan.

105. "UNOFFICIAL COMMITTEES" means the Unofficial Senior Noteholders' Committee and the Unofficial Subordinated Debentureholders' Committee.

106. "UNOFFICIAL SENIOR NOTEHOLDERS' COMMITTEE" means (i) MacKay-Shields Financial Corporation, as investment advisor to various funds, (ii) Cerberus Partners, L.P., and such other representatives of the Senior Note Claims as may be designated from time to time.

107. "UNOFFICIAL SUBORDINATED DEBENTUREHOLDERS' COMMITTEE" means (i) Forest Investment Management, (ii) Bear, Stearns & Co. Inc., (iii) Deephaven Market Neutral Trading Limited (f/k/a KA Management), (iv) Tamar Securities Inc., (v) Aristeia Capital LLC, (vi) J. Robbins Securities, LLC, (vii) RAS Securities Corp., (viii) D.A. Davidson & Co., (ix) Donaldson, Lufkin & Jenrette Securities Corporation, (x) Mercantile Bank, (xi) Mellon Bank, as trustee for General Motors Employees Domestic Group Pension Trust, (xii) Ramat Securities Ltd., and such other representatives of the Subordinated Debenture Claims as may be designated from time to time.

108. "UNSECURED CLAIM" means any Claim that is not an Administrative Claim, Priority Claim, Priority Tax Claim or Secured Claim.

109. "VOTING AGENT" shall have the meaning ascribed to such term in Section VIII.E of the Plan.

110. "VOTING DEADLINE" means the date on which Ballots must be received by the Voting Agent at the address set forth on the applicable Ballot. For purposes of the Plan, the Voting Deadline is 5:00 p.m., New York City Time, _______________, 1999.

111. "VOTING RECORD DATE" means _____.

112. "VOTING SECURITIES" means, collectively, the Old Senior Notes and the Old Subordinated Debentures.

B.    Interpretation and Computation of Time.

      1.    Defined Terms.

            Any term used in the Plan that is not defined in the Plan, either in
Article II (Definitions) or elsewhere, but that is defined in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, as the case may be.

      2.    Rules of Interpretation.

            For purposes of the Plan: (a) whenever it appears appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms, or conditions which is material to a party to such document shall not be made without such party's consent; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or (to the extent otherwise permitted, hereafter) may be amended, modified or supplemented from time to time; (d) unless otherwise specified in a particular reference, all references in the Plan to paragraphs, sections, articles and exhibits are references to paragraphs, sections, articles and exhibits of or to the Plan; (e) the words "herein," "hereof" "hereto," "hereunder" and others of similar import refer to the Plan in its entirety rather than to a particular portion of the Plan only; (f) captions and headings to articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of the Plan;
(g) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply; and (h) all exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan.

      3.    Time Periods.

            In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                      III.

                     POOLING OF ASSETS AND LIABILITIES AND
                      CANCELLATION OF INTERCOMPANY CLAIMS

            On the Effective Date, the assets and liabilities of the Debtors shall be pooled to the extent specified in this Plan. The legal rights and priorities of each Holder of a Claim shall be treated as having a single recourse against such pooled assets. Each Holder of a Claim who has asserted a Claim against both of the Debtors arising from or related to the same underlying obligation or cause of action, whether the basis for the asserted liability of the Debtors arises by contract, guarantee (including CSC's guarantee of Cityscape's obligations under the Old Senior

Notes), or by operation of law, shall likewise be treated as having a single Claim against the assets of the pooled estate.

            On the Effective Date, as part of such pooling, each of the Debtors shall be deemed to have fully and finally compromised and settled all Intercompany Claims. As a result of giving effect to such pooling of assets and liabilities and such compromise and settlement, all Intercompany Claims shall be treated as extinguished immediately upon the Effective Date and shall receive no distribution pursuant to this Plan.

            The pooling of assets and liabilities provided for under this
Article III shall be only for purposes of distributions under this Plan. Nothing in this Plan or the Confirmation Order shall effect a merger or any other combination of Cityscape and CSC, or Reorganized Cityscape and Reorganized CSC.

                                       IV.

                 DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

            The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class. A Disputed Claim or Disputed Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest to the extent such Claim or Interest is not an Allowed Claim or an Allowed Interest.

Class 1--Bank Claims                    Class 1 consists of all Allowed Bank
                                        Claims against the Debtors.

Class 2a et seq.--Other Secured Claims  Class 2 consists of all Allowed Secured
                                        Claims against the Debtors other than
                                        Secured Claims specified in Class 1.

Class 3--Priority Claims                Class 3 consists of all Allowed Priority
                                        Claims against the Debtors.

Class 4--Senior Note Claims and         Class 4 consists of all Allowed Claims
Class 4a--Small Senior Note Claims      against the Debtors of Holders of Old
                                        Senior Notes, including Claims based
                                        upon CSC's guarantee of Cityscape's
                                        obligations under the Old Senior Notes.
                                        Class 4a consists of each Allowed Senior
                                        Note Claim whose principal amount is
                                        equal to or less than $5,000.00 or whose Holder agrees on a Ballot or otherwise in writing to reduce the principal amount of such Allowed Senior Note Claim to $5,000.00 and to release and waive any further or additional Claim(s) against the Debtors ("SMALL SENIOR NOTE
                                        CLAIMS").

Class 5--General Unsecured Claims and   Class 5 consists of all Allowed
Class 5a--Small Unsecured Claims        Unsecured Claims against the Debtors
                                        other than the Unsecured Claims in
                                        Classes 4, 4a, 6, 6a, 7, 9, 11, 13 and
                                        14 ("GENERAL UNSECURED CLAIMS"). Class
                                        5a consists of each Allowed General
                                        Unsecured Claim that is equal to or less than $8,000.00 or whose Holder agrees on a Ballot or otherwise in writing to reduce such Allowed Unsecured Claim to $8,000.00 and to release and waive any further or additional Claim(s) against the Debtors ("SMALL UNSECURED CLAIMS").

Class 6--Subordinated Debenture Claims  Class 6 consists of all Allowed Claims
and                                     against the Debtors of Holders of Old
Class 6a--Small Subordinated Debenture  Subordinated Debentures. Class 6a
Claims                                  consists of each Allowed Subordinated
                                        Debenture Claim whose principal amount
                                        is equal to or less than $50,000.00 or
                                        whose Holder agrees on a Ballot or
                                        otherwise in writing to reduce the
                                        principal amount of such Allowed
                                        Subordinated Debenture Claim to
                                        $50,000.00 and to release and waive any
                                        further or additional Claim(s) against
                                        the Debtors ("Small Subordinated
                                        Debenture Claims").

Class 7--Old Debt Securities Claims     Class 7 consists of all Allowed
                                        Securities Claims on account of Old Debt against the Debtors.

Class 8--Old Series A Preferred Stock   Class 8 consists of all Allowed
                                        Interests in Cityscape of Holders of Old
                                        Series A Preferred Stock.

Class 9--Old Series A Preferred Stock   Class 9 consists of all Allowed
Securities Claims                       Securities Claims on account of Old
                                        Series A Preferred Stock against the
                                        Debtors.

Class 10--Old Series B Preferred Stock  Class 10 consists of all Allowed
                                        Interests in Cityscape of Holders of Old
                                        Series B Preferred Stock.

Class 11--Old Series Securities Claims  Class 11 consists of all Allowed
B Preferred Stock                       Securities Claims on account of Old
                                        Series B Preferred Stock against the
                                        Debtors.

Class 12 --Old Cityscape Common Stock   Class 12 consists of all Allowed
                                        Interests in Cityscape of Holders of Old
                                        Cityscape Common Stock.

Class 13--Old Stock Rights              Class 13 consists of all Allowed
                                        Interests in Cityscape of Holders of Old
                                        Stock Rights and all Allowed Claims
                                        arising out of any such Old Stock
                                        Rights, including, without limitation,
                                        all Allowed Claims arising out of the
                                        rejection of Old Stock Rights.

Class 14--Old Cityscape Common Stock    Class 14 consists of all Allowed
and Old Warrant Securities Claims       Securities Claims on account of Old
                                        Cityscape Common Stock or Old Warrants
                                        against the Debtors.

                                       V.

            GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

A.    Unclassified Claims.

      1.    Administrative Claims.

            a.    General.

            Subject to certain additional requirements for professionals and certain other entities set forth below, the Reorganized Company shall pay to each Holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on, as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Debtors or the Reorganized Company agree or shall have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Company, when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases.

            b.    Payment of Statutory Fees.

            On or before the Effective Date, all fees payable pursuant to 28 U.S.C. ss.1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in Cash equal to the amount of such Administrative Claim.

      2.    Priority Tax Claims.

            Unless otherwise agreed to by the Debtors or the Reorganized Company, and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Company
(i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by the Reorganized Company and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. The Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not designated a Class of Claims for purposes of the Plan.

      3.    Bar Date for Administrative Claims.

            a.    General Provisions.

            Except as provided below for (i) non-tax liabilities incurred in the ordinary course of business by the Debtors in Possession, (ii) Post-Petition Tax Claims, and (iii) DIP Claims, requests for payment of Administrative Claims must be Filed and served on counsel for the Debtors and Reorganized Cityscape or Reorganized CSC, as the case may be, no later than (x) sixty (60) days after the Effective Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, Reorganized Cityscape, Reorganized CSC, or any of their respective properties. No request for payment shall be required in connection with the DIP Claims, which, notwithstanding anything to the contrary in this Plan, shall be paid in full in Cash on the Effective Date, as provided in the DIP Facilities and the Financing Orders.

            b.    Professionals.

            All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to Section 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested by any professional or any other Person for making a substantial contribution in the Reorganization Cases) shall File and serve on the Reorganized Company and counsel for the Reorganized Company an application for final allowance of compensation and reimbursement of expenses no later than (i) sixty (60) days after the Effective Date, or (ii) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such 60-day period; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals' Order without having filed an application may continue to receive compensation or reimbursement for services rendered before the Effective Date without further Bankruptcy Court review or approval to the extent provided in the Ordinary Course Professionals' Order. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Company, counsel for the Reorganized Company and the requesting professional or other Person on or before the later of (x) ninety (90) days after the Effective Date and (y) thirty (30) days after such date as the Bankruptcy Court shall establish as the deadline for Filing such applications. The professionals of the Debtors and any Committee shall be entitled to reasonable compensation by, and reimbursement of expenses from, the Reorganized Company for services rendered or costs incurred by such professionals after the Effective Date promptly after submission of appropriate invoices to the Reorganized Company. In the event of a dispute over any such invoices, the Reorganized Company shall promptly pay any amount not in dispute and, if such dispute cannot be resolved among the parties, such dispute shall be resolved by the Bankruptcy Court.

            c.    Indenture Trustees.

            On or as soon as reasonably practicable after the Effective Date, the Reorganized Company shall pay the contractual claims of the Indenture Trustees for their fees and expenses including their reasonable attorneys' fees and expenses. To the extent, after being furnished with normal supporting documents for such fees and expenses, the Reorganized Company disputes the reasonableness of any such fees and expenses, the Reorganized Company shall pay such fees and expenses as are not disputed, and shall submit to the Indenture Trustee a written list of specific fees and expenses viewed by the Reorganized Company as not being reasonable. To the extent that the Reorganized Company and the Indenture Trustee are unable to resolve the dispute, the dispute shall be resolved by the Bankruptcy Court. Pending the resolution of any such dispute by consent or by Final Order of the Bankruptcy Court, an amount of Cash equal to the disputed portion of the Indenture Trustee's request for fees and expenses shall be held in trust in one or more segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the applicable Indenture Trustee, accounted for separately, and paid to the Indenture Trustee and/or returned to the Reorganized Company, as required by the agreement of the Reorganized Company and the Indenture Trustee or the Final Order of the Bankruptcy Court, as the case may be. The Indenture Trustees shall not attach or set off any of their fees and expenses against distributions to Holders of Old Senior Notes or Old Subordinated Debentures and shall not otherwise withhold or delay any such distributions.

            d.    Ordinary Course Liabilities.

            Except as provided herein, holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' businesses (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by the Reorganized Company pursuant to the terms and conditions of the particular transactions giving rise to such Administrative Claims, without any further action by the Holders of such Claims.

            e.    Tax Claims.

            All requests for payment of Post-Petition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date, and (ii) 120 days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Post-Petition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Post-Petition Tax Claim against either of the Debtors, Reorganized Cityscape, Reorganized CSC, or any of their respective properties, whether any such Post-Petition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date.

B.    Treatment of Claims and Interests.

      1.    Class 1 (Bank Claims).

            Class 1 consists of all Allowed Bank Claims, if any, against the Debtors arising from the Prepetition Credit Facilities including all Claims arising pursuant to any guarantee thereof and any pledge of assets as security therefor. Pursuant to the Financing Orders, proceeds from the DIP Facilities have been used, among other things, to pay all Allowed Bank Claims against the Debtors in full in Cash. Therefore, it is contemplated that there will not be any Bank Claims in Class 1 as of the Effective Date. However, to the extent that there are any Bank Claims in Class 1 as of the Effective Date, (i) each such Claim shall be deemed allowed as an Allowed Class 1 Claim in the aggregate amount equal to the sum of (A) the unpaid principal and interest as of the Petition Date less all payments thereon received and retained by the respective Holder thereof during the period from the Petition Date to the Effective Date,
(B) all accrued and unpaid interest from the Petition Date through and including the Effective Date at the rates provided for in the Financing Orders, and (C) all other amounts due and owing as of the Effective Date in respect of the respective Bank Claims pursuant to the Financing Orders and pursuant to the Greenwich Facility or the CIT Facility, as the case may be, and (ii) on the Effective Date, each Holder shall receive, on account thereof, a payment in Cash by wire transfer equal to the amount of such Allowed Class 1 Claim. Therefore, Class 1 is Unimpaired and, accordingly, is not entitled to vote on the Plan.

      2.    Class 2a et seq. (Other Secured Claims).

            Class 2a et seq. consists of all Allowed Secured Claims against the Debtors other than Secured Claims in Class 1. These Classes will be further divided into subclasses designated by letters of the alphabet (Class 2a, Class 2b, and so on) so that each Holder of any Other Secured Claim against the Debtors is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class. The Debtors shall File a schedule of each Other Secured Claim, if any, against the Debtors on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Other Secured Claim against the Debtors will be treated as follows: either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b)(i) the Debtors shall cure any default with respect to such Claim that occurred before or after the Petition Date (other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of each Allowed Other Secured Claim against the Debtors which is treated as set forth in clause (a), (b) or (c) of this paragraph will be Unimpaired and will not be entitled to vote for or against the Plan.

      3.    Class 3 (Priority Claims).

            Class 3 consists of the Allowed Priority Claims against the Debtors. Class 3 Claims are Unimpaired and, accordingly, Holders of Allowed Class 3 Claims are not entitled to vote on the Plan. Each Holder of an Allowed Class 3 Claim shall be entitled to receive (i) Cash equal to the amount of such Claim, unless the Holder of such Claim and Reorganized Cityscape agree to a different treatment, on the latest of (a) the Effective Date or as soon as practicable thereafter, (b) the date such Claim becomes an Allowed Priority Claim, and (c) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtors and the Holder of such Claim, and/or (ii) such other treatment, as determined by the Bankruptcy Court, required to render such Claim Unimpaired.

      4.    Class 4 (Senior Note Claims) and Class 4a (Small Senior Note
            Claims).

            Class 4 consists of the Allowed Unsecured Claims against the Debtors of Holders of Old Senior Notes (including all Claims and causes of action arising therefrom or in connection therewith and all guarantees related thereto). The Claim of each Holder of Old Senior Notes (including Holders of Small Senior Note Claims) as of the Distribution Record Date shall be allowed in the aggregate amount of the unpaid principal of such Holder's Old Senior Notes plus unpaid interest (calculated in accordance with the provisions of the indenture governing the Old Senior Notes) which accrued prior to the Petition Date. Class 4 is Impaired and, accordingly, Holders of Allowed Class 4 Claims are entitled to vote on the Plan.

            On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 4 Claim shall receive on account of such Allowed Claim a Pro Rata portion of 6,288,564 shares of New Common Stock (i.e., one share of New Common Stock for every $52.88 in principal of and accrued interest on such Holder's Old Senior Notes).

            Class 4a consists of the Allowed Small Senior Note Claims. Class 4a is Impaired and, accordingly, Holders of Allowed Class 4a Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 4a Claim shall receive on account of such Allowed Claim Cash in an amount equal to (i) $10.00, multiplied by (ii) the number of shares of New Common Stock that such Holder would have been entitled to receive as a Holder of an Allowed Class 4 Claim (after giving effect to the voluntary reduction, if any, by the Holder of a Class 4 Claim of the principal amount of such Holder's Claim to $5,000,00); provided, however, that any Holder of a Class 4a Claim may elect on a Ballot or otherwise in writing to receive the treatment afforded by Class 4 (i.e., New Common Stock) rather than this Class 4a (i.e., Cash).

            To the extent, if any, that the classification and manner of satisfying Claims and Interests under the Plan do not take into consideration all contractual, legal and equitable subordination rights that Holders of Allowed Class 4 Claims may have against Holders of Claims or Interests with respect to distributions made pursuant to this Plan, each Holder of an Allowed Class 4 Claim shall be deemed, upon the Effective Date, to have waived all contractual, legal or equitable subordination rights that such Holder might have, including, without limitation, any such rights arising out of the Old Senior Notes, the Old Subordinated Debentures, the indentures governing such Old Securities or otherwise.

      5.    Class 5 (General Unsecured Claims) and Class 5a (Small Unsecured
            Claims).

            Class 5 consists of all Allowed General Unsecured Claims against the Debtors, including, but not limited to, Claims resulting from the rejection of leases or executory contracts (other than such Claims that fall within Class 5a or Class 13). Class 5 is Impaired and, accordingly, Holders of Allowed Class 5 Claims are entitled to vote on the Plan.

            On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 5 Claim shall receive on account of such Allowed Claim one share of New Common Stock for every $70.47 of such Holder's Allowed Claim.

            Class 5a consists of the Allowed Small Unsecured Claims. Class 5a is Impaired and, accordingly, Holders of Allowed Class 5a Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 5a Claim shall receive on account of such Allowed Claim Cash in an amount equal to (i) $10.00, multipled by (ii) the number of shares of New Common Stock that such Holder would have been entitled to receive as a Holder of an Allowed Class 5 Claim (after giving effect to the voluntary reduction, if any, by the Holder of a Class 5 Claim of such Holder's Claim to $8,000.00); provided, however, that any Holder of a Class 5a Claim may elect on a Ballot or otherwise in writing to receive the treatment afforded by Class 5 (i.e., New Common Stock) rather than this Class 5a (i.e., Cash).

            Class 5 and Class 5a also include Trade Claims. At the outset of their chapter 11 cases, the Debtors sought and obtained Bankruptcy Court approval to pay in the ordinary course of business all outstanding Trade Claims to trade creditors who continue to provide normal trade credit terms to, or have reinstated normal trade credit terms for, the Debtors or who have previously agreed to compromise their Claims in a manner acceptable to the Debtors. To the extent that any payments made by the Debtors to Holders of Trade Claims pursuant to such Order resulted in such Holders' receiving greater distributions on account of their Trade Claims than that to which they are entitled under this
Section V.B.5, any claim of the Debtors for recovery of such overpayments to such Holders shall be assigned by the Debtors to Reorganized Cityscape or Reorganized CSC, as applicable, pursuant to Section XI.F of this Plan.

      6. Class 6 (Subordinated Debenture Claims) and Class 6a (Small Subordinated Debenture Claims).

            Class 6 consists of Allowed Unsecured Claims against Cityscape of Holders of Old Subordinated Debentures (including all Claims and causes of action arising therefrom or in connection therewith). The Claim of each Holder of Old Subordinated Debentures (including Holders of Small Subordinated Debenture Claims) as of the Distribution Record Date shall be allowed in the aggregate amount of the unpaid principal of such Holder's Old Subordinated Debentures plus unpaid interest (calculated in accordance with the provisions of the indenture governing the Old Subordinated Debentures) which accrued prior to the Petition Date. Class 6 is Impaired and, accordingly, Holders of Allowed Class 6 Claims are entitled to vote on the Plan.

            On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 6 Claim shall receive on account of such Allowed Claim a Pro Rata portion of 369,524 shares of New Common Stock (i.e., one share of New Common Stock for every $369.82 in principal of and accrued interest on such Holder's Old Subordinated Debentures); provided, however, that if Class 6 and Class 6a do not accept the Plan, no New Common Stock (or any other property) shall be distributed to Holders of Allowed Class 6 Claims pursuant to the Plan, and any New Common Stock that would have been distributed to the Holders of Class 6 Claims shall be distributed Pro Rata to the Holders of Class 4 Claims as part of their distribution pursuant to Section V.B.4 above.

            Class 6a consists of the Allowed Small Subordinated Debenture Claims. Class 6a is Impaired and, accordingly, Holders of Allowed Class 6a Claims are entitled to vote on the Plan. On the Effective Date or as soon as practicable thereafter, each Holder of an Allowed Class 6a Claim shall receive on account of such Allowed Claim Cash in an amount equal to (i) $10.00, multiplied by (ii) the number of shares of New Common Stock that such Holder would have been entitled to receive as a Holder of an Allowed Class 6 Claim (after giving effect to the voluntary reduction, if any, by the Holder of a Class 6 Claim of the principal amount of such Holder's Claim to $50,000.00); provided, however, that (i) any Holder of a Class 6a Claim may elect on a Ballot or otherwise in writing to receive the treatment afforded by Class 6 (i.e., New Common Stock) rather than this Class 6a (i.e., Cash), and (ii) if Class 6 and Class 6a do not accept the Plan, no Cash (or any other property) shall be distributed to Holders of Allowed Class 6a Claims pursuant to the Plan.

      7.    Class 7 (Old Debt Securities Claims).

            Class 7 consists of all Allowed Securities Claims on account of Old Debt against the Debtors. The Holders of Allowed Class 7 Claims, if any, shall not receive or retain any interest or property under the Plan and, therefore, Class 7 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 7 Claims are not being solicited. The Debtors are not aware of any Class 7 Claims. If there are any Allowed Class 7 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      8.    Class 8 (Interests of Holders of Old Series A Preferred Stock).

            Class 8 consists of the Allowed Interests of Holders of Old Series A Preferred Stock. The Holders of Allowed Class 8 Interests shall not receive or retain any interest or property under the Plan and, therefore, Class 8 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 8 Interests are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 8 pursuant to the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code.

      9.    Class 9 (Old Series A Preferred Stock Securities Claims).

            Class 9 consists of all Allowed Securities Claims on account of Old Series A Preferred Stock against the Debtors. The Holders of Allowed Class 9 Claims, if any, shall not receive or retain any interest or property under the Plan and, therefore, Class 9 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 9 Claims are not being solicited. The Debtors are not aware of any Class 9 Claims. If there are any Allowed Class 9 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      10.   Class 10 (Interests of Holders of Old Series B Preferred Stock).

            Class 10 consists of all Allowed Interests of Holders of Old Series B Preferred Stock. The Holders of Allowed Class 10 Interests shall not receive or retain any interest or property under the Plan and, therefore, Class 10 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 10 Interests are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 10 pursuant to the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code.

      11.   Class 11 (Old Series B Preferred Stock Securities Claims).

            Class 11 consists of all Allowed Securities Claims on account of Old Series B Preferred Stock against the Debtors. The Holders of Allowed Class 11 Claims, if any, shall not receive or retain any interest or property under the Plan and, therefore, Class 11 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 11 Claims are not being solicited. The Debtors are not aware of any Class 11 Claims. If there are any

Allowed Class 11 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      12.   Class 12 (Interests of Holders of Old Cityscape Common Stock).

            Class 12 consists of the Allowed Interests of Holders of Old Cityscape Common Stock. The Holders of Allowed Class 12 Interests shall not receive or retain any interest or property under the Plan and, therefore, Class 12 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 12 Interests are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 12 pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      13. Class 13 (Interests of Holders of Old Stock Rights in Cityscape and all Claims Arising Out of Such Old Stock Rights).

            Class 13 consists of all Allowed Interests in Cityscape of Holders of Old Stock Rights and all Allowed Claims arising out of any such Old Stock Rights, including, without limitation, all Claims arising out of the rejection of Old Stock Rights. The Holders of Allowed Class 13 Interests and Claims shall not receive or retain any interest or property under the Plan and, therefore, Class 13 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 13 Interests and Claims are not being solicited. The Debtors intend to seek to confirm the Plan as to Class 13 pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

      14.   Class 14 (Old Cityscape Common Stock and Old Warrant Securities
            Claims).

            Class 14 consists of all Allowed Securities Claims on account of Old Cityscape Common Stock or Old Warrants against the Debtors. The Holders of Allowed Class 14 Claims, if any, shall not receive or retain any interest or property under the Plan and, therefore, Class 14 is Impaired and is deemed to have rejected the Plan. Accordingly, votes of Holders of Allowed Class 14 Claims are not being solicited. If there are any Allowed Class 14 Claims, the Debtors intend to seek to confirm the Plan pursuant to the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code.

C.    Modification of Treatment of Claims.

            The Debtors reserve for themselves and the Reorganized Company the right to modify the treatment of any Allowed Claim or Interest in any manner adverse only to the Holder of such Claim or Interest at any time after the Effective Date upon the consent of the creditor or interest holder whose Allowed Claim or Interest, as applicable, is being adversely affected.

                                      VI.

                          DISTRIBUTIONS UNDER THE PLAN

A.    Disbursing Agent.

            Reorganized Cityscape, Reorganized CSC, or such Person(s) as the Debtors may employ in their sole discretion, will act as Disbursing Agent under the Plan. The Disbursing Agent shall make all distributions of Cash and New Common Stock required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than Reorganized Cityscape or Reorganized CSC, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Company on terms acceptable to the Reorganized Company.

B.    Timing of Distributions.

            Except as otherwise provided in this Plan with respect to any particular Class or Claim, property to be distributed hereunder on account of Allowed Claims and Allowed Interests in an Impaired Class (a) shall be distributed on the Effective Date or as soon as practicable thereafter to each Holder of an Allowed Claim or an Allowed Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (b) shall be distributed to each Holder of an Allowed Claim or an Allowed Interest of that Class that becomes an Allowed Claim or Allowed Interest after the Effective Date, as soon as practicable after the Order of the Bankruptcy Court allowing such Claim or Interest becomes a Final Order. Except as otherwise provided in this Plan with respect to any particular Class or Claim, property to be distributed under the Plan on account of Claims in a Class that are not Impaired or on account of an Administrative Claim shall be distributed on the later of
(i) the Effective Date or as soon as practicable thereafter, or if any Claim is not an Allowed Claim as of the Effective Date, on the date the Order allowing such Claim becomes a Final Order or as soon as practicable thereafter, and (ii) the date on which the distribution to the Holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim.

C.    Methods of Distributions.

      1.    Cash Payments.

            Cash payments made pursuant to the Plan will be in U.S. dollars. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Company, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by Reorganized Cityscape or Reorganized CSC shall be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing

Agent as set forth in Section VI.G below. All payments in respect of Bank Claims shall be by wire transfer.

      2.    Issuance and Transfers of New Common Stock.

            Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance or transfer of a number of shares of New Common Stock that is not a whole number, the actual distribution of such New Common Stock will be rounded to the next higher or lower whole number as follows: (a) fractions of 1/2 or greater will be rounded to the next higher whole number and (b) fractions of less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims will be adjusted as necessary to account for the rounding provided for in this Section. No consideration will be provided in lieu of fractional shares that are rounded down (including in connection with calculating the amount of Cash that a Holder of an Allowed Class 4a, 5a or 6a Claim is entitled to receive).

      3.    Compliance with Tax Requirements.

            In connection with the distributions set forth herein, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

            Notwithstanding any other provision contained herein: (i) each Holder of an Allowed Claim that is to receive a distribution of Cash or New Common Stock pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash or New Common Stock to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section V.G of the Plan.

D.    Pro Rata Distribution.

            Where the Plan provides for Pro Rata distribution, the property to be distributed under this Plan shall be divided Pro Rata among the Holders of Allowed Claims of the relevant Class.

E.    Distribution Record Date.

            As of the close of business on the Distribution Record Date, the transfer registers for the Voting Securities maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and its respective agents and the Indenture Trustees will have no obligation to recognize the transfer of any Voting Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to this Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

F.    Surrender of Cancelled Voting Securities and Exchange for New Securities.

      1.    Tender of Voting Securities.

            The mechanism by which Holders of Allowed Claims in Class 4 or 6 surrender their Voting Securities and exchange such Voting Securities for New Common Stock shall be determined based upon the manner in which the Voting Securities were issued and the mode in which they are held, as set forth below.

            a.    Voting Securities Held in Book-Entry Form

            Voting Securities held in book-entry form through bank and broker nominee accounts shall be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the systems of the applicable securities depository or Clearing System (as defined below in Section VI.F.2) holding such Voting Securities on behalf of the brokers or banks.

            b.    Voting Securities in Physical, Registered, Certificated Form

            Each Holder of Voting Securities in physical, registered, certificated form will be required, promptly after the Confirmation Date, to deliver its physical certificates (the "TENDERED CERTIFICATES") to the Disbursing Agent, accompanied by a properly executed letter of transmittal, to be distributed by the Disbursing Agent or Information Agent promptly after the Confirmation Date and containing such representations and warranties as are described in the Disclosure Statement (a "LETTER OF TRANSMITTAL").

            Any New Common Stock to be distributed pursuant to this Plan on account of any Allowed Claim in Class 4 or 6 represented by a Voting Security held in physical, registered, certificated form shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section VI.G below.

            Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Voting Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States

(each of which is an "ELIGIBLE INSTITUTION"). If Voting Securities are registered in the name of a Person other than the Person signing the Letter of Transmittal, the Voting Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

            All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. Cityscape reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

            c. Voting Securities in Bearer Form Held Through a Broker or Bank Participant in a Clearing System

            Voting Securities held in bearer form through a broker or bank participant in a Clearing System (as defined below in Section VI.F.2) shall be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the securities depository holding such Voting Securities on behalf of the broker or bank.

      2.    Delivery of New Common Stock in Exchange for Voting Securities.

            On the Effective Date, Reorganized Cityscape or the Disbursing Agent shall issue and authenticate the New Common Stock, and shall apply to DTC to make the New Common Stock eligible for deposit at DTC. With respect to Holders of Voting Securities who hold such Voting Securities through nominee accounts at bank and broker participants in DTC, Euroclear and Cedel (collectively, the "CLEARING SYSTEMS"), the Disbursing Agent shall deliver the New Common Stock to DTC or to the registered address specified by the Clearing Systems. The Clearing System (or its depositary) shall return the applicable Voting Securities to the Disbursing Agent for cancellation.

            The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Voting Securities for the New Common Stock by crediting the accounts of its participants with the New Common Stock in exchange for the Voting Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Voting Securities through such firms. Neither the Reorganized Company nor the Disbursing Agent shall have any responsibility or liability in connection with the Clearing Systems' or such participants' effecting, or failure to effect, such exchanges.

            Holders of Voting Securities holding such Voting Securities outside a Clearing System will be required to surrender their Voting Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above in Section VI.F. 1 .b). The Disbursing Agent shall forward New Common Stock on account of such Voting Securities to such Holders.

      3.    Special Procedures for Lost, Stolen, Mutilated or Destroyed
            Instruments.

            Any Holder of a Claim or an Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) an affidavit of loss or other evidence reasonably satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may reasonably be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with this Section, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument shall, for all purposes under the Plan and notwithstanding anything to the contrary contained herein, be deemed to have surrendered such Instrument.

      4.    Failure to Surrender Cancelled Instrument.

            Any Holder of Voting Securities holding such Voting Securities in physical, registered or certificated form who has not properly completed and returned to the Disbursing Agent a Letter of Transmittal, together with the applicable Tendered Certificates, within two years after the Effective Date shall have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and shall be forever barred from asserting any such claim against Reorganized Cityscape, Reorganized CSC or their properties. In such cases, any New Common Stock held for distribution on account of such claim shall be disposed of pursuant to the provisions of Section VI.G hereof.

G.    Delivery of Distributions; Undeliverable or Unclaimed Distributions.

            Any Person that is entitled to receive a Cash distribution under this Plan but that fails to cash a check within 90 days of its issuance shall be entitled to receive a reissued check from Reorganized Cityscape or Reorganized CSC, as the case may be, for the amount of the original check, without any interest, if such Person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent reasonably requests to verify that such Person is entitled to such check, prior to the second anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the second anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under this Plan.

            Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or an Allowed Interest shall be made to the address of such Holder on the books and records of the Debtors or their agents, unless either Debtor, Reorganized Cityscape or Reorganized CSC, as applicable, has been notified in writing of a change of address. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, such Disbursing Agent shall use reasonable efforts to determine the current address of such Holder, but no distribution shall be made to such Holder unless and until the applicable Disbursing Agent has determined or is notified in writing of such Holder's then-current address, at which time such distribution shall be made to such Holder without interest.

Undeliverable distributions shall remain in the possession of the applicable Disbursing Agent pursuant to Section VI.A of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash shall be held in trust in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. Any Disbursing Agent holding undeliverable Cash shall invest such Cash in a manner consistent with the Debtors' investment and deposit guidelines. Any interest paid, and any other amounts earned, with respect to such undeliverable Cash pending its distribution in accordance with this Plan shall be property of Reorganized Cityscape or Reorganized CSC, as the case may be. Undeliverable New Common Stock will be held in trust for the benefit of the potential claimants of such securities by the applicable Disbursing Agent in principal amounts or numbers of shares or warrants sufficient to fund the unclaimed amounts of such securities and shall be accounted for separately. Any unclaimed or undeliverable distributions (including Cash and New Common Stock) shall be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of two years after the Effective Date and, after such date, all such unclaimed property shall revert to Reorganized Cityscape or Reorganized CSC, as the case may be, and the Claim or Interest of any Holder with respect to such property shall be discharged and forever barred.

            Pending the distribution of any New Common Stock pursuant to the Plan, the Disbursing Agent shall cause the New Common Stock held by it in its capacity as Disbursing Agent to be: (A) represented in person or by proxy at each meeting of the stockholders of Reorganized Cityscape; and (B) voted with respect to any matter of Reorganized Cityscape proportionally with the votes cast by other stockholders of Reorganized Cityscape.

H.    Procedures for Treating Disputed Claims Under Plan of Reorganization.

      1.    Disputed Claims and Objections to Claims and Interests.

            a.    Process.

            Except insofar as a Claim or Interest is allowed hereunder, Reorganized Cityscape and Reorganized CSC shall be entitled and reserve the right to object to Claims and Interests. Except as otherwise provided in Section VI.H.3 below and except as otherwise ordered by the Bankruptcy Court, objections to any Claim or Interest, including, without limitation, Administrative Claims, shall be Filed and served upon the Holder of such Claim or Interest no later than the later of (a) 60 days after the Effective Date, and (b) 60 days after a proof of claim, request for payment of such Claim or proof of interest is Filed, unless such period is extended by the Bankruptcy Court, which extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only the Debtors, Reorganized Cityscape and Reorganized CSC shall have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, the Debtors, Reorganized Cityscape and Reorganized CSC may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court. Except as (i) specified otherwise herein, or (ii) ordered by the Bankruptcy Court, all Disputed Claims or Disputed Interests shall be resolved by the Bankruptcy Court.

            Among other things, either Debtor may elect, at its sole option, to object or seek estimation under Section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a Holder of a Claim or any proof of interest filed by or on behalf of a Holder of an Interest.

            b.    Tort Claims.

            All Tort Claims are Disputed Claims. Any unliquidated Tort Claim that is not otherwise settled or resolved pursuant to Section VI.H.l.a above shall be determined and liquidated in the Bankruptcy Court. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with this Section VI.H.1.b that is no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class 5 or Class 5a in such liquidated amount and satisfied in accordance with this Plan. Nothing contained in this
Section VI.H.l.b shall constitute or be deemed a waiver of any claim, right or cause of action that the Debtors or the Reorganized Company may have against any Person in connection with or arising out of any Tort Claim, including, without limitation, any rights under Section 157(b) of title 28, United States Code.

      2.    Professionals, Administrative Claims, Trade Claims and Employee
            Claims.

            Except as otherwise ordered by the Bankruptcy Court, objections to Claims of professionals shall be governed by the provisions of Section V.A.3.b hereof. Objections to Administrative Claims based upon ordinary course liabilities, Trade Claims and Employee Claims shall be governed by applicable law.

      3.    No Distributions Pending Allowance.

            Notwithstanding any other provisions of this Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest.

      4. Distributions on Account of Disputed Claims and Interests Once They are Allowed.

            Within 30 days after the end of each calendar quarter following the Effective Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed: (i) matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs; and (ii) any dividends or other payments made on account of New Common Stock, if any, provided to the Class to which such Claim or Interest belongs, but held pending distribution.

I.    Setoffs.

            Except with respect to Claims allowed pursuant to the Plan or claims of the Debtors, Reorganized Cityscape or Reorganized CSC released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Debtors, Reorganized Cityscape or Reorganized CSC, as the case may be, may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors, Reorganized Cityscape or Reorganized CSC may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, Reorganized Cityscape or Reorganized CSC of any such claims, rights and causes of action that the Debtors, Reorganized Cityscape or Reorganized CSC may possess against such Holder.

J.    Termination of Subordination.

            The classification and manner of satisfying all Claims and Interests under the Plan and the distributions hereunder take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination, Section 510 of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to this Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such Holder may have with respect to any distribution to be made pursuant to this Plan shall be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims and Allowed Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

                                      VII.

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.    Assumptions.

            To the extent that any of the contracts listed on a schedule to be Filed and served on the parties thereto prior to the Confirmation Hearing is an executory contract, the Debtors will assume each such contract pursuant to
Section 365 of the Bankruptcy Code on the Effective Date. Listing a contract or lease on such schedule does not constitute an admission by the Debtors, Reorganized Cityscape or Reorganized CSC that such contract or lease is an executory contract or unexpired lease or that the Debtors, Reorganized Cityscape or Reorganized CSC has any liability thereunder. The Confirmation Order will constitute an Order of the Bankruptcy

Court approving the assumptions described in this Section VII.A. pursuant to
Section 365 of the Bankruptcy Code, as of the Effective Date.

B.    Cure of Defaults in Connection with Assumption.

            Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(l) of the Bankruptcy Code, at the option of the Debtors, Reorganized Cityscape or Reorganized CSC, as the case may be: (a) by payment of the default amount in Cash on the Effective Date or as soon as practicable thereafter; or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

            If there is a dispute regarding: (i) the amount of any cure payments; (ii) the ability of Reorganized Cityscape or Reorganized CSC to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(l) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

C.    Rejections.

            Except as otherwise provided in (i) Section VII.A. above, (ii) any previous Orders authorizing the assumption or rejection of any of the Debtors' executory contracts on unexpired leases, or (iii) any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Debtors will reject each of the executory contracts and unexpired leases to which either of them is a party. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

D.    Bar Date for Rejection Damages.

            If the rejection of an executory contract or unexpired lease pursuant to the preceding Section VII.C gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, Reorganized Cityscape, Reorganized CSC, their successors or properties unless (a) a stipulation with respect to the amount and nature of such Claim has been entered into by either of the Debtors, Reorganized Cityscape or Reorganized CSC, as applicable, and the Holder of such Claim in connection with the rejection of such executory contract or unexpired lease, or (b) a proof of Claim is Filed and served on Reorganized Cityscape or Reorganized CSC, as the case may be, and counsel for Reorganized Cityscape or Reorganized CSC, as the case may be, within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Claims in Class 5, 5a or 13, as applicable.

                                      VIII.

                      ACCEPTANCE OR REJECTION OF THIS PLAN

A.    Voting Classes.

            The Holders of Allowed Claims and Interests in Classes 4, 4a, 5, 5a, 6 and 6a are Impaired and shall receive distributions under the Plan, and shall be entitled to vote to accept or reject the Plan.

B.    Presumed Acceptances of Plan.

            The Holders of Allowed Claims in Classes 1, 2a et. seq. and 3 are not Impaired under the Plan and, therefore, are conclusively presumed to accept the Plan.

C.    Presumed Rejections of Plan.

            Classes 7, 8, 9, 10, 11, 12, 13 and 14 will not be entitled to receive or retain any property under this Plan, and pursuant to Section 1126(g) of the Bankruptcy Code, are deemed not to have accepted this Plan.

D.    Voting Instructions.

            Each Holder of an Allowed Claim entitled to vote on the Plan will receive a Ballot. The Voting Record Date for purposes of Classes 4, 4a, 6 and 6a is _____. The Ballot will contain two boxes for each Class entitled to vote on the Plan, one box indicating acceptance of the Plan and the other box indicating rejection of the Plan. Holders of Allowed Claims who elect to vote on the Plan must mark one or the other box pursuant to the instructions contained on the Ballot. Any executed Ballot that does not indicate acceptance or rejection of the Plan will be counted as an acceptance of the Plan.

E.    Voting Deadline and Extensions.

            THE VOTING DEADLINE IS _________________________. Ballots must be received by the "VOTING AGENT" designated in the Ballots at the address set forth on the applicable Ballot. To be counted for purposes of voting on the Plan, all of the information requested on the applicable Ballot must be provided.

F.    Confirmability of Plan and Cramdown.

            In the event at least one Impaired Class of Claims votes to accept the Plan (and at least one Impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan under the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code. At a minimum, the Debtors will request confirmation of the Plan over the deemed rejection of Classes 7, 8, 9, 10, 11, 12, 13 and 14 under the Plan.

                                      IX.

               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.    Corporate Structure.

            On the Effective Date, Cityscape will become Reorganized Cityscape, CSC will become Reorganized CSC, and Reorganized CSC will be a wholly-owned subsidiary of Reorganized Cityscape.

B.    Corporate Action.

      1.    Cancellation of Old Securities and Related Agreements.

            On the Effective Date, all securities, instruments and agreements governing any Claims or Interests Impaired hereby, including, without limitation, (i) the Old Securities, (ii) the indentures governing the Old Debt,
(iii) the agreements governing the Old Warrants and (iv) any security, instrument or agreement entered into in connection with any of the foregoing, in each case shall be deemed terminated, cancelled and extinguished, and except as otherwise provided herein, the Debtors, on the one hand, and the Indenture Trustees, on the other hand, shall be released from any and all obligations under the applicable indenture except with respect to the payments required to be made to each such Indenture Trustee as provided herein or with respect to such other rights of such Indenture Trustee that, pursuant to the terms of such indenture, survive the termination of such indenture. Termination of the indentures shall not impair the rights of the Holders of Old Debt to receive distributions on account of Old Debt pursuant to this Plan.

      2.    Certificate of Incorporation and Bylaws for Reorganized Cityscape.

            On the Effective Date, Reorganized Cityscape shall be deemed to have adopted the Reorganized Cityscape Certificate of Incorporation and the Reorganized Cityscape Bylaws pursuant to applicable non-bankruptcy law and
Section 11 23(a)(5)(I) of the Bankruptcy Code. The Reorganized Cityscape Certificate of Incorporation will, among other provisions: (i) authorize the issuance of the New Common Stock; and (ii) prohibit the issuance of nonvoting equity securities to the extent required by Section 11 23(a)(6) of the Bankruptcy Code. The Reorganized Cityscape Certificate of Incorporation and the Reorganized Cityscape Bylaws (forms of which are attached hereto as Exhibits "A" and "B," respectively) will become effective upon the last to occur of the following: (1) Confirmation of the Plan; (2) the occurrence of the Effective Date; and (3) the filing with the Delaware Secretary of State of the Reorganized Cityscape Certificate of Incorporation.

      3.    Certificate of Incorporation and Bylaws for Reorganized CSC.

            On the Effective Date, Reorganized CSC shall be deemed to have adopted the Reorganized CSC Certificate of Incorporation and the Reorganized CSC Bylaws pursuant to applicable non-bankruptcy law and Section 1 123(a)(5)(I) of the Bankruptcy Code. The

Reorganized CSC Certificate of Incorporation will, among other provisions, prohibit the issuance of nonvoting equity securities to the extent required by
Section 1123(a)(6) of the Bankruptcy Code. The Reorganized CSC Certificate of Incorporation and the Reorganized CSC Bylaws (forms of which are attached hereto as Exhibits "C" and "D," respectively) will become effective upon the last to occur of the following: (1) Confirmation of the Plan; (2) the occurrence of the Effective Date; and (3) the filing with the New York Secretary of State of the Reorganized CSC Certificate of Incorporation.

      4.    Directors and Management of Reorganized Cityscape.

            As of the Effective Date, the Persons identified in the Disclosure Statement will serve as the initial members of the Board of Directors of Reorganized Cityscape. Such Persons shall be deemed elected to the Board of Directors, and such elections shall be deemed effective as of the Effective Date, without any requirement of further action by stockholders of the Debtors or Reorganized Cityscape. The initial officers of Reorganized Cityscape shall be selected by the Board of Directors of Reorganized Cityscape and, to the extent such officers have been selected, their names have been disclosed in the Disclosure Statement or shall be disclosed in a schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Subject to any requirement of Bankruptcy Court approval under Section 11 29(a)(5) of the Bankruptcy Code, those persons identified or designated as directors and officers of Reorganized Cityscape in the Disclosure Statement or on any schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date shall assume their offices as of the Effective Date and shall continue to serve in such capacities thereafter, pending further action of the Board of Directors or stockholders of Reorganized Cityscape in accordance with the Reorganized Cityscape Bylaws, Reorganized Cityscape Certificate of Incorporation and applicable state law.

      5.    Directors and Management of Reorganized CSC.

            As of the Effective Date, the Persons identified have been disclosed in the Disclosure Statement will serve as the initial members of the Board of Directors of Reorganized CSC. Such Persons shall be deemed elected to the Board of Directors, and such elections shall be deemed effective as of the Effective Date, without any requirement of further action by stockholders of the Debtors or Reorganized CSC. The initial officers of Reorganized CSC shall be selected by the Board of Directors of Reorganized CSC and, to the extent such officers have been selected, their names have been disclosed in the Disclosure Statement or shall be disclosed in a schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Subject to any requirement of Bankruptcy Court approval under Section 1129(a)(5) of the Bankruptcy Code, those persons identified or designated as directors and officers of Reorganized CSC in the Disclosure Statement or on any schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date shall assume their offices as of the Effective Date and shall continue to serve in such capacities thereafter, pending further action of the Board of Directors or the stockholder of Reorganized CSC in accordance with the Reorganized CSC Bylaws, Reorganized CSC Certificate of Incorporation and applicable state law.

C.    Implementation.

            The Debtors, Reorganized Cityscape and Reorganized CSC are hereby authorized and directed to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan on the Effective Date. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan and the other agreements referred to herein.

D.    Other Documents and Actions.

            The Debtors, Reorganized Cityscape and Reorganized CSC may, and shall, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan.

E.    Payment of Statutory Fees.

            All fees payable pursuant to 28 U.S.C. ss. 1930(a)(6) (U.S. Trustee
Fees) as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid by the Debtors on or before the Effective Date.

F.    Payment of Fees and Expenses of Unofficial Committees' Counsel.

            Subject to the approval of the Bankruptcy Court, unpaid fees and expenses of counsel to each of the Unofficial Committees incurred through and including the Effective Date will be paid on or as soon as practicable after the Effective Date.

G.    Term of Injunctions or Stays.

            Unless provided in the Confirmation Order or otherwise, all injunctions or stays imposed in the Reorganization Cases pursuant to Sections 105 and 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

H.    No Interest.

            Except as expressly provided herein, no Holder of an Allowed Claim or Allowed Interest shall receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter.

I.    Retiree Benefits.

            On and after the Effective Date, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, Reorganized Cityscape or Reorganized CSC, as the case may be, shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in Section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

J.    Issuance of New Common Stock

            On the Effective Date or as soon as practicable thereafter, Reorganized Cityscape shall, in accordance with the Plan, issue the New Common Stock to the Holders of the Allowed Class 4, 5 and 6 Claims. On the Effective Date, all securities, instruments and agreements entered into pursuant to the Plan, including, without limitation, the New Common Stock and any security, instrument or agreement entered into in connection therewith, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto without further act or action under applicable law, regulation, order or rule, and shall be deemed to become effective simultaneously.

                                       X.

                   CONFIRMATION AND EFFECTIVE DATE CONDITIONS

A.    Conditions to Confirmation.

            Confirmation of this Plan cannot occur until all of the substantive confirmation requirements under the Bankruptcy Code have been satisfied pursuant to Section 1129 of the Bankruptcy Code. In addition, the Bankruptcy Court will not enter the Confirmation Order unless the Confirmation Order is acceptable in form and substance to the Debtors, and the Confirmation Order expressly authorizes and directs the Debtors, Reorganized Cityscape and Reorganized CSC to perform those actions specified herein. Finally, it shall be a condition to Confirmation that each of the events and actions required by the Plan to occur or to be taken prior to Confirmation shall have occurred or been taken, or the Debtors, or the party whose obligations are conditioned upon such occurrences or actions, as applicable, shall have waived such occurrences or actions and the Bankruptcy Court shall confirm the Plan without such occurrence or action.

B.    Conditions to Effective Date.

            The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors:

      1. The Confirmation Order shall authorize and direct that the Debtors, Reorganized Cityscape and Reorganized CSC take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of this Plan set forth in Section XI hereof.

      2. The statutory fees owing the U.S. Trustee shall have been paid in full.

      3. All other actions and documents necessary to implement the provisions of the Plan shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

C.    Waiver of Conditions to Confirmation and Effective Date.

            Each of the conditions to Confirmation and the Effective Date, other than the condition set forth in Section X.B.2 of the Plan, may be waived in whole or in part by the Debtors at any time, without notice or an Order of the Bankruptcy Court. The failure to satisfy or to waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.

                                       XI.

                          EFFECTS OF PLAN CONFIRMATION

A.    Discharge of Debtors and Injunction.

            Except as otherwise provided in the Plan or the Confirmation Order:
(i) on the Effective Date, the Debtors shall be deemed discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (C) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against Reorganized Cityscape, Reorganized CSC, their respective successors, or their respective assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.

            Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, Reorganized Cityscape or Reorganized CSC, or their respective successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized Cityscape or Reorganized CSC, or their respective successors or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized Cityscape or Reorganized CSC, or their respective successors or their respective properties; and (iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

B.    Limitation of Liability.

            None of the Debtors, Reorganized Cityscape, Reorganized CSC, the members of the Unofficial Senior Noteholders' Committee, the members of the Unofficial Subordinated Debentureholders' Committee, the members of the Creditors' Committee, the Indenture Trustees or any of their respective employees, officers, directors, agents, or representatives, or any professional persons employed by any of them (including, without limitation, their respective Designated Professionals), shall have any responsibility, or have or incur any liability, to any Person whatsoever (i) for any matter expressly approved or directed by the Confirmation Order or (ii) under any theory of liability (except for any claim based upon willful misconduct or gross negligence) for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan; provided, that nothing in this Section XI.B shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan or under any agreement or other document entered into by such Person either post-Petition Date or in accordance with the terms of this Plan (except to the extent expressly provided in the Confirmation Order) or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

C.    Releases.

            On the Effective Date, each of the Debtors shall release unconditionally, and hereby is deemed to release unconditionally (i) each of the Debtors' then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) (collectively, the "DEBTOR RELEASEES"), (ii) the Creditors' Committee and, solely in their capacity as members or representatives of the Creditors' Committee, each member, consultant, attorney, accountant or other representative of the Creditors' Committee (including, without limitation, their respective Designated Professionals),
(iii) the Unofficial Senior Noteholders' Committee and, solely in their capacity as members or representatives of the Unofficial Senior Noteholders' Committee, each member, consultant, attorney, accountant or other representative of the Unofficial Senior Noteholders' Committee (including, without limitation, their respective Designated Professionals), (iv) the Unofficial Subordinated Debentureholders' Committee and, solely in their respective capacity as members or representatives of the Unofficial Subordinated Debentureholders' Committee, each member, consultant, attorney, accountant or other representative of the Unofficial Subordinated Debentureholders' Committee (including, without limitation, their respective Designated Professionals), (v) the Indenture Trustees, in their respective capacities as Indenture Trustee, and each of their then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) from any and all claims, obligations, suits, judgments, damages. rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to Cityscape, CSC, the Company's trust indentures, the CIT Facility, the Greenwich Facility, the DIP Facilities, the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement.

            On the Effective Date, (i) provided that Class 4 and Class 4a vote to accept the Plan, each Holder of a Class 4 or Class 4a Claim, and (ii) provided that Class 6 and Class 6a vote to accept the Plan, each Holder of a Class 6 or Class 6a Claim shall be deemed to have unconditionally released the Debtor Releasees from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to Cityscape, CSC, the Company's trust indentures, the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement.

D.    Indemnification.

            The Debtors shall fully indemnify and Reorganized Cityscape or Reorganized CSC, as the case may be, shall assume the Debtors' obligations to indemnify any person by reason of the fact that he or she is or was a director, officer, employee, agent, Designated Professional, member, or other authorized representative (in each case, as applicable) of either of the Debtors, the Creditors' Committee, the Unofficial Senior Noteholders' Committee, the Unofficial Subordinated Debentureholders' Committee or the Indenture Trustees (collectively, the "INDEMNITEES") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorney's fees and expenses), arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan and the transactions contemplated thereby and the Disclosure Statement in support thereof; provided, however, that the foregoing indemnification shall not apply to any liabilities arising from the gross negligence or willful misconduct of any Indemnitee. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from Reorganized Cityscape or Reorganized CSC, the Indemnitee shall promptly notify Reorganized Cityscape or Reorganized CSC, as the case may be, in writing and Reorganized Cityscape or Reorganized CSC, as the case may be, shall assume the defense thereof including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses of such Indemnitee. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) Reorganized Cityscape or Reorganized CSC, as the case may be, has agreed to pay the fees and expenses of such counsel, or (b) Reorganized Cityscape or Reorganized CSC, as the case may be, shall have failed to assume promptly the defense of such claim, action or proceeding or to employ counsel reasonably satisfactory to the Indemnitee in any such claim, action or proceeding, or (c) the named parties in any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and Reorganized Cityscape or Reorganized CSC, as the case may be, and the Indemnitee believes, in the exercise of its business judgment and in the opinion of its legal counsel, reasonably satisfactory to Reorganized Cityscape or Reorganized CSC, as the case may be, that the joint representation of Reorganized Cityscape or Reorganized CSC, as the case may be, and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies Reorganized Cityscape or Reorganized CSC, as the case may be, in writing that it elects to employ separate counsel at the expense of Reorganized Cityscape or Reorganized CSC, Reorganized Cityscape or Reorganized CSC, as the case may be, shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, neither Reorganized Cityscape nor Reorganized CSC shall effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Reorganized Cityscape or Reorganized CSC unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee reasonably satisfactory in form and substance to the Indemnitee.

E.    Vesting of Assets.

            Except as otherwise provided in the Plan or the Confirmation Order, including Article III hereof, on the Effective Date, all property of Cityscape's Estate shall vest in Reorganized Cityscape and all property of CSC's Estate shall vest in Reorganized CSC, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Old Securities and Old Stock Rights. From and after the Effective Date, Reorganized Cityscape and Reorganized CSC may operate their business and use, acquire, and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

F.    Preservation of Causes of Action.

            Except as otherwise provided herein, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, Reorganized Cityscape and Reorganized CSC shall retain (and may enforce) any claims, rights and causes of action that the Debtors or the Estates may hold against any Person, including, among other things, (i) any claims, rights or causes of action under Sections 544 through 550 of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory, and (ii) any claims for recovery against present or former Holders of Trade Claims who received payments from the Debtors during the pendency of the Debtors' chapter 11 cases on account of Trade Claims to the extent that such payments resulted in such Holders' receiving greater distributions on account of their Trade Claims than that to which they are entitled under Section V.B.5 of this Plan; provided, however, that (i) in the event that Class 4 and Class 4a vote to accept the Plan, any such claims, rights or causes of action against Holders of Allowed Claims in such Classes (solely in their capacities as such) shall be released, discharged and extinguished on the Effective Date, whether or not then pending, and (ii) in the event that Class 6 and Class 6a vote to accept the Plan, any such claims, rights or causes of action against Holders of Allowed Claims in such Class (solely in their capacities as such) shall be released, discharged and extinguished on the Effective Date, whether or not then pending.

G.    Retention of Bankruptcy Court Jurisdiction.

            To the maximum extent permitted by the Bankruptcy Code or other applicable law, the Bankruptcy Court shall have jurisdiction of all mailers arising out of, and related to, the Reorganization Cases and the Plan pursuant to, and for the purpose of, Sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction to:

            1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate a Claim pursuant to the Plan;

            2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

            3. Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which the either of the Debtors is a party or with respect to which either of the Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

            4. Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

            5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors, Reorganized Cityscape or Reorganized CSC that may be pending on the Effective Date;

            6. Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

            7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with this Plan or the Confirmation Order;

            8. Subject to any restrictions on modifications provided herein or in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify this Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

            9. Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

            10. Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

            11. Except as otherwise provided in this Plan, or with respect to specific matters, in the Confirmation Order or any other Order entered in connection with the Reorganization Cases, determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

            12. Hear and dispose of any claims assigned to, and asserted by, Reorganized Cityscape or Reorganized CSC pursuant to Section XI.F of this Plan;

            13. Resolve any disputes relating to the Indenture Trustees' requests for payment of their fees and expenses, as provided in Section V.A.3.c of the Plan;

            14. Resolve any disputes over invoices submitted by professionals to the Reorganized Company for compensation for services rendered or reimbursement of expenses incurred after the Effective Date, as provided in Section V.A.3.b of the Plan; and

            15. Enter an Order or Orders closing the Reorganization Cases.

H.    Failure of Bankruptcy Court to Exercise Jurisdiction.

            If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Cases, including the matters set forth in
Section XI.G above, Section XI.G shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

I.    Committees.

            On the Effective Date, all Committees, if any, shall be dissolved and the members of such Committees and their professionals shall be released and discharged from all further rights and duties arising from or related to the Reorganization Cases. The professionals retained by such Committees and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date other than for services rendered pursuant to the Plan, to enforce the terms of the Plan or in connection with other activities reserved to such Committees or such professionals under the Plan or the Confirmation Order or in connection with any application for allowance of compensation and reimbursement of expenses pending as of, or Filed after, the Effective Date.

                                      XII.

                            MISCELLANEOUS PROVISIONS

A.    Final Order.

            Any requirement in this Plan that an Order be a Final Order may be waived by the Debtors; provided, that nothing contained herein or elsewhere in this Plan shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such order.

B.    Modification of the Plan.

            The Debtors reserve the right to modify the Plan at any time prior to the Confirmation Date in the manner provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order.

            The Debtors reserve the right after the Confirmation Date and before the Effective Date to modify the terms of the Plan or waive any conditions to the effectiveness thereof if and to the extent the Debtors determine that such modifications or waivers are necessary or desirable to consummate the Plan. The Debtors will give such Holders of Claims and Interests notice of such modifications or waivers as may be required by applicable law and the Bankruptcy Court, and any such modifications shall be subject to the approval of the Bankruptcy Court to the extent required by, and in accordance with, Section 1127 of the Bankruptcy Code.

            The Debtors shall give notice to any Committee, each of the Unofficial Committees and each of the DIP Lenders of any modification of the Plan.

C.    Revocation of the Plan.

            The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan shall be null and void, and all of the Debtors' respective obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein or in the Disclosure Statement shall be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against either Debtor or any other Person or to prejudice in any manner the rights of either Debtor or any Person in any further proceedings involving either Debtor or any Person.

D.    Severability of Plan Provisions.

            If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power, upon the request of the Debtors, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

E.    Successors and Assigns.

            The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

F.    Saturday, Sunday or Legal Holiday.

            If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

G.    Post-Effective Date Effect of Evidences of Claims or Interests.

            Except as otherwise specified herein, notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtors, and all Instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the
Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

H.    Governing Law.

            Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules). (ii) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, the Plan, or (iii) applicable non-bankruptcy law, the rights and obligations arising under the Plan and any agreements, contracts, documents, and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

I.    No Liability for Solicitation or Participation.

            As specified in Section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

J.    No Admissions or Waiver of Objections.

            Notwithstanding anything herein to the contrary, if the Effective Date does not occur, nothing contained in the Plan shall be deemed as an admission by the Debtors or any other party with respect to any matter set forth herein, including, without limitation, liability on any Claim or the propriety of any Claims classification. The Debtors are not bound by any statements herein or in the Disclosure Statement as judicial admissions.

DATED:  March 26, 1999

                                   CITYSCAPE FINANCIAL CORP.,

                                   By: /s/ Steven M. Miller
                                       ----------------------------------------
                                       Name:  Steven M. Miller
                                       Title: President and Chief  Executive
                                              Officer


                                   CITYSCAPE CORP.,
                                       a New York corporation

                                   By: /s/ Steven M. Miller
                                        ----------------------------------------
                                       Name:  Steven M. Miller
                                       Title: Senior Vice President

Presented by:

Robert J. Rosenberg
A. Brent Truitt
Rachael Fink
LATHAM & WATKINS
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200

COUNSEL FOR CITYSCAPE FINANCIAL
CORP. AND CITYSCAPE CORP.

By: /s/ Robert J. Rosenberg
    -----------------------------
        Robert J. Rosenberg

                                INDEX OF EXHIBITS

Exhibit A   Reorganized Cityscape Certificate of Incorporation
Exhibit B   Reorganized Cityscape Bylaws
Exhibit C   Reorganized CSC Certificate of Incorporation
Exhibit D   Reorganized CSC Bylaws

                                    EXHIBIT A

               REORGANIZED CITYSCAPE CERTIFICATE OF INCORPORATION

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            CITYSCAPE FINANCIAL CORP.

            I, the undersigned Chief Executive Officer of Cityscape Financial Corp., a corporation existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), do hereby certify as follows:

            FIRST: That the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 16, 1988, under the name Mandi of Essex, LTD. An amendment to the certificate for Renewal and Revival of Charter of Mandi of Essex, Inc. was filed on April 21, 1994 and was further amended by Amendment to Certificate of Change of Registered Agent and Registered Office on June 23, 1994. An Amendment to the Certificate of Incorporation amending the authorized number of shares was filed by the Secretary of State of Delaware on July 22, 1994.

            SECOND: This Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Corporation by restating the Certificate of Incorporation in its entirety. The text of the Certificate of Incorporation is in its entirety as follows:

            FIRST:      The name of the Company is:
                        CITYSCAPE FINANCIAL CORP.

            SECOND: The address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

            THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as it now exists or may hereafter be amended and supplemented.

            FOURTH: The total number of shares of stock which the Company shall have authority to issue is __________ having a par value of $0.01 per share. All such shares are Common Stock.

                        The issuance of nonvoting equity securities is prohibited.

            FIFTH: The personal liability of the directors of the Company is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article Fifth shall not adversely affect any right or protection of a director of the Company existing immediately prior to such repeal or modification.

            SIXTH: The Company shall, to the fullest extent permitted or required by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons to whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

            SEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Company by this certificate of incorporation are granted subject to the provisions of this Article Seventh.

            EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the state of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Company, without any action on the part of the Stockholders, but the Stockholders may make additional By-Laws and may alter, amend or repeal any By-Law whether adopted by them or otherwise. The Company may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

            THIRD: This Restated Certificate of Incorporation was duly adopted pursuant to the Corporation's Plan of Reorganization as filed with the United States Bankruptcy Court for the Southern District of New York and confirmed by such Court as of ___________, 1999 (the "Plan of Reorganization"), pursuant to Chapter 11 of Title 11 of the United States Code and otherwise in accordance with applicable provisions of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Date: _____________, 1999

                                    CITYSCAPE FINANCIAL CORP.


                                    -----------------------------------
                                    Name:
                                    Title:

                                    EXHIBIT B

                          REORGANIZED CITYSCAPE BYLAWS

                               AMENDED & RESTATED

                                     BY-LAWS

                                       OF

                            CITYSCAPE FINANCIAL CORP.

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----

ARTICLE I. OFFICES .........................................................1
  Section 1 ................................................................1
  Section 2 ................................................................1
ARTICLE II. MEETINGS OF STOCKHOLDERS .......................................1
  Section 1 ................................................................1
  Section 2 ................................................................1
  Section 3 ................................................................1
  Section 4 ................................................................2
  Section 5 ................................................................2
  Section 6 ................................................................2
  Section 7 ................................................................2
  Section 8 ................................................................3
  Section 9 ................................................................3
ARTICLE III. DIRECTORS .....................................................3
  Section 1 ................................................................3
  Section 2 ................................................................3
  Section 3 ................................................................4
  Section 4 ................................................................4
  Section 5 ................................................................4
  Section 6 ................................................................4
  Section 7 ................................................................4
  Section 8 ................................................................5
  Section 9 ................................................................5
  Section 10 ...............................................................5
  Section 11 ...............................................................6
  Section 12 ...............................................................6
  Section 13 ...............................................................6
ARTICLE IV OFFICERS ........................................................8
  Section 1 ................................................................8
  Section 2 ................................................................8
  Section 3 ................................................................9
  Section 4 ................................................................9
  Section 5 ................................................................9
  Section 6 ................................................................9
  Section 7 ................................................................9
  Section 8 ...............................................................10
  Section 9 ...............................................................10
  Section 10 ..............................................................10
  Section 11 ..............................................................1O
ARTICLE V. CERTIFICATES OF STOCK ..........................................11
  Section 1 ...............................................................11
  Section 2 ...............................................................11
  Section 3 ...............................................................12
  Section 4 ...............................................................12
  Section 5 ...............................................................12
  Section 6 ...............................................................13
  Section 7 ...............................................................13
ARTICLE VI GENERAL PROVISIONS .............................................13
  Section 1 ...............................................................13

                                                                         Page
                                                                         ----

  Section 2 ...............................................................13
  Section 3 ...............................................................14
  Section 4 ...............................................................14
  Section 5 ...............................................................14
  Section 6 ...............................................................14
  Section 7 ...............................................................14
  Section 8 ...............................................................14
ARTICLE VII. AMENDMENTS ...................................................15
  Section 1 ...............................................................15

                               AMENDED & RESTATED
                                     BY-LAWS
                                       OF
                            CITYSCAPE FINANCIAL CORP.
                         As Amended As Of ________, 1999

                                   ARTICLE I.

                                     OFFICES

            Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

            Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II.

                            MEETINGS OF STOCKHOLDERS

            Section 1. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation, stockholders' meetings shall be held at the principal executive office of the corporation.

            Section 2. The annual meeting of stockholders shall be held each year on a date and a time designated by the Board of Directors. At each annual meeting directors shall be elected and any other proper business may be transacted.

            Section 3. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation, or by these By-Laws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

            Section 4. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes, or the Certificate of Incorporation, or these By-Laws, a different vote is required in which case such express provision shall govern and control the decision of such question.

            Section 5. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation on the record date set by the Board of Directors as provided in Article V, Section 6 hereof. All elections shall be had and all questions decided by a plurality vote.

            Section 6. Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding, and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

            Section 7. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

            Section 8. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

            Section 9. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                  ARTICLE III.

                                    DIRECTORS

            Section 1. The number of directors which shall constitute the whole Board shall be not less than one (1) nor more than ten (10). The first Board shall consist of ______ directors. The directors need not be stockholders. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, either with or without cause, from the Board of Directors at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat.

            Section 2. Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

            Section 3. The property and business of the corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

MEETINGS OF THE BOARD OF DIRECTORS

            Section 4. The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.

            Section 5. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

            Section 6. Special meetings of the Board of Directors may be called by the President on forty-eight hours' notice to each director, either personally or by mail or by telegram; special meetings shall be called by the President or the Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director; in which case special meetings shall be called by the President or Secretary in like manner or on like notice on the written request of the sole director.

            Section 7. At all meetings of the Board of Directors a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these By-Laws. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum.

            Section 8. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

            Section 9. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

COMMITTEES OF DIRECTORS

            Section 10. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each such committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the By-Laws of the corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

            Section 11. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

COMPENSATION OF DIRECTORS

            Section 12. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

INDEMNIFICATION

            Section 13. (a) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            (b) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

            (c) To the extent that a director, officer, employee or agent of the corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

            (d) Any indemnification under paragraphs (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

            (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in paragraph (d) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Section 13.

            (f) The indemnification provided by this Section 13 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

            (g) The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 13.

            (h) For the purposes of this Section 13, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

            (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                                   ARTICLE IV.

                                    OFFICERS

           Section 1. The officers of this corporation shall be chosen by the Board of Directors and shall include a President, a Secretary, and a Treasurer. The corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of
Section 3 hereof. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-Laws otherwise provide.

            Section 2. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the corporation.

            Section 3. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

            Section 4. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

            Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

CHAIRMAN OF THE BOARD

            Section 6. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these By-Laws. If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in Section 7 of this Article IV.

PRESIDENT

            Section 7. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He shall be an ex-officio member of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these By-Laws.

SECRETARY AND ASSISTANT SECRETARY

            Section 8. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these By-Laws. He shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

            Section 9. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

TREASURER AND ASSISTANT TREASURER

            Section 10. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

            Section 11. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Assistant Treasurer designated by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                                   ARTICLE V.

                              CERTIFICATES OF STOCK

            Section 1. Every holder of stock of the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the corporation, certifying the number of shares represented by the certificate owned by such stockholder in the corporation.

            Section 2. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

            Section 3. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

LOST. STOLEN OR DESTROYED CERTIFICATES

            Section 4. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

TRANSFERS OF STOCK

            Section 5. Upon surrender to the corporation, or the transfer agent of the corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

FIXING RECORD DATE

            Section 6. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

REGISTERED STOCKHOLDERS

            Section 7. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

                                   ARTICLE VI.

                               GENERAL PROVISIONS

DIVIDENDS

            Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

            Section 2. Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.

CHECKS

            Section 3. All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

FISCAL YEAR

            Section 4. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

SEAL

            Section 5. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware". Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

NOTICES

            Section 6. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these By-Laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram.

            Section 7. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed to be equivalent.

ANNUAL STATEMENT

            Section 8. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

                                  ARTICLE VII.

                                   AMENDMENTS

            Section 1. These By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such special meeting. If the power to adopt, amend or repeal By-Laws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal By-Laws.

                                    EXHIBIT C

                  REORGANIZED CSC CERTIFICATE OF INCORPORATION

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 CITYSCAPE CORP.

                  --------------------------------------------

      I, the undersigned Chief Executive Officer of Cityscape Corp., a corporation existing under the laws of the State of New York (hereinafter referred to as the "Corporation"), do hereby certify as follows:

            FIRST: That the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of New York on March 4, 1985, under the name of RSSG Corp. An Amendment changing the corporation's name to Cityscape Corp. was filed on November 7, 1985, and was further amended by Amendment to Certificate of Incorporation filed by the Department of State on February 16, 1990.

            SECOND: This Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Corporation by restating the Certificate of Incorporation in its entirety. The text of the Certificate of Incorporation is in its entirety as follows:

            FIRST:      The name of the corporation is CITYSCAPE CORP.

            SECOND: The corporation is formed for the following purpose or purposes:

                        To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

            THIRD: The office of the corporation is to be located in the County of Westchester, State of New York.

            FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 400 all of which are of a par value of $0.01 each, and all of which are of the same class.

                        The issuance of nonvoting equity securities is prohibited.

            FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

                        Cityscape Corp.
                        565 Taxter Road
                        Elmsford, New York 10523

            SIXTH:      The duration of the corporation is to be perpetual.

            SEVENTH: The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

            EIGHTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

            THIRD: This Amended and Restated Certificate of Incorporation was duly adopted pursuant to the Corporation's Plan of Reorganization as filed with the United States Bankruptcy Court for the Southern District of New York and confirmed by such Court as of 1999 (the "Plan of Reorganization"), pursuant to Chapter 11 of Title 11 of the United States Code and otherwise in accordance with applicable provisions of the Business Corporation Law of the State of New York.

      IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Date: _____________, 1999

                                         CITYSCAPE CORP.


                                         -----------------------------
                                         Name:
                                         Title:

                                    EXHIBIT D

                             REORGANIZED CSC BYLAWS

                               AMENDED & RESTATED

                                     BY-LAWS

                                       OF

                                 CITYSCAPE CORP.

                            (a New York corporation)
                        As Amended As Of__________, 1999

                                  ARTICLE VIII.

                                  SHAREHOLDERS

            1. Certificates Representing Shares. Certificates representing shares shall set forth thereon the statements prescribed by Section 508, and, where applicable, by Sections 505, 616, 620, 709, and 1002, of the Business Corporation Law and by any other applicable provision of law and shall be signed by the Chairman or a Vice-Chairman of the Board of Directors, if any, or by the President or a Vice-President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and may be sealed with the corporate seal or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the corporation itself or its employee, or if the shares are listed on a registered national security exchange. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

            A certificate representing shares shall not be issued until the full amount of consideration therefor has been paid except as Section 504 of the Business Corporation Law may otherwise permit.

            The corporation may issue a new certificate for shares in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Board of Directors may require the owner of any lost or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate.

            2. Fractional Share Interests. The corporation may issue certificates for fractions of a share where necessary to effect transactions authorized by the Business Corporation Law which shall entitle the holder, in proportion to his fractional holdings, to exercise voting rights, receive dividends and participate in liquidating distributions; or it may pay, in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined; or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a shareholder except as therein provided.

            3. Share Transfers. Upon compliance with provisions restricting the transferability of shares, if any, transfers of shares of the corporation shall be made only on the share record of the corporation by the registered holder thereof or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, if any, and on surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes due thereon.

            4. Record Date for Shareholders. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the directors may fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than fifty days nor less than ten days before the date of such meeting, nor more than fifty days prior to any other action. If no record date is fixed, the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of the business on the day next preceding the day on which notice is given, or, if no notice is given, the day on which the meeting is held; the record date for determining shareholders for any purpose other than that specified in the preceding clause shall be at the close of business on the day on which the resolution of the directors relating thereto is adopted. When a determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders has been made as provided in this paragraph, such determination shall apply to any adjournment thereof, unless directors fix a new record date under this paragraph for the adjourned meeting.

            5. Meaning of Certain Terms. As used herein in respect of the right to notice of a meeting of shareholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term "share" or "shares" or "shareholder" or "shareholders" refers to an outstanding share or shares and to a holder or holders of record of outstanding shares when the corporation is authorized to issue only one class of shares, and said reference is also intended to include any outstanding share or shares and any holder or holders of record of outstanding shares of any class upon which or upon whom the Certificate of Incorporation confers such rights where there are two or more classes or series of shares or upon which or upon whom the Business Corporation Law confers such rights notwithstanding that the Certificate of Incorporation may provide for more than one class or series of shares, one or more of which are limited or denied such rights thereunder.

            6. Shareholder Meetings.

      - TIME. The annual meeting shall be held on the date fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the formation of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting. A special meeting shall be held on the date fixed by the directors except when the Business Corporation Law confers the right to fix the date upon shareholders.

      - PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of New York, as the directors may, from time to time, fix. Whenever the directors shall fail to fix such place, or, whenever shareholders entitled to call a special meeting shall call the same, the meeting shall be held at the office of the corporation in the State of New York.

      - CALL. Annual meetings may be called by the directors or by any officer instructed by the directors to call the meeting. Special meetings may be called in like manner except when the directors are required by the Business Corporation Law to call a meeting, or except when the shareholders are entitled by said Law to demand the call of a meeting.

      - NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER OF NOTICE. Written notice of all meetings shall be given, stating the place, date, and hour of the meeting, and, unless it is an annual meeting, indicating that it is being issued by or at the direction of the person or persons calling the meeting. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall, (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called; and, at any such meeting, only such business may be transacted which is related to the purpose or purposes set forth in the notice. If the directors shall adopt, amend, or repeal a bylaw regulating an impending election of directors, the notice of the next meeting for election of directors shall contain the statements prescribed by Section 601(b) of the Business Corporation Law. If any action is proposed to be taken which would, if taken, entitle shareholders to receive payment for their shares, the notice shall include a statement of that purpose and to that effect and shall be accompanied by a copy of Section 623 of the Business Corporation Law or an outline of its material terms. A copy of the notice of any meeting shall be given, personally or by first class mail, not less than ten days nor more than fifty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, to each shareholder at his record address or at such other address which he may have furnished by request in writing to the Secretary of the corporation. In lieu of giving a copy of such notice personally or by first class mail as aforesaid, a copy of such notice may be given by third class mail not fewer than twenty-four nor more than fifty days before the date of the meeting. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in a post office or official depository under the exclusive care and custody of the United States post office department. If a meeting is adjourned to another time or place, and, if any announcement of the adjourned time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice of a meeting need not be given to any shareholder who submits a signed waiver of notice before or after the meeting. The attendance of a shareholder at a meeting without protesting prior to the conclusion of the meeting the lack of notice of such meeting shall constitute a waiver of notice by him.

      - SHAREHOLDER LIST AND CHALLENGE. A list of shareholders as of the record date, certified by the Secretary or other officer responsible for its preparation or by the transfer agent, if any, shall be produced at any meeting of shareholders upon the request thereat or prior thereto of any shareholder. If the right to vote at any meeting is challenged, the inspectors of election, if any, or the person presiding thereat, shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.

      - CONDUCT OF MEETING. Meetings of the shareholders shall be presided over by one of the following officers in the order of seniority and if present and acting--the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by the Chairman to be chosen by the shareholders. The Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a secretary of the meeting.

      - PROXY REPRESENTATION. Every shareholder may authorize another person or persons to act for him by proxy in all matters in which a shareholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the shareholder or his attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by the Business Corporation Law.

      - INSPECTORS - APPOINTMENT. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting or any shareholder, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by him or them and execute a certificate of any fact found by him or them.

      - QUORUM. Except for a special election of directors pursuant to Section 603(b) of the Business Corporation Law, and except as herein otherwise provided, the holders of a majority of the outstanding shares shall constitute a quorum at a meeting of shareholders for the transaction of any business. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders. The shareholders present may adjourn the meeting despite the absence of a quorum.

      - VOTING. Each share shall entitle the holder thereof to one vote. In the election of directors, a plurality of the votes cast shall elect. Any other action shall be authorized by a majority of the votes cast except where the Business Corporation Law prescribes a different proportion of votes.

            7.Shareholder Action Without Meetings. Whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all shares.

                                   ARTICLE IX.

                                 GOVERNING BOARD

            1. Functions and Definitions. The business of the corporation shall be managed under the direction of a governing board, which is herein referred to as the "Board of Directors" or "directors" notwithstanding that the members thereof may otherwise bear the titles of trustees, managers, or governors or any other designated title, and notwithstanding that only one director legally constitutes the Board. The word "director" or "directors" likewise herein refers to a member or to members of the governing board notwithstanding the designation of a different official title or titles. The use of the phrase "entire board" herein refers to the total number of directors which the corporation would have if there were no vacancies.

            2. Qualifications and Number. Each director shall be at least eighteen years of age. A director need not be a shareholder, a citizen of the United States, or a resident of the State of New York. The number of directors which shall constitute the whole Board shall be not less than one (1). The first Board shall consist of _________ directors. The number of directors constituting the board may be fixed from time to time by the by-laws, or by action of the shareholders or of the board under the specific provisions of a by-law adopted by the shareholders. If not otherwise fixed under this paragraph, the number shall be one (1). The number of directors may be increased or decreased by action of shareholders or of the directors, provided that any action of the directors to effect such increase or decrease shall require the vote of a majority of the entire Board. No decrease shall shorten the term of any incumbent director.

            3. Election and Term. The first Board of Directors shall be elected by the incorporator or incorporators and shall hold office until the first annual meeting of shareholders and until their successors have been elected and qualified. Thereafter, directors who are elected at an annual meeting of shareholders, and directors who are elected in the interim by the shareholders to fill vacancies and newly created directorships, shall hold office until the next annual meeting of shareholders and until their successors have been elected and qualified; and directors who are elected in the interim by the directors to fill vacancies and newly created directorships shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until their successors have been elected and qualified. In the interim between annual meetings of shareholders or of special meetings of shareholders called for the election of directors, newly created directorships and any vacancies in the Board of Directors, including vacancies resulting from the removal of directors for cause or without cause, may be filled by the vote of the remaining directors then in office, although less than a quorum exists.

            4. Meetings.

      - TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

      - PLACE. Meetings shall be held at such place within or without the State of New York as shall be fixed by the Board.

      - CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, of the President, or of a majority of the directors in office.

      - NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. The notice of any meeting need not specify the purpose of the meeting. Any requirement of furnishing a notice shall be waived by any director who signs a waiver of notice before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him.

      - QUORUM AND ACTION. A majority of the entire Board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided such majority shall constitute at least one-third of the entire Board. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, the act of the Board shall be the act, at a meeting duly assembled, by vote of a majority of the directors present at the time of the vote, a quorum being present at such time. Any one or more members of the Board of Directors or of any committee thereof may participate in a meeting of said Board or of any such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at the meeting.

      - CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the President, if present and acting, or any other director chosen by the Board, shall preside.

            5. Removal of Directors. Any or all of the directors may be removed for cause or without cause by the shareholders. One or more of the directors may be removed for cause by the Board of Directors.

            6. Committees. Whenever the Board of Directors shall consist of more than three members, the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate from their number three or more directors to constitute an Executive Committee and other committees, each of which, to the extent provided in the resolution designating it, shall have the authority of the Board of Directors with the exception of any authority the delegation of which is prohibited by Section 712 of the Business Corporation Law.

            7. Written Action. Any action required (or permitted to be taken by the Board of Directors or by any committee thereof may be taken without a meeting if all of the members of the Board of Directors or of any committee thereof consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board of Directors or of any such committee shall be filed with the minutes of the proceeding of the Board of Directors or of any such committee.

                                   ARTICLE X.

                                    OFFICERS

            The directors may elect or appoint a Chairman of the Board of Directors, a President, one or more Vice-Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers as they may determine. The President may but need not be a director. Any two or more offices may be held by the same person except the offices of President and Secretary; or, when all of the issued and outstanding shares of the corporation are owned by one person, such person may hold all or any combination of offices.

            Unless otherwise provided in the resolution of election or appointment, each officer shall hold office until the meeting of the Board of Directors following the next annual meeting of shareholders and until his successor has been elected and qualified.

            Officers shall have the powers and duties defined in the resolutions appointing them.

            The Board of Directors may remove any officer for cause or without cause.

                                   ARTICLE XI.

                        STATUTORY NOTICES TO SHAREHOLDERS

            The directors may appoint the Treasurer or other fiscal officer and/or the Secretary or any other officer to cause to be prepared and furnished to shareholders entitled thereto any special financial notice and/or any financial statement, as the case may be, which may be required by any provision of law, and which, more specifically, may be required by Sections 510, 511, 515, 516, 517, 519, and 520 of the Business Corporation Law.

                                  ARTICLE XII.

                                BOOKS AND RECORDS

            The corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of the shareholders, of the Board of Directors, and/or any committee which the directors may appoint, and shall keep at the office of the corporation in the State of New York or at the office of the transfer agent or registrar, if any, in said state, a record containing the names and addresses of all shareholders, the number and class of shares held by each, and the dates when they respectively became the owners of record thereof Any of the foregoing books, minutes, or records may be in written form or in any other form capable of being converted into written form within a reasonable time.

                                  ARTICLE XIII.

                                 CORPORATE SEAL

            The corporate seal, if any, shall be in such form as the Board of Directors shall prescribe.

                                  ARTICLE XIV.

                                   FISCAL YEAR

            The fiscal year of the corporation shall be fixed, and shall be subject to change from time to time, by the Board of Directors.

                                   ARTICLE XV.

                              CONTROL OVER BY-LAWS

            The shareholders entitled to vote in the election of directors or the directors upon compliance with any statutory requisite may amend or repeal the By-Laws and may adopt new By-Laws, except that the directors may not amend or repeal any By-Law or adopt any new By-Law, the statutory control over which is vested exclusively in the said shareholders or in the incorporators. By-Laws adopted by the incorporators or directors may be amended or repealed by the said shareholders.

         Exhibit B to Debtors' First Amended Joint Disclosure Statement
                 Pursuant to Section 1125 of the Bankruptcy Code

              Examiner Report Pursuant to Order of October 20, 1998

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
--------------------------------x
In re:                          :      Chapter 11
                                :
CITYSCAPE FINANCIAL CORP.,      :      Case Nos. 98-B-22569 (ASH)
and CITYSCAPE CORP.,            :      and 98-B-22570 (ASH)
                                :      Jointly Administered
                   Debtors.     :
--------------------------------x

                            EXAMINER REPORT PURSUANT
                           TO ORDER OF OCTOBER 20,1998

To:  The Honorable Adlai S. Hardin, Jr.
      United States Bankruptcy Judge

      Examiner Harrison J. Goldin respectfully submits this Report in accordance with this Court's order dated October 20, 1998 (the "Examiner Order").

                                  INTRODUCTION

A.    PROCEDURAL BACKGROUND

      On October 6, 1998 Cityscape Financial Corp. and Cityscape Corp. (together the "Debtor")(1) separately filed in this Court voluntary petitions under Chapter 11 of the Bankruptcy Code. On October 7, 1998 an order was entered granting the Debtors application that the cases be jointly administered. Along with the petitions, the Debtor filed a "prepackaged" joint disclosure statement and plan of reorganization (the "Plan"). The Plan enjoys the support of the Unofficial Committee of Subordinated Debentures (holders of 6% Convertible Subordinated Debentures, due 2006), and the Unofficial Committee of Senior Noteholders

----------
(1) Unless otherwise indicated, the two Debtors, Cityscape Financial Corp. and its wholly owned subsidiary Cityscape Corp., are referred to collectively below as the "Debtor"

(holders of 12 3/4% Senior Notes, due September 1, 2004). Opposed are the equity classes, including Elliott Associates, L.P. and Westgate International, L.P. (together "Elliott"). (Elliott is a holder of Series B Convertible Preferred Stock.) Hearings on approval of the disclosure statement and confirmation are scheduled for November 13, 1998.

      On October 7, 1998 Elliott moved, pursuant to Bankruptcy Code Section 1104(c), for entry of an order appointing an examiner. A hearing was held and on October 20, 1998, over the opposition of the Indenture Trustee for Subordinated Indenture (Chase Manhattan Bank), the Trustee for Senior Indenture (Norwest), the Unofficial Committee of Subordinated Debentures and the Unofficial Committee of Senior Noteholders, the Court entered the Examiner Order; it defined and limited the scope of the Examiners investigation and report. On October 22, 1998 the Court approved my appointment as Examiner.

B.    DESCRIPTION OF THE DEBTOR

      Cityscape Financial Corp. is a consumer finance company that, through its wholly-owned subsidiary, Cityscape Corp., is in the business of originating, purchasing, selling and servicing mortgage loans secured primarily by one-to four-family residences. The majority of the Debtors loans are made to owners of single family residences, who typically use the loan proceeds for such purposes as debt consolidation, financing of home improvements and payment of educational expenses, among others. Typically, the Debtor from time to time would sell its loans in securitized packages, retaining a residual interest, in order to finance its growing lending business. The Debtor is licensed to do business in

46 states and the District of Columbia. In May 1995 the Debtor commenced operations in the United Kingdom ("UK") with the formation of City Mortgage Company, Ltd., an English corporation in which the Debtor originally held a 50% interest and later acquired a 100% interest, that originated, sold and serviced loans in England, Scotland and Wales. In March, 1998 the Debtors board of directors adopted a plan to sell the Debtors entire UK operation; a sale to a third party closed in the spring of 1998.

      Total revenues for the Debtors fiscal year ended December 31, 1996 were $107.8 million. Revenues declined some $74 million in 1997, to $34 million. Net income in 1996 was $50.7 million; the net loss in 1997 was $418.9 million. The Debtors financial collapse in 1997 is discussed in more detail below.

                              SCOPE OF EXAMINATION

      The Examiner Order directed the Examiner to review and investigate the following matters (the "Scope"):

            (a) Whether the facts relating to the Debtors' restatements of their financial statements and write-downs of assets for the period beginning with the quarter ended June 30, 1996 may give rise to potential claims of the Debtors' Estates against any of the Individual Defendants (or any other of the Debtors' current and former officers and directors) and/or the Debtors' financial advisors and other professionals (a "Potential Claim").

            (b) The results of any investigations with regard to the restatements of the Debtors' financial statements and write-downs of assets performed by the

Debtors, any special committee of the Debtors' boards of directors or any independent third-party.

         (c) The extent to which, if at all, any person who may be liable on a Potential Claim and who is being released under the Plan is contributing to the Plan.

         (d) The facts and circumstances with respect to alleged short sales of the Debtors' common stock during 1997 and 1998 by the Individual Defendants (or any other of the Debtors' current and former officers and directors) and/or the Debtors' financial advisors and other professionals.

         (e) The extent to which the proceeds of insurance policies of the Debtors that might cover a Potential Claim are being used to fund payments under the Plan.

         (f) The extent to which the proceeds of insurance policies of the Debtors might be available to satisfy Potential Claims. Examiner Order at 3.

      This Court directed the Examiner to complete and file his report not later than 5:00 p.m. New York City time on November 9, 1998. Id.

      Thus, the Examiner was allotted 18 calendar days from the time of his appointment on October 22 to complete his examination and report. Mindful of the exigencies discussed in the Examiner Order and the need to facilitate the plan process in these cases, beginning on October 23, 1998 the Examiner and his counsel commenced a program of expedited interviews with the parties in interest, their legal counsel, senior management of the Debtor and personnel of the Debtors accounting and financial advisory firms. Given the time constraints imposed by the Examiner Order, the Examiner concluded that it would not be practicable to depose formally or conduct Rule 2004 examinations of people with material information concerning the matters under investigation. The Examiner determined that gathering information by informal interviews would speed up the investigation process; in any event, witnesses and their legal counsel might be more forthcoming and less defensive in an interview format.

      The following individuals were interviewed by the Examiner and his legal counsel. These witnesses submitted voluntarily to interviews without the need of a Rule 2004 order, thereby streamlining the process and resulting in a cost saving to the Estate. As directed by the Court, the Debtor, its counsel and all other parties cooperated fully with the Examiner.

            1.    John Verdonck, KPMG Peat Marwick

            2.    James Goldsmith, KPMG Peat Marwick

            3.    Michael Walters, KPMG Peat Marwick

            4.    Daniel Dooley, Pricewaterhouse Coopers

            5.    David Friedman, Esq., counsel to the senior bondholders

            6.    Robert Rosenberg, Esq., bankruptcy counsel to the Debtor

            7.    James Brandt, Esq., bankruptcy counsel to the Debtor

            8.    Sean Griffiths, Esq., corporate counsel to the Debtor

            9. Robert Serio Esq. and Peter Beshar, Esq., litigation counsel to the Debtor

            10. Kenneth Eckstein, Esq., counsel to the subordinated bondholders

            11.   Mark Brodsky, Esq., Elliott

            12.   Brian Rosen, Esq., counsel to Elliott

            13.   Tim Ledwick, Chief Financial Officer of the Debtor

            14.   Robert Grosser, Chairman and former CEO of the Debtor

            15.   Steven Miller, current CEO of the Debtor

            16. Jonah Goldstein, Esq., director and general counsel of the Debtor

            17.   Andrew Heyer, CIBC Oppenheimer Corp. ("CIBC")

            18.   Robert Kramer, Bear, Steams & Co. Inc. ("Bear, Stearns")

      In addition, the Examiner and his counsel reviewed and analyzed voluminous documents and analyses produced voluntarily by the Debtor and others. Such evidence helped the Examiner assess witnesses' statements concerning the chronology of events and the timing of the Debtor's discovery of many of the circumstances which adversely affected the Debtor and its business prospects.

                     EVALUATION OF POTENTIAL CLAIMS ARISING
                        FROM RESTATEMENTS AND WRITE-DOWNS

      This section of the Examiner's Report addresses Scope paragraph (a), relating to the Debtor's restatements of financial statements and write-downs of assets commencing the second quarter of 1996 and potential claims by the Debtor's Estate arising therefrom.

A.    RESTATEMENT OF FINANCIAL RESULTS
      FOR QUARTER ENDED JUNE 30, 1996

      During the second quarter of 1996 the Debtor's wholly-owned British subsidiary, City Mortgage Company, Ltd. ("CMC"), acquired all the outstanding stock of J&J Securities Ltd. ("J&J"), a London-based mortgage banker, and Heritable Group Ltd. ("Heritable"), a UK-based mortgage finance company. Both of these acquisitions were accounted for as purchase transactions.

      On August 14, 1996 the Debtor filed its Form 10-Q for the three months ended June 30,1996, reporting earnings of $34.8 million for that quarter. It also disclosed that the Debtor was recognizing a total of $60.4 million of goodwill in connection with the two acquisitions. Also during the second quarter of 1996, CMC sold the loan portfolios acquired in the J&J and Heritable acquisitions. As reported in the Form 10-Q, the results for that quarter included gains of $51.0 million on the sale of these loan portfolios.

      According to The Debtor, prior to the filing of this Form 10-Q KPMG Peat Marwick LLP ("KPMG"), the Debtor's outside auditor, approved the appropriateness of the accounting treatment in the Form 10-Q of the two acquisitions and the subsequent portfolio sales. Representatives of KPMG denied to the Examiner that any such approval had been given.

      After the Form 10-Q was filed, representatives of KPMG questioned whether the accounting for the acquisitions accorded with generally accepted accounting principles governing purchase accounting for financial transactions. The issue that concerned KPMG related to the general accounting principle that assets acquired in a transaction subject to purchase accounting should be booked by the acquiree at fair value. As initially reflected in the consolidated financial results for the three months ended June 30, 1996, the Debtor recorded the acquired portfolios at par; shortly after their acquisition the Debtor realized a substantial gain when the portfolios were sold above par. KMPG took the position that, given these subsequent sales which had occurred in such proximity to their purchase, carrying the portfolios at par on their acquisition did not give recognition to their fair value, i.e., that the value of the portfolios at purchase had to have been understated on the Debtors financial statements and, therefore, a gain on the sale was incorrectly recognized.

      The Debtor was convinced that the treatment set forth in the Form 10-Q was correct, that such treatment had been blessed by KPMG's engagement partner and that, because others at KPMG now disagreed with that partner, the Debtor was needlessly being placed in the embarrassing and awkward position of having to restate previously announced results. Nonetheless, the Debtor acquiesced in KPMG's insistence that such a restatement take place. Prior to issuing the restatement, the Debtor took the initiative and contacted the Securities and Exchange Commission ("S.E.C.") to advise it that a restatement would be forthcoming. By letter dated September 26, 1996, the S.E.C. advised the Debtor that a prompt restatement was necessary.

      On September 27, 1996, approximately six weeks after the original Form 10-Q was filed, the Debtor filed an amended Form 10-Q for the quarter ended June 30, 1996 which contained a restatement of results for that quarter. The value of the assets acquired in the acquisitions was increased by approximately

$51 million and goodwill recognized on the acquisitions was reduced from $60.5 million to $10.6 million. The gain on the sale of the loan portfolios was thereby reduced from $80.1 million to $29.2 million. As a result, earnings before minority interests and income taxes were reduced from $59.6 million to $14.1 million; and net earnings were reduced from $34.8 million to $8.3 million. The reduction in goodwill benefited the Debtor by relieving the negative impact on future earnings that results from the amortization of goodwill.

      The stock market did not react adversely to the restatement. The stock closed at 26-1/2 on both Friday, September 27, 1996 and Monday, September 30, 1996, as compared to a closing price of 25-5/8 on Thursday, September 26, 1996.

      On November 19, 1996 the Debtor filed another amended Form 10-Q, containing a further restatement of the results for the quarter ended June 30, 1996. The effect of This restatement was to increase net earnings from $8.3 million to $11.1 million and to increase goodwill recorded in connection with the acquisitions from $10.6 million to $30.6 million. This restatement corrected the accounting treatment of $5.0 million of restructuring charges and $17.3 million of deferred taxes recorded as a result of the acquisitions. The stock market also did not react adversely to this second restatement. The stock closed at 19-5/8 on November 19, 1996 and 21-5/8 on November 20, 1996, as compared to a closing price of 19-1/4 on November 18, 1996.

      By letter dated October 23, 1996 the S.E.C. advised the Debtor that it was conducting an informal inquiry relating to the restatement. The Debtor was notified on October 17, 1997 That the S.E.C. had commenced a formal investigation. In connection with this investigation the S.E.C. has taken testimony from representatives of the Debtor and others. Some of this testimony was taken as recently as the week of October 26, 1998. The S.E.C.
has taken no action to date arising from the investigation.

      The purchase accounting issues that relate to The two U.K acquisitions are complex, and professionals can reasonably differ on their treatment. In connection with the S.E.C. investigation, the Debtor's counsel retained PriceWaterhouse (now Pricewaterhouse Coopers LLP) ("PwC"). A representative of PwC advised the Examiner of his view that the initial accounting treatment was acceptable and that the Debtor should not have been required to undertake a restatement; the accounting literature can be read to support the position originally taken by the Debtor, as well as that taken in the restatement. A summary of the documentation that supports each of the two positions, which was prepared by PwC at the request of the Examiner, is set forth in Appendix A hereto.

      The Examiner uncovered no evidence that any representative of the Debtor, or any professional, acted in bad faith, recklessly or unreasonably respecting the accounting issues that relate to the Debtor's results for the second quarter of 1996. The Examiner also concludes that it is not in the Debtor's interest to pursue a claim against anyone relating to these circumstances. Under Section 141(e) of the Delaware General Corporation Law, the directors of the Debtor were entitled to rely on the opinions and statements of professionals and experts. The only potentially colorable claim would be against KPMG for allegedly having wrongfully approved the Debtor's initial treatment and then changing its position and requiring a restatement, to the Debtor's injury. However, the only concrete injury to the Debtor appears to have been the legal and other professional fees, and management time, that relate to the restatement and subsequent S.E.C. investigation. This, however, does not, in the Examiner's view, justify the expense and effort of an accountant's malpractice action.

B.    WRITE-DOWN TAKEN FOR
      QUARTER ENDED JUNE 30, 1997

      In a Form 8-K filed on August 4, 1997 the Debtor disclosed that it had taken a pre-tax reserve of $15.0 million to increase reserves relating to UK mortgage servicing receivables. This reserve was in recognition of regulatory developments relating to the UK's Office of Fair Trading ("OFT"), as follows:

      On March 13, 1997 CMC, which contributed 50% of the Debtor's profitability, received a letter from the OFT, the regulatory agency responsible for overseeing and licensing mortgage lenders in the UK. The letter referred to specified business practices which the Director General of the OFT considered "deceitful or oppressive, or otherwise unfair or improper, whether unlawful or not." These practices included two which were significant components of CMC's modus operandi, namely, a "dual rate" structure and use of the so-called "Rule of 78." Under the dual rate structure borrowers were charged a "standard" interest rate; but in the event they made payments on schedule, they were charged a much lower "concessionary" interest rate, which might be as much as half the standard rate. The Rule of 78 refers to a method for calculating the amount owed by a borrower who wishes to pre-pay a mortgage loan prior to maturity; it is less favorable to the borrower than other methods often applied. (A detailed explanation of the Rule of 78, and sample calculations applying the Rule, are set forth in Appendix B hereto.) The OFT letter said that the Rule of 78 produces "an excessively high settlement figure relative to the amount borrowed and repayments already made." The letter also stated that the Director General "will take appropriate action against those that appear to carry on the practices highlighted by this letter."

      In its 1996 Form 10-K, filed on March 31, 1997, the Debtor referred to the letter from the OFT, noting that it was reviewing and evaluating its practices respecting the issues raised in the letter and had not yet discussed the letter with the OFT. The Form 10-K referred to the Debtor's belief that the regulatory concerns reflected in the letter would not have a material adverse effect on any of its existing mortgage loans, "although no assurances to that effect can be given at this time." The Form 10-K also noted the possible material adverse effect in future periods that would result from elimination of use of the dual rate structure and the Rule of 78.

      Based on its consultations with Clifford Chance, CMC's UK counsel, the Debtor believed that under British law the OFT lacked the power to change existing contractual arrangements between CMC and its borrowers and, thus, that any regulatory changes could have only prospective effect. In addition, by statute, the Rule of 78 is mandatory for so-called "regulated loans," i.e., loans with a principal balance of (pound)15,000 or less. The Debtor questioned how the OFT logically could nullify, for "unregulated loans" in excess of (pound)15,000, a practice that is required for regulated loans.

      Pursuant to negotiations with the OFT held after March 31, 1997, the Debtor agreed to discontinue use of the Rule of 78 on new loans originated after August 1,1997. In a Form 10-Q filed on May 12, 1997 the Debtor disclosed this development and repeated its belief that the OFT regulatory initiative would not have a material adverse effect on any existing mortgage loans, "although no assurances to that effect can be given at this time." This cautionary language, as well as that in the Form 10-K, may have reflected some uncertainty respecting the opinion of UK counsel that existing loans were beyond the purview of the OFT. The Form 10-Q noted that elimination of the Rule of 78 could have a material adverse effect in future periods on the Debtors operations and financial condition. The Form 10-Q also referred to the possible future modification of the standard/concessionary rate structure as a result of OFT regulatory initiatives, which could similarly have a material adverse effect on the Debtor.

      On July 18, 1997 the OFT issued "Non-Status Lending Guidelines for Lenders and Brokers." These Guidelines made clear that the "unfair and oppressive" dual rate structure should be discontinued, since in the OFT's view the imposition of a "standard" rate, as opposed to a "concessionary" rate, constituted an unjustified penalty for late payments. The Guidlines also concluded "that the use of the Rule of 78 is inappropriate in the non-status lending market and amounts to a penalty on early redemption that is not justified by the costs involved. Lenders should discontinue its use at the earliest possible opportunity, and should not apply it rigidly to existing loan agreements without some form of cap to ensure that payments on early redemption are not excessive."

      The Debtor was caught by surprise by this challenge of the OFT to continued use of The Rule of 78 in existing agreements. Robert Grosser, the Debtor's CEO at that time, who had visited the OFT on June 20,1997, told the Examiner that he received no indication at that time that this retroactive position would be taken. Prior to this meeting, CMC's UK counsel had received a letter from the OFT dated June 17, 1997 referring to the willingness of certain lenders not to "take up their full entitlement to apply the rule of 78." The letter then stated: "We should be interested to know if your client sees any scope for adopting such a practice retrospectively, so that even where there is a contractual entitlement for them to be reimbursed on the basis of the rule of 78, they do not exercise this." Following the June 20 meeting, an OFT representative wrote a letter on June 23, 1997 (the next business day), stating that he "found our meeting to be useful and constructive, and will reflect further on the points which you and your colleagues raised."

      On July 23, 1997 the Debtor filed a Form 8-K discussing the OFT Guidelines and their potential impact on the Debtors business. The Debtor noted that the dual rate system would be eliminated on future loans and that in the future the Debtor would calculate prepayments using methods other than the Rule of 78. The Debtor commented that these developments "could have a material adverse effect in future periods." The Form 8-K also stated that use of the Rule of 78 respecting existing loan agreements might be restricted by the OFT, which, in turn, could have a material adverse effect on the Debtor.

      As noted, on August 4, 1997 the Debtor announced that it was taking a $15 million reserve relating to its UK operations. The Debtor consulted with and was advised by KPMG respecting this reserve. It was based on a review of the UK loan portfolio and the assumption that the Debtor would no longer apply the Rule of 78 to existing unregulated loans (i.e., loans in excess of (pound)15,000) which were prepaid after the seventh or eighth year of their existence.

      Representatives of the Debtor advised the Examiner that, at that time, they were reasonably confident that they could work out a settlement of this nature with the OFT as to the Rule of 78 and existing loans. Tending to substantiate this confidence is a letter dated July 25, 1997 from the OFT to CMC's UK counsel, referring to CMC's recent offer "to cease applying the Rule of 78 to all existing loans from the tenth year of the loan." The letter expressed reservations about the proposal because "[o]ur knowledge of the operation of the Rule of 78 is That its most onerous impact occurs about one third of the way through the loan, which means around the eighth year of a 25 year loan." The Debtor's presumption that a settlement with the OFT could be reached on the basis assumed in calculating the $15 million reserve (i.e., non-enforcement of the Rule of 78 after the seventh or eighth year) does not appear to be unreasonable.

      Since the Debtor believed that the UK operation would still be sufficiently profitable, notwithstanding the foregoing regulatory developments, no write-down of goodwill was taken in the second quarter of 1997. KPMG was consulted respecting this determination.

      In its Form 10-Q for the quarter ended June 30, 1997, filed on August 14, 1997, the Debtor referred to the $15 million reserve and cautioned that "there can be no assurance that such additional reserve will be sufficient to offset any negative impact that changes resulting from the new Non-Status Guidelines may have on the carrying value of the Company's recorded mortgage servicing receivables."

      On August 13, 1997, the day before the Form 10-Q was filed and shortly after the Form 8-K was filed, Mr. Grosser purchased (on margin) 100,000 shares of the Debtor's stock in the open market for approximately $1,000,000. At the time this purchase was made Mr. Grosser already directly owned nearly 3.9 million shares of the Debtor's stock. Mr. Grosser advised the Examiner that, in making this purchase, he was motivated by the view that the stock had been hurt by bad press, that an agreement ultimately would be reached with the OFT that would remove the cloud of uncertainty and that part of the $15 million reserve, which he thought was conservative, could be reversed.

      It is difficult to identify a cause of action that the Debtor has against anyone respecting the $15 million reserve taken in the second quarter of 1997. Starting in March, 1997 the Debtor was confronted by a significant change in the UK regulatory climate. The Examiner has not found any material misstatements, omissions or delays in the Debtor's public disclosure concerning developments in the UK during the period from March, 1997 through August, 1997. All disclosures were reviewed by both UK and U.S. counsel. While further reserves were later required as a result of increasingly aggressive positions asserted by the OFT after August, 1997, the Examiner found no evidence that the Debtor had deliberately or negligently understated the reserve taken for the quarter ended June 30, 1997. Indeed, as late as October 1997, internal documents indicate that management thought the $15 million reserve could prove excessive. Nor does the Debtor appear to have inaccurately reported its then apparently reasonably held belief respecting the UK regulatory situation. The Examiner notes that securities class actions are pending against the Debtor and others in the United States District Court for the Eastern District of New York, based on alleged deficiencies in disclosure as to developments in the UK. While the Examiner is not called on to evaluate such third party claims, nothing in the pleadings in these class actions suggests a basis for a claim by the Debtor itself (in contrast to its shareholders) that it sustained injury from such challenged disclosure.

C.    WRITE-DOWNS TAKEN FOR
      QUARTER ENDED SEPTEMBER 30, 1997

      In the Form 10-Q for the quarter ended September 30, 1997, which was filed on November 14, 1997, the Debtor reported a $95.1 million loss adjustment, which was described in its income statement as "Net unrealized loss on valuation of residuals." This item and other factors produced a $115.1 million pre-tax loss for the third quarter. The Form 10-Q described the reason for the $95.1 million write-down as follows:

            As a result of the Company's initiatives to enhance liquidity, the Company anticipates selling its interest-only and residual certificates on its US home equity securitizations. In anticipation of such sale, the Company has valued such residuals at the expected net realizable value based on a liquidation sale and has recorded a $95.1 million loss adjustment. Previously, the Company determined the fair value of these assets based on a discounted cash flow analysis.

      On October 21, 1997, three weeks before the filing of the Form 10-Q, the Debtor announced that it had retained Bear, Stearns to explore strategic alternatives. The Debtor also said that Third quarter results would be materially below analysts' estimates. While no public disclosure of the Bear, Steams retention was made until October 21, 1997, the Bear, Stearns interviewee stated that the firm had actually commenced performing services for the Debtor at some undefined point between the time the OFT Guidelines were issued on July 18, 1997 and the time the $15 million reserve was taken on August 4, 1997, but before Mr Grosser's $1 million stock purchase on August 13, 1997. Bear, Stearns' assignment was to explore options, including a possible disposition of the Debtor's UK operations in view of the change in the regulatory climate there.

      The Debtor's decision to liquidate its interest-only and residual certificates on its U.S. home equity securitizations was prompted by the liquidity crisis in which it found itself during October and November, 1997. As a result of a calamitous decline in the price of the Debtor's common stock, from a high of 10-1/16 on October 10, 1997 to a low of 1-1/2 on October 28, 1997, the Debtor was no longer able to access the capital markets. While explanations vary as to the cause of this collapse in the Debtor's stock, people interviewed by the Examiner referred to the following factors:

            1. Ratings downgrades of the Debtor's debt instruments by Moody's on October 10, 1997 and by Standard and Poor's on October 22, 1997.

            2.    Unfavorable press comments on the Debtor.

            3.    A large and longstanding short position in the Debtor's stock.

            4. Margin calls that resulted in forced sales of the Debtor's stock, which accelerated when the price of the stock dropped below $5 a share, at which point the stock was no longer eligible for margin.

            5. Developments relating to the Debtor's 6% Convertible Preferred Stock, Series A ("Series A Preferred"), which the Debtor issued in April, 1997, and its 6% Convertible Preferred Stock, Series B ("Series B Preferred"), which the Debtor issued in September, 1997. Both of these series were convertible into common stock at the market price of the stock at the time a conversion was sought, with no floor of any kind applicable to the conversion. Hence, as the price of the common declined, more shares were required to satisfy the potential exercise of the preferred's conversion privilege -- a phenomenon that led several of those interviewed to describe the instrument as a "death spiral preferred." On September 26 and October 14,

                  1997 the Debtor filed registration statements with the S.E.C. respecting the shares of common stock into which the Series A and Series B Preferred were potentially convertible; these registration statements covered a total of 16.5 million shares of common stock. As of June 30, 1997, The Debtor had 31.7 million common shares outstanding. The market may have begun to perceive a mass dilution from the potential conversion of the preferred into common, contributing to the disintegration of the stock price.

      In any event, with the precipitous decline in the common stock price, funding sources previously available to the Debtor dried up. The Debtor was forced to address its liquidity needs by such steps as whole loan sales, which, while immediately cash positive, resulted in lower margins and a negative impact on future earnings. Moreover, under generally accepted accounting principles the Debtor's intention to sell these assets required it to reduce the recorded amount of the residuals in question to their expected net realizable value based on a liquidation sale. Guided by portfolio sales by other companies at or about this time period, the Debtor determined to take a 35% write-down on the value of its U.S. residuals, which produced the $95.1 million number referred to above.

      In addition, the Form 10-Q filed on November 14, 1997 showed a $16.0 million provision for loan losses as a 1997 third quarter expense. This provision resulted from portfolio performance in the U.S. and the UK, the latter unrelated to the OFT situation.

      While the third-quarter write-downs were obviously large, the Examiner's investigation establishes that they were, in material part, directly attributable to the sudden and extreme deterioration in the Debtor's common stock price and the consequent impact on its ability to access capital sources. From mid-August until mid-October of 1997 the stock price was relatively stable, in the $10-11 range. Confronted subsequently by the need to change its method of doing business and to sell whole loans to solve its liquidity problems, the Debtor had no choice but to mark down its portfolio, which led to the quarter's horrendous results.

D.    WRITE-DOWNS TAKEN FOR
      QUARTER ENDED DECEMBER 31, 1997

      The Debtor's problems intensified after the third quarter of 1997. As a result of escalating pressure from the OFT, which was threatening injunctive action against CMC, the Debtor agreed that it would not use the Rule of 78 to calculate prepayments on existing unregulated loans. It also agreed that for such loans the standard rate of interest would be no more than 2.5% higher than the concessionary rate. These revisions respecting its existing UK loan portfolio led the Debtor, for the fourth quarter of 1997, to take a write-down of $106.2 million in the value of its UK mortgage servicing receivables and to write off unamortized goodwill of $52.7 million recorded in connection with its UK acquisitions. The Debtor also wrote off an unamortized commitment fee of $32.4 million related to its UK operations.

      The Debtor sold its UK business on May 1,1998 pursuant to an agreement dated March 31, 1998. The Debtor received net proceeds of approximately $102 million, less costs of approximately $16 million related to the disposal of its discontinued UK operations.

      As a consequence of continued deterioration in its U.S. operations, the Debtor took further write-downs in the fourth quarter, resulting in a total 1997 recognition of a net unrealized loss of $148 million on the valuation of its domestic residuals.

                          RESULTS OF INVESTIGATIONS OF
                          RESTATEMENTS AND WRITE-DOWNS

      As to Scope paragraph (b), the Examiner has determined that, with the exception of the ongoing S.E.C. investigation referred to above, there were no investigations regarding the restatements of the Debtor's financial statements and write-downs of assets performed by the Debtor or anyone else.

                             ALLEGED SHORT SALES OF
                              DEBTOR'S COMMON STOCK

      As to Scope paragraph (d), alleged short sales of the Debtor's common stock, the Examiner has adduced no evidence that the Debtor's current or former officers or directors engaged in any short sales of any kind during 1997 and 1998 (or at any other time). All witnesses denied categorically any such short selling activities. Their denials are corroborated by the Form 4 disclosures filed with the S.E.C., which were provided to the Examiner. Additionally, as discussed below, officers and directors of the Debtor owned substantial quantities of the Debtor's common stock which they have retained to this day and are now worthless, or which were the subject of forced sales through margin calls.

      Examinations of personnel employed by the Debtor's financial advisors (CIBC and Bear, Stearns) were inconclusive. Those interviewed had no knowledge of any short selling activity; their involvements were with the investment advisory and/or underwriting functions of their respective firms. CIBC advised that it acquired $15 million of the Debtor's Series B Preferred in September, 1997, which it continued to hold as the value declined to zero. Bear, Steams advised that it acquired the Debtor's Series A Preferred in April, 1997; the disposition, if any, of such shares was not known to the person interviewed. Those interviewed could not say definitively whether the proprietary trading desks of their firms held short positions in the Debtor's common stock. They said their institutions maintain a "Chinese wall" of confidentiality between their underwriting and proprietary trading functions. Time limitations precluded the Examiner from pursuing these matters further.

      One of the parties in the case suggested that the Examiner conduct Rule 2004 examinations of major securities broker/dealers in New York to try and determine which institutions held short positions in the Debtor's common stock and whether those short positions were illegal. Of course, There is nothing illegal about short selling per se. Only when, for example, the seller has not actually borrowed the shares to be sold short does the transaction violate S.E.C. rules and regulations. Moreover, the Examiner considers a wholesale fishing expedition into the short sales positions of a large number of broker/dealers which did not serve in any professional or fiduciary capacity to the Debtor beyond the scope of the Examiner Order. It would take many months and consume

Estate resources not contemplated in the Examiner Order budget to review short sale trades by broker/dealers. And, even assuming that illegality could be established, the successful assertion by the Debtor of a private right of action against third party broker/dealers for illegal short selling under the Securities Exchange Act of 1934 (the "Act") would raise difficult factual issues of causation and injury, as well as novel legal issues.(2) In any event, on November 2, 1998 this Court ruled that the scope of the Examiner's investigation does not include an inquiry into the short sales trading positions of people or entities that had not served as underwriters, placement agents or financial advisors to the Debtor. This Court ruled further that the Examiner should limit his investigation of this issue solely to two interviews with a single individual each at CIBC and Bear Stearns. Hence, this Report does not contain any further analysis or discussion of alleged short sales of the Debtor's common stock

                          ISSUES RELATING TO INSURANCE
                          COVERAGE AND AVAILABILITY TO
                          DEBTOR OF INSURANCE PROCEEDS

      This section of the Report addresses insurance matters referred to in Scope paragraphs (e) and (f).

----------
(2) See, e.g., Advanced Magnetics, Inc. v. Bayfront Partners, Inc., No. 92 Civ. 6879 (CSH), 1996 WL 14440, at *8-9 (S.D.N.Y. Jan. 16. 1990) ("Advanced Magnetics
1") (holding that corporation could assert a claim under ss. 10(b) of the Act and related rules based on alleged illicit short sales that reduced share prices in a public offering), acq., 106 F.3d 11 (2d Cir. 1997); Advanced Magnetics 1, 1996 WL 14440, at *5-8 (holding that no private right of action exists under ss. 10(a) of the Act relating to short sales of securities); Advanced Magnetics 1, 106 F.3d at 22 (observing, after district court had dismissed the ss.10(a) claim, that corporation's assertion of that claim was a "novel proposition"); Advanced Magnetics, inc. v. Bayfront Partners, Inc., No. 92 Civ. 6879(CSH), 1997 WL. 299430. at *6 (S.D.N.Y. June 4,1997) (reaffirming the holding of Advanced Magnetics 1 that "no private right of action exists under ss. 10(a) and the rules issued pursuant thereto," after court considered additional arguments from the parties on ss. 10(a)'s language and legislative history).

      The Debtor indicated that it has Directors and Officers and Company Reimbursement insurance policies on a "claims made" basis for the policy period January 1,1998 to January 1, 2001 which afford $35 million in coverage; $25 million in coverage was maintained for the policy period November 2,1996 to January 1, 1998. The Debtor's counsel has stated that the insurers were notified of the securities class actions commenced in or about October, 1997, as well as the action commenced by Elliott in the United States District Court for the Southern District of New York in September, 1998. Insurance proceeds are not being used to fund payments under the Debtor's Plan.

      The policies contain the so-called "insured versus insured" exclusion pursuant to which there is no coverage for claims "by, or on behalf of or at the direction of any of the Assureds..." (There is coverage for an independently brought shareholder derivative action.) The term "Assureds" is defined to include "the Company," i.e., Cityscape Financial Corp. and any subsidiary.

      Assuming the Debtor, or a litigation trust established under a plan of reorganization, were to bring an action against present or former officers and directors of the Company, it is unclear whether the aforesaid exclusion would bar coverage. Compare Reliance Inc. Co. of Illinois v. Weis, 148 B.R. 575, 578 (Bankr. E.D. Mo. 1992), aff'd, 5 F.3d 532 (6th Cir. 1993), cert. denied, 510
U.S. 1117 (1994) with In re Pintlar, 205 B.R. 945 (Bankr. D. Idaho 1997); see also In re The Leslie Fey Companies Inc., 207 B.R. 764, 784-85 (Bankr. S.D.N.Y.
1997). Third party claims against the Company's directors and officers, such as those already pending referred to above, would not be precluded under the "insured versus insured" exclusion.

      In any event, nothing that has come to the Examiner's attention leads him to recommend that claims be asserted against any of the Debtor's present or former directors or officers. While the collapse of the Debtor was massive and sudden, causing huge losses to its creditors and equity holders, the Examiner has not uncovered evidence of bad faith, lack of integrity, self-dealing, falsification or manipulation of corporate records or other impropriety. Clearly, the Debtor's management believed in its favorable prospects throughout the 1996 - 1997 period, notwithstanding the difficulties being experienced. For example, from 1996 on Mr Grosser never sold a share of the Debtor's stock (with the exception of a 200,000 share forced sale pursuant to a margin call on October 22, 1997, at an average share price of $2.93). As a result, his holding of nearly 3.9 million shares, which in January, 1997 was worth over $115 million (on the basis of a $30 a share market price), was ridden down to zero. Robert Parent, the Debtor's Executive Vice President, also experienced losses of comparable magnitude, having maintained his full position of over 3.8 million shares as of January, 1997.(3)

----------
(3) As shown by S.E.C. filings, pursuant to the terms of credit facilities which David A. Steene and Gerald Epstein entered into with Merrill Lynch International Bank United on March 20, 1997, Merrill Lynch sold 250,000 shares owned by each of them on August 19, 1997 and applied the proceeds to outstanding loans. Mr. Steene was a director of Cityscape Financial Corp. and CMC and Mr. Epstein a director of CMC; they were both very active in the Debtors UK operation. The average sales price was approximately $9.50. Following such sales, Mr. Steene continued to own 950,000 shares and Mr. Epstein 952,200 shares. Virtually all of such shares were sold by Merrill Lynch from October 14 through October 24, 1997 at prices ranging from $2.50 to $9.00 a share.

      Another director of Cityscape Financial Corp., Asher Fensterheim, Mr. Grosser's father-in-law, entered into credit facilities with several financial institutions between December, 1996 and April, 1997. The lenders sold more than
3.4 million pledged shares between October 21 and October

      To be sure, this evaporation of personal wealth does not insulate the Debtor's executives from liability to the Debtor. Yet the demise of the Debtor appears to have resulted from a precipitous combination of cyclonic forces, such as the unexpected aggressiveness of UK regulators and the crushing 85% decline in the price of the Debtor's stock over a two-week period in October, 1997. An effort to establish director and officer liability to the Debtor under these circumstances -- especially absent evidence of fraud or other misconduct -- is not, in the Examiner's view, a sensible undertaking.(4)

      In this connection, note that the Certificate of Incorporation of the Debtor Cityscape Financial Corp. contains a provision precluding, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the Delaware law expressly authorizes a provision of this nature in a certificate of incorporation, except that liability may not be eliminated or limited for (a) breach of the director's duty of loyalty to the corporation or its stockholders,
(b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or unlawful stock purchases or redemptions or (d)

----------
31, 1997 and applied the proceeds to outstanding loans. The sales occurred at prices ranging from $1.44 to $5.94 a share.

Steven Weiss, an officer and director of Cityscape Corp., entered into credit facilities with two financial institutions between January, 1997 and April, 1997. The lenders sold 200,000 pledged shares between October 21 and October 27, 1997 and applied the proceeds to outstanding loans. The sales occurred at prices ranging from $2.56 to $3.97 a share.

(4) The Debtor paid annual bonuses to certain of its executives on the basis of a percentage of a defined portion of pre-tax profits, "as determined by the Company's outside auditors in accordance with GAAP." No audited year-end figures have been restated and, accordingly, no claim can be made that bonuses were inflated by erroneous results that were corrected later.

any transaction from which a director derived an improper personal benefit. Hence, mismanagement by a director of the Debtor Cityscape Financial Corp. (assuming that it occurred) would not, by itself, be actionable in a suit by that Debtor against its present or former directors. See, e.g., Zirn v. VLI Corp., 681 A.2d 1050, 1061-62 (Del. 1996) (ss. 102(b)(7) and a corresponding provision in the certificate of incorporation protect directors from monetary liability for breach of duty of care); Frank v. Arnelle, 1998 WL 668649, *10 (Del. Ch.) (same).

      Debtor Cityscape Corp., a wholly owned subsidiary of Debtor Cityscape Financial Corp., is a New York corporation; its directors do not have protection comparable to that afforded by ss. 102(b)(7) of the Delaware General
Corporation Law. Thus, an action by that Debtor against its directors (who include inside directors of the parent) could be based on a breach of the duty of care owed by a director under Section 717 of the New York Business Corporation Law. However, for the reasons noted above, the Examiner does not recommend actions by either Debtor against its directors or officers.

                             THE NON-DEBTOR RELEASES
                              IN THE PROPOSED PLAN

      This section of the Report addresses issues arising under Scope paragraph
(c) concerning releases under the Plan and contributions by releasees to the Plan.

      The proposed Plan contains two kinds of releases. The first is a release of all claims of the Debtor and the Estate against the Debtor's current or former officers and directors, accountants, financial advisors and legal counsel (the "Derivative Release"). Plan at Section XI(C)(i). The second type of release covers claims held by third parties, such as individual preferred shareholders like Elliott, against those same current and former officers and directors, accountants, financial advisors and legal counsel (the "Third Party Release"). Plan at Section XI(C). The classes of senior and subordinated debt have overwhelmingly approved the Derivative Release and the Third Party Release, while the preferred shareholder classes under the Plan have failed to approve either such release. The Derivative and Third Party Releases are discussed separately because the Derivative Release is within the Court's express power to grant under section 524(e) of the Bankruptcy Code; The Third Party release involves consideration of the Court's inherent powers under section 105(a) of the Code.

A.    THE DERIVATIVE RELEASE

      It is well settled law that a debtor may release claims of the estate against third parties pursuant to a confirmed plan of reorganization. The leading case in this Circuit is In re Texaco, Inc., 84 B.R. 893 (Bankr. S.D.N.Y.
1988). The plan there proposed to release all derivative claims against Texaco's officers and directors brought by certain Texaco shareholders after the entry of the Pennzoil judgment against Texaco arising out of the Getty Oil purchase transaction. The Court held that the release of the derivative actions was a proper exercise of the debtor's discretion in the context of a full and complete settlement of the Pennzoil judgment against Texaco.

      The Texaco court analyzed whether the estate was relinquishing a valuable property right in granting the releases. In doing so, it first evaluated the merits of the underlying claims against the directors and officers. 84 B.R. at 903.

Following the guidance of Texaco, we turn first to the merits of the underlying claims covered by the Derivative Release.

      As noted already, the Examiner has found no evidence of fraud or bad faith in connection with the two restatements of the Debtor's financial statements during 1996. The earnings and goodwill write-downs and asset write-ups represented issues as to which reasonably prudent accountants could (and do) differ. The Debtor followed the advice of its outside auditors, KPMG, in issuing the first and second restatements and informed the SEC prior to issuing the first restatement. The common stock price reacted favorably to the announcement that unamortized goodwill from the J&J and Heritable acquisitions would be reduced. These events all occurred long before the issuance of The Series B Preferred in September, 1997 and were or should have been well known to the preferred holders.

      Similarly, the Examiner has found no evidence of fraud or bad faith in connection with the write-down of the Debtor's UK mortgage receivables in the second quarter of 1997. The Debtor disclosed promptly in its financial reports all material developments respecting its dealings with the OFT, an independent body whose proposed rules the Debtor could not reasonably be expected to have predicted. The initial OFT letter was received on March 13, 1997 and was promptly reported in the Debtors 1996 Form 10K, filed on March 31, 1997. Officers of The Debtor stated in their interviews that they had no expectation the OFT would seek to affect the existing portfolio of mortgages until they received the OFT Guidelines on July 18, 1997. Their statements are buttressed by the fact that smaller, regulated home loans in the UK were permitted to be governed by the Rule of 78 and a dual rate structure. The Debtor promptly reported on the OFT Guidelines in a Form 8K filed on July 23, 1997.

      The Debtor's explanation as to why it wrote down second quarter UK mortgage assets by $15 million, instead of some larger number, is credible and consistent with its then state of negotiations with the OFT. Its legal advisors in the UK told it that the OFT did not have jurisdiction over pre-existing unregulated mortgage loans. The Debtor's officers and directors were justified in relying on this advice. Indeed, on August 13, 1997, during the unfolding OFT developments, Mr Grosser purchased an additional 100,000 shares of the Debtor's common stock for $1 million.

      Since the Debtor's basis for asserting fraud, bad faith or other actionable conduct against its officers and directors and professionals is tenuous, given the findings of the Examiner's investigation, such a claim can reasonably be released under the proposed Plan. The derivative causes of action that the Examiner investigated are of little value to the Estate and satisfy the Texaco criteria.

      Another factor cited in the applicable case law is whether the officers and directors are entitled to indemnification for liabilities incurred while acting on behalf of the Debtor. Texaco, 84 B.R. at 904-05; In re Leslie Fay Companies, Inc., 207 B.R. 764, 783 (Bankr. S.D.N.Y. 1997). The Texaco court stated that any derivative recoveries against officers and directors would be offset by their indemnification claims over against the debtor. 84 B.R. at 904-05. However, this statement does not appear to be correct Under Section 145(b) of the Delaware

General Corporation Law, applicable to both Texaco and the Debtor Cityscape Financial Corp., a Delaware corporation has no obligation and no authority to indemnify a director or officer against a judgment rendered or a settlement made in an action or suit by or in the right of a corporation. Indemnification is permissible for defense expenses. The by-laws of Cityscape Financial Corp. (Article Eighth) are consistent with the Delaware law.(5)

      The Leslie Fay court noted that the "insured versus insured" exclusion to Leslie Fay's D&O policies did not cover derivative actions not initiated or instigated by the debtor. Such a third party derivative action was pending at the date of confirmation; the court excluded it from the release to preserve the possibility of a D&O insurance recovery on behalf of the estate. 207 BR. at 783. The Leslie Fay court did, however, approve a release that covered claims by the debtor against its officers or directors. Id.(6)

      While the Debtor's D&O policies provide coverage for an independently brought shareholder derivative action, no such action is pending in this case. The "insured versus insured" exclusion bars coverage only for claims by or on behalf of, or at the direction of, the "Assureds," i.e, Cityscape Financial Corp. and Cityscape Corp. Moreover, as discussed above, even if mismanagement by

----------
(5) for Debtor Cityscape Corp., a New York corporation, the situation is different Under New York Business Corporation Law ss. 722(c) a corporation may under certain circumstances indemnify a director or officer for a settlement of an action brought by or in the right of the corporation. The by-laws of Cityscape Corp. (Article 8.2) purport to make such indemnification mandatory if a court approves it as fair and reasonable in a particular case.

(6) The Leslie Fay court also noted that it is appropriate as a policy mailer to grant officers and directors releases covering their post-bankruptcy activities in order to encourage their continued presence at the company during the reorganization process and their participation in that process.
207 B.R. at 782.

directors of Cityscape Financial Corp. could be proven, that, standing alone, would not appear to be actionable under Delaware law.

      Therefore, the Derivative Release provided in the Plan falls squarely within the kind of release approved in Leslie Fey. There is no third party derivative action extant and the Debtor cannot be said to have a valid direct cause of action or insurance claim against its own directors and officers that could be realized by suing in its own name.

      A final, and most significant, factor respecting the Derivative Release is the overwhelming acceptance of the Debtor's prepackaged Plan by the two creditor classes. These classes claim that the Debtor is hopelessly insolvent and that under no circumstances can an enterprise value for the Debtor be conceived that is sufficient to place the non-consenting preferred stockholders in the money. These senior parties, which would be entitled to receive any derivative or direct action recoveries in any event, have voted to approve the Derivative Release. Should this Court find at confirmation that the Debtor is, indeed, hopelessly insolvent, with the preferred stock classes far out of the money, then this Court can overrule any objection by those classes to the Derivative Release. It has long been established law that objectors to a plan of reorganization may not raise the putative objections of third parties. In re Drexel Burnham Lambert Group, 138 B.R. 717, 721 (Bankr. S.D.N.Y. 1992) (holding that a party whose equity interest is worthless lacks standing to object to the confirmation of a plan, because it has no stake in the controversy); In re Orlando Investors, L.P., 103 B.R. 593, 597 (Bankr. E.D. Pa. 1989) (holding that it does not follow "that the statutory right to be heard on an issue includes the right to assert interests possessed solely by others" and finding that parties lacked standing to object to a plan because their property rights were not impaired under the plan, whereas, in contrast, parties whose rights were impaired did not object to the plan confirmation). See also Kane v. Johns Manville Corporation, 843 F.2d 636, 641 (2d Cir. 1988) ("A party who seeks to appeal an order confirming a plan must be 'directly and adversely affected pecuniarily' by it").

B.    THE THIRD PARTY RELEASE

      It is beyond the scope of the Examiner's authority in this case to investigate the bone fides of the third party securities class action claims or the Elliott claims against the Debtor and others. The Examiner assumes for purposes of this discussion that there may be some validity to these claims.

      The Third Party Release is more problematic than the Derivative Release.
Section 524(e) of the Bankruptcy Code expressly prohibits a court from using its all writs powers under section 105(a) to release or discharge third parties from claims against them by a debtor's creditors. In a number of circuits, this prohibition is held to be absolute. See, e.g., ln re Lowenschuss, 67 F.3d 1394, 1401-02 (9th Cir. 1995)("This court has repeatedly held, without exception, that section 524(e) precludes bankruptcy courts from discharging the liabilities of non-debtors."); First Fidelity Bank v. McAteer, 985 F.2d 114, 118-19 (3d Cir.
1989) (the Bankruptcy Code alters the debtor's contractual obligations, but not the contractual obligations and liabilities of third parties).

      The Second Circuit, however, has taken a somewhat more flexible approach to the discharge of third party claims. See, e.g., In re Drexel Burnham Lambert Group, Inc., 960 F.2d 285, 293 (2d Cir. 1992) (finding that settlement with past officers and directors was a crucial part of the plan of liquidation, sufficient to warrant imposition of an injunction preventing creditors from suing past officers and directors); ln re Johns-Manville Corporation, 837 F.2d 89, 93-94 (2d Cir. 1988) (court has power to protect non-debtors where a settlement is necessary to permit a channeling of all settlement funds into a single pot to permit equitable distribution to all creditors). The Johns-Manville rationale for a "channeling" injunction is not present here, since the Examiner's investigation has developed no evidence that the Debtor's officers, directors, financial advisors or accountants are making a monetary or pecuniary contribution to creditors under the proposed Plan. Additionally, the Drexel Burnham reasoning would not seem to apply here either. The Third Party Release can easily be carved out from the Derivative Release and the other Plan provisions without changing the economics of the transactions contemplated in the Plan. Most importantly, the officers and directors are not remaining in their present roles with the reorganized Debtor. A new management team and board of directors will be brought in to run the Debtor if the proposed Plan is confirmed.

      Courts outside the Second Circuit have identified five criteria or factors that are helpful here in evaluating the appropriateness and necessity of a Third Party Release. ln re Monarch Capital Corp., 65 F.3d 973, 979-80 (1st Cir. 1995);

In re Master Mortgage Investment Fund, Inc., 168 B.R. 930, 935 (Bankr. W.D. Mo.
1994). Those factors are discussed below.

            1. A Third Party Release may be proper where there is an identify of interest between the debtor and the third party, such as an indemnity relationship, so that suit against the non-debtor is, in essence, a suit against the debtor or will deplete assets of the estate.

                  This factor might at first appear to weigh in favor of granting the Third Party Release to the Debtor's officers and directors who have indemnification rights (at least as to defense costs) under Delaware law. However, to the best of the Examiner's knowledge, The officers and directors have not paid anything of value to the third party claimants or otherwise incurred any present pecuniary liability for which their indemnity could be invoked against the Debtor, except perhaps for payment of legal defense fees. Under these circumstances, should the Court determine to confirm the proposed Plan, section 502(e)(1 )(B) of the Bankruptcy Code will cause a disallowance of any claim for contribution or indemnity that the officers and directors might file to the extent that they have not themselves already incurred loss. In re Wedtech Corp., 85 B.R. 285, 290 (Bankr. S.D.N.Y. 1988) (disallowing pursuant to section 502(e)(1 )(B) of the Code contingent claims for indemnity that were filed by a debtor's former officers and directors). See also In re Drexel Burnham Lambert Group, Inc., 148 B.R. 982, 987 (Bankr. S.D.N.Y. 1992) (disallowing under Code section 502(e)(1 )(B) an underwriter's claim against an issuer-debtor because the claim was a "contingent claim for reimbursement on which the debtor and the Claimants are co-liable").

            2. The non-debtor has contributed substantial assets to the reorganization.

                  This factor militates against granting the Third Party Release. The officers and directors and other proposed releasees are contributing nothing of pecuniary value to the reorganization pot. Thus, one of the principal reasons for overriding the prohibitions of section 524(e) of the Code does not exist here.(7)

            3. The injunction is essential to reorganization. Without it, there is little likelihood of success.

                  As noted, the Third Party Release can easily be carved out of the Plan without impacting on the Plan's economics. The senior and subordinated creditors will still receive the controlling common stock and new warrants in the reorganized Debtor, whether or not there is a release. The old officers and directors will not continue in their present positions with the

----------
(7) Following the Leslie Fay reasoning, this Court could nonetheless grant complete releases to the officers and directors for their post-petition activities on public policy grounds, although such releases may be of little moment, given the short duration of these cases under the aegis of the court.

                  reorganized Debtor. Accordingly, any ensuing litigation will not cause substantial disruption to the reorganized Debtor's ongoing business.

            4. A substantial majority of the creditors agree to such injunction; specifically, the impacted class (or classes) has "overwhelmingly voted to accept the proposed plan treatment." While the creditor classes have voted overwhelmingly to accept the Plan, the holders of the Series B Preferred have rejected the Plan. The largest holder in this preferred class, Elliott, will lose Rule 10b-5 and common law claims against the officers and directors if The Third Party Release is approved. Additionally, the common shareholders will lose their Rule 10b-5 claims that are the subject of the several class actions pending in the Eastern District of New York. Thus, this factor cannot be said to militate in favor of granting the Third Party Release.

            5. The plan provides a mechanism for the payment of all or substantially all of the claims of the class or classes affected by the injunction.

                  This factor weighs decidedly against granting the Third Party Release. First, under The Plan the preferred stockholder classes will not receive even a fraction of their initial investment. They are to receive warrants whose strike price will be set at a level (approximately $400 million in enterprise value) which requires that the creditor classes be paid in full before such warrants have any value. Second, as concluded earlier in this Report, the Estate's claims against the officers and directors are of doubtful worth. Were those claims stronger, one could conclude that any recoveries thereon, which would be paid into the general pot of creditor recoveries under the Plan, should take precedence over the third party claims. This would be especially so because of the D&O insurance, the proceeds of which (if available notwithstanding the "insured versus insured" exclusion) should properly go to the Estate to be distributed to creditors in their strict order of priority. Here, however, because the Estate's claims are not strong, and because of "insured versus insured" coverage issues, the third party claims, if valid, will likely have the only call on the D&O policy proceeds. To cut off the third party claims by means of the Third Party Release would deprive these classes of preferred shareholders (as well as common shareholders on whose behalf the pending class actions have been brought) of virtually the only avenue available to them to recover meaningful value in these cases.

      For all the foregoing reasons, the Examiner recommends that this Court deny confirmation of any plan that contains the Third Party Release as presently drafted. It may be that upon further negotiation the parties can arrive at a third party release that is satisfactory to all the impaired constituencies. For example, the parties might agree on a release that is limited to a claim in excess of any D&O insurance coverage that is applicable under the policies. However, such resolution should be left to the parties themselves to negotiate.

Dated:  New York, New York
        November 9, 1998

                                   Respectfully submitted,

                                   /s/ Harrison J. Goldin


                                   -------------------------------------
                                   Harrison J. Goldin
                                   Goldin Associates, L.L.C.
                                   767 Fifth Avenue
                                   New York, New York 10153
                                   (212) 593-2255

WINTHROP, STIMSON, PUTNAM
& ROBERTS

By: /s/ Richard L. Epling
    ----------------------------------
    Richard L. Epling (RE-9302)
    Stephen A. Weiner (SW-7829)
    One Battery Park Plaza
    New York, New York 10004
    (212) 858-1000

    Counsel to the Examiner

                      ACCOUNTING FOR PURCHASE TRANSACTIONS

Relevant Accounting Literature with respect to Purchase Transactions

The accounting principles applied to this dispute by Cityscape Corp. ("Cityscape" or the "Company.") and KPMG Pear Marwick LLP) ("KPMG") arc as follows:

o     Accounting Principles Board ("APB") No. 16, "Business Combinations"

o Emerging Issues Task Force ("EITF") Issue No. 87-11, "Allocation of Purchase Price to Assets to Be Sold"

o EITF Issue No. 86.24, "Third Party Establishment of Collateralized Mortgage Obligations" ("CMO")

o Auditing and Accounting Guide ("AAG") -- "Bank, and Savings Institutions", Chapter 8, "Mortgage Banking Activities and Loan Sales"

o Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights"

o     EITF Issue No. 84-21, "Sale of a Loan with a Partial Participation
      Retained"

o     SFAS No. 65, "Accounting for Certain Mortgage Banking Activities"

o EITF Issue No. 88-11, "Allocation of Recorded Investment When a Loan or Part of a Loan is Sold"

o Mortgage - Backed Securities Products, Analyses, Trading by William W. Bartlett (NYIF Corp., Simon & Schuster, Inc., and Prentice Hall. New Jersey, 1989).

o Financial Reporting Standard ("FRS") 7 [United Kingdom {"UK"}] --"Fair Values in Acquisition Accounting"

Cast for Recognition of Gains

Cityscape believes that its financial statements, as restated, comport with GAAP. As set forth below, the accounting originally applied equally comported with GAAP; and Cityscape believes that either accounting treatment has support as to its reasonableness. Eased on his review of the relevant accounting literature and the documents provided to him and his staff Daniel V. Dooley,: partner of PricewaterhouseCoopers LLP ("PwC"), concurs with this conclusion.

                                    EXHIBIT A

The relevant accounting literature supporting the recognition of gains are as follows:

APB No. 16, "Business Considerations", paragraph 88 allows for post acquisition recognition of a reasonable profit" on sale of businesses stock in trade, in this instance, mortgage loan products. The gain is calculated by valuing the interest only ("I/O") product created and retained, both to compute the reciprocal basis in the creation of the mortgage pass through security ("MPTS") sold and to comport with EITF 86-24, 84-21, SFAS No. 122 and EITF 88-11. Specifically, in respect of inventory; which is the nature of the whole mortgage loans acquired in the Heritable and J&J business combinations to be sold as mortgage products by Cityscape, APB 16, paragraph 88(c) provides the applicable guidance. Cityscape's whole mortgage loans are "raw materials", as defined by APB 16, paragraph 88 (c)(3), to be used by the Company in the production of mortgage products, and as such should be valued at, "...current replacement costs." Such costs would be par, which is the value of similar new loans originated or purchased in the UK market. Even if such loans were deemed to be "work in process", according to APB 16, paragraph 88 (c) (2), their value would be:" ...estimated selling price of the finished goods less the sum of (a) costs to complete, (b) costs of disposal, and (c) a reasonable profit allowance for the completing and selling effort of the acquiring corporation based on profits for similar finished goods." In the mortgage banking business, given the nature of the transactions, interest rate and market differentials, the creation of value in the residual tranche, and the value of creating and securitizing the mortgage products, the "reasonable profit allowance" as defined by APB No. 16 would be the gain achieved by Cityscape.

EITF Issue No. 86-24, "Third-Party Establishment of Collateralized Mortgage Obligations" is applicable to the Cityscape transaction. It addresses this issue: "A financial institution sells mortgage loans to an unrelated third party that then uses the mortgages as collateral to issue...CMOs...Other than the responsibility to replace any mortgages that are deemed to have any eligibility defects, the financial institution is not at risk with respect to the mortgages...As part of the transaction, the financial institution acquires the right to receive a defined portion of the total payments received from the mortgages in excess of the amount required to service the CMOs (hereafter referred to as the residual interest). The issue is whether the transaction represents a sale of mortgages from the viewpoint of the financial institution, and if it does represent a sale whether the present value of the expected residual cash flows...can be included in the computation of gain or loss on the sale." EITF 86-24 further provides: "...the sale of mortgages to an unrelated third party under [this] condition. ..should be accounted for as a sale by the financial institution. Any gain or loss from the sale, including the present value of the residual interest if it can be reliably estimated, should be recognized in the period in which the transaction occurs."

AAG -- Banks and Savings Institutions at Chapter 8 first addresses at 3.12 what "market value" should be used for the whole mortgage loans at acquisition date. At such time the whole loans were held for investment but planned to be sold in part. In this context, AAG 8.12 states: "...Uncommitted loans should be valued based on the market in which the institution normally operates." Even if treated as committed to sale (as whole loans), AAG 8.12 requires: "Committed loans should be valued based on actual commitment price." Either way, the accounting evidence of J&J, Heritable and Cityscape is that the mortgage loans, acquired as whole loans, were priced and valued in the appropriate market at only par (net book value), hence fair value.

AAG 8.18 specifically prescribes when a transaction can be recorded to account for a sale of loans or mortgage products, as follows: "...gains however, should not be recognized before the closing of the sale, that is, when title has passed and, ... there are no significant unresolved contingencies." In the case of Cityscape, this occurred after the acquisitions were completed at the time of the sale of the loan, into the Greenwich facility,

SFAS No. 122, "Accounting for Mortgage Servicing Rights", specifically describes the "economic events" that can create gains from sales of mortgage loans at paragraph 31, as follows: "...A mortgage banking enterprise can create additional value by purchasing or originating mortgage loans in one market and packaging them for sale in another market, comparable to buying at wholesale and selling retail. For example, a mortgage banking enterprise may originate mortgage loans with contractual interest of 10 percent, pool those mortgage loan, and sell the pool at par to yield 9 percent. An investor would be willing to receive 9 percent on its investment because... it has acquired a passive investment in a pool of mortgage loans." This is just a simple example of how increased value, post acquisition, can be created by a mortgage banking business. In the subject Cityscape transactions, the gains were created by: (1) pooling of the loans; (2) creation of the MPTS; (3) credit enhancement of the MPTS by subordination of the I/O cash flow strip; and the (4) creation of a residual interest in the form of a mortgage servicing receivable. In the rating agency's judgment, Cityscape's servicing capability uniquely enabled it to produce the transactions that created the gain.

EITF Issue No. 84-21, "Sale of a Loan with a Partial Participation Retained" provides guidance for the concept of gain recognition when new mortgage products are created as follows: "An enterprise sells a loan to pay a yield below the face rate of the loan, thereby retaining a share in the interest income over the period that the loan remains outstanding. The enterprise also retains the servicing rights as well as the excess interest. The issue is whether the present value of the estimated future interest income stream should be recognized immediately in calculating gain or loss on the sale...Several Task Force members stated that immediate gain recognition is the redomninant practice [and]...gain recognition is required by existing literature (SFAS No. 65 and the Audit and Accounting Guide for Savings and Loans)..."

EITF Issue No. 88-11, "Allocation of Recorded investment When a Loan is Part of a Loan is Sold" then specifically addresses how to allocate cost basis between the MPTS (principal and interest) and the I/O products, stating: "...an enterprise that sells, the right to receive...a portion of either or both [of the interest payments and principal payments]...should allocate the recorded investment in that loan between the portion of the loan sold and the portion retained based on the relative fair values of those portions on the date the loan was acquired." Mr. Dooley's interpretation of the facts of the case support Cityscape's actions. The Company accounted for cost basis in this matter and conformed with the separate guidance provided in EITF 86-24, since the residual interest (I/O) value is the gain, when the MPTS is sold for essentially the same amount as the original purchase price of the whole loans.

The text "Mortgage-Backed Securities" by William Bartlet recognizes the creation of new value in relationship to the present value of the cash flow streams generated by the new securities in Chapter 6: "The price of any mortgage backed security ("MBS") is the present value of the future stream of cash flows generated by the security" and lists some of these mortgage products created out of the original whole loans as principal only ("P/O") and I/O strips, CMOs and Residuals. Bartlet defines the earnings process for the mortgage banker trading in such mortgage products in Chapter 2 at p. 78: "The sale of mortgage loans [and mortgage products] produces a net gain or loss equal to the sum of (1) the difference between the principal amount of the loans and the net price at which the loans are sold (the cash gain or loss on sale) and (2) the present value of the difference between the gross mortgage interest rate collected by the mortgage banker from the borrowers and the pass-through interest rate collected by the mortgage banker from the borrower and the pass-through interest rate remitted to the purchaser of the loans, net of a normal servicing spread."

Cityscape also conformed to UK GAAP. FRS 7 requires: "Changes in the assets and liabilities resulting from the acquirer's intention or from events after the acquisition should be dealt with as post-acquisition items."

Case for Restatement

Citing EITF Issue No. 87-11, "Allocation of Purchase Price to Assets to Be Sold" or an inability to support the estimates of the future I/O cash flow stream, KMPG compelled Cityscape to restate its acquisition accounting and previously issued 10-Q. The effect of this restatement was to reverse the gain on sale and allocate this excess of proceeds over carrying value of the sold MPTS (or conversely, the present value of the residual I/O) as a credit (reduction) to recorded goodwill.

The accounting issue at the heart of the restatement is embodied in a general principle stated in APB No. 16, "Business Combinations", paragraph 87, ...An acquiring corporation should allocate the cost of acquired company to assets acquired...normally equal to their fair values at date of acquisition... Independent appraisal may be used as an aid in determining the fair values of some assets and liabilities. Subsequent sales of assets may also provide evidence of value." More specifically, KPMG cites EITF 87-11, consensus point no. 5; "...Issue. An enterprise (Company A) acquires another enterprise...in a business combination accounted for as a purchase...Company A's intent is to keep the majority of Company B's operations and sell within one year Subsidiary S, an operating unit that represents the remainder of Company B. Company A will use the proceeds from the sale to reduce the debt incurred to finance the acquisition of Company B...[Should] the difference between the selling price and carrying amount of Subsidiary S retroactively adjust the purchase price allocation of Company B or be reflected as income at the date of sale?..." The answer in EITF 87-11 relied on by KPMG is: "...The difference between the carrying amount of Subsidiary S at the date of sale and the proceeds from the sale usually should result in a reallocation of the purchase price of Company B based on those sales proceeds..."

EITF 87-11 is inapplicable to Cityscape's accounting issue. EITF 87-11 specifically limits its guidance to: "...net assets held for sale that constitute a line of business or a portion of a line of business as defined by APB Opinion 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business"...Those net assets may be in the form of a subsidiary, a division, or a department provided that its assets, results of operations, and activities can be clearly distinguished, both physically and operationally, and also for financial reporting purposes from the other assets, results of operations, and activities of the purchased entity..." The loans used by Cityscape to create and subsequently sell the MPTS and create the residual interest in the form of a mortgage servicing receivable clearly are not a subsidiary, division, department or any form of identifiable operation. EITF
87.11 does not apply.

      The rule of 78s is an accelerated method of calculating interest. Under this rule (which gets its name from the fact that the sum of the values from 1 through 12 is 78), you'll pay more interest during the early years of the loan than you would with an equivalent simple-interest loan. Since more of each payment is going toward interest, less is going toward principal. As a result, the payoff during the early periods of a rule of 78s loan will be higher than it would be if Interest were calculated in the traditional way.

To calculate the payoff for a rule of 78s loan, begin by calculating the total interest you'll pay over the life of the loan. To do this, multiply the number of payments by the term, then subtract the principal from the result. For example if you borrowed $2500 and are paying $77.41 a month for 48 months, you'll pay a total of (77.4lx48)-2500=$3715.88-2500=$$1215.88 in interest.

Next, calculate the sum of the digits in the life of the loan. For example, if the term of the loan is 48 months, you'd add 1,2,3,4, and so forth, all the way to 48. (Fortunately, there's an easy way to do this: Add 1 to the final value, and multiply by 1/2 of the final value. For example, to sum the values from 1 to 48, you'd multiply 48+1=49 by 48/2=24. The result--49x24=1176--is the sum of the digits).

Once you've calculated these two values, calculate the total amount of interest you'll have paid by the time of the payoff. To do this, subtract 1 from the payoff period and divide by 2. Then subtract that result from the term of the loan. Multiply the result of the subtraction by the payoff period. Divide the result of the multiplication by the sum of the digits. Then, multiply the result of the division by the total interest. For example, to calculate the rule of 78s payoff of our example loan after the 10th payment, you'd proceed as follows:

1.  (10-1)/2=4.5

2.  48-4.5=43.5

3.  43.5x10=435

4.  435/1176-.369898

5.  .369898x1215.88=$449.75

After you've calculated the total amount of the interest you'll have paid by the time of payoff (In this case, $449.75), calculate the total amount of the payments you'll have made up to that point. To do that, simply multiply the payoff period by the periodic payment. In this case, the result if 10x$77.41=$774.10. Then subtract the result of the interest calculation. The result of that subtraction---in this case, $774.10-$449.75=$324.39--is the amount of principal you'll you'll have paid. Finally, subtract the result of that subtraction from the amount borrowed. The result--in this case, $2500-$324.39=$2175.61--is the payoff amount. The payoff on an identical simple-interest loan would be $2135.57--over $40 less than the payoff for the rule of 78s loan.

                                    EXHIBIT B

----------------------------------------------------------------
Loan Amount in British pounds                   (pound)15,000.00
@ exchange rate of 1.661                        @ 2:30pm 11/4/98
----------------------------------------------------------------

----------------------------------------------------------------
Loan Amount in US dollars                             $24,915.00
Annual Rate                                               9.000%
Term in Years                                                 20
----------------------------------------------------------------

                                                                                        Variance                Variance as
----------            Simple interest                               Rule of 78s    simple interest vs.         a percent of
$24,915.00                 payoff             Years                    payoff       Rule of 78s Payoff          O/S balance
---------------------------------------------------------------------------------------------------------------------------
                          24,448.41             1                    25,035.60                  587.18                2.40%
                          23,938.06             2                    25,012.36                1,074.30                4.49%
                          23,379.53             3                    24,845.31                1,465.48                6.27%
                          22,769.23             4                    24,534.43                1,765.19                7.75%
                          22,101.36             5                    24,079.72                1,978.36                8.95%
                          21,370.84             6                    23,481.18                2,110.35                9.87%
                          20,571,78             7                    22,738.82                2,167.04               10.53%
                          19,697.77             8                    21,852.64                2,154.86               10.94%
                          18,741.78             9                    20,822.63                2,080.85               11.10%
                          17,696.10            10                    19,648.79                1,952,69               11.03%
                          16,552.33            11                    18,331.13                1.778,79               10.75%
                          15,301.27            12                    16,869.64                1,568.37               10.25%
                          13,932.85            13                    15,264.32                1,331.47                9.56%
                          12,438.06            14                    13,515.18                1.079,12                8.68%
                          10,798.87            15                    11,622.22                  823.35                7.62%
                           9,008.09            16                     9,585.43                  577.33                6.41%
                           7,049.33            17                     7,404.81                  355.48                5.04%
                           4,906.82            18                     5,080.38                  173,55                3.54%
                           2,563.33            19                     2,612.10                   48.77                1.90%
                               0.00            20                         0.00                   (0.00)

----------------------------------------------------------------
Loan Amount in British pounds                   (pound)15,000.00
@ exchange rate of 1.661                        @ 2:30pm 11/4/98
----------------------------------------------------------------

----------------------------------------------------------------
Loan Amount in US dollars                             $24,915.00
Annual Rate                                              18.000%
Term in Years                                                  4
----------------------------------------------------------------

                                                                                        Variance                Variance as
                      Simple interest                               Rule of 78s    simple interest vs.         a percent of
$24,915.00                 payoff             Years                    payoff       Rule of 78s Payoff          O/S balance
                      -----------------------------------------------------------------------------------------------------
                          20,244.25             1                    20,562.50                  318.25                1.57%
                          14,659.82             2                    14,959.17                  299.35                2.04%
                           7,982.96             3                     8,105,00                  122.04                1.53%
                              (0.00)            4                        (0.00)                  (0.00)

----------------------------------------------------------------
Loan Amount in British pounds                   (pound)15,000.00
@ exchange rate of 1.661                        @ 2:30pm 11/4/98
----------------------------------------------------------------

----------------------------------------------------------------
Loan Amount in US dollars                             $24,915.00
Annual Rate                                               9.000%
Term in Years                                                 30
Monthly Payment                                          $200.47
----------------------------------------------------------------

                                                                                        Variance                Variance as
----------            Simple interest                               Rule of 78s    simple interest vs.         a percent of
$24,915.00                 payoff             Years                    payoff       Rule of 78s Payoff          O/S balance
---------------------------------------------------------------------------------------------------------------------------
                          24,744.78             1                    25,602.94                  858.16                3.47%
                          24,558.60             2                    26,186.16                1,627.56                6.63%
                          24,354.94             3                    26,664.65                2,309.71                9.48%
                          24,132.19             4                    27,038.43                2,906.24               12.04%
                          23,888.54             5                    27,307.49                3,418.95               14.31%
                          23,622.03             6                    27,471.83                3,849.80               16.30%
                          23,330.52             7                    27,531.45                4,200.93               18.01%
                          23,011.67             8                    27,486.34                4,474.68               19.45%
                          22,662.90             9                    27,336.52                4,673.62               20.62%
                          22,281.42            10                    27,081.98                4,800.56               21.55%
                          21,864.15            11                    26,722.72                4~858.57               22.22%
                          21,407.75            12                    26,258.74                4,851.00               22.66%
                          20,908.52            13                    25,690.04                4,781.52               22.87%
                          20,362.47            14                    25,016.62                4,654.15               22.86%
                          19,765.19            15                    24,238.48                4,473.29               22.63%
                          19,111.88            16                    23,355.62                4,243.74               22.20%
                          18,397.29            17                    22,368.04                3,970.75               21.58%
                          17,615.67            18                    21,275.74                3,660.07               20.78%
                          16,760.72            19                    20,078.72                3,318.00               19.80%
                          15,825.58            20                    18,776.98                2,951.41               18.65%
                          14,802.71            21                    17,370.52                2,567.82               17.35%
                          13,683.89            22                    15,859.34                2,175.46               15.90%
                          12,460.11            23                    14,243.45                1,783.33               14.31%
                          11,121.54            24                    12,522.83                1,401.29               12.60%
                           9,657.40            25                    10,697.49                1,040.09               10.77%
                           8,055.91            26                     8,767.43                  711.52                8.83%
                           6,304.20            27                     6,732.65                  428.46                6.80%
                           4,388.15            28                     4,593.16                  205.00                4.67%
                           2,292.38            29                     2,348.94                   56.56                2.47%
                               0.00            30                         0.00                  (0.00)

         Exhibit C to Debtors' First Amended Joint Disclosure Statement
                 Pursuant to Section 1125 of the Bankruptcy Code

                  Unaudited Proforma Consolidated Balance Sheet
                       and Projected Financial Information

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

The Unaudited Pro Forma Consolidated Balance Sheet presented below is based upon the historical consolidated financial position of the Debtors as of November 30, 1998. The pro forma adjustments made to the historical consolidated balance sheet (based on the assumptions set forth below) give effect to the Reorganization as if that entire series of transactions, including the issuance of the New Common Stock to the holders of the Old Senior Notes, the Old Subordinated Debentures, and the Trade Creditors had occurred on November 30, 1998. In addition, since the Reorganization is to be effectuated through a plan of reorganization under chapter II of the Bankruptcy Code, the provisions of the American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7. (Financial Reporting by Entities in Reorganization under the Bankruptcy
Code), which require the application of fresh start reporting, have been reflected in the pro forma consolidated balance sheet as of November 30, 1998. The pro forma consolidated balance sheet is unaudited and was derived by adjusting the historical balance sheet of the Debtors for certain transactions as described in the respective notes thereto. THIS PRO FORMA BALANCE SHEET IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE FINANCIAL CONDITION OF THE DEBTORS HAD THE TRANSACTIONS DESCRIBED THEREIN BEEN CONSUMMATED ON THE DATE INDICATED AND ARE NOT INTENDED TO BE PREDICTIVE OF THE FINANCIAL CONDITION OF THE DEBTORS AT ANY FUTURE DATE.

The pro forma adjustments are based on available information and certain assumptions that the Debtors believe are reasonable under the circumstances. The Unaudited Pro Forma Consolidated Balance Sheet and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Debtors, including the notes thereto, and the other information pertaining to the Debtors appearing elsewhere in this Disclosure Statement. In addition, the independent auditors of Cityscape and CSC have neither examined nor compiled the Unaudited Pro Forma Consolidated Balance Sheet and accordingly assume no responsibility for it. The Projections (defined below) were prepared based upon the Debtors' unaudited financial information as of November 30, 1998; the 1998 year-end audit had not been completed as of the time the Projections were prepared. Consequently. the actual audited operating results and financial information for the Debtors may materially differ from the unaudited financial information upon which the Projections are based because of, among other things, adjustments. if any, resulting from completion of a 1998 year-end audit of the Debtors.

                                                                                               Adjustments For         After
                                                  Cityscape          Adjs         Historical   Reorganization      Reorganization
                                                  ---------          ----         ----------   --------------      --------------
Assets
   Cash And Cash Equivalents                      21,097,725                      21,097,725      (5,000,000)   1     16,097,725
   Cash Held In Escrow                            20,912,690                      20,912,690                          20,912,690
   Mortgage Servicing Receivables                  7,617,021      (7,617,021)             --              --                  --
   Trading Securities                             76,217,559     (42,556,629)     33,660,930                          33,660,930
   Mortgages Held For Sale, Net                  131,243,357         805,700     132,049,057                         132,049,057
   Mortgages Held For Investment, Net              4,805,700      (4,805,700)             --              --
   Equipment And Leasehold Improvements, Net       1,455,558      (1,417,558)         38,000                              38,000
   Investment In Discontinued Operations, Net     13,289,902                      13,289,902                          13,289,902
   Income Tax Receivable                           2,165,698                       2,165,698                           2,165,698
   Reorganization Value
   Other Assets                                   14,615,720      (3,420,619)     11,195,101              --          11,195,101
                                                ------------     -----------    ------------    ------------         -----------
   Total Assets                                  293,420,930     (59,011,827)    234,409,103      (5,000,000)        229,409,103
                                                ------------     -----------    ------------    ------------         -----------
Liabilities
   Warehouse Financing Facilities                112,636,623                     112,636,623                         112,636,623
   Accounts Payable And Other Liabilities         83,605,057       4,730,334      88,335,391     (46,411,517)   2     41,923,874
   Allowance For Loan Losses                       7,617,021      (7,617,021)             --                                  --
   Income Taxes Payable                              284,218                         284,218                             284,218
   Old Senior Notes                              300,000,000                     300,000,000    (300,000,000)   3
   Old Subordinated Debentures                   129,620,000              --     129,620,000    (129,620,000)                 --
                                                ------------     -----------    ------------    ------------         -----------
   Total Liabilities                             633,762,919      (2,886,687)    630,876,232    (476,031,517)        154,844,715

Equity (Deficit)
   Old Cityscape Common Stock                        649,489                         649,489        (649,489)   5             --
   Old Cityscape Preferred Stock                          52                              52             (52)   5             --
   Treasury Stock                                   (175,000)                       (175,000)        175,000    5             --
   New Common Stock                                                                       --         128,000    5        128,000
   Additional Paid-In Capital                    175,304,103                     175,304,103         346,541    5    175,650,644
   Retained Earnings (Accumulated Deficit)      (516,120,633)    (56,125,140)   (572,245,773)    471,031,517    6             --
                                                ------------     -----------    ------------    ------------         -----------
   Total Stockholders Equity (Deficit)          (340,341,989)    (56,125,140)   (396,467,129)    471,031,517          74,564,388
                                                ------------     -----------    ------------    ------------         -----------
   Total Liabilities and Equity (Deficit)        293,420,930     (59,011,827)    234,409,103      (5,000,000)        229,409,103
                                                ------------     -----------    ------------    ------------         -----------

                                                Adjustments For
                                                  Fresh Start
                                                   Reporting            Pro Forma
                                                   ---------            ---------
Assets
   Cash And Cash Equivalents                                            16,097,725
   Cash Held In Escrow                                                  20,912,690
   Mortgage Servicing Receivables                                               --
   Trading Securities                                                   33,660,930
   Mortgages Held For Sale, Net                                        132,049,057
   Mortgages Held For Investment, Net
   Equipment And Leasehold Improvements, Net                                38,000
   Investment In Discontinued Operations, Net                           13,289,902
   Income Tax Receivable                                                 2,165,698
   Reorganization Value                           (11,359,790)         (11,359,790)
   Other Assets                                            --           11,195,101
                                                 ------------          -----------
   Total Assets                                   (11,359,790)         218,049,313
                                                 ------------          -----------

Liabilities
   Warehouse Financing Facilities                                      112,636,623
   Accounts Payable And Other Liabilities                               41,923,874
   Allowance For Loan Losses                                                    --
   Income Taxes Payable                                    --              284,218
   Old Senior Notes                                                             --
   Old Subordinated Debentures                             --                   --
                                                 ------------          -----------
   Total Liabilities                                       --          154,844,715

Equity (Deficit)
   Old Cityscape Common Stock                                                   --
   Old Cityscape Preferred Stock                                                --
   Treasury Stock                                                               --
   New Common Stock                                                        128,000
   Additional Paid-In Capital                    (112,574,046)   7      63,076,598
   Retained Earnings (Accumulated Deficit)       (101,214,256)   7     101,214,256
                                                 ------------          -----------
   Total Stockholders Equity (Deficit)            (11,359,790)          63,204,598
                                                 ------------          -----------
   Total Liabilities and Equity (Deficit)         (11,359,790)         218,049,313
                                                 ------------          -----------

(1) To record estimated fees and expenses consisting of estimated financing costs, severance, and professional fees.

(2) To record the elimination of interest accrued on the Old Senior Notes and Old Subordinated Debentures and the extinguishment of other liabilities subject to compromise.

(3)   To record the extinguishment of Old Senior Notes.

(4)   To record the extinguishment of Old Subordinated Debentures.

(5) To reflect the issuance of New Common Stock and the cancellation of Old Cityscape Common Stock. Old Cityscape Preferred Stock and treasury stock.

(6) To record the net gain on forgiveness of debt and additional reorganization expenses, as detailed below:

          Gain on Forgiveness of Debt:
            Extinguishment of Old Senior Notes........................ $300,000
            Extinguishment of Old Subordinated Debentures.............  129,620
            Elimination of accrued interest and
               liabilities subject to compromise......................   46,411
                                                                       --------
            Net gain on forgiveness of debt...........................  476,031
            Reorganization expenses...................................   (5,000)
                                                                       --------
            Total change in retained earnings......................... $471,031
                                                                       ========

(7) To eliminate historical deficit and reflect fresh start adjustments (pursuant to SOP 90-7) related to the reorganization value of the Reorganized Company.

The Debtors propose to account for the reorganization and the related transactions using the principles of fresh start reporting as required by SOP 90-7. The Debtors have estimated a range of reorganization values between approximately $80 million and $90 million. For purposes of determining reorganization value, the Debtors have used $84 million. Reorganization value, as defined in SOP 90-7, generally approximates the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay' for the assets immediately after the restructuring. Asset valuations were assessed with respect to the following criteria: (i) the Debtors' historical cost basis in the underlying assets; (ii) underlying liquidity and cash flow characteristics of the assets; and (iii) the mark-to-market value of the assets as determined under various sale and liquidation scenarios. These criteria contain significant subjective components, which the Debtors did not independently verify. The foregoing criteria then were applied to the Debtors' financial forecast included elsewhere in this Disclosure Statement. See "Projected Financial Information." The valuation takes into account the following factors, not listed in order of importance:

      (i) The Debtors' emergence from chapter 11 proceedings pursuant to the Plan as described herein is assumed to occur on or about May 31, 1999.

      (ii) That all transactions contemplated by the Plan will be consummated by the Effective Date.

      (iii) That general financial and market conditions as of the assumed Effective Date of the Plan will not differ materially from those prevailing as of the date of this Disclosure Statement.

The Debtors estimate that the Reorganized Company will have net assets with an approximate carrying value of $68 million consisting of unencumbered assets of approximately $84 million less liabilities (excluding funds held in escrow) of approximately $16 million at the Effective Date.

The amount of stockholders' equity in the fresh start balance sheet is not an estimate of the trading value of the New Common Stock after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. Neither the Debtors nor their financial advisors make any representation as to the trading value of the shares to be issued under the Plan.

                         PROJECTED FINANCIAL INFORMATION

The following Projections (as defined below) were prepared by Cityscape and CSC. based upon, among other things, the anticipated future financial condition and results of operations of the Reorganized Company.

Cityscape and CSC do not generally publish their business plans and strategies or make external projections of their anticipated financial position or results of operations. Accordingly, after the Effective Date, the Reorganized Company does not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation in March 1999 or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Reorganized Company' does not intend to update or revise the Projections to reflect changes in general economic or industry conditions. However, Reorganized Cityscape's regular quarterly and annual financial statements, and the accompanying discussion and analysis, contained in Reorganized Cityscape's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, will contain disclosure concerning Reorganized Cityscape's actual financial condition and results of operations during the period covered by' the Projections.

The Projections were not prepared with a view toward general use, but rather for the limited purpose of providing information in conjunction with the Plan. Accordingly, the Projections were not intended to be presented in accordance with the published guidelines of the American Institute of Certified Public Accountants regarding financial projections, nor have they been presented in lieu of pro forma historical financial information, and accordingly, are not intended to comply with Rule 11-02 of Regulation S-X of the Commission. In addition, the independent auditors of Cityscape and CSC have neither examined nor compiled the Projections and accordingly assume no responsibility for them.

Projected unaudited consolidated statements of operations, balance sheets, and statements of cash flows for the Debtors are included for the six-month period prior to an assumed Effective Date of May 31, 1999. Projected unaudited consolidated financial statements for the Reorganized Company are included for the seven months ending December 31, 1999, and for each twelve month period ending December 31, 2000, 2001, 2002, and 2003.

Additional information relating to the principal assumptions used in preparing the Projections is set forth below. See "Certain Risk Factors" for a discussion of various other factors that could materially affect Reorganized Cityscape's and Reorganized CSC's financial condition, results of operations, businesses, prospects and securities.

For the purpose of providing projected financial information, the Debtors have defined its business as mortgage banking and related operating and investment activities, including but not limited to the origination, ownership, sale, and servicing of mortgage loans.

The Debtors estimate that the Reorganized Company will have net assets with an approximate carrying value of $68 million, consisting primarily of mortgage residual certificates, receivables related to such certificates and cash.

It is assumed that the Reorganized Company will invest such cash and operate its business in such a manner that it will not be required to register as an investment company under the Investment Company Act of 1940, and the rules and regulations thereunder. While a plan as to the use of the Reorganized Company's cash and other assets has not been formed, such assets will be available for general corporate purposes as determined by the Board of Directors of the Reorganized Company, including investments, acquisitions, joint ventures and dividends and other distributions on equity securities, all as determined by the Board of Directors to be in the best interests of the Reorganized Company.

The projected financial statements assume that the Reorganized Company's cash will be invested at an assumed yield of 5% per annum. There are no present plans for the Reorganized Company to pay' dividends on its New Common Stock. Any such dividends will be determined by the Board of Directors of the Reorganized Company' in light of the financial condition, cash flow, results of operations, and legal dividend capacity of the Reorganized Company, and other factors. The Projections assume no payment of dividends throughout the Projection Period. Following the Effective Date, it is expected that the Reorganized Company will invest its available cash and manage its business with a view to maximizing values to holders of its equity securities. It is expected that the Reorganized Company should be able to invest such available cash in a manner which will create higher returns than the 5% rate assumed in the Projections. However, there is no assurance that this will be the case or that such investments, if made, will create returns sufficient to allow the Reorganized Company to pay dividends at any time in the future.

It is expected that the Reorganized Company will reenter the mortgage loan origination business at some time in the future, based on prevailing industry conditions and the general business climate. Because the Reorganized Company will be relatively liquid, it is expected that management of the Reorganized Company will examine various acquisition prospects in the subprime and high-LTV organization and servicing markets. Because of a deterioration of the capital markets supporting the subprime and high-LTV origination businesses, a number of potential acquisition or merger candidates may be available. However, there can be no assurance that the Reorganized Company will identify suitable acquisition or merger candidates, or that if such candidates are identified, acceptable business transactions will be structured and concluded.

Specifically, Aegis Mortgage Corporation ("Aegis") may be a potential acquisition or merger candidate. Aegis is owned solely by D. Richard Thompson, the prospective Chairman and CEO of the Reorganized Company. Aegis is involved principally in the origination and servicing of single-family mortgage loans, concentrating primarily on the conforming marketplace for FHA, VA, and conventional mortgages. In the year concluding December 31, 1998, Aegis originated approximately $875 million of single-family mortgage loans. At December 31, 1998, Aegis serviced approximately $150 million in mortgage loans from its Oklahoma City location. Aegis is headquartered in Houston, Texas, and maintains wholesale and retail production offices in seven states. In 1998, Aegis originated mortgage loans in a total of 28 states.

Aegis may be an attractive acquisition or merger candidate because of its efficient loan production operation and management synergies. The Reorganized Company could expand Aegis's loan production operations through application of capital to support additional branch facilities and warehouse lines.

A number of obstacles could impede the acquisition or merger of Aegis with the Reorganized Company. First, an acquisition or merger with Aegis represents a conflict of interest for Thompson. and if such an acquisition or merger is considered. Thompson would be required not to participate in any discussions or from representing the Reorganized Company with respect to any resulting transaction with Aegis. Accordingly, the Reorganized Company may be at a disadvantage in discussing, structuring or concluding any such transaction. Second, pricing and terms are integral to any acquisition or merger transaction, and there can be no assurance that Aegis and the Reorganized Company can reach agreement on mutually agreeable pricing and terms of any proposed acquisition or merger transaction. Third, the disinterested management and directors of the Reorganized Company may feel that companies with subprime and/or high-LTV origination and servicing operations represent more attractive acquisition or merger candidates than does Aegis.

Within this context the following points represent the major assumptions underlying the attached financial data (the "Projections").

      1. Effective Date and Plan Terms. The Projections assume that the Plan will be confirmed in accordance with its terms, and that all transactions contemplated by the Plan will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Reorganized Company including, but not limited to, higher overhead and operating expenses, and higher reorganization expenses.

      2. General Operating Assumptions. The Reorganized Company is assumed throughout the Projection Period to have no loan production. The loan servicing portfolio is assumed to run-off at a rate of approximately 35% CPR for home equity loans and 20% CPR for Sav-A-Loans.

            The Projections were prepared assuming that the current general economic conditions prevailing today will not change materially during the Projection Period.

      3. Revenue. The following revenue assumptions employed in the Projections are based on the recent historical results of Cityscape and CFC and current conditions in the mortgage lending industry.

            Accretion Income. For the Projection period June 1, 1999 and beyond, the Projections assume that the Home Equity and Say-A-Loan residuals will accrete value as each residual comes closer to generating cash flow.

            Interest Income. Represents interest earned on loans and cash held at the following rates (the Home Equity' Loans and the Sav-A-Loans are for periods prior to and including May 31, 1999, the assumed Effective Date:

                  Home Equity Loans                    9.5%
                  Sav-A-Loans                         13.5%
                  Cash on Hand                           5%

            Servicing Income. Represents the revenue attributable to the Reorganized Company's servicing operations on a cash basis and unadjusted for SFAS No. 122.

      4. Expenses--Salaries and Employee Benefits. The Projections assume that the Reorganized Company will reduce its workforce to be in line with current and projected levels of business activity. The Projections assume that the Debtors will have approximately 40 employees by the Effective Date. In general, salaries and related expenses have been reduced to be in line with the reduced level of business activity.

      5. Other Operating Expenses. Primarily includes expenses for rent, travel and entertainment, telephone and utilities, ordinary course professional fees, supplies, and general insurance. All expense levels are estimated to correspond to the recently reduced levels of business activity.

      6. Income Taxes. Projected income taxes are based on an assumed combined state and federal tax at 40%, applied to income from operations plus cash-flow received from residual interests, adjusted pursuant to specific tax guidelines governing REMIC and owner trust structures. While taxes will accrue and be paid on a quarterly basis, the Projections assume that the Reorganized Company will not have the benefit of net operating loss carry forwards for income tax purposes as all net operating losses will be used to offset gain on forgiveness of debt.

      7. Gain on Forgiveness of Debt. The gain results from the extinguishment of debt in exchange for the issuance of the New Common Stock. The gain is calculated based on a carrying value of the Old Senior Notes and Old Subordinated Debentures on November 30, 1998 (including principal and accrued interest) and the carrying value of other liabilities subject to compromise, principally consisting of future lease obligations with respect to realty and equipment leases.

      8. Fresh Start Accounting. The Projections have been prepared using basic principles of the "fresh start" accounting for the periods after the Effective Date. These principles are contained in SOP 90-7. The fair values of the assets and liabilities of the Reorganized Company (and thus the amount allocable to reorganization expenses in excess of amounts allocated to identifiable tangible and intangible assets, if any) are subject to revision following the results of appraisals and other studies which will be performed after consummation of the Reorganization and the related transactions. The Projections assume that the reorganization value in excess of amounts allocable to identifiable assets, if any, will be amortized over ten years. The amount of stockholders' equity in the Fresh Start balance sheet is not an estimate of the trading value of the New Common Stock after the confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. Neither the Debtors nor their financial advisors make any representations as to the trading value of the shares to be issued under the Plan.

            Financial Projections. Each of the following tables summarizes the Debtor (projections for several distinct periods including:

            a.    The six months ending May 31, 1999;

            b.    The seven months ending December 31, 1999; and

            c. Each of the twelve months ending December 31, 2000, 2001, 2002, and 2003.

            The projections include Projected Consolidated Statements of Operations, Projected Consolidated Balance Sheets (including estimates of the effects of Fresh Start accounting) and Projected Consolidated Statements of Cash Flows.

            CITYSCAPE CORPORATION AND CITYSCAPE FINANCIAL CORPORATION
                 PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                             (AMOUNTS IN THOUSANDS)

                                                                                   The Company
                                                       ---------------------------------------------------------------------
                                                                 Historical
                                                       -------------------------------        Projected         Projected
                                                                            Eleven           Period From       Seven Months
                                                       Year Ended        Months Ended        December 1,          Ending
                                                       December 31,      November 30,          through          December 31,
                                                           1997              1998            May 31, 1999           1999
                                                       ------------      -------------       ------------      -------------
Revenues:
Gain (Loss) On Sale                                          83,366              1,453                 --                 --
Net Unrealized Loss On Valuation Of Residuals              (148,004)           (68,861)                --                 --
Mortgage Origination Income                                   4,849              2,202                 --                 --
Net Interest Income (Expense)                                 2,830            (34,346)             1,739                823
Accretion On Residual Balances                                                   1,800                 --              5,065
Servicing Income                                                745                389              1,383              1,909
Other                                                        20,302                636                 --                 --
                                                       ------------      -------------       ------------      -------------

Total Revenues                                              (36,657)           (96,371)             2,128              7,271

Expenses:
Salaries And Employee Benefits                               41,089             28,276              3,602              2,435
Selling Expenses                                              4,137              4,031              1,800                300
Other Operating Expenses                                     42,085             39,660              3,000              1,100
Provision For Loan Losses                                    12,614              8,728                 --                 --
Restructuring Charge / Non-Recurring Expense                     --             44,422              5,000                 --
                                                       ------------      -------------       ------------      -------------

Total Expenses                                               99,925            125,117             13,402              3,835
                                                       ------------      -------------       ------------      -------------

Earnings (Loss) From Continuing Operations Before
   Income Taxes And Extraordinary Items                    (136,582)          (221,487)           (11,274)             3,436
Income Tax (Benefit) Provision                              (18,077)            (1,845)                --              1,043
                                                       ------------      -------------       ------------      -------------

Earnings (Loss) From Continuing Operations Before
   Extraordinary Items                                     (118,505)          (219,642)           (11,274)             2,393
Earnings (Loss) From Discontinued Operations               (295,846)                --                 --                 --
Gain On Forgiveness Of Debt                                      --                 --            476,032                 --
                                                       ------------      -------------       ------------      -------------

Net Earnings (Loss)                                        (414,351)          (219,642)           464,757              2,393
Old Cityscape Preferred Stock Dividends                         905             20,327                 --                 --
Old Cityscape Preferred - Beneficial Discount                 2,725                 --                 --                 --
Old Cityscape Preferred - Increase In Liquidation
  Preference                                                    918                 --                 --                 --
Old Cityscape Preferred - Default Payments                       --                 --                 --                 --
Net Earnings (Loss) Applicable To Common Stock             (418,899)          (239,969)           464,757              2,393
                                                       ------------      -------------       ------------      -------------

Net Interest Income (Expense) Detail:
Interest Income                                              73,520             11,143              3,657                823
Interest Expense And Fees On Warehouse Credit
  Facilities                                                (70,690)           (45,489)            (1,917)                --
                                                       ------------      -------------       ------------      -------------
Net Interest Income (Expense)                                 2,830            (34,346)             1,739                823
                                                       ------------      -------------       ------------      -------------

                                                                          The Reorganized Company
                                                    ---------------------------------------------------------------------
                                                                     Projected Year Ending December 31,
                                                    ---------------------------------------------------------------------
                                                          2000              2001              2002              2003
                                                    ---------------   ---------------   ---------------   ---------------
Revenues:
Gain (Loss) On Sale                                              --                --                --                --
Net Unrealized Loss On Valuation Of Residuals                    --                --
Mortgage Origination Income                                      --                --                --                --
Net Interest Income (Expense)                                 1,719             1,378             1,299             1,434
Accretion On Residual Balances                                9,269            10,901            12,881            13,999
Servicing Income                                              1,431             1,076               813
Other                                                            --                --                --                --
                                                    ---------------   ---------------   ---------------   ---------------

Total Revenues                                               12,897            13,711            15,256            16,246

Expenses:
Salaries And Employee Benefits                                2,424             2,424             2,424             2,424
Selling Expenses                                                 --                --                --                --
Other Operating Expenses                                      1,200             1,200             1,200             1,200
Provision For Loan Losses                                        --                --                --                --
Restructuring charge / Non-Recurring Expense                     --                --                --                --
                                                    ---------------   ---------------   ---------------   ---------------

Total Expenses                                                3,624             3,624             3,624             3,624
                                                    ---------------   ---------------   ---------------   ---------------

Earnings (Loss) From Continuing Operations Before
   Income Taxes And Extraordinary Items                       9,273            10,087            11,632            12,622
Income Tax (Benefit) Provision                                3,551             3,760             4,455             4,943
                                                    ---------------   ---------------   ---------------   ---------------

Earnings (Loss) From Continuing Operations Before
   Extraordinary Items                                        5,723             6,327             7,177             7,680
Earnings (Loss) From Discontinued Operations                     --                --                --                --
Gain On Forgiveness Of Debt                                      --                --                --                --
                                                    ---------------   ---------------   ---------------   ---------------

Net Earnings (Loss)                                           5,723             6,327             7,177             7,680
Old Cityscape Preferred Stock Dividends                          --                --                --                --
Old Cityscape Preferred - Beneficial Discount                    --                --                --                --
Old Cityscape Preferred - Increase In Liquidation
  Preference                                                     --                --                --                --
Old Cityscape Preferred - Default Payments                       --                --                --                --
                                                    ---------------   ---------------   ---------------   ---------------
Net Earnings (Loss) Applicable To Common Stock                5,723             6,327             7,177             7,680
                                                    ---------------   ---------------   ---------------   ---------------

Net Interest Income (Expense) Detail:
Interest Income                                               1,719             1,378             1,299             1,434
Interest Expense And Fees On Warehouse Credit
  Facilities                                                     --                --                --                --
                                                    ---------------   ---------------   ---------------   ---------------

Net Interest Income (Expense)                                 1,719             1,378             1,299             1,434
                                                    ---------------   ---------------   ---------------   ---------------

            CITYSCAPE CORPORATION AND CITYSCAPE FINANCIAL CORPORATION
                      PROJECTED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             (AMOUNTS IN THOUSANDS)

                                                                        The Company
                                                   ----------------------------------------------------
                                                               Historical
                                                   ----------------------------------
                                                                                           Projected
                                                                                          Pre-Confirm
                                                     December 31,       November 30,         May 31,         Reorganization
                                                         1997               1998              1999            Adjustments
                                                   ---------------    ---------------    ---------------    ---------------
Assets
      Cash And Cash Equivalents                              2,594             21,098             20,137                 --
      Cash Held In Escrow                                   24,207             20,913              7,000                 --
      Mortgage Servicing Receivables                         9,525                 --                 --                 --
      Trading Securities                                   126,475             33,661             33,061                 --
      Mortgages Held For Sale, Net                          93,290            132,049              5,000                 --
      Mortgages Held For Investment, Net                     6,531                 --                 --                 --
      Equipment And Leasehold Improvements, Net              6,058                 38                 38                 --
      Investment In Discontinued Operations, Net            84,232             13,290              6,990                 --
      Income Tax Receivable                                 18,376              2,166              2,166                 --
      Other Assets                                          27,268             11,195             17,195             17,195
                                                   ---------------    ---------------    ---------------    ---------------
      Total Assets                                         398,556            234,409             91,586                 --
                                                   ---------------    ---------------    ---------------    ---------------

Liabilities
      Warehouse Financing Facilities                        77,479            112,637                 --                 --
      Accounts Payable And Other Liabilities                63,428             88,335             69,423            (46,412)
      Allowance For Loan Losses                              4,555                 --                 --                 --
      Income Taxes Payable                                     300                284                284                 --
      Old Senior Notes                                     300,000            300,000            300,000           (300,000)
      Old Subordinated Debentures                          129,620            129,620            129,620           (129,620)
                                                   ---------------    ---------------    ---------------    ---------------

      Total Liabilities                                    575,382            630,876            499,327           (476,032)

Equity (Deficit)
      Old Cityscape Common Stock                               476                649                649               (649)
      Old Cityscape Preferred Stock                             --                  0                  0                 (0)
      Treasury Stock                                          (175)              (175)              (175)               175
      New Common Stock                                          --                 --                 --                128
      Additional Paid-In Capital                           175,477            175,304            175,304           (107,142)
      Retained Earnings (Accumulated Deficit)             (352,604)          (572,246)          (583,520)           583,520
                                                   ---------------    ---------------    ---------------    ---------------
      Total Stockholders Equity (Deficit)                 (176,826)          (396,467)          (407,741)           476,032
                                                   ---------------    ---------------    ---------------    ---------------
      Total Liabilities and Equity (Deficit)               398,556            234,409             91,586                 --
                                                   ---------------    ---------------    ---------------    ---------------

                                                                         The Reorganized Company
                                                   ---------------------------------------------------------------------
                                                      Projected
                                                     Post-Confirm                       December 31,
                                                        May 31,      ---------------------------------------------------
                                                         1999              1999              2000              2001
                                                   ---------------   ---------------   ---------------   ---------------
Assets
      Cash And Cash Equivalents                             20,137            34,387            27,568            25,976
      Cash Held In Escrow                                    7,000             7,000             7,000             7,000
      Mortgage Servicing Receivables                            --                --                --                --
      Trading Securities                                    33,061            37,075            43,605            51,524
      Mortgages Held For Sale, Net                           5,000                --                --                --
      Mortgages Held For Investment, Net                        --                --                --                --
      Equipment And Leasehold Improvements, Net                 38                38                38                38
      Investment In Discontinued Operations, Net             6,990                --                --                --
      Income Tax Receivable                                  2,166                --                --                --
      Other Assets                                           8,195             8,195             8,195             8,195
                                                   ---------------   ---------------   ---------------   ---------------
      Total Assets                                          91,586            86,695            86,406            92,733
                                                   ---------------   ---------------   ---------------   ---------------

Liabilities
      Warehouse Financing Facilities                            --                --                --                --
      Accounts Payable And Other Liabilities                23,011            16,011            10,000            10,000
      Allowance For Loan Losses                                 --                --                --                --
      Income Taxes Payable                                     284                --                --                --
      Old Senior Notes                                          --                --                --                --
      Old Subordinated Debentures                               --                --                --                --
                                                   ---------------   ---------------   ---------------   ---------------

      Total Liabilities                                     23,295            16,011            10,000            10,000

Equity (Deficit)
      Old Cityscape Common Stock                                --                --                --                --
      Old Cityscape Preferred Stock                             --                --                --                --
      Treasury Stock                                            --                --                --                --
      New Common Stock                                         128               128               128               128
      Additional Paid-In Capital                            68,162            68,162            68,162            68,162
      Retained Earnings (Accumulated Deficit)                   --             2,393             8,116            14,443
                                                   ---------------   ---------------   ---------------   ---------------
      Total Stockholders Equity (Deficit)                   68,290            70,684            76,406            82,733
                                                   ---------------   ---------------   ---------------   ---------------
      Total Liabilities and Equity (Deficit)                91,586            86,695            86,406            92,733
                                                   ---------------   ---------------   ---------------   ---------------

                                                        The Reorganized Company
                                                   ---------------------------------
                                                             December 31,
                                                   ---------------------------------
                                                         2002              2003
                                                   ---------------   ---------------
Assets
      Cash And Cash Equivalents                             28,680            33,740
      Cash Held In Escrow                                    7,000             7,000
      Mortgage Servicing Receivables                            --                --
      Trading Securities                                    55,998            58,617
      Mortgages Held For Sale, Net                              --                --
      Mortgages Held For Investment, Net                        --                --
      Equipment And Leasehold Improvements, Net                 38                38
      Investment In Discontinued Operations, Net                --                --
      Income Tax Receivable                                     --                --
      Other Assets                                           8,195             8,195
                                                   ---------------   ---------------
      Total Assets                                          99,911           107,590
                                                   ---------------   ---------------

Liabilities
      Warehouse Financing Facilities                            --                --
      Accounts Payable And Other Liabilities                10,000            10,000
      Allowance For Loan Losses                                 --                --
      Income Taxes Payable                                      --                --
      Old Senior Notes                                          --                --
      Old Subordinated Debentures                               --                --
                                                   ---------------   ---------------
      Total Liabilities                                     10,000            10,000

Equity (Deficit)
      Old Cityscape Common Stock                                --                --
      Old Cityscape Preferred Stock                             --
      Treasury Stock                                            --                --
      New Common Stock                                         128               128
      Additional Paid-In Capital                            68,162            68,162
      Retained Earnings (Accumulated Deficit)               21,620            29,300
                                                   ---------------   ---------------
      Total Stockholders Equity (Deficit)                   89,911            97,590
                                                   ---------------   ---------------
      Total Liabilities and Equity (Deficit)                99,911           107,590
                                                   ---------------   ---------------

            CITYSCAPE CORPORATION AND CITYSCAPE FINANCIAL CORPORATION
                 PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (AMOUNTS IN THOUSANDS)

                                                                                                   The Company
                                                                     ---------------------------------------------------------------
                                                                                Historical
                                                                     -------------------------------    Projected       Projected
                                                                                        Eleven         Period From     Seven Months
                                                                      Year Ended     Months Ended      December 1,        Ending
                                                                     December 31,    November 30,        through        December 31,
                                                                         1997           1998           May 31, 1999         1999
                                                                     ------------    -------------     ------------    -------------
Cash Flow From Operating Activities
Earnings (Loss) From Continuing Operations                              (118,505)       (219,642)        (11,274)          2,393
  Adjustments To Reconcile Net (Loss) Earnings From
    Continuing Operations To Net Cash Used In
    Continuing Operating Activities:
    Depreciation And Amortization                                          2,846           3,168              --
    Income Taxes Payable                                                 (27,528)            (16)             --            (284)
    Gain On Forgiveness Of Debt                                         (476,032)
    Net Unrealized Gain On Securities
    Decrease (Increase) in Mortgage Servicing Receivables                 40,606           9,525              --              --
    Decrease (Increase) in Trading Securities                            (23,276)         92,814             600          (4,015)
    Provision For Losses                                                  12,614           8,728              --              --
    Net Purchases (Sales) Of Securities Under Agreements
      To Resell                                                          154,177
    (Repayment Of) Proceeds From Securities Sold But
      Not Yet Purchased                                                 (152,862)
    Proceeds From Sale Of Mortgages                                    1,637,387         407,138         127,049           5,000
    Mortgage Origination Funds Disbursed                              (1,655,191)       (454,625)
  Other, Net                                                               5,062          55,930         465,031           4,166
                                                                   -------------   -------------   -------------    ------------
Net Cash Provided By (Used In) Continuing Operating Activities          (124,670)        (96,980)        105,375           7,260
Net Cash (Used In) Discontinued Operating Activities                    (177,260)             --              --              --
Net Cash Provided By (Used In) Operating Activities                     (301,930)        (96,980)        105,375           7,260
                                                                   -------------   -------------   -------------    ------------

Cash Flows From Investing Activities
  (Purchases) Sales Of Equipment                                          (5,134)          2,852              --              --
  Sale From Discontinued Operations, Net                                                  70,942           6,300           6,990
  Proceeds From Equipment Sale And Leaseback Financing                     1,776
  Proceeds From Sale Of Available-For-Sale Securities                     18,289
  Proceeds From The Sale Of Mortgage Loans Held For
    Investment                                                            15,248           6,531              --              --

Net Cash Provided By (Used In) Investing Activities                       30,179          80,325           6,300           6,990

Cash Flows From Financing Activities
  Increase (Decrease) In Warehouse Credit Facilities                      (2,749)         35,158        (112,637)             --
  Proceeds From Notes And Loans Payable                                   49,000
  Repayment Of Notes And Loans Payable                                  (161,406)
  Proceeds From Issuance Of Old Cityscape Preferred Stock                 98,250
  Net Proceeds From Issuance Of Old Cityscape Common
    Stock                                                                    221
  Purchase Of Treasury Stock                                                (175)
  Net Proceeds From Issuance Of Old Senior Notes                         290,759              --              --              --
                                                                   -------------   -------------   -------------    ------------
Net Cash Provided By (used In) Financing Activities                      273,900          35,158        (112,637)             --

Net Increase (Decrease) In Cash And Cash Equivalents                       2,149          18,503            (962)         14,250
Cash And Cash Equivalents At The Beginning Of Period                         445           2,594          21,098          20,137
                                                                   -------------   -------------   -------------    ------------
Cash And Cash Equivalents At The End Of The Period                         2,594          21,097          20,136          34,387
                                                                   -------------   -------------   -------------    ------------

                                                                                     The Reorganized Company
                                                                   -------------------------------------------------------------
                                                                                 Projected Year Ending December 31,
                                                                   -------------------------------------------------------------
                                                                        2000            2001           2002             2003
                                                                   -------------   -------------   -------------    ------------
Cash Flow From Operating Activities
Earnings (Loss) From Continuing Operations                                 5,723           6,327           7,177           7,680
  Adjustments To Reconcile Net (Loss) Earnings From
    Continuing Operations To Net Cash Used In
    Continuing Operating Activities:
    Depreciation And Amortization
    Income Taxes Payable
    Gain On Forgiveness Of Debt
    Net Unrealized Gain On Securities
    Decrease (Increase) In Mortgage Servicing Receivables                     --              --              --              --
    Decrease (Increase) In Trading Securities                             (6,530)         (7,919)         (4,474)         (2,619)
    Provision For Losses                                                      --              --              --              --
    Net Purchases (Sales) Of Securities Under Agreements
      To Resell
    (Repayment Of) Proceeds From Securities Sold But
      Not Yet Purchased
    Proceeds From Sale Of Mortgages
    Mortgage Origination Funds Disbursed
  Other, Net                                                              (6,011)             --              --              --
                                                                   -------------   -------------   -------------    ------------
Net Cash Provided By (Used In) Continuing Operating Activities            (6,818)         (1,592)          2,704           5,061
Net Cash (Used In) Discontinued Operating Activities                          --              --              --              --
                                                                   -------------   -------------   -------------    ------------
Net Cash Provided By (Used In) Operating Activities                       (6,818)         (1,592)          2,704           5,061
                                                                   -------------   -------------   -------------    ------------

Cash Flows From Investing Activities
  (Purchases) Sales Of Equipment
  Sale From Discontinued Operations, Net
  Proceeds From Equipment Sale And Leaseback Financing
  Proceeds From Sale Of Available-For-Sale Securities
  Proceeds From The Sale Of Mortgage Loans Held For
    Investment                                                                --              --              --              --
                                                                   -------------   -------------   -------------    ------------

Net Cash Provided By (Used In) Investing Activities                           --              --              --              --
                                                                   -------------   -------------   -------------    ------------

Cash Flows From Financing Activities
  Increase (Decrease) In Warehouse Credit Facilities
  Proceeds From Notes And Loans Payable
  Repayment Of Notes And Loans Payable
  Proceeds From Issuance Of Old Cityscape Preferred Stock
  Nat Proceeds From Issuance Of Old Cityscape Common
    Stock
Purchase Of Treasury Stock
  Net Proceeds From Issuance Of Old Senior Notes                              --              --              --              --
                                                                   -------------   -------------   -------------    ------------

Net Cash Provided By (used In) Financing Activities                           --              --              --              --
                                                                   -------------   -------------   -------------    ------------

Net Increase (Decrease) In Cash And Cash Equivalents                      (6,818)         (1,592)          2,704           5,061
Cash And Cash Equivalents At The Beginning Of Period                      34,387          27,568          25,976          28,680
                                                                   -------------   -------------   -------------    ------------
Cash And Cash Equivalents At The End Of The Period                        27,568          25,976          28,680          33,740
                                                                   -------------   -------------   -------------    ------------

         Exhibit D to Debtors' First Amended Joint Disclosure Statement
                 Pursuant to Section 1125 of the Bankruptcy Code

                              Liquidation Analysis

Chapter 7 Liquidation Analysis

            The "Best Interest Test" under Section 1129 of the Bankruptcy Code requires that each holder of impaired claims or impaired interests receive property with a value not less than the amount such holder would receive in a Chapter 7 liquidation. As indicated above, Cityscape and CSC believe that under the Plan, Holders of Impaired Claims or Impaired Interests will receive property with a value equal to or in excess of the value such Holders would receive in a liquidation of Cityscape and CSC under Chapter 7 of the Bankruptcy Code. The Chapter 7 Liquidation Analysis set forth herein demonstrates that the Plan satisfies the requirements of the "Best Interest Test."

            To estimate potential returns to Holders of Claims and Interests in a Chapter 7 liquidation, Cityscape and CSC determined, as might a Bankruptcy Court conducting such an analysis, the amount of liquidation proceeds that might be available for distribution and the allocation of such proceeds among the Classes of Claims and Interests based on their relative priority. Cityscape and CSC considered many factors and data, including actual sales and market data from Cityscape's and CSC's most recent sales of whole loans and residual interests, which are their two significant types of assets. Cityscape and CSC have assumed that the liquidation of all assets would be conducted in an orderly manner and, as such, the bids received for Cityscape's and CSC's significant assets would be, at most, materially no different from the bids Cityscape and CSC have received from sales and inquiries in recent months. The liquidation proceeds available to Cityscape and CSC for distribution to Holders of Claims against and Interests in Cityscape and CSC would consist of the net proceeds from the disposition of the assets of Cityscape and CSC, augmented by any other cash held and generated during the assumed holding period stated herein by Cityscape and CSC and after deducting the incremental expenses of operating the business pending disposition.

            In general, as to each entity, liquidation proceeds would be allocated in the following priority: (i) first, to the Claims of secured creditors to the extent of the value of their collateral; (ii) second, to the costs, fees and expenses of the liquidation, as well as other administrative expenses of Cityscape's and CSC's Chapter 7 cases, including tax liabilities;
(iii) third, to the unpaid Administrative Claims of the Reorganization Cases;
(iv) fourth, to Priority Tax Claims and other Claims entitled to priority in payment under the Bankruptcy Code; (v) fifth, to Unsecured Claims; (vi) sixth, to Holders of Old Cityscape Preferred Stock; and (vii) seventh, to Holders of Old Cityscape Common Stock. Cityscape's and CSC's liquidation costs in a Chapter 7 case would include the compensation of a bankruptcy trustee, as well as compensation of counsel and other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, Claims arising from the operation of Cityscape and CSC during the pendency of the Chapter 7 cases and all unpaid Administrative Claims incurred by Cityscape and CSC during the Reorganization Cases that are allowed in the Chapter 7 case. The liquidation itself might trigger certain Priority Claims, such as Claims for severance pay, and would likely accelerate or, in the case of taxes, make it likely that the Internal Revenue Service would assert all of its claims as Priority Tax Claims rather than asserting them in due course as is expected to occur under the Reorganization Cases. These Priority Claims would be paid in full out of the net liquidation proceeds, after payment of secured Claims, Chapter 7 costs of administration and other Administrative Claims, and before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Interests.

            The following Chapter 7 liquidation analysis is provided solely to discuss the effects of a hypothetical Chapter 7 liquidation of Cityscape and CSC and is subject to the assumptions set forth herein. There can be no assurance that such assumptions would be accepted by a Bankruptcy Court. The Chapter 7 liquidation analysis has not been independently audited or verified.

Liquidation Value of Cityscape and CSC

            The table below details the computation of Cityscape's and CSC's liquidation value and the estimated distributions to Holders of Impaired Claims and Impaired Interests in a Chapter 7 liquidation of Cityscape and CSC. This analysis is based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of Cityscape and CSC. Accordingly, while the analyses that follow are necessarily presented with numerical specificity, there can be no assurance that the values assumed would be realized if Cityscape and CSC were in fact liquidated, nor can there be any assurance that a Bankruptcy Court would accept this analysis or concur with such assumptions in making its determinations under Section 1129(a) of the Bankruptcy Code. Actual liquidation proceeds could be materially lower or higher than the amounts set forth below; no representation or warranty can or is being made with respect to the actual proceeds that could be received in a Chapter 7 liquidation of Cityscape and CSC. The liquidation valuations have been prepared solely for purposes of estimating proceeds available in a Chapter 7 liquidation of the Estates and do not represent values that may be appropriate for any other purpose. Nothing contained in these valuations is intended or may constitute a concession or admission of Cityscape and CSC for any other purpose.

Estimated Liquidation Proceeds

            Cityscape and CSC assume that under an orderly Chapter 7 liquidation scenario, zero value would be assigned to the mortgage servicing platform and that the loan servicing operation would cease. As such, Cityscape and CSC assume that the majority of the proceeds from liquidation will result from sales of their interest-only and residual mortgage securities (the "Residuals") as of the commencement of the liquidation. In determining the estimated proceeds from the sale of these, as well as other insignificant assets, Cityscape and CSC performed the following:

            (i) Estimated the value of all assets and related liabilities as of May 31, 1999, based on the most recent balance sheet information and by forecasting the effect of maintaining their current operations and recent performance through May 31, 1999; and

            (ii) Estimated the recovery on each individual class of assets based on current market data without taking into account the impact of Chapter 7 on the potential buyers' pricing strategies.

Nature and Timing of the Liquidation Process

            Under Section 704 of the Bankruptcy Code, a Chapter 7 trustee must, among other duties, collect and convert the property of the debtor's estate to cash and close the estate as expeditiously as is compatible with the best interests of the parties in interest. Solely for the purposes of this liquidation analysis, it is assumed that Cityscape's and CSC's Reorganization Cases would be converted to a Chapter 7 liquidation on May 31, 1999. Cityscape and CSC assumed dispositions of their assets in multiple transactions, rather than as an entirety or a piecemeal liquidation of Cityscape's and CSC's operating assets, during a five-month period ending October 31, 1999.

Additional Liabilities and Reserves

            Cityscape and CSC believe that there would be certain actual and contingent liabilities and expenses for which provision would be required in a Chapter 7 liquidation before distributions could be made to creditors in addition to the expenses that would be incurred in a Chapter 11 reorganization, including: (a) certain liabilities that are not dischargeable pursuant to the Bankruptcy Code; (b) Administrative Claims including the fees of a trustee and of counsel and other professionals (including financial advisors and accountants) and other liabilities; and (c) certain administrative costs including the incremental expenses of marketing the assets and performing the procedures necessary to divest the remaining Residuals. Management believes that there is significant uncertainty as to the reliability of Cityscape's and CSC's estimates of the amounts related to the foregoing that have been assumed in the liquidation analysis.

Conclusion

            In summary, Cityscape and CSC believe that a Chapter 7 liquidation of Cityscape and CSC would result in a diminution in the value to be realized by the Holders of Claims and Interests. As set forth in the table below, Cityscape's and CSC's management estimates that the total liquidation proceeds available for distribution, net of Chapter 7 expenses, would aggregate approximately $40,297 million. Cityscape and CSC believe that the Claims against and Interests in the Company other than Claims for Chapter 7 trustees' fees, professionals' fees and related expenses, Claims based upon the Old Senior Notes and Claims of general unsecured creditors would receive no value in a liquidation of Cityscape and CSC under Chapter 7 of the Bankruptcy Code. The Holders of the Old Senior Notes and general unsecured creditors are expected to receive recoveries under the Plan in excess of that shown in a Chapter 7 liquidation. The recovery for Cityscape's and CSC's creditors and equity security holders, in aggregate, would be less than the proposed distribution under the Plan. Consequently, Cityscape and CSC believe that the Plan will provide a substantially greater ultimate return to the Holders of Claims and Interests than would a Chapter 7 liquidation.

            The following table estimates Cityscape's and CSC's assets as of May 31, 1999, and the amount of recovery on each asset.

                              LIQUIDATION ANALYSIS
                          ESTIMATED AS OF MAY 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                                Estimated       Estimated
                                                     Book      Percentage      Liquidation
                                                    Balance     Recovery          Value
                                                    -------    ----------      -----------
Assets available to creditors
Cash and Cash Equivalents(1) ................       $20,137        100.0%        $20,137
Trading Securities ..........................        33,061         50.0%         16,531
Mortgages Held for Sale .....................         5,000         80.0%           4.01
Equipment and Leasehold Improvements, Net ...            38          0.0%             --
Investment in Discontinued Operations, Net ..         6,990         70.0%          4,893
Income Tax Receivable .......................         2,166        100.0%          2,166
Other Assets (2) ............................        17,195          0.0%             --
                                                    -------         ----         -------
Total Assets Available to Creditors .........       $84,587         56.4%        $47,727
                                                    =======         ====         =======

----------
Notes:

(1) Does not include cash held in escrow. Assumes that cash held in escrow is netted against escrows payable.

(2) Primarily includes prepaid expenses, prepaid insurance and foreclosure and interest advances in connection with mortgage loan securitizations.

                 APPLICATION OF PROCEEDS TO CLAIMS AND INTERESTS
                          ESTIMATED AS OF MAY 31, 1999
                             (DOLLARS IN THOUSANDS)

                                         Estimated      Proceeds
                                           Amount     Available to   Percentage
                                         of Claims   Satisfy Claims   Recovery
                                         ---------   --------------   --------
Total estimated liquidation proceeds
 available for distribution ...........               $   47,727

 Chapter 7 expenses
   Trustee's fees .....................                    1,400
   Operating costs ....................                    4,800
   Professional fees...................                    1,230
                                                         -------
Available to pay unsecured creditors ..                  $40,297
                                                         =======

Unsecured Creditors
Priority and Chapter 11 Administrative      10,000        10,000       100.00%
 Claims (3)
Old Senior Notes (4)                       332,513        29,789         8.96%
General Unsecured Claims(S)                  8,000           508         6.35%
Old Subordinated Debentures (6)            136,659            --         0.0%

Interests

Old Cityscape Preferred Stock                   --            --         0.0%
Old Cityscape Common Stock                      --            --         0.0%
Total Claims                             $ 487,172
                                         =========

Notes:

(3) The Debtors are not currently in a position to determine the amount of chapter 11 Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the assumed date of liquidation. However, for the purpose of preparing this analysis, they have assumed that the aggregate amount of such Claims will not exceed $10,000,000.

(4) Includes $300,000,000 of principal on Old Senior Notes and $32,512,500 of accrued interest.

(5) Includes other unsecured claims including, but not limited to, lease rejection claims of approximately $5.8 million (assuming no leases are sold), all of which claims are assumed, for purposes of this analysis only, not to constitute "Senior Indebtedness" under the indenture goveming the Old Subordinated Debentures.

(6) Includes $129,620,000 of principal on Old Subordinated Debentures and $7,038,720 of accrued interest.

                 File a Plan: 98-22569 Cityscape Financial Corp.
                              U.S. Bankruptcy Court
                          Southern District of New York
                           Notice of Electronic Filing

The following transaction was received from Truitt, A. Brent on 3/26/1999 at 11:01 AM

Case Name:          Cityscape Financial Corp.
Case Number:        98-22569-ash
Document Number:    289

Docket Text:

First Amended Disclosure Statement (Joint) Pursuant to Section 1125 of the Bankruptcy Code filed by A. Brent Truitt of Latham & Watkins on behalf of Cityscape Financial Corp.. (Attachments: # (1) Exhibit A - First Amended Joint Plan, # (2) Exhibit A-D to Exhibit A - First Amended Joint Plan, # (3) Exhibit B
- Examiners Report, # (4) Exhibit C - Balance Sheet and Projected Financial Information, # (5) Exhibit D - Liquidation Analysis)(Truitt, A.)

The following document(s) are associated with this transaction:

Document description: Main Document

Original filename: N:/USER/SZWICK/DATA/PDF/ZWICK/CityScape/Amendedp&ds/discstat.
pdf
Electronic document Stamp:
[STAMP NYSBStamp_ID=842906028 [Date=3/26/1999][FileNumber=29025-0][4562441df2f48
a4672d8a3041c4f4016d4553934c59216f21e649e76902f08afc8cfff8lef6bb7193b164e7a7fc42
e7a4bf1ab239ca6aa65cf98c37996362d9e]]

Document description: Exhibit A - First Amended Joint Plan
Original filename: N:/USER/SZWICK/DATA/PDF/ZWICK/CityScape/Amendedp&ds/exhibit
A-Plan.pdf
Electronic document Stamp:
[STAMP NYSBStamp_ID=842906028[Date=3/26/999][FileNumber=29O2S-1][a5ccff67c384f37
9dac0e257813b1eabe9548c888c76ab008d0a62e971cfa6a5ac51960e847158a31b010edd454dce5
cf475b14a79592fd41ed6a109b2e85eea]]

Document description: Exhibit A-D to Exhibit A - First Amended Joint Plan Original filename: N:/USER/SZWICK/DATA/PDF/ZWICK/CityScape/Amendedp&d5/planexha-d.pdf
Electronic document Stamp:
[STAMP NYSB Stamp_ID=842906028[Date=3/26/1999][FileNumber=29025-2][037883fdcd4ba
d4f13d2ef6fa44c0f5813811912d5f4742f435300c418c6ef9425ddb55ead48ebd729ad2a4f49ea0
959011c1ca26e859c5929964be1027961c5]

Document description: Exhibit B - Examiners Report
Original filename:N:/USER/SZWICK/DATA/PDF/ZWICK/CityScape/AmendedP7ds/examrpt.
PDF
Electronic document Stamp:
[STAMP NYSBStamp_ID=842906028[Date=3/26/1999][FileNumber=29025-3][7c6a69676b487c
7f272ab09fd25d0ec456a1dafd99fe4b205f7349f1fd353a5571a26925e5288833d09417c7a84790
078cb02f1f4e96de470093ad718783b0ce]]

Document description: Exhibit C - Balance Sheet and Projected Financial Information
Original filename: N:/USER/SZWICK/DATA/PDF/ZWICK/CityScape/AmendedP&ds/Balance
Sheet.PDF
Electronic document Stamp:
[STAMP NYSBStamp_ID=842906028[Date=3/26/1 999][FileNumber29O25-4][b4d7e5a4d6892e
7d1d8a26e905a3b8d17abdd9e6cce784129148bd9c1lOf13fa5361led45c19ab2c2b0773e4b82482
be9f1435edffb7eb9ef9fa6a706da358c5]]

Document description: Exhibit D Liquidation Analysis
Original filename: N:/USER/SZWICK/DATA/PDF/ZWICK/CityScape/Amendedp&ds/ExhibitD.
PDF
Electronic document Stamp:

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

[STAMP NYSBStamp_ID=842906028[Date=3/26/1999][FileNumber=29O25-5][ae8c94cl06c0O3
2ddOac5a3d891f4f4d4a7d2f3dac37d3a776e786bOff8b65l3c433dO7dc57264bb1276baaff95d89
3a891045bcbf8l8c963c91029O6dO82325]]

98-22569-ash Notice will be electronically mailed to:

Kevin W. Barrett kbarrett@gdclaw.com;jricciardi@gdclaw.com

Saul Eliot Burian scipolla@kramer-levin.com

Alan Morris Feld AMFELD@PHJW.COM;AGYEBI@PHJW.COM;SLHARRIS@PHJW.COM

Joy F. Forster
jforster@brobeck.com;ekhachigian@brobeck.com;oridges@brobeck.com;

djbrown@brobeck.com

David M. Friedman khbtf!khbt!ffigueroa@attmail.com

Michael N. Gottfried MGOTTFRI@Milbank.com

Mark R. Somerstein msomerstein@kelleydrye.com

Michael Scott Stainer mstamer@akingump.com;idizengoff@akingump.com

Richard L. Wynne

rlwynne@wsilaw.com;skopman@wsilaw.com;cburch@wsilaw.com;tdiconti@wsilaw.com;
pnaegeley@wsilaw.com

98-22569-ash Notice will not be electronically mailed to:

Nancy L. Bertolino
919 Third Avenue
New York, NY 10022
NBertolino@Kramer-Levin.com

Ronald L. Cohen
One Battery Park Plaza
New York, NY 10004
cohenr@sewkis.com

Carla E. Craig
Steiner, LLP
120 W. 45th Street
New York, NY 10036
ccraig@brownraysman.com

Richard L. Epling
1 Battery Park Plaza
New York, NY 10004
eplingr@winstim.com

Rachael Fink
885 Third Avenue
New York, NY 10022
rachael.fink@lw.com

Nathan M. Fuchs
7 World Trade Center
New York, NY 10048


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Andrew C. Gold
2 Park Avenue
New York, NY 10016
AGOLD@HERRICK.COM

Bruce H. Kaplan
225 Broadhollow Road
Suite 404W
Melville, NY 11530

David Michael Pollack
81 Main Street
White Plains, NY 10601
sz@cloud9.net

Janine L. Pollack
One Pennsylvania Plaza
New York, NY 101 19-0165

Jeffrey N. Rich
919 Third Avenue
New York, NY 10022
jeffr@cosmoweb.net

Brian S. Rosen
767 Fifth Avenue
New York, NY 10153
brian.rosen@weil.com

Robert J. Rosenberg
885 Third Avenue
New York, NY 10022
robert.rosenberg@lw.com

David A. Schrader
185 Madison Avenue
New York, NY 10016

Barry N. Seidel
1221 Avenue of the Americas
New York, NY 10020
bns@sonnenschein.com

Doria G. Stetch
33 Whitehall Street
22nd Floor
New York, NY 10004

Arturo D. Tavarez
300 Quarropas Street
White Plains, NY 10601

David L. Tillem & Dicker
925 Westchester Avenue
White Plains, NY 10604


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

tillemd@wemed.com

A. Brent Truitt
885 Third Avenue
New York, NY 10022
brent.truitt@lw.com

Roland Sanford Young
885 Third Avenue
Suite 1000
New York, NY 10022
ROLAND.YOUNG@LW.COM


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